As filed with the Securities and Exchange Commission on March 30, 2011
Registration No. 333-170862

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESTERN LIBERTY BANCORP
(Exact name of registrant as specified in its charter)

Delaware	6022	26-0469120
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8363 W. Sunset Road, Suite 350
Las Vegas, Nevada 89113
(702) 966-7400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George A. Rosenbaum, Jr., Chief Financial Officer
Western Liberty Bancorp
8363 W. Sunset Road, Suite 350
Las Vegas, Nevada 89113
(702) 966-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey A. Horwitz, Esq.
Frank J. Lopez, Esq.
Proskauer Rose, LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000
(212) 969-2900

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 30, 2011

PROSPECTUS FOR
UP TO 1,458,948 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 1,458,948 shares of Western Liberty Bancorp’s (“WLBC,” the “Company,” “we,” “us,” or “our”) common stock, par value $0.0001 per share (“Common Stock”) by certain selling security holders.

•	368,306 shares of Common Stock issued in a private placement concurrent with our initial public offering (the “Private Shares”).

•	503,708 shares of Common Stock issued upon exercise of warrants of WLBC that were either (i) issued in a private placement concurrent with our initial public offering or (ii) exchanged for shares of Common Stock issued in a private placement in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to privately negotiated agreements (the “Private Warrants”). The Private Warrants were automatically exercised into one thirty-second of one share of Common Stock on October 28, 2010, in connection with our acquisition (the “Acquisition”) of Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”), in accordance with the terms of that certain Second Amended and Restated Warrant Agreement, dated September 27, 2010, between WLBC and Continental Stock Transfer & Trust Company, as warrant agent (the “Amended Warrant Agreement”). No cash consideration was paid by the holders of Private Warrants in connection with such exercise.

•	150,000 shares of Common Stock issued by us to certain current and former members of our board of directors (the “Board”) in connection with the Acquisition.

•	42,834 shares of Common Stock issuable upon exercise of warrants of Service1st (the “Service1st Warrants”) that were converted into warrants of similar tenor to purchase approximately 47.6 shares of Common Stock per Service1st Warrant in connection with the Acquisition at a price of $21.01 per share of Common Stock. We will receive the proceeds from the exercise of the Service1st Warrants, but not from the sale of any of the aforementioned shares of Common Stock.

In addition, this prospectus relates to the issuance by us of 200,000 shares of Common Stock underlying restricted stock units (“Restricted Stock Units”) granted by us to certain of our current and former directors, officers and consultants in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock on the earlier to occur of (i) a change of control of WLBC and (ii) October 28, 2013. Such shares of Common Stock, when issued by us, are also being registered for resale by the selling security holders pursuant to this prospectus.

This prospectus provides you with detailed information about WLBC, Service1st and other matters. You are encouraged to read carefully the entire document. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 3.

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “WLBC.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The prospectus is dated March 30, 2011.

SUMMARY

This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire prospectus and the other documents referred to in this prospectus because the information in this section does not provide all the information that might be important to you with respect to purchasing our Common Stock. See the section entitled “Where You Can Find More Information” on page 142.

Western Liberty Bancorp

WLBC is a “new” Nevada financial institution bank holding company and conducts its operations through its wholly-owned subsidiary, Service1st Bank of Nevada (“Service1st”). Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other customers from its headquarters and two retail banking locations in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied) loans, construction loans, and unsecured personal and business loans. Service1st relies primarily on locally generated deposits to provide us with funds for making loans. Substantially all of our business is generated in the Nevada market. As of September 30, 2010, Service1st had total assets of approximately $193.2 million, total gross loans of $120.9 million and total deposits of $171.9 million.

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We engaged in our initial public offering of units, consisting of one share of Common Stock and one warrant (“Warrant”), on November 20, 2007 and, in connection therewith, issued 31,948,850 (including the over allotment option) Warrants to our public investors (the “Public Warrants”). Additionally, we issued 8,500,000 Private Warrants and 8,625,000 Private Shares in private placements concurrent with our initial public offering, of which 637,786 Private Shares were redeemed because the underwriters in the initial public offering did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Private Shares outstanding after redemption. On July 20, 2009, we entered into a Private Shares Restructuring Agreement with our former sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

On October 7, 2009, we held a special meeting where our stockholders approved, among other things, certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies and changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account maintained for the proceeds of our initial public offering. On October 7, 2009, we also liquidated our trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us.

On October 28, 2010, we consummated the Acquisition pursuant to a Merger Agreement (the “Merger Agreement”), dated as of November 6, 2009, as amended by a First Amendment to the Merger Agreement, dated as of June 21, 2010 (“Amendment No. 1” and, together with the Merger Agreement, the “Amended Merger Agreement”), each among WL-S1 Interim Bank, a Nevada corporation and our wholly-owned subsidiary (“Acquisition Sub”), Service1st and Curtis W. Anderson, as representative of the former stockholders of Service1st. Pursuant to the Amended Merger Agreement, Acquisition Sub merged with and into Service1st, with Service1st being the surviving entity and becoming WLBC’s wholly-owned subsidiary.

The former stockholders of Service1st received 2,282,668 shares of Common Stock (subsequent to the exercise of any dissenter’s rights) in exchange for all of the outstanding shares of capital stock of Service1st (the “Base Acquisition Consideration”). In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor (such warrants being the Service1st Warrants) to purchase up to 289,781 shares of Common Stock. In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive additional consideration (the “Contingent Acquisition Consideration”), payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, which occurred on October 28, 2010, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on August 31, 2010. The total number of shares of Common Stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Second Amended and Restated Warrant Agreement (the “Amended Warrant Agreement”), pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance.

Our Common Stock trades on Nasdaq under the symbol WLBC.

The mailing address of our principal executive office is 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113, and our telephone number is (702) 966-7400.

The Offering

This prospectus relates to the resale of up to 1,416,564 shares of Common Stock by certain selling security holders.

•	368,306 Private Shares.

•	503,708 shares of Common Stock issued upon exercise of all of our outstanding Private Warrants in accordance with the Amended Warrant Agreement.

•	150,000 shares of Common Stock issued by us to certain current and former members of our Board in connection with the Acquisition.

•	42,834 shares of Common Stock issuable upon exercise of warrants of Service1st. We will receive the proceeds from the exercise of the Service1st Warrants, but not from the sale of any of the aforementioned shares of Common Stock.

In addition, this prospectus relates to the issuance by us of 200,000 shares of Common Stock underlying Restricted Stock Units granted by us to certain of our current and former directors, officers and consultants in connection with the Acquisition. Such shares of Common Stock, when issued by us, are also being registered for resale by the selling security holders under this prospectus. For a more information about the selling security holders, see the section entitled “Selling Security Holders.” For a description of the Common Stock and the transactions discussed above, see the sections entitled “Description of Securities — Common Stock” and “Certain Relationships and Related Party Transactions — Recent Sales of Unregistered Securities.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase any of our Common Stock.

As a newly-formed public bank holding company, we will incur significant legal, accounting, compliance and other expenses.

As a newly-formed public bank holding company, we will incur significant legal, accounting and other expenses. For example, we are required to prepare and file quarterly, annual and current reports with the SEC, as well as comply with a myriad of rules applicable to public companies, such as the proxy rules, beneficial ownership reporting requirements and other obligations. In addition, the Sarbanes-Oxley Act of 2002 and the rules implemented by the SEC in response to that legislation have required significant changes in corporate governance practices of public companies. While we have had to comply with such rules and regulations in the past, we expect these rules and regulations to significantly affect legal and financial compliance, and to make some activities more time-consuming and costly.

Additionally, as a newly-formed bank holding company, we are required to prepare supplemental qualitative disclosure regarding our assets and operations as set forth in Article 9 of Regulation S-X and Industry Guide No. 3, which includes information such as portfolio loan composition, yield, costs, loan terms, maturities, re-pricing characteristics, credit ratings and risk elements such as non-accrual and past due items, which will add to our legal and compliance costs going forward.

As the provider of financial services, our business and earnings are significantly affected by general business and economic conditions, particularly in the real estate industry, and accordingly, our business and earnings could be further harmed in the event of a continuation or deepening of the current U.S. recession or further market deterioration or disruption.

The global and U.S. economies and the local economies in the Nevada market, where substantially all of our loan portfolio was originated, experienced a steep decline beginning in 2007, which has continued throughout 2010. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing many financial institutions to fail or require government intervention to avoid failure. These conditions were largely the result of the erosion of the U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. We give you no assurance that economic conditions that have adversely affected the financial services industry and the capital, credit, and real estate markets generally, will improve in the near term.

Our business and earnings are sensitive to general business, economic and market conditions in the United States. These conditions include changes in short-term and long-term interest rates, inflation, deflation, fluctuation in the real estate and debt capital markets, developments in national and regional economies and changes in government policies and regulations.

Our business and earnings are particularly sensitive to economic and market conditions affecting the real estate industry because a large portion of our loan portfolio consists of commercial real estate and construction loans. Real estate values have been declining in Nevada, steeply in some cases, which has affected collateral values and has resulted in increased provisions for loan losses for Nevada banks.

While generally containing lower risk than unsecured loans, commercial real estate and construction loans generally involve a high degree of credit risk. Such loans also generally involve larger individual loan balances. In addition, real estate construction loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because many real estate construction borrowers’ ability to repay their loans is dependent on successful development of their properties, as well as the factors affecting residential real estate borrowers. Risk of loss on a construction loan depends largely upon whether the initial estimate of the property’s value at completion of construction equals or exceeds the cost of property construction (including interest), the ability of the borrowers to stabilize leasing or rental income to qualify for permanent financing and the availability of permanent take-out financing, itself a market we believe that is largely non-existent at present. During the construction phase, a number of factors can result in delays and cost overruns. Construction and commercial real estate loans also involve greater risk because they may not be fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment may depend on the borrower being able to refinance the loan, timely sell the underlying property or liquidate other assets.

The current U.S. recession has resulted in a reduction in the value of many of the real estate assets securing a large portion of our loans. Any increase in the number of delinquencies or defaults would result in higher levels of nonperforming assets, net charge-offs and provisions for loan losses, adversely affecting our results of operations and financial condition.

Our geographic concentration is tied to business, economic and regulatory conditions in Nevada.

Unfavorable business, economic or regulatory conditions in Nevada, where we conduct the substantial majority of our business, could have a significant adverse impact on our business, financial condition and results of operations. In addition, because our business is concentrated in Nevada, and substantially all of our loan portfolio originated from Nevada, we could also be adversely affected by any material change in Nevada law or regulation and may be exposed to economic and regulatory risks that are greater than the risks we would face if the business were spread more evenly by geographic region.

Furthermore, the recent decline in Nevada in the value of real estate assets and local business revenues, particularly in the gaming and hospitality industries, could continue and will likely have a significant adverse impact on business, financial conditions and results of operations. There can be no assurance that the real estate market or local industry revenues will not continue to decline. Further erosion in asset values in Nevada could impact our existing loans and could make it difficult for us to find attractive alternatives to deploy our capital, impeding our ability to grow our business.

The Las Vegas market is substantially dependent on gaming and tourism revenue, and the downturn in the gaming and tourism industries has indirectly had an adverse impact on Nevada banks.

The economy of the Las Vegas area is unique in the United States for its level of dependence on services and industries related to gaming and tourism. Regardless of whether a Nevada bank has substantial customer relationships in the gaming and tourism industries, a downturn in the Nevada economy adversely affects the bank’s customers, resulting in an increase in loan delinquencies and foreclosures, a reduction in the demand for products and services, and a reduction of the value of collateral for loans, with an associated adverse impact on the bank’s business, financial condition, results of operations, and prospects.

An event or state of affairs that adversely affects the gaming or tourism industry adversely impacts the Las Vegas economy generally. Gaming and tourism revenue is particularly vulnerable to fluctuations in the economy. Virtually any development or event that dissuades travel or spending related to gaming and tourism adversely affects the Las Vegas economy. The Las Vegas economy is more susceptible than the economies of many other cities to such issues as higher gasoline and other fuel prices, increased airfares, unemployment levels, recession, rising interest rates, and other economic conditions, whether domestic or foreign. Gaming and tourism are also susceptible to political conditions or events, such as military hostilities and acts of terrorism, whether domestic or foreign. In addition, Las Vegas competes with other areas of the country and other parts of the world for gaming revenue, and it is possible that the expansion of gaming operations in other states, such as California, and other countries would significantly reduce gaming revenue in the Las Vegas area.

The soundness of other financial institutions with which we do business could adversely affect us.

The financial services industry and the securities markets have been materially adversely affected by significant declines in values of almost all asset classes and by extreme lack of liquidity in the capital and credit markets. Financial institutions specifically have been subject to increased volatility and an overall loss in investor confidence. Financial institutions are interrelated as a result of trading, clearing, counterparty, investment, or other relationships, including loan participations, derivatives, and hedging transactions and investments in securities or loans originated or issued by financial institutions or supported by the loans they originate. Many of these transactions expose a financial institution to credit or investment risk arising out of default by the counterparty. In addition, a bank’s credit risk may be exacerbated if the collateral the bank holds cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other exposure. These circumstances could lead to impairments or write-downs in a bank’s securities portfolio and periodic gains or losses on other investments under mark-to-market accounting treatment. We could incur additional losses to our securities portfolio in the future as a result of these issues. These types of losses could have a material adverse effect on our business, financial condition or results of operation. Furthermore, if we are unable to ascertain the credit quality of certain potential counterparties, we may not pursue otherwise attractive opportunities and we may be unable to effectively grow our business.

Our earnings may be significantly affected by the fiscal and monetary policies of the federal government and its agencies.

The Federal Reserve System (the “Federal Reserve”) regulates the supply of money and credit in the United States. Federal Reserve policies determine in large part cost of funds for lending and investing and the return earned on those loans and investments, both of which impact net interest margin, and can materially affect the value of financial instruments, such as debt securities. Its policies can also affect borrowers, potentially increasing the risk that they may fail to repay their loans. Changes in Federal Reserve policies will be beyond our control and difficult to predict or anticipate. To the extent that changes in Federal Reserve policies have a disproportionate effect on our cost of funding or on the health of our borrowers, such changes could materially affect our operating results.

If there was a depletion of the FDIC’s Deposit Insurance Fund, the FDIC could impose additional assessments on the banking industry.

If there was a depletion of the Federal Deposit Insurance Corporation’s (“FDIC”) Deposit Insurance Fund, we believe that the FDIC would impose additional assessments on the banking industry. In such case, our profitability would be reduced by any special assessments from the FDIC to replenish the Deposit Insurance Fund. Please see the discussion in the section entitled “Supervision and Regulation — Deposit Insurance.”

The financial services industry is heavily regulated by federal and state agencies.

Federal and state regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect the business going forward in substantial and unpredictable ways including limiting the types of financial services and products we may offer and/or increasing the ability of nonbanks to offer competing financial services and products. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies and damage to our reputation. For further discussion of applicable regulations, please see the section entitled “Supervision and Regulation.”

We operate in a highly regulated environment and changes in the laws and regulations that govern our operations, changes in the accounting principles that are applicable to us, and our failure to comply with the foregoing, may adversely affect us.

We are subject to extensive regulation, supervision, and legislation that governs almost all aspects of our operations. See the section entitled “Supervision and Regulation.” The laws and regulations applicable to the banking industry could change at any time and are primarily intended for the protection of customers, depositors, and the deposit insurance funds, not stockholders. Changes in these laws or in applicable accounting principles could make it more difficult and expensive for us to comply with laws, regulations, or accounting principles and could affect the way we conduct business.

Moreover, the United States, state, and foreign governments have taken extraordinary actions to deal with the worldwide financial crisis and the severe decline in the global economy. Many of these actions have been in effect for only a limited time and have produced limited or no relief to the capital, credit, and real estate markets. We cannot assure you that these actions or other actions under consideration will ultimately be successful. Although we cannot reliably predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors and stockholders. Compliance with the initiatives may increase our costs and limit our ability to pursue business opportunities.

Any current or future litigation, regulatory investigations, proceedings, inquiries or changes could have a significant impact on the financial services industry.

The financial services industry has experienced unprecedented market value declines caused primarily by the current U.S. recession and real estate market deterioration. As a result of the current market perceptions of stockholder advocacy groups as well as the current U.S. Administration in Washington, D.C., litigation, proceedings, inquiries or regulatory changes are all distinct possibilities for financial institutions. Such actions or changes could result in significant costs. Because we are a relatively new financial institution, any costs and/or burdens imposed by such actions or changes could affect us disproportionately from how they affect our competitors.

The removal or reduction in stimulus activities sponsored by the Federal Government and its agents may have a negative impact on Service1st’s results and operations.

The Federal Government has intervened in an unprecedented manner to stimulate economic growth. Some of these activities have included the following:

•	Target fed funds rates which have remained close to zero percent;

•	Mortgage rates that have remained at historical lows in part due to the Federal Reserve Bank of New York’s $1.25 trillion mortgage-backed securities purchase program;

•	Bank funding that has remained stable through an increase in FDIC deposit insurance to a covered limit of $250,000 per account from the previous coverage limit of $100,000; and

•	Housing demand that has been stimulated by homebuyer tax credits.

The expiration of rescission of any of those programs may have an adverse impact on Service1st’s operating results by increasing interest rates, increasing the cost of funding and reducing the demand for loan products, including mortgage loans.

Current market volatility and industry developments may adversely affect business and financial results.

The volatility in the capital and credit markets along with the housing declines during the last few years has resulted in significant pressure on the financial services industry. If current volatility and market conditions continue or worsen, there can be no assurance that the financial services industry, results of operations or the business will not continue to be significantly adversely impacted. We may have further increases in loan losses, deterioration of capital or limitations on their access to funding or capital, if needed.

Further, if other financial institutions fail to be adequately capitalized or funded, it may negatively impact business and financial results. In the past, we have routinely interacted with numerous financial institutions in the ordinary course of business and have therefore been exposed to operational and credit risk to those institutions. Failures of such institutions may significantly adversely impact our operations going forward.

Strategies to manage interest rate risk may yield results other than those anticipated.

Changes in the interest rate environment are difficult to predict. Net interest margins can expand or contract, and this can significantly impact overall earnings. Changes in interest rates can also adversely affect the application of critical management estimates, their projected returns on investments, as well as the determination of fair values of certain assets. We have certain assets and liabilities with fixed interest rates. Unexpected and dramatic changes in interest rates may materially impact our operating results.

Negative public opinion could damage our reputation and adversely impact our business and revenues.

Financial institutions’ earnings and capital are subject to risks associated with negative public opinion. Negative public opinion could result from actual, alleged or perceived conduct in any number of activities, including lending practices, the failure of any product or service to meet customers’ expectations or applicable regulatory requirements, corporate governance, acquisitions, as a defendant in litigation, or from actions taken by government regulators or community organizations. Negative public opinion could adversely affect our ability to attract and/or retain customers and can expose us to litigation or regulatory action. We are highly dependent on our customer relationships. Any negative perception of us which impacted our customer relationships could materially affect our business prospects by reducing our deposit base.

Material breaches in security of Service1st’s systems may have a significant effect on Service1st’s business.

Service1st collects, processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Service1st and third party service providers. Service1st has security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. Service1st requires its third party service providers to maintain similar controls. However, Service1st cannot be certain that the measure will be successful. A security breach in the system and loss of confidential information could result in losing the customers’ confidence and thus the loss of their business as well as additional significant costs for privacy monitoring activities.

Service1st’s necessary dependence upon automated systems to record and process its transaction volume poses the risk that technical system flaws or employee errors, tampering or manipulation of those systems will result in losses and may be difficult to detect. Service1st may also be subject to disruptions of its operating systems arising from events that are beyond its control (for example, computer viruses or electrical or telecommunications outages). Service1st is further exposed to the risk that its third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as Service1st). These disruptions may interfere with service to Service1st’s customers and result in a financial loss or liability.

Changes in interest rates could adversely affect our profitability, business and prospects.

Most of the assets and liabilities of a bank holding company are monetary in nature, exposed to significant risks from changes in interest rates that can affect net income and the valuation of assets and liabilities. Increases or decreases in prevailing interest rates could have an adverse effect on our business, asset quality, and prospects. Our operating income and net income will depend to a great extent on our net interest margin, the difference between the interest yields we receive on loans, securities, and other interest-earning assets and the interest rates we pay on interest-bearing deposits, borrowings, and other liabilities. These rates are highly sensitive to many factors beyond our control, including competition, general economic conditions, and monetary and fiscal policies of various governmental and regulatory authorities, including the Federal Reserve. If the rate of interest we pay on interest-bearing deposits, borrowings, and other liabilities increases more than the rate of interest we receive on loans, securities, and other interest-earning assets, our net interest income and therefore our earnings could be adversely affected. Our earnings could also be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other liabilities.

In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with increased loan originations. Conversely, in rising interest rate environments loan repayment rates decline and in a falling interest rate environment loan repayment rates increase. We cannot assure you that we will be able to minimize our risk exposure to changing interest rates. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.

Interest rates also affect how much money we can lend. When rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations, and cash flows.

Increasing our existing market share may depend on market acceptance and regulatory approval of new products and services.

Our ability to increase our market share will depend, in part, on our ability to create and adapt products and services to evolving industry standards. There is increasing pressure on financial services companies to provide products and services at lower prices. This can reduce net interest margin and revenues from fee-based products and services. In addition, the widespread adoption of new technologies, including internet-based services, could require us to make substantial expenditures to modify or adapt our existing products and services. We may not successfully introduce new products and services, achieve market acceptance of products and services and/or be able to develop and maintain loyal customers. As a condition to obtaining FDIC approval for WLBC to acquire Service1st, WLBC agreed during the first three years of operation that Service1st would not make any major deviation or material change to the business plan submitted as part of WLBC’s application to acquire Service1st. Until such time as the FDIC terminates the September 1, 2010 Consent Order, we believe the FDIC will be reluctant to permit the bank to make a major deviation or material change in the FDIC-approved business plan unless the proposed change to the FDIC-approved business plan would lower the risk profile of the bank. The application approval condition prohibiting a material change to the FDIC-approved business plan may limit the bank’s ability to introduce new products or services until the FDIC terminates the Consent Order.

The historical financial information included in this prospectus is not necessarily indicative of our future performance.

The historical financial information included in this prospectus is not necessarily indicative of future financial position, results of operations and cash flows. The results of future periods may be different as a result of, among other things, the additional costs associated with being a public bank holding company and the pace of growth of our business in the future, which is likely to differ from the historical growth reflected in the financial information presented herein.

Service1st has experienced significant losses since it began operations in January of 2007. There is no assurance that it will become profitable.

Service1st commenced operations as a commercial bank on January 16, 2007, with initial capital of $50.0 million. Since inception, Service1st has not been profitable. To some extent, the lack of profitability is attributable to the start-up nature of its business; time is required to build assets sufficient to generate enough interest income to cover operating expenses. However, in addition to the customary challenges of building profitability for a start-up bank, Service1st has experienced deterioration in the quality of its loan portfolio, largely as a result of the challenging economic conditions in the Nevada market during the last two years. As a result, Service1st experienced losses of $4.2 million in 2007, $5.1 million in 2008, $17.4 million in 2009 and $5.4 million for the nine months ended September 30, 2010. Although Service1st’s initial capital was sufficient to absorb these losses, as of September 30, 2010, Service1st’s capital of $19.8 million was less than half the level of its original capital.

We have incurred certain transitional expenses that are relatively large in proportion to the scale of our operations. In addition, we have no earnings history and there is no guarantee that we will ever be profitable or be able to successfully implement an effective business model. In order for Service1st to become profitable, we believe that we will need to attract a larger amount of deposits and a larger portfolio of loans than Service1st currently has. We must avoid further deterioration in Service1st’s loan portfolio and increase the amount of its performing loans so that the combination of Service1st’s net interest income and non-interest income, after deduction of its provision for loan losses, exceeds Service1st’s non-interest expense. The source of the majority of Service1st’s loan losses can be traced primarily to real estate loans that were reliant on continuation of a growing and prosperous economic environment. Beginning in early to mid-2008, increased emphasis on underwriting standards and risk selection was introduced, which effectively discontinued the making of construction, land development, other land loans and any other loans in which the primary source of repayment was subject to greater risk than our current standards would require (such as repayment from proceeds from sales, rentals, leases or refinancing, including permanent take out financing) or based upon projections, unless such loans were accompanied by additional financial support from the borrowers or guarantors. Service1st’s future profitability may also be dependent on numerous other factors, including the success of the Nevada economy and favorable government regulation. The Nevada economy has experienced a significant decline in recent years due to the current economic climate. This economy, in which substantially all of Service1st’s loans have been made, continues to exhibit weakness, and there can be no assurance that further material losses will not be experienced in the portfolio. Continued deterioration of the national and/or local economies, adverse government regulation or our inability to grow our business could affect our ability to become profitable. If this happens, there continues to be a risk that we will not operate on a profitable basis in the near or long-term, and Service1st may never become profitable.

Further deterioration in the quality of our loan portfolio may result in additional charge-offs which will adversely effect our operating results.

During the last two years, Service1st suffered from a deterioration in the quality of its loan portfolio. Net charge-offs to average loans outstanding was 2.53% for the nine months ended September 30, 2010, as compared to 1.31% for the same period in 2009, and 8.43% for the year ended December 31, 2009, compared to 1.44% for the year ended December 31, 2008 and 0.03% for the year ended December 31, 2007. The depressed economic conditions in Nevada which contributed significantly to this deterioration are expected to continue throughout 2011. As of September 30, 2010, performing loans that are classified as potential problem loans constituted approximately 11.6% of total loans. Additionally, impaired loans were 17.6% of total loans as of September 30, 2010. See the section entitled “Management’s Discussion & Analysis of Service1st Bank of Nevada — Financial Condition.” As a result, while we have implemented various measures to address the current economic situation and took significant charge-offs in 2009, there may be further deterioration in Service1st’s loan portfolio which will require additional charge-offs. Additional charge-offs will adversely affect our operating results and financial condition.

A substantial portion of our loan portfolio consists of loans maturing within one year, and there is no guarantee that these loans will be replaced upon maturity or renewed on the same terms or at all.

As of September 30, 2010, approximately 28.5% of Service1st’s loan portfolio consists of loans maturing within one year. As a result, we will either need to renew or replace these loans during the course of the year. There is no guarantee that these loans will be originated or renewed by borrowers on the same terms or at all, as demand for such loans may decrease. Furthermore, there is no guarantee that borrowers will qualify for new loans or that existing loans will be renewed by us on the same terms or at all, as collateral values may be insufficient or the borrowers’ cash flow maybe materially less than when the loan originated. This could result in a significant decline in the performance of our loan portfolio.

We rely upon independent appraisals to determine the value of the real estate which secures a significant portion of Service1st’s loans, and the values indicated by such appraisals may not be realizable if we are forced to foreclose upon such loans.

A significant portion of Service1st’s loan portfolio consists of loans secured by real estate. As of September 30, 2010, approximately 67.6% of Service1st’s loans were secured by real estate. We rely upon independent appraisers to estimate the value of the real estate which secures Service1st’s loans. Appraisals may reflect the estimated value of the collateral on an “as-is” basis, an “as-stabilized” basis or an “as-if-developed” basis, depending upon the loan type and collateral. Raw land generally is appraised at its “as-is” value. Income producing property may be appraised at its “as-stabilized” value, which takes into account the anticipated cash flow of the property based upon expected occupancy rates and other factors. The collateral securing construction loans may be appraised at its “as-if-developed” value, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-if-developed” values on construction loans often exceed the immediate sales value and may include anticipated zoning changes, and successful development by the purchaser.

Appraisals are only estimates of value and the independent appraisers may make mistakes of fact or judgment which adversely affect the reliability of their appraisal. In addition, events occurring after the initial appraisal may cause the value of the real estate to decrease. With respect to appraisals conducted on an “as-if-developed” basis, if a loan goes into default prior to development of a project, the market value of the property may be substantially less than the “as-if-developed” appraised value. As a result of any of these factors, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the outstanding balance of the loan.

We currently are not permitted to expand by acquisition

During the application process for the acquisition of Service1st by WLBC, we made a number of commitments to the FDIC. We assured the FDIC in writing during the application process that we will not seek to expand by acquisition until Service1st is restored to a satisfactory condition, which at a minimum means that the September 1, 2010 Consent Order between the FDIC and the bank must first be terminated. Until that occurs, any growth on Service1st’s part must be the result of organic growth in the bank’s existing business. Prior to the acquisition of Service1st, Western Liberty had announced an intended business strategy of using Service1st as the platform to grow through acquisition of failed banks. By committing to the FDIC that Western Liberty would only acquire Service1st with the immediate and near-term plans to restore Service1st to a safe and sound, and profitable, institution, growth through acquisition of failed banks was excluded from the application terms that the FDIC approved. Although these growth restrictions limit our opportunities currently, such restrictions typically would not survive a future acquisition, assuming the acquirer is a well-established banking organization considered by Federal and state bank regulatory agencies to be well capitalized and well managed.

Bank regulatory restrictions with the FDIC and the Nevada Financial Institutions Division are likely to limit growth and new product development that were not in the business plan approved by bank regulators at the time Western Liberty Bancorp was approved to acquire Service1st Bank of Nevada.

As a condition to securing bank regulatory approval from the FDIC and the Nevada Financial Institutions Division to acquire Service1st Bank, we also agreed to seek advance approval both from the FDIC and the Nevada Financial Institutions Division for any major deviation from the Service1st Bank three year business plan that we submitted during the acquisition application process.

The Service1st Bank three year business plan approved by the FDIC and the Nevada Financial Institutions Division provides for modest loan growth funded by core deposits and Federal Home Loan Bank borrowing. Any growth in Service1st that occurs is expected to be the result of organic growth within the bank’s existing market and its existing business profile, without reliance on strategies such as acquisitions, branch additions, brokered deposits, above-market-rate deposit pricing, or significant expansion of the bank’s market or the bank’s product and service offerings. Service1st is and will remain primarily a business bank, with a target market of professionals and small and medium-sized businesses in southern Nevada principally and potentially elsewhere as well. Service1st has and will continue to have a significant concentration in commercial real estate lending, with significant construction and land development lending and commercial and industrial lending as well and, to a much lesser degree, consumer lending. To manage the risks of commercial real estate lending, we anticipate that an increasing percentage of Service1st commercial real estate lending concentration will come to be represented by owner-occupied properties and less so by non-owner-occupied commercial real estate investment properties. Until the FDIC’s September 1, 2010 Consent Order is terminated, we believe the FDIC and the Nevada Financial Institutions Division are unlikely to agree to a major deviation or material change in our approved business plan unless the major deviation would reduce the risk profile of the bank. As a result, we may not be able to implement new business initiatives, and our ability to grow may be inhibited.

In addition to the application approval condition that we would not make any material change in the approved three year business plan, Service1st Bank is subject to special supervisory conditions applicable to newly chartered (so called, “de novo”) banks for a probationary period of seven years. During such probationary period, we are required to operate within the parameters of a business plan submitted to the FDIC (an amended version of which was most recently submitted during application processing for the acquisition of Service1st), and to provide the FDIC 60 days’ advance notice of any proposed material change or material deviation from the business plan, before making any such change or deviation. During the seven-year de novo period, we will remain on a 12-month risk management examination cycle. Consequently, we will be under a high degree of regulatory scrutiny, at least through January, 2014, and proposed new business initiatives not included in the business plan submitted to the FDIC will require prior FDIC approval.

As a commitment made to the FDIC during acquisition application processing, we also agreed to maintain the Tier 1 leverage capital ratio of Service1st at 10% or greater until October 28, 2013 or, if later, when the September 1, 2010 Consent Order agreed to by Service1st with the FDIC and the Nevada Financial Institutions Division terminates. We also agreed that for that same time period we will make no change in the directors or executive management of Service1st unless we first receive the FDIC’s non-objection to the proposed change.

Service1st is subject to regulatory restrictions, including a Consent Order, that restricts its operations, affect its ability to obtain regulatory approval for future initiatives requiring such approval and to hire and retain qualified senior management.

In May of 2009, Service1st entered into a Memorandum of Understanding (“MOU”) with the FDIC and the Nevada Financial Institutions Division. Pursuant to the MOU, Service1st agreed, among other initiatives, to develop and submit a comprehensive strategic plan covering at least a three-year operating period; to reduce the level of adversely classified assets and review loan grading criteria and procedures to ensure accurate risk ratings; to develop a plan to strengthen credit administration of construction and land loans (including the reduction of concentration limits in land, construction and development loans and the improvement of stress testing of commercial real estate loan concentrations); to review its methodology for determining the adequacy of the allowance for loan and lease losses; and to correct apparent violations listed in its most recent report of examination.

In addition, since mid-2009, Service1st has been required (i) to provide the FDIC with at least 30 days’ prior notice before appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer; and (ii) to obtain FDIC approval before making (or agreeing to make) any severance payments (except pursuant to a qualified pension or retirement plan and certain other employee benefit plans). The FDIC is likely to use the prior notice requirement in practice as a means of objecting to the appointment of new directors or senior executives (or changes in the responsibilities of senior executives) it deems not qualified for the positions sought (or to changes in the responsibilities of senior executives it deems not qualified for the new responsibilities proposed). These requirements apply as well to WLBC. These regulatory requirements could make it more difficult for us to retain and hire qualified senior management. These regulatory restrictions will remain in effect until modified or terminated by the regulators.

On September 1, 2010, Service1st, without admitting or denying any possible charges relating to the conduct of its banking operations, agreed with the FDIC and the Nevada Financial Institutions Division to the issuance of a Consent Order. The Consent Order supersedes the MOU. Under the Consent Order, Service1st has agreed, among other things, to: (i) assess the qualification of, and have retained qualified, senior management commensurate with the size and risk profile of Service1st; (ii) maintain a Tier I leverage ratio at or above 8.5% (as of September 30, 2010, Service1st’s Tier I leverage ratio was at 9.23%) and a total risk-based capital ratio at or above 12% (as of September 30, 2010, Service1st’s total risk-based capital ratio was at 16.90%); (iii) continue to maintain an adequate allowance for loan and lease losses; (iv) not pay any dividends without prior bank regulatory approval; (v) formulate and implement a plan to reduce Service1st’s risk exposure to adversely classified assets; (vi) not extend any additional credit to any borrower whose loan has been classified as “substandard” or “doubtful” without prior approval from Service1st’s board of directors or loan committee; (vii) formulate and implement a plan to reduce risk exposure to its concentration in commercial real estate loans in conformance with Appendix A of Part 365 of the FDIC’s Rules and

Regulations; (ix) formulate and implement a plan to address profitability; and (x) not accept brokered deposits (which includes deposits paying interest rates significantly higher than prevailing rates in Service1st’s market area) and reduce its reliance on existing brokered deposits, if any.

When the September 1, 2010 Consent Order was entered into, the FDIC and the Nevada Financial Institutions Division had not yet completed their analysis of whether an approximately $20 million deposit of a non-depository Nevada trust company should be considered a brokered deposit. When the FDIC and the Nevada FID later determined that this deposit, a NOW account held at Service1st by a non-depository Nevada trust company as custodian of its customers’ self-directed IRA accounts, is a brokered deposit, the FDIC and the Nevada FID gave Service1st until December 31, 2010 to terminate the deposit relationship.

Our stock price could fluctuate and could cause you to lose a significant part of your investment.

The market price of our securities may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in our perceived ability to increase our assets and deposits;

•	changes in financial estimates by analysts;

•	announcements by us or our competitors of significant contracts, productions, acquisitions or capital commitments;

•	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of our Common Stock;

•	regulatory developments in the United States, foreign countries or both;

•	litigation involving us, our subsidiaries or our general industry; and

•	additions or departures of key personnel.

The trading volume of the Common Stock is limited.

The Common Stock trades on Nasdaq under the symbol “WLBC” and trading volume is modest. The limited trading market for the Common Stock may lead to exaggerated fluctuations in market prices and possible market inefficiencies, as compared to a more actively traded stock. It may also make it more difficult to dispose of the Common Stock at expected prices, especially for holders seeking to dispose of a large number of such stock.

If we are unable to effectively maintain a system of internal control over financial reporting, we may not be able to accurately or timely report financial results, which could materially adversely affect our business.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that a public company evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of its internal control over financial reporting in its annual report on Form 10-K for that fiscal year. Section 404 also requires that a public company’s independent registered public accounting firm attest to, and report on, the effectiveness of the company’s internal control over financial reporting.

Our ability to comply with the annual internal control report requirements of Section 404 depends on the effectiveness of our financial reporting and data systems and controls across our operations. We expect the implementation of these systems and controls to involve significant expenditures, and our systems and controls will become increasingly complex. To effectively implement these systems and manage this complexity, we will likely need to continue to improve our operational, financial and management controls and our reporting systems and procedures.

If we are not able to implement the required new or improved controls, or encounter difficulties in the implementation or operation of these controls, our independent registered public accounting firm may be required to issue an adverse opinion on the effectiveness of our internal control over financial reporting. This failure could cause us to be unable to report our financial information on a timely basis and thereby become subject to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if our management team or our independent registered public accounting firm were to report a material weakness in our internal control over financial reporting. If any of these events were to occur, our business could be adversely affected.

Our allowance for loan losses may not be adequate to cover actual loan losses, which may require us to take a charge to our earnings and adversely impact our financial condition and results of operations.

We maintain an allowance for estimated loan losses that we believe is adequate for absorbing the inherent losses in Service1st’s loan portfolio. As of September 30, 2010, our allowance for loan and lease losses was $7.0 million on a total of approximately $120.9 million gross loans. Based on these amounts, the percentage of allowance to total loans was 5.81% and the allowance for loan losses as a percentage of non-performing loans was 41.02% as of September 30, 2010.

Pursuant to the acquisition method of accounting for business combinations, the allowance for loan losses from acquired entities does not transfer to the acquiring entity. In addition, the acquiring bank should establish loan loss allowances for the acquired held-for-investment loans in periods after the acquisition, but only for losses incurred on these loans due to credit deterioration after acquisition. Therefore, management will determine the provision for loan losses based upon an analysis of general market conditions, credit quality of the loan portfolios, and performance of customers relative to their financial obligations. The amount of future losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates that may be beyond our control and such losses may exceed the allowance for estimated loan losses. Although we expect that the allowance for estimated loan losses will be adequate to absorb any inherent losses on existing loans that may become uncollectible, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future. Significant increases to the provision for loan losses may be necessary if material adverse changes in general economic conditions occur or the performance of the loan portfolio deteriorates. Additionally, banking regulators, as an integral part of their supervisory function, periodically review the allowance for estimated loan losses. If these regulatory agencies require us to increase the allowance for estimated loan losses, it could have a negative effect on our results of operations and financial condition.

If we are unable to recruit and retain experienced management personnel and recruit and retain additional qualified personnel, our business and prospects could be adversely affected.

Our success depends in significant part on our ability to retain senior executives and other key personnel in technical, marketing and staff positions. There can be no assurance that we will be able to successfully attract and retain highly qualified key personnel, either in existing markets and market segments or in new areas that we may enter. If we are unable to recruit and retain an experienced management team or recruit and retain additional qualified personnel, our business, and consequently our sales and results of operations, may be materially adversely affected.

We have approximately 40 full-time equivalent, non-union employees. We seek to employ adequate staffing commensurate with levels of banking activities and customer service requirements for a community bank.

Our success depends in part on our ability to retain key customers, and to hire and retain management and employees and successfully manage the broader organization. Competition for qualified individuals may be intense and key individuals may depart because of issues relating to the uncertainty and difficulty of integration or a general desire not to remain with us. Furthermore, we will face challenges inherent in efficiently managing an increased number of employees. Accordingly, no assurance can be given that we will be able to attract and retain key customers, management or employees, which could result in disruption to our business and negatively impact our operations and financial condition.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business we may foreclose and take title to real estate, potentially becoming subject to environmental liabilities associated with the properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs or we may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. Costs associated with investigation or remediation activities can be substantial. If we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. These costs and claims could adversely affect our business and prospects.

Compliance with governmental regulations and changes in laws and regulations and risks from investigations and legal proceedings could be costly and could adversely affect operating results.

Our operations could be impacted by changes in the legal and business environments in which we operate, as well as the outcome of ongoing government and internal investigations and legal proceedings. Also, as a result of new laws and regulations or other factors, we could be required to curtail or cease certain operations. Changes that could impact the legal environment include new legislation, new regulation, new policies, investigations and legal proceedings and new interpretations of the existing legal rules and regulations. Changes that impact the business environment include changes in accounting standards, changes in environmental laws, changes in tax laws or tax rates, the resolution of audits by various tax authorities, and the ability to fully utilize any tax loss carry forwards and tax credits. Compliance-related issues could limit our ability to do business in certain countries. These changes could have a significant financial impact on our future operations and the way we conduct, or if we conduct, business in the affected countries.

The value of the Federal Home Loan Bank stock that we own could be adversely affected by weakness in the FHLB system.

Service1st is a member of the Federal Home Loan Bank (“FHLB”) of San Francisco, which is one of the twelve regional banks comprising the FHLB System. The FHLB provides credit for member financial institutions. The 12 FHLBs obtain their funding primarily through issuance of consolidated obligations of the FHLB System. The U.S. government does not guarantee these obligations, and each of the 12 FHLBs is jointly and severally liable for repayment of the debt of the other FHLBs. Therefore, our investment in the equity stock of the FHLB of San Francisco could be adversely affected by the operations of the other FHLBs. Certain FHLBs, including the FHLB of San Francisco, have experienced lower earnings from time to time and have paid out lower dividends to their members. If an FHLB’s capital drops below 4% of its assets, restrictions on the redemption or repurchase of member banks’ FHLB stock are imposed by law. If FHLBs are restricted from redeeming or repurchasing member banks’ FHLB stock due to adverse financial conditions affecting either individual FHLBs or the FHLB system as a whole, member banks may be required to recognize an impairment charge on their FHLB equity stock investments. Future problems at the FHLBs could have an impact on the collateral necessary to secure borrowings and limit the borrowings extended to member banks, as well as require additional capital contributions by member banks. If this occurs, our short-term liquidity needs could be adversely affected. If we are restricted from using FHLB advances due to weakness in the

FHLB System or weakness at the FHLB of San Francisco, we may be forced to find alternative funding sources. These alternative funding sources may include seeking lines of credit with third party banks or the Federal Reserve Bank of San Francisco, borrowing under repurchase agreement lines, increasing deposit rates to attract additional funds, accessing brokered deposits, or selling certain investment securities categorized as available-for-sale in order to maintain adequate levels of liquidity.

Our legal lending limit could be a competitive disadvantage.

Service1st’s legal lending limit is approximately $6.7 million as of September 30, 2010. Accordingly, the size of the loans which we can offer to potential clients is less than the size of loans our competitors with larger lending limits can offer. Our legal lending limit affects our ability to seek relationships with the area’s larger and more established businesses. Through our previous experience and relationships with a number of the region’s other financial institutions, we are generally able to accommodate loan amounts greater than our legal lending limit by selling participations in those loans to other banks, although we tend to retain a significant portion of the loans we originate. However, we cannot assure you of any success in attracting or retaining clients seeking larger loans or (taking into account the economic downturn and its effects on other financial institutions) that we can engage in participation transactions for those loans on terms favorable to us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus, including in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Western Liberty Bancorp” and “The Business of Western Liberty Bancorp”, constitute forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “potential,” “intend” or similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, the amount and timing of capital expenditures, the likelihood of our success in building our business, financing plans, budgets, working capital needs and sources of liquidity. We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to predict accurately or over which we have no control.

Forward-looking statements, estimates and projections are based on management’s beliefs and assumptions, are not guarantees of performance and may prove to be inaccurate. Forward-looking statements also involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement and which may have a material adverse effect on our business, financial condition, results of operations and liquidity. A number of important factors could cause actual results or events to differ materially from those indicated by forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	revenues may be lower than expected;

•	deposit attrition, operating costs and customer loss may be greater than expected;

•	local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	our common shares outstanding and Common Stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	legislation affecting the financial services industry as a whole;

•	regulatory supervision and oversight, including required capital levels;

•	increasing price and product/service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	ability to contain costs and expenses;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of any pending and future litigation and governmental proceedings;

•	continued availability of financing; and

•	financial resources in the amounts, at the times and on the terms required to support our future businesses.

Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Additional information on these and other factors that may cause actual results and our performance to differ materially is included in the section entitled “Risk Factors” and elsewhere in this prospectus and in our periodic reports filed with the SEC.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SELLING SECURITY HOLDERS

Up to 1,264,848 shares of Common Stock will be registered for resale by the selling security holders under this prospectus, including (i) 368,306 Private Shares, (ii) 503,708 shares of Common Stock issued upon exercise of the Private Warrants on October 28, 2010 pursuant to the Amended Warrant Agreement, (iii) 150,000 shares of Common Stock issued to certain current and former members of the Board in connection with the Acquisition, (iv) 200,000 shares of Common Stock underlying the Restricted Stock Units and (v) 42,834 shares of Common Stock issuable upon exercise of the Service1st Warrants.

To the extent permitted by law, the selling security holders listed below may resell the aforementioned shares of Common Stock pursuant to this prospectus. We have registered the sale of such shares of Common Stock to permit the selling security holders and their respective permitted transferees or other successors-in-interest that receive any such shares of Common Stock from the selling security holders after the date of this prospectus to resell such shares of Common Stock.

The following table sets forth the unregistered Common Stock (including shares of Common Stock underlying the Restricted Stock Units and Service1st Warrants) beneficially owned and being offered by the selling security holders as of March 30, 2011. The selling security holders are not making any representation that any shares of Common Stock covered by this prospectus will be offered for sale. The selling security holders reserve the right to accept or reject, in whole or in part, any proposed sale of Common Stock. The following table assumes that all shares of Common Stock being registered pursuant to this prospectus will be sold.

Any selling security holder that has informed us that he, she or it is an affiliate of a broker-dealer acquired his, her or its shares being registered herein for resale in the ordinary course of business and at the time of such acquisition, such security holder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Common Stock. Unless otherwise indicated below, to our knowledge, all persons named in the table have or will have sole voting and/or investment power with respect to Common Stock (including the Common Stock underlying the Restricted Stock Units) beneficially owned by them. The inclusion of any Common Stock underlying Restricted Stock Units in this table does not constitute an admission of beneficial ownership for the person named below.

	Number of		Number of
	Common Shares		Common Shares
	Beneficially		Beneficially
	Owned	Number of	Owned	% Beneficially
Name of Selling	Prior to	Common Shares	After Offering	Owned
Securityholder	Offering(1)	Offered(2)	(1)(3)	After Offering

Jennifer Albrecht	10,000	10,000	—	—
Banyan Tree Capital Limited	30,000	30,000	—	—
Mira Cho	2,500	2,500	—	—
Laura Conover-Ferchak(4)	15,000	15,000	—	—
Robert Foresman(5)	25,000	25,000	—	—
Gabelli Group Capital Partners, Inc.	7,173	7,173	—	—
Cari and David Grodner	7,886	7,886	—	—
Cari Grodner	47	47	—	—
Cari Lehman	7,446	7,446	—	—
Carl H. Hahn(5)	25,000	25,000	—	—
Jonathan Hamel	5,000	5,000	—	—
Samir Jain	10,000	10,000	—	—
Ingrid Kvam	4,000	4,000	—	—
Scott LaPorta(6)	61,327	61,327	—	—

	Number of		Number of
	Common Shares		Common Shares
	Beneficially		Beneficially
	Owned	Number of	Owned	% Beneficially
Name of Selling	Prior to	Common Shares	After Offering	Owned
Securityholder	Offering(1)	Offered(2)	(1)(3)	After Offering

Philip Marineau(5)	25,000	25,000	—	—
Andrew Nelson(7)	50,165	50,165	—	—
Christa Short	25,000	25,000	—	—
Marc Soloway(5)	50,023	50,023	—	—
Evan Wax	20,289	20,289	—	—
Steven Westly(5)	25,000	25,000	—	—
David Witkin	25,000	25,000	—	—
Jason N. Ader(8)	450,372	450,372	—	—
Atlas Master Fund, Ltd.	20,012	20,012	—	—
Tim Collins	312	312	—	—
Doha Partners I, LP(8)	306,960	306,960	—	—
FM Multi-Strategy Investment Fund LP	942	942	—	—
HC Institutional Partners LP(8)	652	652	—	—
HC Overseas Partners Ltd.(8)	18,215	18,215	—	—
HC Turbo Fund Ltd.(8)	4,596	4,596	—	—
MZ Capital LLC	950	950	—	—
PI Multi-Strategy Fund II LDC	10,117	10,117	—	—
Pictet & Cie	326	326	—	—
UBS Luxembourg SA Ref Notz Stucki Group	500	500	—	—
Michael Frankel(9)	50,000	50,000	—	—
Richard Coles(9)	50,195	50,195	—	—
Mark Schulhof(9)	50,000	50,000	—	—
Daniel B. Silvers(10)	100,000	100,000	—	—
Michael Tew(11)	20,000	20,000	—	—
Curtis Anderson(12)	33,032	3,046	29,986	**
Joseph Brown	14,945	3,046	11,899	**
Mark Brown(13)	12,565	3,046	9,519	**
John Dedolph(13)	22,085	3,046	19,039	**
Madison Graves	50,643	3,046	47,597	**
Steven Hill(14)	38,744	3,046	35,698	**
Carl Krepper(13)	17,325	3,046	14,279	**
Monte Miller(13)	143,077	3,046	140,031	**
Heather Murren	50,643	3,046	47,597	**
Patricia Ochal(15)	13,802	3,141	10,661	**
Stuart Olson	8,329	3,141	5,188	**
George Randall(13)	14,945	3,046	11,899	**
Blake Sartini(16)	230,276	3,046	227,230	1.51%
Terrence Wright(17)	60,163	3,046	57,117	**
Sophia Adeline Ader 2005 Trust(8)	50	50	—	—
JMM Investment Partners, LP	263	263	—	—

	Number of		Number of
	Common Shares		Common Shares
	Beneficially		Beneficially
	Owned	Number of	Owned	% Beneficially
Name of Selling	Prior to	Common Shares	After Offering	Owned
Securityholder	Offering(1)	Offered(2)	(1)(3)	After Offering

HF Investments, LP	200	200	—	—
Ezra Sultan	261	261	—	—
Jack Richard Ader Trust(8)	36	36	—	—
Daniel M. Groff & Lesley K. Groff	33	33	—	—
Pamela Ader	2,141	2,141	—	—
Sasson 2006 GRAT	964	964	—	—
Steven Starker	217	217	—	—
Julie Ader(8)	94	94	—	—
Sylvia and Robert Kirschner	42	42	—	—
MNF Partners, L.P.	447	447	—	—
Harold Reiff	61	61	—	—
Amber Williams as Trustee under Indenture of Michael Coles dated September 26, 1997	160	160	—	—
Laura Conover-Ferchak & William Ferchak	7	7	—	—
Marc Soloway & Rene Soloway	5	5	—	—
Chelsea Capital Corporation	280	280	—	—
Herb S. & Rachelle Soloway Family Trust dated April 9, 1996	36	36	—	—
Robert & Andrea Fortunoff	229	229	—	—
Jeffrey DeGreick	299	299	—	—
BABS REIFF Retirement Plan	84	84	—	—
Craig Colby	336	336	—	—
HSBC Private Bank (Suisse) SA	326	326	—	—
HSBCSSL A/C HSBC France A/C LMH	2,908	2,908	—	—
SSCSIL A/C HSBC Global Strategy Hedge Investments Limited	412	412	—	—
SSCSIL A/C HSBC Wealth Accumulation Investments Limited	163	163	—	—
SSCSIL A/C HSBC Republic US Advantedge Investments Limited	790	790	—	—
PFPC Trust Company F/B/O — Blackrock Equity Long/Short LP	460	460	—	—
PFPC Trust Company F/B/O — Blackrock Equity Long/Short Ltd	1,326	1,326	—	—
PFPC Trust Company F/B/O Blackrock — Dynamic Opportunities Fund Ltd.	1,904	1,904	—	—

**	Less than 1%.

(1)	Represents shares of Common Stock currently held by such selling security holder, including shares of Restricted Stock (as defined herein) or shares of Common Stock underlying Restricted Stock Units currently held by such selling security holder. Includes Private Shares and shares of Common Stock issued upon exercise of the Private Warrants in accordance with the Amended Warrant Agreement. For more information concerning such securities, see “Description of Securities.”

(2)	Unless otherwise noted, represents Private Shares or shares issued upon exercise of Private Warrants.

(3)	This table assumes that each selling stockholder will sell all of the shares of Common Stock being offered for sale by such selling stockholder in this prospectus. Selling stockholders are not required to sell their shares, and none of the selling stockholders have indicated if and when they intend to sell their shares.

(4)	Represents 10,000 Private Shares and shares of Common Stock underlying 5,000 Restricted Stock Units granted to Ms. Conover-Ferchak on October 28, 2010, in consideration of her substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) October 28, 2013 (the “Settlement Date”), and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(5)	Messrs. Hahn, Marineau, Westly, Foresman and Soloway are each former members of the Board.

(6)	Mr. LaPorta is our former Chief Executive Officer and President and a former member of the Board.

(7)	Mr. Nelson is our former Chief Financial Officer and Assistant Secretary, and a former member of the Board. Represents 25,165 Private Shares, and shares of Common Stock underlying 25,000 Restricted Stock Units granted to Mr. Nelson on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(8)	Mr. Ader is our former Chairman and Chief Executive Officer, and a current member of the Board and of the Board of Directors of Service1st. On July 16, 2007, Hayground Cove, of which Mr. Ader is the sole member, and the funds and accounts it manages, purchased 8,348,500 Private Shares. On July 29, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908 of the Private Shares were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

On November 27, 2007, Hayground Cove purchased 7,500,000 Private Warrants from us. As part of an Amended Warrant Agreement entered into on September 27, 2010, all outstanding Warrants, including Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Represents 69,764 shares held in Mr. Ader’s individual capacity, 330,428 shares of Common Stock held by Hayground Cove, through Doha Partners I, LP, HC Institutional Partners LP, HC Overseas Partners Ltd. and HC Turbo Fund Ltd. and 180 shares held for the account of his immediate family, each as set forth in this table. Hayground Cove is controlled by Jason N. Ader and he and his father are investors in Hayground Cove.

Also represents shares of Common Stock underlying 50,000 Restricted Stock Units granted to Mr. Ader on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(9)	Mr. Frankel is the current Chairman of the Board. Mr. Coles is a current member of the Board. Mr. Schulhof is a former member of the Board. On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Mr. Frankel, Mr. Coles and Mr. Schulhof.

(10)	Mr. Silvers is our former President. Represents shares of Common Stock underlying 100,000 Restricted Stock Units granted to Mr. Silvers on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(11)	Represents shares of Common Stock underlying 20,000 Restricted Stock Units granted to Mr. Tew on October 28, 2010, in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

(12)	Mr. Anderson is a member of the Board. Mr. Anderson holds 64 Service1st Warrants exercisable into 3,046 shares of Common Stock at an exercise price of $21.01 per share of Common Stock, which he is offering in this prospectus.

(13)	Mssrs. Brown, Dedolph, Krepper, and Randall are former directors of Service1st. Mr. Miller is a current director of Service1st. They each hold 64 Service1st Warrants immediately exercisable into 3,046 shares of Common Stock at an exercise price of $21.01 per share of Common Stock, which they are offering in this prospectus.

(14)	Mr. Hill is a member of the Board and Chairman of the Board of Service1st. Mr. Hill holds 64 Service1st Warrants immediately exercisable into 3,046 shares of Common Stock at an exercise price of $21.01 per share of Common Stock, which he is offering in this prospectus.

(15)	Ms. Ochal is Vice President and Chief Financial Officer of Service1st. Ms. Ochal holds 66 Service1st Warrants immediately exercisable into 3,141 shares of Common Stock at an exercise price of $21.01 per share of Common Stock, which she is offering in this prospectus.

(16)	Mr. Sartini is a former member of the Board and a former director of Service1st. Mr. Sartini holds 64 Service1st Warrants immediately exercisable into 3,046 shares of Common Stock at an exercise price of $21.01 per share of Common Stock, which he is offering in this prospectus.

(17)	Mr. Wright is a member of the Board and a director of Service1st. Mr. Wright holds 64 Service1st Warrants immediately exercisable into 3,046 shares of Common Stock at an exercise price of $21.01 per share of Common Stock, which he is offering in this prospectus.

USE OF PROCEEDS

We expect the net proceeds from the sale of Common Stock upon exercise of the Service1st Warrants will be $899,943.34 (based on an exercise price of $21.01 per share of Common Stock). We intend to use the net proceeds from the exercise of Service1st Warrants for general corporate purposes.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock Nasdaq or any other stock exchange, market or trading facility on which the shares of Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling security holders may use any one or more of the following methods when selling shares of Common Stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares of Common Stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares of Common Stock under Rule 144 under the Securities Act (“Rule 144”), if available, or in other transactions exempt from registration, rather than under this prospectus. The SEC has adopted amendments to Rule 144 which became effective on February 15, 2008, and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the total number of securities of the same class then outstanding; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Such sales must also comply with the manner of sale and notice provisions of Rule 144.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares of Common Stock, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may pledge their shares of Common Stock to their broker-dealers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged shares of Common Stock. The selling security holders and any other persons participating in the sale or distribution of the shares of Common Stock will be subject to applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Common Stock by, the selling security holders or any other person, which limitations may affect the marketability of the shares of Common Stock.

Upon our being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling security holder and of the participating broker-dealer(s), (ii) the number of shares of Common Stock involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling security holders also may transfer the shares of our Common Stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling security holder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Common Stock.

We are required to pay all fees and expenses incident to the registration of shares of Common Stock. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Common Stock Underlying Restricted Stock Units

We are offering the shares of Common Stock underlying the Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock on the earlier to occur of (i) a change of control of WLBC and (ii) October 28, 2013, and no additional consideration shall be paid by the holders of such Restricted Stock Units in connection with such settlement.

DESCRIPTION OF SECURITIES

General

The following is a summary of the material terms of our securities and is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Second Amended and Restated Certificate of Incorporation, filed with the Securities and Exchange Commission on our Current Report on Form 8-K on October 9, 2009.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. In our initial public offering 31,948,850 shares of Common Stock were issued. As of March 30, 2011, there were 15,088,023 outstanding shares of Common Stock, consisting of (i) 10,590,863 shares of Common Stock issued in our initial public offering, (ii) 2,282,668 shares of Common Stock issued as Base Acquisition Consideration, (iii) 1,502,088 shares of Common Stock issued upon exercise of the Warrants in accordance with the Amended Warrant Agreement, (iv) 368,306 Private Shares (v) 150,000 shares of Common Stock granted to Mr. Frankel, Mr. Coles and Mr. Schulhof in consideration for their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition and (vi) 194,098 shares of restricted Common Stock (“Restricted Stock”) granted in the aggregate by WLBC to its current Chief Executive Officer, William E. Martin, and Chief Financial Officer, George A. Rosenbaum, Jr., in connection with the Acquisition. The Common Stock outstanding is duly authorized, validly issued, fully paid and non-assessable. There are no shares of preferred stock outstanding.

Common Stock

We engaged in our initial public offering of units, consisting of one share of Common Stock and one Warrant, on November 20, 2007, and, in connection therewith, issued 31,948,850 (including the over allotment option) Public Warrants to our public investors. Additionally, we issued 8,500,000 Private Warrants and 8,625,000 Private Shares in private placements to certain of our affiliates concurrent with our initial public offering, of which 637,786 Private Shares were redeemed because the underwriters in the initial public offering did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Private Shares outstanding after redemption. On July 20, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

On October 7, 2009, we held a special meeting where our stockholders approved, among other things, certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies and changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account maintained for the proceeds of our initial public offering. On October 7, 2009, we also liquidated our trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, resulting in 10,959,169 outstanding shares of Common Stock (including 368,306 Private Shares).

In connection with the Acquisition, the former stockholders of Service1st received 2,282,668 shares of Common Stock as Base Acquisition Consideration. In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor (such warrants being the Service1st Warrants) to purchase up to 289,781 shares of Common Stock. In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive Contingent Acquisition Consideration, payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, which occurred on October 28, 2010, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on August 31, 2010. The total number of shares of Common Stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition

Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Amended Warrant Agreement, pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Exchange Act during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance.

On October 28, 2010, in connection with the consummation of the Acquisition, we issued Restricted Stock to William E. Martin, who became a member of the Board and serves as our Chief Executive Officer and as Chief Executive Officer of Service1st, and George A. Rosenbaum, Jr., our current Chief Financial Officer and the Executive Vice President of Service1st. Mr. Martin received 155,279 shares of Restricted Stock, which was equal to $1.0 million divided by the $6.44 closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. Mr. Rosenbaum received 38,819 shares of Restricted Stock, which was equal to $250,000 divided by the closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. The shares of Restricted Stock granted to each of Messrs. Martin and Rosenbaum will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Messrs. Martin’s and Rosenbaum’s respective and continuous employment through each vesting date. Fifty percent of the shares of Restricted Stock that vest in accordance with the prior sentence will remain Restricted Stock that will vest upon a termination of the holder’s employment for any other reason than (i) by WLBC for cause, or (ii) by the holder without good reason prior to October 28, 2015. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date.

On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC and each of Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the Board, Daniel B. Silvers, our former President, Andrew P. Nelson, our former Chief Financial Officer and a former member of the Board, Michael Tew, an outside consultant, and Laura Conover-Ferchak, an outside consultant, entered into the Letter Agreements, pursuant to which each of the foregoing individuals received a grant of Restricted Stock Units. Mr. Ader, a current director and the former Chairman and Chief Executive Officer of WLBC, received 50,000 Restricted Stock Units; Mr. Silvers, WLBC’s former President, received 100,000 Restricted Stock Units; Mr. Nelson, a former director of WLBC, received 25,000 Restricted Stock Units; Mr. Tew, an outside consultant to WLBC, received 20,000 Restricted Stock Units; and Mrs. Conover-Ferchak, an outside consultant to WLBC, received 5,000 Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock, of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date.

Furthermore, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Michael Frankel, the current Chairman of the Board, Richard A.C. Coles, a current member of the Board and Mark Schulhof, a former member of the Board.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders generally. Holders of Common Stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except as may be provided in any certificate of designation in respect of our preferred stock or as otherwise provided by law, including with respect to certain amendments to our Second Amended and Restated Certificate of Incorporation that would require approval by the holders of our preferred stock, or one or more series thereof, that may become outstanding, voting separately as a class or series.

Holders of our Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. We have not paid any dividends on our Common Stock to date. The payment of dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition It is the intention of our present board of directors to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future, except if we may increase the size of the offering pursuant to Rule 462(b) under the Securities Act. Further, our ability to declare dividends may be limited to restrictive covenants if we incur any indebtedness.

In the event of any voluntary or involuntary liquidation, dissolution or winding up and after payment or provision for payment of our debts and other liabilities, and subject to the rights of holders of shares of our preferred stock that may become outstanding, the holders of all outstanding shares of our Common Stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares of Common Stock held by each stockholder.

Holders of our Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Our Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of “blank check” preferred stock with such designations, rights, powers (including voting powers, full or limited) and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with voting powers and with dividend, liquidation, conversion or other rights which could dilute the voting power of the Common Stock or could result in a subordination of the rights of the holders of the Common Stock to the prior rights and preferences of the preferred stock, including with respect to dividends or upon a liquidation, dissolution or winding up. In addition, preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of WLBC. There are no shares of preferred stock outstanding and we do not currently intend to issue any shares of preferred stock. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Options and Warrants

In connection with the Acquisition, the holders of Service1st’s outstanding warrants now hold warrants of similar tenor (such warrants being the Service1st Warrants) to purchase shares of Common Stock. The Service1st Warrants entitle each of the holders thereof to purchase shares of Common Stock at a purchase price of $21.01 per share. As a result of the foregoing, we may issue up to 42,834 shares of Common Stock upon the exercise of all outstanding Service1st Warrants. The Service1st Warrants are fully vested and shall expire on January 17, 2012.

In connection with the Acquisition, we assumed the Stock Option Plan of Service1st, which we expect will be amended to provide that stock options granted thereunder may be exercised to purchase shares of our Common Stock (the “Stock Option Plan”). The holders of outstanding options to purchase Service1st’s common stock that were granted under the Stock Option Plan prior to the Acquisition now hold options of similar tenor to purchase shares of Common Stock at a purchase price of $21.01 per share. As a result of the foregoing, we may issue up to 246,947 shares of Common Stock upon the exercise of all outstanding options and an additional 229,023 shares of Common Stock are available for option grants under the Stock Option Plan. Generally, any outstanding unvested options will become vested and exercisable if the holder continuously provides service to Service1st or an affiliate, including WLBC following the Acquisition, through the applicable vesting date.

Our Transfer Agent

The transfer agent for our securities is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

CORPORATE GOVERNANCE

Board of Directors

Name	Age	Position

Michael B. Frankel	74	Chairman of the Board
Terrence L. Wright	61	Vice Chairman of the Board
Jason N. Ader	43	Director
Richard A. C. Coles	43	Director
Robert G. Goldstein	55	Director
Curtis W. Anderson, CPA	61	Director
Steven D. Hill	51	Director
William E. Martin	69	Chief Executive Officer, Director

Information about the Directors

Michael B. Frankel has been a member of the Board since December 2008 and Chairman of the Board since October 2010. Mr. Frankel has been a private investor and advisor since June 2008. Prior to that time, from 1982 to June 2008, Mr. Frankel was employed at Bear, Stearns & Co. Inc. where he was a Senior Managing Director since July 1990. While at Bear Stearns, Mr. Frankel was responsible for establishing and managing the Global Equity Capital Markets Group, was a member of the Commitment Committee, and managed the investment banking-research department relationship. Prior to joining Bear Stearns, from 1958 to 1982, Mr. Frankel was employed at L.F. Rothschild & Co., where he was a General Partner since 1973. At L.F. Rothschild & Co, Mr. Frankel managed the Institutional Equities Department. Mr. Frankel holds a Bachelor of Science in Economics from Lafayette College.

Terrence L. Wright has been a member of the Board since October 2010. Mr. Wright has been a director and shareholder and the secretary of Service1st since January 2007. During this time, Mr. Wright also served as Chairman of Service1st’s Nominating and Corporate Governance Committee. Mr. Wright is owner and Chairman of the Board of Nevada Title Company which provides title services through a number of locations in southern Nevada with more than 250 employees. Mr. Wright also is the owner and Chief Executive Officer of Nevada Construction Services, as well as the majority owner, Chairman of the Board, and Chief Executive Officer of Westcor Land Title Insurance Company, the first domestic title insurance company in Nevada, and now licensed in 40 states Mr. Wright received his undergraduate degree in Business Administration and his Juris Doctorate from DePaul University in Chicago. He is a member of the California and Illinois bar associations. Mr. Wright has served on the Board of Directors for the Nevada Land Title Association, as well as the Board of Directors of Pioneer Citizens Bank and First Interstate Bank. He is also past chairman of the Nevada Development Authority, the Nevada Chapter of the Young President’s Organization and the UNVL Foundation. Additionally, Mr. Wright serves on the board of the Council for a Better Nevada, and Southwest Gas Corporation where he is a member of the audit and compensation committees.

Jason N. Ader has been a member of the Board since our formation in 2007. Mr. Ader previously served as our Chief Executive Officer and the Chairman of the Board from December 2008 through October 2010. Mr. Ader founded and serves as Chief Executive Officer of Hayground Cove, a New York-based investment management firm. Mr. Ader is also a co-founder of Hayground Cove Capital Partners LLC, a merchant bank focused on the real estate and consumer sectors formed in March 2009. Mr. Ader is also the Executive Chairman of Reunion Hospitality Trust, Inc., a hospitality company formed to invest in and acquire hospitality and related investments. Mr. Ader is also Chairman of the board of directors of India Hospitality Corp., which owns flight catering, hotel and restaurant businesses in India, and was, from inception until December 2008, its Chief Executive Officer. Mr. Ader also currently sits on the board of directors of the Las Vegas Sands Corp. Prior to founding Hayground Cove, Mr. Ader was a Senior Managing Director at Bear, Stearns & Co. Inc., from 1995 to 2003, where he performed equity and high yield research for more than 50 companies in the gaming, lodging and leisure industries. From 1993 to 1995, Mr. Ader served as a Senior Analyst at Smith Barney. From 1990 to 1993, Mr. Ader served as a buy-side analyst at Baron Capital. Mr. Ader was rated as one of the top ranked analysts by Institutional Investor Magazine for nine consecutive years from 1994 to 2002. Mr. Ader has a Bachelor of Arts in Economics from New York University and an M.B.A. in Finance from New York University, Stern School of Business.

Richard A.C. Coles has been a member of the Board since December 2008. Mr. Coles is a Managing Principal of the Emmes Group of Companies and is a Member of their Investment Committee. Mr. Coles joined Emmes in 1997, became a Managing Director in 2004, and a Partner in 2005. Mr. Coles is the primary Principal responsible for the day-to-day oversight of Emmes Asset Management Company LLC and Emmes Realty Services LLC and plays a key role in the execution of the property level value enhancing strategies undertaken by the firm in respect of the assets owned and/or managed by the firm, as well as sourcing new acquisition opportunities for the firm and its partners and clients. Prior to joining Emmes, Mr. Coles worked as an asset manager and a development director of the Enterprise Development Company, overseeing numerous development and leasing projects for retail, urban specialty and office assets. Mr. Coles is the co-chair of The Enterprise Foundation, a leading non-profit provider of affordable housing, New York City advisory board. In addition, he is an active member of the Real Estate Board of New York as well as the Pension Real Estate Association. Mr. Coles holds a Bachelor of Arts from Boston College and a M.B.A. in Finance and Accounting from New York University, Stern School of Business.

Robert G. Goldstein has been a member of the Board since October 2010. Mr. Goldstein has been Executive Vice President of Las Vegas Sands Corp. since July 2009, Vice President of The Venetian Resort-Hotel-Casino since January 1999 and President and Chief Operating Officer of The Palazzo Casino Resort since December 2008. He previously served as Senior Vice President of Las Vegas Sands Corp. from August 2004 through July 2009 and Senior Vice President of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) from 1997 through July 2009, and served as Vice President of Las Vegas Sands, Inc. from 1995 through 1997. Mr. Goldstein is responsible for the oversight of daily operations of the hotel, food and beverage, casino, and retail operations. From 1992 until joining Las Vegas Sands Corp. in December 1995, Mr. Goldstein was the Executive Vice President of Marketing at the Sands Hotel in Atlantic City as well as an Executive Vice President of the parent Pratt Hotel Corporation. Mr. Goldstein holds a Bachelor of Arts in History and Political Science from the University of Pittsburgh and a J.D. from Temple University School of Law.

Curtis W. Anderson, CPA has been a member of our Board since October 2010. Mr. Anderson has been a Director of Service1st Bank of Nevada since the bank opened in January 2007. Mr. Anderson is the founder, partner and Chief Executive Officer of Fair, Anderson and Langerman CPAs, which provides accounting and business advisory services to businesses and individual clients. He has held that position since 1988. He is a 1971 graduate of the University of Notre Dame. He earned his CPA license in 1974 and is a member of the American Institute of CPAs and the Nevada Society of CPAs. Formerly a partner with McGladrey & Pullen, LLP, Mr. Anderson is also an active real estate investor and developer. Mr. Anderson is also a Broker and Officer of MDL Group, a real estate brokerage and management firm that he started at in 1989, and since 2007 has been serving as a Manager of Triple Crown Painting and Drywall LLC, a commercial painting subcontractor. His current community involvement includes Opportunity Village Foundation Board Chairman and Police Athletic League (PAL) Treasurer.

Steven D. Hill has been a member of the Board since March 2011. Mr. Hill has been a Director and the Vice Chairman of the Corporate Governance Committee of Service1st since the bank opened in January 2007. In August 2010, Mr. Hill was named Chairman of the Board for Service1st Bank. In addition, Mr. Hill is the Senior Vice President, Division Manager of the California Portland Cement Company. Prior to that, he was the founder and President of Silver State Materials Corp, located in Las Vegas, Nevada from 1987 to 2008. From 1981 to 1987, he held the position of Operations Manager and General Manager at Moraine Materials Company in Dayton Ohio. He holds a B.S.M.E. from Rose-Hulman Institute of Technology. Mr. Hill has a number of community involvements including participation as a member in the Clark County Growth Management Task Force, Las Vegas Water District Water Rate Committee, RTC Regional Fixed Guideway Citizens Advisory Committee, Trauma Systems Development Task Force, Clark County Air Quality Technical Advisory Committee, Clark County Clean Water Coalition Citizens Advisory Committee, the SB432 Interim Advisory Committee on Air Quality and the Las Vegas Chamber of Commerce. Mr. Hill has served as Chairman of the Young Presidents Organization, the Associated Builders and Contractors, the Government

Affairs Division of the Associated General Contractors, the Government Affairs Division of the Associated Builders and Contractors, the Governor’s Construction Liability Insurance Task Force, The Boys and Girls Club of Las Vegas, the Las Vegas Chamber of Commerce, and the Las Vegas Chamber of Commerce Government Affairs Division. Mr. Hill is currently the Chairman of the Coalition for Fairness in Construction, the Commissioner of the Savings and Government Efficiency Commission, a member of the Clark County Growth Management Task Force and a member of the Las Vegas Chamber of Commerce.

William E. Martin has been a member of the Board and our Chief Executive Officer since October 2010. Mr. Martin has been the Chief Executive Officer and Vice Chairman of the Board of Service1st Bank of Nevada since December 2007. Mr. Martin graduated from the University of North Texas and joined the Office of the Comptroller of the Currency, where he spent fifteen years as a national bank examiner in California and Nevada. In 1978 he was placed in charge of that agency’s national problem bank group, was a Deputy Comptroller in charge of the OCC’s UBPR, later adopted by the FFIEC for all banking regulatory agencies, and finally, was Deputy Comptroller for Multinational Banking with responsibility for primary oversight of the eleven largest national banks. He was one of three U.S. representatives appointed to the Basel Committee. In 1983, he left the OCC and became President and Chief Executive Officer of Nevada National Bank, a $700 million asset statewide bank, and its parent company, Nevada National Bancorporation, which was acquired by Security Pacific National Bank in 1989. Later that year, he joined Pioneer Citizens Bank of Nevada as President and Chief Executive Officer. The bank grew from $110 million in assets to over $1.1 billion by 1999 at which time it was acquired by Zions Bancorporation and merged into Nevada State Bank. For the following seven years he was Chairman, President and Chief Executive Officer of Nevada State Bank, a $4 billion institution with seventy statewide branch offices. He left Nevada State Bank in late 2007 and joined Service1st Bank of Nevada where he serves as Vice Chairman and Chief Executive Officer. Mr. Martin has been involved at a board or active participation level in over thirty civic efforts in his twenty-seven years in Nevada that included chairmanships of the Nevada State College Foundation, Las Vegas Chamber of Commerce, Opportunity Village for Intellectually Handicapped Citizens, Nevada Development Capital Corporation and Water Conservation Coalition.

Our business and affairs are overseen by the Board pursuant to the Delaware General Corporation Law (the “DGCL”), our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws. The members of the Board are kept informed of our business through discussions with our Chairman of the Board and Chief Executive Officer, and with key officers, by reviewing materials provided to them and by participating in board meetings.

Independence of Directors

As a result of our securities being listed on the Nasdaq, we adhere to the rules of that exchange in determining whether a director is independent. The Nasdaq requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Frankel, Wright, Ader, Coles, Goldstein, and Anderson are the independent members of the Board.

Attendance at Meetings

Messrs. Frankel, Wright, Ader, Coles, Goldstein, Hill, Martin and Anderson comprise the membership of the Board. The Board has held 5 meetings since the close of the Acquisition and the consummation of our operations as a bank holding company. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their duties.

Audit Committee Information

The Audit Committee is comprised entirely of directors who may be classified as “independent” within the meaning of Nasdaq Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. Our Audit Committee consists of Curtis W. Anderson, Richard A.C. Coles, Jason N. Ader, and Terrence L. Wright. Mr. Anderson serves as the chairman of our Audit Committee.

The Audit Committee acts pursuant to a separate written charter which has been adopted and approved by the Board. The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•	serving as an independent and objective party to monitor our financial reporting process, audits of our financial statements and internal control system;

•	reviewing and appraising the audit efforts and independence of our independent registered public accounting firm and internal finance department;

•	reviewing and discussing with our internal auditors and the independent registered public accounting firm their audit scope and plan;

•	discussing with management, our internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls over financial reporting, disclosure controls and procedures, the integrity of our financial reporting processes, and the adequacy of our financial risk management programs and policies, including recommendations for improvement;

•	obtaining and reviewing written reports from the independent registered public accounting firm regarding the firm’s internal quality control procedures;

•	establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters;

•	establishing policies for hiring employees or former employees of our independent registered public accounting firm;

•	reviewing and approving all related party transactions as required by Nasdaq;

•	reviewing with our independent registered public accounting firm our accounting practices and policies; and

•	providing an open avenue of communications among our independent registered public accounting firm, financial and senior management, our internal finance department, and the Board.

Financial Experts on Audit Committee

The Audit Committee currently is and will at all times be composed exclusively of “independent directors” who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board has determined that Messrs. Anderson and Coles satisfy the definition of financial sophistication and also qualify as “audit committee financial experts,” as defined under the SEC’s rules and regulations.

Code of Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq.

Compensation Committee Information

The Compensation Committee consists of Jason N. Ader, Robert G. Goldstein and Curtis W. Anderson. Each is an independent director under Nasdaq listing standards. Mr. Ader serves as the chairman of the Compensation Committee. The purpose of the Compensation Committee is assist our Board in fulfilling its fiduciary obligations with respect to the oversight of our compensation plans, policies and programs, especially with regard to executive compensation and employee benefits, and producing an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee acts pursuant to a separate written charter which has been adopted and approved by our Board. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•	overseeing succession planning for senior management;

•	reviewing the performance and advancement potential of current and future senior management and succession plans for each as well as reviewing the retention of high-level, high-potential succession candidates;

•	assessing the compensation structure of WLBC and adopting a written statement of compensation philosophy and strategy, selecting a peer group and reviewing executive compensation in relation to the peer group;

•	reviewing the goals and objectives relating to compensation of our Chief Executive Officer and evaluating the Chief Executive’s Officer’s performance in light of those goals and objectives, and making recommendations for improving performance;

•	reviewing and approving compensation for all other officers and evaluating the responsibilities and performance of those officers and making recommendations for improving performance

•	administering officer compensation programs and equity-based plans, and making recommendations to our Board with respect to incentive compensation plans and equity-based plans;

•	evaluating and making recommendations for compensation of members of the Board in their capacities as such;

•	approving, monitoring, amending and terminating ERISA-governed employee benefit plans; and

•	reviewing our Compensation Discussion and Analysis to be included in our annual proxy statement and preparing and approving the Report of the Compensation Committee to be included in the annual proxy statement.

Under its charter, the Compensation Committee is entitled to delegate its responsibilities with respect to the administration of incentive compensation, equity compensation and other compensation programs as appropriate and consistent with applicable law. The Compensation Committee has the resources and authority to delegate its duties and responsibilities.

Compensation Committee Interlocks and Insider Participation

None of the persons designated as our directors currently serves on the compensation committee of any other company on which any other director designee of WLBC or any officer or director of WLBC or Service1st is currently a member. Jason N. Ader sits on the board of directors of Las Vegas Sands Corp, and currently serves on its compensation committee. Robert Goldstein is the Executive Vice President of Las Vegas Sands Corp.

Governance and Nominating Committee

Our Governance and Nominating Committee consists of Michael B. Frankel, Jason N. Ader and Terrence L. Wright. Each is an independent director under Nasdaq listing standards. Mr. Frankel serves as the chairman of the Governance and Nominating Committee. The Governance and Nominating Committee acts pursuant to a separate written charter which has been adopted and approved by our Board. The Governance and

Nominating Committee’s duties, which are specified in our Governance and Nominating Charter, include, but are not limited to:

•	monitoring the independence (under Nasdaq requirements) of the Board and the overall Board composition;

•	reviewing the performance of the Board as a whole

•	identifying and recommending to our Board qualified candidates for Board membership;

•	considering and recommending to the Board nominees to stand for election at the annual meeting, including recommendations from our stockholders;

•	recommending to the Board nominees to fill Board vacancies as they arise;

•	selecting, evaluating and recommending to our Board membership on Board committees;

•	determining Board committee membership standards and overseeing the annual committee self-evaluations;

•	developing and overseeing governance principles of the Board and a code of conduct applicable to members of the Board; and

•	evaluating and approving recommendations of the Compensation Committee for compensation of members of the Board in their capacities as such.

The Governance and Nominating Committee makes recommendations to our Board of candidates for election to our Board, and our Board makes recommendations to our stockholders. The Governance and Nominating Committee will consider stockholder recommendations for candidates for the Board that are submitted as provided in “Communications with the Board” below. In addition to considering candidates suggested by stockholders, the Governance and Nominating Committee considers potential candidates recommended by current directors, company officers, employees and others.

Guidelines for Selecting Director Nominees

The Governance and Nominating Committee believes that all director nominees should meet certain qualifications and possess certain qualities and skills that, when considered in light of the qualities and skills of the other director nominees, assist our board in overseeing our business and operations and developing and pursuing our strategic objectives. The Governance and Nominating Committee believes that persons to be nominated, at a minimum, should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s professional experience, education, skill and other individual qualities and attributes. Thus, our Governance and Nominating Committee will evaluate candidates from a variety of educational and professional backgrounds to foster diversity on the Board. The Governance and Nominating Committee will evaluate each individual in the context of the Board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Governance and Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Governance and Nominating Committee will not distinguish among nominees recommended by stockholders and other persons.

Changes in Our Independent Registered Public Accountants

The personnel of Hays & Company LLP, our independent registered public accounting firm, joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward on June 5, 2009. The decision to engage Crowe Horwath LLP was approved by both the Board and our Audit Committee.

The audit reports of Hays & Company LLP regarding our financial statements as of and for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our three most recent fiscal years ended December 31, 2009, 2008 and 2007 and through November 19, 2010, we did not consult with Crowe Horwath LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that may be rendered by Crowe Horwath LLP on our financial statements. Neither a written report nor oral advice was provided by Crowe Horwath LLP to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue. Prior to their appointment, we did not consult with Crowe Horwath LLP regarding any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) and the related instructions to such item) or a “reportable event” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the audits of our financial statements for each of the fiscal years ended December 31, 2009, 2008 and 2007, the review of the interim financial statements for the periods ended March 31, 2010, June 30, 2010, September 30, 2010, and through November 19, 2010, there were no disagreements between us and Crowe Horwath LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe Horwath LLP, would have caused Crowe Horwath LLP to make reference to the subject matter of the disagreements in connection with their reports on our financial statements for such years.

During the fiscal years ended December 31, 2007, December 31, 2008, December 31, 2009, and the interim period ended September 30, 2010 and through November 19, 2010, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Independent Auditors’ Fees

Hays & Company LLP audited our financial statements for the period from June 27, 2007 (inception) to December 31, 2007 and for the year ended December 31, 2008. Hays & Company LLP reported directly to our Audit Committee. The personnel of Hays & Company LLP joined with Crowe Horwath LLP, resulting in the resignation of Hays & Company LLP as our independent registered public accounting firm. Crowe Horwath LLP was appointed as our independent registered public accounting firm going forward June 5, 2009. Crowe Horwath LLP audited our financial statements for the year ended December 31, 2009. The following is a summary of fees paid or to be paid to Hays & Company LLP and Crowe Horwath LLP, as applicable for services rendered:

Audit Fees

The aggregate fees billed for professional services rendered by Hays & Company LLP for the period ended December 31, 2008 for the audit of our financial statements dated December 31, 2008, review of our financial statements dated March 31, June 30 and September 30, 2008, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $100,167.

The aggregate fees billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the period ended December 31, 2009 for the audit of our financial statements dated December 31, 2009, review of our financials statements dated March 31, June 30 and September 30, 2009, our current reports on Form 8-K and reviews of SEC filings amounted to approximately $83,200.

Audit Related Fees

On June 5, 2009, we engaged Crowe Horwath LLP to perform financial due diligence in connection with an acquisition. The aggregate fees billed for financial due diligence rendered by Crowe Horwath LLP amounted to approximately $631,900.

Tax Fees

The aggregate fees billed for professional services rendered by Hays & Company LLP for the fiscal year 2008 for tax compliance amounted to approximately $11,800.

The aggregate fees billed or expected to be billed for professional services rendered by Hays & Company LLP and Crowe Horwath LLP for the fiscal year 2009 for tax compliance amounted to approximately $23,500.

All Other Fees

We did not receive products and services provided by Hays & Company LLP or Crowe Horwath LLP, other than those discussed above, for either fiscal year 2008 or 2009.

Audit Committee Pre-Approval Policies and Procedures

Since our Audit Committee was not formed until the consummation of our initial public offering, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved the Board. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee approved all auditing services performed for us by Hays & Company LLP, and will pre-approve all auditing services and permitted non-audit services to be performed for us by Crowe Horwath LLP, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Communication with the Board

Stockholders and other interested parties may send written communications directly to the Board or to specified individual directors, including the Chairman or any non-management directors, by sending such communications to George A. Rosenbaum, Jr., our Chief Financial Officer, at our principal executive offices: Western Liberty Bancorp, 8363 W. Sunset Road, Suite 350, Las Vegas, Nevada 89113. Such communications will be reviewed and, depending on the content, will be:

•	forwarded to the addressees or distributed at the next scheduled Board meeting;

•	if they relate to financial or accounting matters, forwarded to the Audit Committee or distributed at the next scheduled Audit Committee meeting;

•	if they relate to executive officer compensation matters, forwarded to the Compensation Committee or discussed at the next scheduled Compensation Committee meeting;

•	if they relate to the recommendation of the nomination of an individual, forwarded to the Governance and Nominating Committee or discussed at the next scheduled Governance and Nominating Committee meeting; or

•	if they relate to the operations of the company, forwarded to the appropriate officers of the company, and the response or other handling of such communications reported to the Board at the next scheduled Board meeting.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Name	Age	Position

Michael B. Frankel	74	Chairman of the Board
Terrence L. Wright	61	Vice Chairman of the Board
Jason N. Ader	43	Director
Richard A. C. Coles	43	Director
Robert G. Goldstein	55	Director
Curtis W. Anderson, CPA	61	Director
Steven D. Hill	51	Director
William E. Martin	69	Director and Chief Executive Officer
George A. Rosenbaum Jr.	54	Chief Financial Officer
Patricia A. Ochal	46	Vice President

For biographical information about Messrs. Frankel, Wright, Ader, Coles, Goldstein, Anderson, Hill and Martin, see the section entitled “Corporate Governance — Information About the Directors.”

George A. Rosenbaum, Jr. currently serves as our Chief Financial Officer and as Executive Vice President of Service1st. From May 2007 to December 2009, Mr. Rosenbaum has served as Consultant for various financial entities, including two groups starting de novo banks. From August 2003 to February 2007, Mr. Rosenbaum, served as Executive Vice President, Chief Financial Officer and Secretary of the board of directors of First Federal Banc of the Southwest, Inc. From May 2002 to August 2003, Mr. Rosenbaum served as Chief Financial Officer of Illini Corporation, a publicly traded $280 million bank holding company. From July 2000 to May 2002, Mr. Rosenbaum worked as Senior Audit Manager at McGladrey & Pullen LLP, working primarily on accounting and audit matters relating to financial institutions. Mr. Rosenbaum holds a Bachelor of Science in Accounting from the National College of Business.

Patricia A. Ochal currently serves as our Vice President and as Chief Financial Officer of Service1st . Ms. Ochal manages Service1st’s facilities, leases, insurance and bank-wide risk assessment. At Service1sts inception, Ms. Ochal was in charge of Human Resources, Bank Operations and Marketing. Bank Operations involved Compliance (BSA/AML/OFAC), on-line banking, remote capture, ACH, wires, ATMs, establishing new branch locations and tenant improvements. Ms. Ochal also coordinated Service1st’s marketing effort and website development/management. Ms. Ochal began organizing Service1st in May 2006. Prior to organizing Service1st, Ms. Ochal was Senior Vice President, Chief Financial Officer of Nevada First Bank from 2004 through 2006. Ms. Ochal received her Bachelor of Science in Accounting from the University of Nevada, Las Vegas and is Certified Public Accountant in the state of Nevada. Ms. Ochal is an alumnus of KPMG Peat Marwick and currently holds affiliations with the American Institute of Certified Public Accountants (AICPA) and the Nevada Society of Certified Public Accountants.

Executive Officers and Directors of Service1st

The board of directors and executive officers of our wholly-owned subsidiary Service1st are as follows:

Name	Age	Position

Jason N. Ader	43	Director
Terrence L. Wright	61	Director
Monte L. Miller	64	Director
Curtis W. Anderson, CPA	61	Director
Steven D. Hill	51	Chairman of the Board
Frances E. Moore	63	Director
Jenna M. Morton	44	Director
William E. Martin	69	Vice Chairman and Chief Executive Officer
George A. Rosenbaum, Jr.	54	Chief Operating Officer
Richard Deglman	67	Chief Credit Officer
Patricia A. Ochal	46	Chief Financial Officer

For biographical information about Messrs. Ader, Wright, Goldstein, Anderson, Hill and Martin, see the section entitled “Corporate Governance — Information about the Directors.” For biographical information about Mr. Rosenbaum and Ms. Ochal, see the section above.

Monte L. Miller is a founder and Director of Service1st Bank of Nevada. He has held the position of Director since the bank opened in January 2007. In addition to serving as Director, he is the Chairman of the Loan & Investment Committee and a Member of both the Audit and Nominating and Corporate Governance Committees of Service1st. Mr. Miller started his banking career in 1971 with First National Bank of Nevada and has 38 years of banking and investment experience. From 1975 to 1989, Mr. Miller first served as an officer to Valley Bank of Nevada (now Bank of America), then as the Vice President and Manager of the Investment Department of the Trust Division and then as the Senior Vice President and Trust Division Manager. Following his banking career, in 1991 Mr. Miller founded KeyState Corporate Management, which provides corporate management services to Nevada and Delaware investment subsidiaries, including a number of investment subsidiaries of community banks. As part of these corporate management services, Mr. Miller serves as an officer and/or director of these Nevada or Delaware subsidiaries (KeyState’s clients), which include special purpose entities and other subsidiaries of public companies created to hold and manage a company’s intangible assets. He holds a Bachelor of Science in Business Administration from the University of Nevada Reno and his M.A. in Economics from the University of Nevada, Las Vegas. He currently serves as a Commissioner for the Nevada Commission on Economic Development, as a Trustee of the University of Nevada Reno Foundation, as Chairman of Nevada Energy Assistance Corporation, on the Executive Committee of the Board of Trustees of the Nevada Development Authority, and on the Governor’s P-16 Education Council. From January 2004 through December 2007, Mr. Miller served on the board of the Federal Home Loan Bank of San Francisco and served on the Audit Committee, Finance Committee, and Personnel/Compensation Committee. He also previously served on the Board of Directors of the Community College of Southern Nevada Foundation and the Nevada Community Foundation.

Frances (Fafie) Moore has been a Director of Service1st, as well as a Member of the Audit and Loan Investment Committees since April 2008. In addition, Ms. Moore is the President of FJM Corporation doing business as Realty Executives of Nevada, a real estate brokerage firm which has been named by the National Association of Realtors as one of the top 100 companies in the nation. She has been involved as President of the Corporation since it was founded in 1989. Ms. Moore is a Nevada licensed real estate broker and has been named to the Realtor Association Hall of Fame. Ms. Moore served four years as President of the Nevada Forum of the International Women’s Forum. She served 10 years on the Western Regional Advisory Committee of the U.S. Civil Rights Commission. She was the 2008 Chairman of the Las Vegas Chamber of Commerce. She is a founding board member of FIT for Tomorrow, an organization dedicated to breaking the cycle of dependency. Ms. Moore is currently a member of the Regional Transportation Commission

Stakeholders Advisory Committee. She is a current member of the Board of Directors of both the Greater Las Vegas Association of Realtors and the Nevada Association of Realtors.

Jenna M. Morton has been a Director of Service1st Bank of Nevada since April 2008, as well as a Member of the Audit Committee and the Compensation Committee. Jenna Morton has been a co-owner of the N9NE Group since January 2003 and serves as its Director of Community and Government Relations, overseeing corporate initiatives for over 900 employees in Las Vegas alone. The N9NE Group owns and operates multiple restaurants and nightlife entertainment venues in Chicago, Las Vegas and Dallas. The N9NE Group brands include N9NE Steakhouse, Nove Italiano, Ghostbar, Moon Nightclub, Rain Nightclub, and the world’s only Playboy Club. She is the President of the Las Vegas Springs Preserve Foundation Board of Directors and the Vice President of the Las Vegas Springs Preserve Board of Directors. She also serves as the finance chair for the After School All Stars Board of Directors. She is a founding member of Nevada Women’s Philanthropy and has served on the boards of Summerlin Children’s Forum and Citizen Alert. She is heavily involved with other organizations, including Proeval Raxmu in Guatemala, Nevada Conservation League, Nevada Wilderness Project, AFAN, Planned Parenthood and Vegas PBS. She graduated magnum cum laude from Northwestern University, with a Bachelors of Arts in political science.

Richard Deglman has been an Executive Vice President and Chief Credit Officer of Service1st Bank of Nevada since June 2008. Prior to his employment with Service1st, Mr. Deglman served as Executive Vice President and Statewide Commercial Real Estate Manager of Nevada State Bank for ten years. Prior to that, he was the Teamleader — Emerging Technology Group for Silicon Valley Bank from 1994 to 1998. Before joining Silicon Valley Bank, Richard was with Security Pacific Bank for over 20 years in various roles, ending as FVP/Regional Manager of CRE before the bank was acquired by Bank of America in 1992. After the acquisition, he served as Credit Administrator until 1994. Richard earned his Bachelors in Business Administration from San Francisco State University and his MBA from St. Mary’s College. His outside roles and association memberships have included the Nevada Builders Association, Associated General Contractors, State of Nevada Block Grant Commissioner, Board of Directors — Jump Start, and Prospectors — Reno.

Compensation of Executive Officers

Due to the recent closing of the Acquisition, we have yet to establish a formal policy for the compensation of our executive officers. We intend to provide total compensation packages that are competitive in terms of potential value to our executives, and which are tailored to our unique characteristics and needs within the financial services industry in order to create an executive compensation program that will adequately reward our executives for their roles in creating value for us stockholders. We intend to be competitive with other similarly situated companies in the banking industry. The compensation decisions regarding our executives will be based on our need to attract individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

Our executives’ compensation will have three primary components — salary, cash incentive bonuses and stock-based awards. We will view the three components of executive compensation as related but distinct. Although our Compensation Committee will review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since our Compensation Committee was only recently formed upon the consummation of the Acquisition, we have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation

In addition to the guidance provided by our Compensation Committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our Compensation Committee is charged with performing an annual review of our executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

We believe it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the banking industry. We expect that the Compensation Committee will stay apprised of the cash and equity compensation practices of publicly held companies in the banking industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to us, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our post-acquisition business and objectives that may be unique to us, we generally believe that gathering this information will be an important part of our compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, we anticipate setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We will seek to maintain base salary amounts at or near the industry norms while avoiding paying amounts in excess of what we believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the Compensation Committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  We intend to design and utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the Board, upon the recommendation of the Compensation Committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the Board and Compensation Committee will determine the level of achievement for each corporate goal.

We will structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual compensation will exceed $1.0 million, and we have accordingly not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Equity Awards.  We also may use stock options and other stock-based awards to reward long-term performance, including stock options granted under the Stock Option Plan. We believe that providing a meaningful portion of our executives’ total compensation package in stock options and other stock-based awards serves to align the incentives of our executives with the interests of our stockholders and with our long-term success. The Compensation Committee and the Board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Other Compensation.  We will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and we will not discriminate in favor of executive officers. We may extend other perquisites to our executives that are not available to our employees generally. All of our executive officers will be eligible to participate in non-contributory 401(k) plans, premium-paid health, hospitalization, short and long term disability, dental, life and other insurance plans as we may have in effect from time to time. They also will be entitled to reimbursement for all reasonable business travel and other out-of-pocket expenses incurred in the performance of their services.

Director Compensation

In accordance with the policies of the Board, our Compensation Committee recently recommended, and our Nominating and Governance Committee recently approved, the future grant of equity compensation to our directors in the form of stock options to purchase shares of Common Stock to be granted under the Stock Option Plan. Furthermore, our Compensation Committee recently recommended, and our Nominating and Governance Committee recently approved, annual cash compensation to our non-executive directors and Board committee members in the following amounts: $50,000 for the Chairman of the Board; $20,000 for all other non-executive members of the Board; an additional $15,000 for the Chairman of our Audit Committee; an additional $5,000 for all other members of our Audit Committee; and an additional $10,000 for the Chairman of our Compensation Committee.

In addition, we issued equity grants to certain of our current and former directors, executive officers and consultants in connection with the Acquisition, as further discussed below.

Transaction Related Equity Awards

On October 28, 2010, in connection with the consummation of the Acquisition, we issued Restricted Stock to William E. Martin, who became a member of the Board and serves as our Chief Executive Officer and as Chief Executive Officer of Service1st, and George A. Rosenbaum, Jr., our current Chief Financial Officer and the Executive Vice President of Service1st. Mr. Martin received 155,279 shares of Restricted Stock, which was equal to $1.0 million divided by the $6.44 closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. Mr. Rosenbaum received 38,819 shares of Restricted Stock, which was equal to $250,000 divided by the closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. The shares of Restricted Stock granted to each of Messrs. Martin and Rosenbaum will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Messrs. Martin’s and Rosenbaum’s respective and continuous employment through each vesting date. Fifty percent of the shares of Restricted Stock that vest in accordance with the prior sentence will remain Restricted Stock that will vest upon a termination of the holder’s employment for any other reason than (i) by WLBC for cause, or (ii) by the holder without good reason prior to October 28, 2015. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date.

On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC and each of Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the Board, Daniel B. Silvers, our former President, Andrew P. Nelson, our former Chief Financial Officer and a former member of the Board, Michael Tew, an outside consultant, and Laura Conover-Ferchak, an outside consultant, entered into the Letter Agreements, pursuant to which each of the foregoing individuals received a grant of Restricted Stock Units. Mr. Ader, a current director and the former Chairman and Chief Executive Officer of WLBC, received 50,000 Restricted Stock Units; Mr. Silvers, WLBC’s former President, received 100,000 Restricted Stock Units; Mr. Nelson, a former director of WLBC, received 25,000 Restricted Stock Units; Mr. Tew, an outside consultant to WLBC, received 20,000 Restricted Stock Units; and Mrs. Conover-Ferchak, an outside consultant to WLBC, received 5,000 Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock, of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date. Any cash dividends paid with respect to the shares of Common Stock covered by the Restricted Stock Units prior to the Settlement Date shall be credited to a dividend book entry account as if the shares of Common Stock had been issued, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest and shall be paid in cash on the Settlement Date.

Furthermore, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Michael Frankel, the current Chairman of the Board, Richard A.C. Coles, a current member of the Board and Mark Schulhof, a former member of the Board.

Payment for Due Diligence Services

In October 2009, WLBC made a one-time payment of $2,600,000 to Hayground Cove Asset Management LLC for due diligence and other services related to various acquisition opportunities and other activities since WLBC’s inception. Proceeds from the payment were disbursed by Hayground Cove Asset Management LLC to certain of its employees, affiliates and consultants (some of whom also served at the time as WLBC’s officers and/or directors) that provided support to WLBC in connection with its efforts in finding and pursuing potential transactions.

Employment Agreements

The following is a summary of the material terms of the employment agreements that we have entered into with executive officers.

William E. Martin, Chief Executive Officer of WLBC and Chief Executive Officer of Service1st. On February 8, 2010, in connection with the Acquisition, we entered into an amended and restated employment agreement with William E. Martin. Mr. Martin currently serves as our Chief Executive Officer and as a member of the Board, and as Chief Executive Officer and a member of the board of directors of Service1st.

Pursuant to the terms of his employment agreement, Mr. Martin’s employment commenced as of October 28, 2010, the closing date of the Acquisition, and shall continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter unless either party elects not to renew the term. Mr. Martin is entitled to a base salary of $325,000. In addition to the Restricted Stock discussed above, Mr. Martin is also eligible to receive additional equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of the Board. Mr. Martin is entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Martin is entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Martin remains the Chief Executive Officer through the closing of the change in control. Mr. Martin’s employment agreement contains customary representations, covenants and termination provisions.

George A. Rosenbaum Jr., Chief Financial Officer of WLBC and Executive Vice President of Service1st.  On December 18, 2009, we entered into a second amended and restated employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum’s currently serves as our Chief Financial Officer and as Executive Vice President of Service1st.

Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment commenced as of January 1, 2010 and will continue for an initial term of three years with one or more additional automatic one-year renewal periods unless either party elects not to renew the term. Mr. Rosenbaum is entitled to a base salary of $200,000. In addition to the Restricted Stock discussed above, Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum received $85,484, which represents payment in full of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum is entitled to employee benefits in accordance with any employee benefits programs and policies adopted by us. In addition, the employment agreement contains customary representations, covenants and termination provisions.

Richard Deglman, Chief Credit Officer of Service1st. On November 6, 2009, in connection with the Acquisition, we entered into an employment agreement with Richard Deglman. Mr. Deglman currently serves as the Chief Credit Officer of Service1st.

Pursuant to the terms of his employment agreement, Mr. Deglman’s employment commenced as of as of October 28, 2010, the closing date of the Acquisition, and shall continue for an initial term of three years with one or more additional automatic one-year renewal periods thereafter unless either party elects not to renew the term. Mr. Deglman is entitled to a base salary of not less than $250,000. Mr. Deglman is eligible to receive equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of the Board. Mr. Deglman is entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at Service1st and Mr. Deglman remains the Chief Credit Officer through the closing of the change in control. Mr. Deglman’s employment agreement contains customary representations, covenants and termination provisions.

We may enter into additional employment agreements with certain of our current and future executive officers. The terms of those agreements will be determined by the Compensation Committee and will be commensurate with the compensation packages of comparable level executives at similarly situated companies.

Summary Compensation Table

The following table sets forth all compensation received during the last fiscal year by (i) our former Chief Executive Officer, (ii) our Chief Executive Officer, (iii) our Chief Financial Officer, (iv) the Chief Credit Officer of Service1st, (v) our former President and (vi) our former Chief Financial Officer, each of whom served as executive officers for purposes of reporting compensation for our last fiscal year. These executive officers are referred to as our “named executive officers” or “NEOs”.

						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive	Deferred	All
Principal				Awards	Awards	Plan	Compensation	Other
Position	Year	Salary	Bonus	(1)	(1)	Compensation	Earnings	Compensation	Total

Jason N. Ader;	2010	—	$200,000(2)	$322,000(3)	—	—	—	—	$522,000
Former Chief
Executive
Officer
William E. Martin;	2010	$237,500(4)	—	$1,000,000(5)	—	—	—	—	$1,237,500
Chief Executive Officer
George A. Rosenbaum Jr.;	2010	$200,000	—	$250,000(6)	—	—	—	—	$450,000
Chief Financial Officer
Richard Deglman;	2010	$219,792(7)	—	—	—	—	—	—	$219,792
Chief Credit Officer of Service1st
Daniel B. Silvers;	2010	—	$450,000(8)	$644,000(9)	—	—	—	—	$1,094,000
Former
President
Andrew Nelson;	2010	—	$50,000(10)	$161,000(11)	—	—	—	—	$211,000
Former Chief
Financial
Officer

(1)	The amounts shown reflect the aggregate grant date fair value of stock awards and stock options computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation actually received by the named executive officers. The fair value of each option grant is estimated based on the fair market value on the date of grant.

(2)	Reflects a one time bonus paid to Mr. Ader on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition.

(3)	Reflects a one-time grant of 50,000 Restricted Stock Units to Mr. Ader on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit was immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by Mr. Ader in connection with such settlement.

(4)	Reflects base salary of $183,333 paid to Mr. Martin by Service 1st from January 1, 2010 to October 31, 2010 for duties performed for Service 1st before the Acquisition, and base salary of $54,166 paid to Mr. Martin by WLBC from November 1, 2010 to December 31, 2010, for duties performed for WLBC after the Acquisition.

(5)	Reflects a one time grant of 155,279 shares of Restricted Stock to Mr. Martin in accordance with his Employment Agreement. The shares of Restricted Stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Mr. Martin’s continuous employment through each vesting date. Fifty percent of the shares of Restricted Stock that vest in accordance with the prior sentence will remain Restricted Stock that will vest upon a termination of the holder’s employment for any other reason than (i) by WLBC for cause, or (ii) by the holder without good reason prior to October 28, 2015. Such Restricted Stock will also vest upon a third party acquiring of 50% of more of the then outstanding voting securities of WLBC or the power to cause the election of a majority of the members of the Board. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date.

(6)	Reflects a one time grant of 38,819 shares of Restricted Stock to Mr. Rosenbaum in accordance with his Employment Agreement. The shares of Restricted Stock are subject to the same terms and conditions with regard to vesting and forfeiture set forth in footnote 5 above with respect to Mr. Martin.

(7)	Reflects base salary of $178,125 paid to Mr. Deglman by Service1st from January 1, 2010 to October 31, 2010 for duties performed for Service1st before the Acquisition, and base salary of $41,667 paid to Mr. Deglman by WLBC from November 1, 2010 to December 31, 2010, for duties performed for WLBC after the Acquisition.

(8)	Reflects a one time bonus paid to Mr. Silvers on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition.

(9)	Reflects a one-time grant of 100,000 Restricted Stock Units to Mr. Silvers on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit was immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by Mr. Silvers in connection with such settlement.

(10)	Reflects a one time bonus paid to Mr. Nelson on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition.

(11)	Reflects a one-time grant of 25,000 Restricted Stock Units to Mr. Nelson on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. Each Restricted Stock Unit was immediately and fully vested and shall be settled for one share of Common Stock of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date, and no additional consideration shall be paid by Mr. Nelson in connection with such settlement.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes unexercised stock options and shares of restricted stock that have not vested and related information for each of our named executive officers as of December 31, 2010. The market value of restricted stock awards is based on the closing price of WLB’s Common Stock on December 31, 2010 of $5.35.

	Option Awards						Stock Awards
Equity
									Equity	Incentive
		Equity		Equity					Incentive	Plan
		Incentive		Incentive					Plan	Awards:
		Plan		Plan					Awards:	Market or
	Number of	Awards:		Awards:			Number	Market	Number of	Payout Value
	Securities	Number		Number			of	Value of	Unearned	of Unearned
	Underlying	of		of			Shares or	Shares or	Shares, Units	Shares, Units
	Unexercised	Securities		Securities			Units of	Units of	or Other	or Other
	Options	Underlying		Underlying	Option		Stock That	Stock That	Rights That	Rights That
	(#)	Unexercised		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Exercisable	Options		Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(#)(1)		(#)	($)	Date	(#)(2)	($)	(#)	($)

Jason Ader; Former	—	—		—	—	—	—	—	—	—
Chief Executive Officer
William E. Martin;	—	23,798	(3)	—	21.01	12/20/17	155,279	830,743	—	—
Chief Executive						(4)
Officer
George A. Rosenbaum Jr.;	—	—		—	—	—	38,819	207,682	—	—
Chief Financial Officer
Richard Deglman;	14,281	21,417(5)		—	21.01	8/11/2018	—	—	—	—
Chief Credit Officer of Service1st
Daniel B. Silvers;	—	—		—	—	—	—	—	—	—
Former President
Andrew Nelson;	—	—		—	—	—	—	—	—	—
Former Chief Financial Officer

(1)	Reflects options granted to Mssrs. Martin and Deglman by Service 1st that were converted to into options to purchase WLB Common Stock. The number of shares of WLB Common Stock subject to a converted option was determined by multiplying the number of shares of Service 1st Bank common stock subject to the option (500 shares in the case of Mr. Martin and 750 shares in the case of Mr. Deglman) by 47.5975.

(2)	Each share of restricted stock granted to Messrs. Martin and Rosenbaum represents one share of WLB’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. The shares of Restricted Stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Mr. Martin’s continuous employment through each vesting date. Fifty percent of the shares of Restricted Stock that vest in accordance with the prior sentence will remain Restricted Stock that will vest upon a termination of the holder’s employment for any other reason than (i) by WLBC for cause, or (ii) by the holder without good reason prior to October 28, 2015. Such Restricted Stock will also vest upon a third party acquiring of 50% of more of the then outstanding voting securities of WLBC or the power to cause the election of a majority of the members of the Board. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date.

(3)	Mr. Martin’s options will vest and become exercisable on December 31, 2012 if Service1st’s total deposits are equal to or greater than $750 million as of that date. If the foregoing target is not achieved, then all of Mr. Martin’s options will be forfeited as of that date.

(4)	Reflects the expiration date if Mr. Martin’s options vest as set forth in footnote 3.

(5)	Mr. Deglman’s unvested options will vest in equal installments on August 11 of 2011, 2012 and 2013.

Director Compensation Table

The following table sets forth all compensation received during the last fiscal year by WLBC’s non-employee directors for services in all capacities to the Company in 2010. Information with respect to the compensation of Jason N. Ader, a director and WLBC’s former Chief Executive Officer, William E. Martin, a director and WLBC’s Chief Executive Officer, and Andrew P. Nelson, a former director and WLBC’s former Chief Financial Officer, are set forth in the “Summary Compensation Table” above. The table includes compensation information for Mark Schulhof and Blake L. Sartini and who are no longer members of WLBC’s Board, but served in such capacity until October 28, 2010 and February 14, 2011, respectively:

	Fees
	Earned
	or Paid in	Stock	Option	All other
	Cash	Awards	Awards	Compensation		Total
Name	($)(1)	($)(2)	($)(2)	($)		($)

Michael B. Frankel, Chairman	5,890	$322,000	—	50,000	(3)	377,890
Terrence L. Wright, Vice Chairman	2,945	—	—	—		2,945
Richard A.C. Coles	2,945	$322,000	—	—		324,945
Robert G. Goldstein	2,356	—	—	—		2,356
Curtis W. Anderson, CPA	4,123	—	—	—		4,123
Steven D. Hill	—	—	—	—		—
Mark Schulhof	—	$322,000	—	—		322,000
Blake. L. Sartini	2,356	—	—	—		2,356

(1)	Consists of annual Board fees, Board Chairman, committee chairman, and committee fees.

(2)	Reflects a one time grant of 50,000 Private Shares to each of Mssrs. Frankel, Coles and Schulhof on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition. The amounts shown reflect the aggregate grant date fair value of stock awards and stock options computed in accordance with FASB ASC Topic 718, and are not necessarily indicative of the compensation actually received by the non-employee directors. The fair value of each option grant is estimated based on the fair market value on the date of grant.

(3)	Reflects a one time payment paid to Mr. Frankel on October 28, 2010 in consideration of his substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition.

INFORMATION RELATED TO WESTERN LIBERTY BANCORP
AND SERVICE1ST BANK OF NEVADA

Overview

WLBC is a “new” Nevada financial institution bank holding company and conducts its operations through its wholly-owned subsidiary, Service1st. Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other customers from its headquarters and two retail banking locations in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied) loans, construction loans, and unsecured personal and business loans. Service1st relies primarily on locally generated deposits to provide us with funds for making loans. Substantially all of our business is generated in the Nevada market. As of September 30, 2010, Service1st had total assets of approximately $193.2 million, total gross loans of $120.9 million and total deposits of $171.9 million.

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We engaged in our initial public offering of units, consisting of one share of Common Stock and one Warrant on November 20, 2007 and, in connection therewith, issued 31,948,850 (including the over allotment option) Public Warrants to our public investors. Additionally, we issued 8,500,000 Private Warrants and 8,625,000 Private Shares in private placements concurrent with our initial public offering, of which 637,786 Private Shares were redeemed because the underwriters in the initial public offering did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Private Shares outstanding after redemption. On July 20, 2009, we entered into a Private Shares Restructuring Agreement with our former sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

On October 7, 2009, we held a special meeting where our stockholders approved, among other things, certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies and changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account maintained for the proceeds of our initial public offering. On October 7, 2009, we also liquidated our trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, resulting in 10,959,169 outstanding shares of Common Stock (including 368,306 Private Shares).

In connection with the Acquisition, the former stockholders of Service1st received 2,282,668 shares of Common Stock as Base Acquisition Consideration. In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor (such warrants being the Service1st Warrants) to purchase up to 289,781 shares of Common Stock. In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive Contingent Acquisition Consideration, payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, which occurred on October 28, 2010, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on August 31, 2010. The total number of shares of Common Stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Amended Warrant Agreement, pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Exchange Act during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance.

At the close of business on October 28, 2010, WLBC was a new Nevada financial institution bank holding company by consummating the acquisition of Service1st and conducting operations through Service1st. In conjunction with the transaction, WLBC infused $25 million of capital onto the balance sheet of Service1st.

Regulation

Service1st is under the supervision of and subject to regulation and examination by the Nevada Financial Institutions Division and the FDIC. For more information, see the section entitled “Supervision and Regulation.”

Enhanced supervision of recently chartered banks.  In connection with the FDIC’s approval of deposit insurance, the FDIC subjected Service1st to customary conditions applicable to de novo banks for a period of three years, including the requirement that during such three-year period Service1st maintain a Tier 1 capital leverage ratio of not less than 8.0%. In addition, during the three-year period, Service1st was required to operate within the parameters of the business plan submitted as part of Service1st’s application for deposit insurance, and to provide the FDIC 60 days’ advance notice of any proposed material change or material deviation from the business plan, before making any such change or deviation.

In September of 2009, the FDIC extended the special supervision period for all de novo banks from three years to seven years, thus extending the period during which the foregoing restrictions apply to Service1st from January 2010 to January 2014. In connection with the extension, at the FDIC’s request, Service1st submitted a revised business plan to the FDIC in the fourth quarter of 2009. The FDIC also advised all de novo banks that during the remainder of the seven-year de novo period, banks will remain on a 12-month risk management examination cycle and be subject to enhanced supervision for compliance examinations and Community Reinvestment Act evaluations.

Supervisory conditions imposed by the FDIC.  In May of 2009, Service1st entered into the MOU with the FDIC and the Nevada Financial Institutions Division. Pursuant to the MOU, Service1st agreed, among other initiatives, to develop and submit a comprehensive strategic plan covering at least a three-year operating period; to reduce the level of adversely classified assets and review loan grading criteria and procedures to ensure accurate risk ratings; to develop a plan to strengthen credit administration of construction and land loans (including the reduction of concentration limits in land, construction and development loans and the improvement of stress-testing of commercial real estate loan concentrations); to review its methodology for determining the adequacy of the allowance for loan and lease losses; and to correct apparent violations listed in its most recent report of examination.

Since mid-2009, Service1st has been required (i) to provide the FDIC with at least 30 days’ prior notice before appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer; and (ii) to obtain FDIC approval before making (or agreeing to make) any severance payments (except pursuant to a qualified pension or retirement plan and certain other employee benefit plans).

On September 1, 2010, Service1st, without admitting or denying any possible charges relating to the conduct of its banking operations, agreed with the FDIC and the Nevada Financial Institutions Division to the issuance of a Consent Order. The Consent Order supersedes a Memorandum of Understanding entered into by Service1st with the FDIC and Nevada Financial Institutions Division in May of 2009. Under the Consent Order, Service1st has agreed, among other things, to: (i) assess the qualification of, and have retained qualified, senior management commensurate with the size and risk profile of Service1st; (ii) maintain a Tier I leverage ratio at or above 8.5% (as of September 30, 2010, Service1st’s Tier I leverage ratio was at 9.23%) and a total risk-based capital ratio at or above 12% (as of September 30, 2010, Service1st’s total risk-based capital ratio was at 16.90%); (iii) continue to maintain an adequate allowance for loan and lease losses; (iv) not pay any dividends without prior bank regulatory approval; (v) formulate and implement a plan to reduce Service1st’s risk exposure to adversely classified assets; (vi) not extend any additional credit to any borrower whose loan has been classified as “substandard” or “doubtful” without prior approval from Service1st’s board of directors or loan committee; (vii) formulate and implement a plan to reduce risk exposure to reduce risk exposure to its concentration in commercial real estate loans in conformance with Appendix A of Part 365 of the FDIC’s Rules and Regulations; (ix) formulate and implement a plan to address profitability; and (x) not accept brokered deposits (which includes deposits paying interest rates significantly higher than prevailing rates in Service1st’s market area) and reduce its reliance on existing brokered deposits, if any.

Conditions arising out of the recent acquisition.  During the application process for the acquisition of Service1st by WLBC, we made a number of commitments to the FDIC. First, we agreed to maintain the Tier 1 leverage capital ratio of Service1st at 10% or greater until October 28, 2013 or, if later, when the September 1, 2010 Consent Order agreed to by Service1st with the FDIC and the Nevada Financial Institutions Division terminates. We also agreed that for that same time period we will make no change in the directors or executive management of Service1st unless we first receive the FDIC’s non-objection to the proposed change. We assured the FDIC in writing during the application process that we will not seek to expand by acquisition until Service1st is restored to a satisfactory condition, which at a minimum means that the September 1, 2010 Consent Order must first be terminated. Until that occurs, any growth on Service1st’s part must be the result of organic growth in the bank’s existing business. We also agreed to seek advance approval both from the FDIC and the Nevada Financial Institutions Division for any major deviation from the business plan that we submitted during the acquisition application process.

As a condition to obtaining Federal Reserve approval of WLBC’s acquisition of Service1st, Director Jason N. Ader made a number of commitments to the Federal Reserve on behalf of Hayground Cove. Unless written approval of the Federal Reserve is obtained by Hayground Cove in advance, Hayground Cove committed, among other things, that it will not, directly or indirectly, (i) exercise or attempt to exercise a controlling influence over the management or policies of WLBC or Service1st, (ii) have or seek to have more than one representative on the board of directors of WLBC or Service1st, (iii) have an interest of 4.9% or more in the voting securities of WLBC, including for purposes of calculating the 4.9% threshold, the WLBC voting securities held by Jason N. Ader or by other officers and directors of Hayground Cove, (iv) no Hayground Cove representative may serve as an officer or employee of WLBC or Service1st, and (v) no director representative of Hayground Cove may serve as chairman of the board of directors of WLBC or Service1st. The Federal Reserve likewise requested passivity commitments from certain other holders of WLBC’s voting stock. In the case of entities, investment funds, or other nonindividual investors holding a substantial percentage of the voting stock of a bank or bank holding company, it is common for these investors to make passivity commitments as an alternative to registering as and becoming subject to regulation and supervision as bank holding companies under the Bank Holding Company Act of 1956 and Regulation Y of the Federal Reserve. See “Supervision and Regulation.”

Market Area

Local Economic Conditions.  According to the National Bureau of Economic Research, the United States economy entered into the longest and most severe recession in the post-war period beginning in December of 2007. The recession has been deeply felt in the greater Las Vegas area. Beginning in 2008 and continuing through the first nine months of 2010, job losses, declining real property values, low consumer and business confidence levels and increasing vacancy and foreclosure rates for commercial and residential property dramatically affected the Las Vegas economy. According to a monthly report produced by The Center for Business & Economic Research at the University of Nevada Las Vegas (the “CBER Report”), the local unemployment rate in Las Vegas rose from 5.6% as of December 31, 2007, to 9.1% as of December 31, 2008, to 13.1% at December 31, 2009 and to 15.0% at September 30, 2010. In addition, new home sales decreased 53.4% from December 2007 to December 2008, falling a further 25.7% from December 2008 to December 2009. During the same period, median new home prices decreased 21.7% from December 2007 to December 2008, and decreased 11.2% from December 2008 to December 2009. New home sales declined by 7.3% for the quarter ended September 30, 2010 compared to the same period in 2009, and median new home prices decreased by 2.9% for the quarter ended September 30, 2010 compared to the same period in 2009. The national recession also adversely affected tourism and Las Vegas’s critical gaming industry. According to the CBER Report, gaming revenues decreased 18.4% from December 2007 to December 2008, decreased 2.4% from December 2008 to December 2009, and increased 1.5% for the quarter ended September 30, 2010 compared to the same period for 2009. Data derived from The Applied Analysis, Las Vegas Market Reports (2nd quarter 2010) shows that Las Vegas vacancy rates for office, industrial and retail space rose from December 31, 2007 to December 31, 2008 to December 31, 2009 to September 30, 2010: office — from 13.6%, to 17.3%, to 23.0%, to 24.0%; industrial — from 6.6%, to 8.9%, to 13.7%, to 16.6%; and retail — from 4.0%, to 7.4%, to 10.0%, to 10.7%.

Service1st’s target market primarily consists of small business banking opportunities, private banking clientele, commercial lending, and commercial real estate opportunities in the Nevada region. In particular, Service1st believes that there is a significant market segment of small to mid-sized businesses that are looking for a locally-based commercial bank capable of providing a high degree of flexibility and responsiveness, in addition to offering a broad range of financial products and services. With its experienced management and strong capital base, Service1st believes it is well-positioned to pursue opportunities available in the market and to provide lending support in the Nevada economy.

Lending Activities

Service1st provides a variety of financial services to its customers, including commercial real estate loans, commercial and industrial loans, construction and land development loans and, to a lesser extent, consumer loans.

Concentration.  Service1st’s loan portfolio has a concentration of loans secured by real estate. As of September 30, 2010, loans secured by real estate comprised 67.6% of total gross loans. Substantially all of these loans are secured by first liens. Approximately 30.0% of these real estate secured loans were owner occupied as of September 30, 2010. A loan is considered owner occupied if the borrower occupies at least fifty percent of the collateral securing such loan. Service1st’s policy is to obtain collateral whenever it is available or desirable, depending upon the degree of risk Service1st is willing to accept. Repayment of loans is expected from the borrower’s cash flows or the sale proceeds of the collateral. Deterioration in the performance of the economy or real estate values in Service1st’s primary market areas, in particular, could have an adverse impact on collectibility, and consequently have an adverse effect on profitability.

Commercial real estate loans.  The majority of Service1st’s lending activity consists of loans to finance the purchase of commercial real estate and loans to finance inventory and working capital that are additionally secured by commercial real estate. Service1st has a commercial real estate portfolio comprised of loans on professional offices, industrial facilities, retail centers and other commercial properties. As of September 30, 2010, Service1st had $62.4 million in commercial real estate loans, which represented 51% of its loan portfolio.

Commercial and industrial loans.  Service1st focuses its commercial lending on small to medium size businesses located in or serving the Las Vegas community. Service1st considers “small businesses” to include commercial, professional and retail businesses. Service1st’s commercial and industrial loan products include:

•	working capital loans and lines of credit;

•	business term loans; and

•	inventory and accounts receivable financing.

As of September 30, 2010, Service1st had $39.1 million in commercial and industrial loans, which represented 32.3% of its loan portfolio.

Construction, land development and other land loans.  The principal types of construction loans include loans for the construction of owner occupied buildings and investment properties (including residential development construction), residences, commercial development and other properties. An analysis of each construction project is performed as part of the underwriting process to determine whether the type of property, location, construction costs and contingency funds are appropriate and adequate. As of September 30, 2010, Service1st had $8.9 million in construction, land development and other land loans, which represented 7.4% of its loan portfolio.

Residential real estate loans.  While residential mortgage lending is not a significant part of Service1st’s lending business, it has made some loans secured by 1-4 single-family residential properties. As of September 30, 2010, Service1st had $10.3 million in residential loans, which represented 8.5% of its loan portfolio.

Consumer loans.  To a lesser extent, Service1st originates from time to time consumer loans, such as home equity loans and lines of credit, to meet customer demand and to respond to community needs. Consumer loans are not a significant part of Service1st’s loan portfolio. As of September 30, 2010, Service1st had $131,000 in consumer loans, which represented 0.1% of its loan portfolio.

Depository Services

Service1st offers a variety of traditional demand, savings and time deposit accounts to individuals, professionals and businesses within the Nevada region, including the following products:

•	Demand — Checking/Business Checking

•	Checking accounts

•	Interest bearing checking accounts

•	Savings

•	Traditional savings accounts

•	Money Market Accounts

•	Consumer accounts

•	Business accounts

•	Certificates of Deposit

•	Regular accounts over/under $100,000

•	Freedom CD — a flexible, liquid certificate of deposit product that permits customers to deposit or withdraw funds, subject to certain restrictions, without penalty prior to the end of the CD term.

Service1st’s deposit base is generated from the Nevada area. The competition for these deposits in Service1st’s market is strong. Service1st seeks to structure its deposit products to be competitive with the rates, fees and features offered by other local institutions, but with an emphasis on customer service and relationship-based pricing. As of September 30, 2010, total deposits were $171.9 million compared with $185.3 million at December 31, 2009, representing a decrease of $13.4 million or 7.2%. The weighted average cost of Service1st’s interest-bearing deposits was 1.16% for the nine months ended September 30, 2010. For additional information concerning Service1st’s deposits see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada — Financial Condition — Deposits.”

Other Services

In addition to traditional commercial banking activities, Service1st provides other financial and related services to its customers, including:

•	1st net online banking;

•	Direct deposits, direct debit and electronic bill payment;

•	Wire transfers;

•	Lock box services;

•	Merchant related services (including point of sale payment processing);

•	Courier service;

•	Safe deposit boxes;

•	Cash management services (including account reconciliation, collections, and sweep accounts);

•	Corporate and consumer credit cards;

•	Night depository;

•	Cashier’s checks; and

•	Notary services.

Credit Policies and Administration

Loan and credit administration policies adopted by Service1st Bank’s board of directors establish underwriting criteria, concentration limits, and loan authorization limits, as well as the procedures to administer loans, monitor credit risk, and subject loans to appropriate grading and evaluation for impairment. Loan originations are subject to a process that includes the credit evaluation of borrowers, established lending limits, analysis of collateral and procedures for continual monitoring and identification of credit deterioration. Loan officers are required to monitor their individual credit relationships in order to report suspected risks and potential downgrades as early as possible.

For real-estate secured loans, appraisals are ordered from outside appraisers at a loan’s inception or renewal, or for commercial real estate loans upon the occurrence of any event causing a “criticized” or “classified” grade to be assigned to the credit. The frequency for obtaining updated appraisals for these adversely graded credits is increased when declining market conditions exist. Appraisals may reflect the collateral’s “as-is”, “as-stabilized,” or “as-developed” values, depending upon the loan type and collateral. Raw land generally is appraised at its “as-is” value. Income producing property may be appraised at its “as-stabilized” value, which takes into account the anticipated cash flow of the property based upon expected occupancy rates and other factors. The collateral securing construction loans may be appraised at its “as-if developed” value, which approximates the post-construction value of the collateralized property assuming that such property is developed. “As-developed” values on construction loans often exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser. If a loan goes into default before development of a project, the market value of the property may be substantially less than the “as-developed” appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, Service1st may not recover the outstanding balance of the loan.

Service1st’s loan approval procedures are executed through a tiered loan limit authorization process. Each loan officer’s individual lending limit and those of the Senior Loan Committee are set by Service1st’s board of directors. All debt due from the borrower (including unfunded commitments and guaranties) and the borrower’s related entities is aggregated when determining whether a proposed new loan is within the authority of an individual lender or of the Senior Loan Committee. Each senior vice president team leader may unilaterally approve real-estate secured loans of up to $750,000, other secured loans of up to $500,000, and unsecured loans of up to $375,000. Credit applications exceeding a senior vice president team leader’s authority are submitted for approval by Service1st’s Chief Executive Officer, or Chief Credit Officer, each of whom may unilaterally approve real estate-secured loans of up to $1,500,000, other secured loans of up to $1,250,000, and unsecured loans of up to $1,000,000, with higher limits for joint approvals by more than one of the executive officers or senior vice presidents. As an alternative approval process, credits may be submitted to the Senior Loan Committee. The Senior Loan Committee consists of Service1st Bank’s Chief Executive Officer and Chief Credit Officer, and the bank’s senior vice president team leaders. A quorum consists of at least the Chief Executive Officer or Chief Credit Officer plus two other members. The Senior Loan Committee has the authority to approve loan applications, but loans exceeding $5,000,000 also require the approval of the Chief Executive Officer. Service1st Bank’s board of directors also has a loan and investment committee that is responsible for establishing and providing supervision and oversight over Service1st’s credit and investment policies and administration. Credits granted as an exception to loan policy are required to be justified and duly noted in the loan presentation or file memo, as appropriate, and approved or ratified by the necessary approval authority level. Exceptions to loan policies are disclosed to the board’s loan and investment committee.

All insider loans must be approved in advance by a majority of the board without the vote of the interested director. It is the policy of Service1st that directors not be present when their loan is presented at a board meeting for discussion and approval. Service1st believes that all of its insider loans were made on terms substantially similar to those offered to unaffiliated individuals. As of December 31, 2010, the aggregate amount of all loans outstanding to Service1st’s executive officers, directors, and greater than 10% stockholders and their respective affiliates was approximately $2.4 million, which represented 2.2% of the bank’s total gross loans.

Asset Quality

General

To measure asset quality, Service1st has instituted a loan grading system consisting of ten different categories. The first six are considered “satisfactory.” The other four grades range from a “special mention” category to a “loss” category and are consistent with the grading systems used by Federal banking regulators. All loans will be assigned a credit risk grade at the time they are made, and each originating loan officer will review the credit with his or her immediate supervisor on a quarterly basis to determine whether a change in the credit risk grade is warranted. The management loan committee also has the responsibility to assign grades. In addition, the grading of Service1st’s loan portfolio will be reviewed, at minimum, annually by an external, independent loan review firm.

Collection Procedure

If a borrower fails to make a scheduled payment on a loan, Service1st will attempt to remedy the deficiency by contacting the borrower and seeking payment. Service1st’ s Problem Loan Committee, consisting of its Chief Executive Officer, Chief Operating Officer and Chief Credit Officer, is responsible for monitoring activity that may indicate increased risk rating, such as past-dues, overdrafts and loan agreement covenant defaults.

Charge-offs

Service1st’s Chief Executive Officer, Chief Operating Officer and Chief Credit Officer must approve all charge-offs. Loans deemed uncollectible are proposed for charge-off or write-down to collectible levels generally on a monthly basis and within their quarter of discovery.

Non-performing Assets

As a result of the continuing weakness in the Las Vegas economy and real estate markets, Service1st has experienced deterioration in the quality of its loan portfolio in 2008, 2009 and the first nine months 2010, as non-performing assets increased from 2.50% of total loans at year-end 2008 to 5.69% at year-end 2009 and to 14.2% for the nine months ended September 30, 2010. This deterioration also manifested itself in net charge-offs as a percentage of average loans, which increased from 1.44% for the year ended December 31, 2008 to 8.43% for the year ended December 31, 2009 and increased from 1.27% for the nine months ended September 30, 2009 to 2.53% for the nine months ended September 30, 2010. For additional information concerning Service1st’s loans, including its non-performing assets, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Service1st Bank of Nevada — Financial Condition — Loans.”

Service1st’s Chief Credit Officer continuously monitors the status of the loan portfolio and prepares and presents to Service1st’s board of directors a monthly report listing all past due credits. Service1st prepares detailed status reports for all relationships rated “watch” or lower on a quarterly basis. These reports are provided to Service1st’s management and its board of directors.

Service1st generally stops accruing income on loans when interest or principal payments are in arrears for 90 days, or earlier if management deems appropriate. Service1st designates loans on which it stops accruing income as nonaccrual loans and reverses previously accrued interest income on such loans. Nonaccrual loans are returned to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

“Watch” and Potential Problem Loans

Banking regulations require that each insured bank classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, examiners will have authority to identify problem assets, and, if appropriate, classify them. Service1st classifies its loans using a ten category grading system and uses grade six to identify loans in the “Watch” category that display negative trends or other causes for concern and grades seven through ten to identify potential problem assets.

The following describes grades six through ten of Service1st’s loan grading system:

Grade 6: Pass (Watch)

This rating category is reserved for credits that display negative trends or other causes for concern. It is not to be used for new loans. The Watch grade should be regarded as a transition category. This rating indicates that according to current information, the borrower has the capacity to perform according to terms; however, elements of uncertainty (an uncharacteristic negative financial or other risk factor event) exist. Margins of debt service coverage are narrow, and historical patterns of financial performance may be erratic although the overall trends are positive. If secured, collateral value and adequate sources of repayment currently protect the loan. Material adverse trends have not developed at this time. Borrower exhibits signs of weakness in some, but not necessarily all, of the following: financial condition, earnings performance, cash flow, financial trends or management. Borrower is the subject of a negative incident or circumstance that could have a major impact on performance or condition if not reversed. Watch credits may require additional security and/or restrictive covenants due to observed weakness. Provided the credit has been timely recognized as a Watch rating, meaningful improvement in performance or circumstances should be evident within six months which may warrant an upgrade or the credit should be considered for a downgrade.

Grade 7: Special Mention

Loans in this classification exhibit trends or have weaknesses or potential weaknesses that deserve more than normal management attention. If left uncorrected, these weaknesses may result in the deterioration of the repayment prospects for the asset or in Service1st’s credit position at some future date. Special Mention assets pose an elevated level of concern, but their weakness does not yet justify a Substandard classification. Loans in this category are usually performing as agreed, although there may be minor non-compliance with financial or technical covenants.

Grade 8: Substandard

Credits in this category generally have well-defined weaknesses that jeopardize the orderly liquidation of the debt and/or other serious problems or adverse trends which, unless improved, will likely result in repayment over an extended period of time. These well-defined weaknesses may be evident in indicators such as financial statements, underwriting ratios that deal with repayment ability, credit reports, information provided by the borrower, bankruptcy or other legal actions, and poor performance on this credit or other credits the borrower may have with Service1st or other institutions. When it is recognized that chances for repayment on such a credit have become severely impaired, and Service1st lacks sufficient collateral coverage to protect it from loss, that credit (or a portion thereof) should with be assigned a Doubtful rating or charged-off.

Grade 9: Doubtful

Loans that have a clear and defined weakness making the repayment of the loan in full highly improbable, are classified Doubtful. Because of certain known factors that may work to the advantage and strengthening of the asset (for example, capital injection, perfecting liens on additional collateral and refinancing plans), classification as an estimated loss may be deferred until a more precise status is determined.

Grade 10: Loss

Loans in this category are of such little value that their continuance as bank assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather that it is not practicable or desirable to defer writing off the asset, even though partial recovery may be achieved in the future.

Allowance for Loan Losses

The allowance for loan losses reflects Service1st’s evaluation of the probable losses in its loan portfolio. The allowance for loan losses is maintained at a level that represents Service1st management’s best estimate of losses in the loan portfolio at the balance sheet date that are both probable and reasonably estimable. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The allowance for loan losses is reviewed by Service1st’s management and adjusted on a monthly basis.

Service1st maintains the allowance through provisions for loan losses that it charges to income. Service1st charges losses on loans against the allowance for loan losses when it believes the collection of loan principal is unlikely. Recoveries on loans charged-off are restored to the allowance for loan losses. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, is deemed to be uncollectible.

In assessing the adequacy of the allowance, Service1st considers the results of its loan review process. Service1st undertakes this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in its overall evaluation of the risk characteristics of the entire loan portfolio. Service1st’s loan review process takes into account the judgment of management and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process. Service1st incorporates loan review results in the determination of whether or not it is probable that it will be able to collect all amounts due according to the contractual terms of a loan.

The criteria that Service1st considers in connection with determining the overall allowance for loan losses is subject to a written and board approved methodology that includes:

•	results of the internal credit quality review;

•	general economic and business conditions affecting key lending areas;

•	credit quality trends (including trends in nonperforming loans expected to result from existing conditions);

•	collateral values;

•	loan volumes and concentrations;

•	age of the loan portfolio;

•	specific industry conditions within portfolio segments;

•	duration of the current business cycle;

•	bank regulatory examination results; and

•	external loan review results.

In addition to the foregoing factors, the loan grading system used by Service1st also plays a role in setting the level of the allowance since each grade tier has a fixed percentage allocation assigned to it. Service1st’s loan loss methodology also provides that management will take into account updated appraisals of the collateral especially for loans which can be more volatile such as construction and land loans.

Additions to the allowance for loan losses may be made when Service1st’s management has identified significant adverse conditions or circumstances related to a specific loan. Service1st’s management will continuously review the entire loan portfolio to determine the extent to which additional loan loss provisions might be deemed necessary. However, there can be no assurance that the allowance for loan losses will be adequate to cover all losses that may in fact be realized in the future or that additional provisions for loan losses will not be required.

The assessment will also include an unallocated component. Service1st believes that the unallocated amount is warranted for inherent factors that cannot be practically assigned to individual loan categories, such as the current volatility of the national and global economy.

Service1st reviews the resulting allowance by comparing the balance in the allowance to peer information. Service1st’s management then evaluates the procedures performed, including the result of the testing, and concludes on the appropriateness of the balance of the allowance in its entirety. Service1st’s board of directors reviews and approves the assessment prior to the filing of quarterly or annual financial information.

Various regulatory agencies, as well as Service1st’s outsourced loan review function, as an integral part of their review process, periodically review Service1st’s loan portfolios and the related allowance for loan losses. In determining adequacy, regulatory agencies may from time to time require Service1st to increase the allowance for loan losses based on their review of information available to them at the time of their examination.

As of September 30, 2010, Service1st’s allowance for loan losses was $7.0 million, representing 5.8% of total loans.

Investment Activities

Service1st’s investment policy was established and approved by Service1st’s board of directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with Service1st’s interest rate risk management policies. Service1st’s Chief Financial Officer is responsible for making security portfolio decisions in accordance with established policies. The Chief Financial Officer has the authority to purchase and sell securities within specified guidelines established by the investment policy.

Service1st’s investment policy allows for investment of the following types of instruments: cash and cash equivalents, which consists of cash and amounts due from banks, federal funds sold and certificates of deposits with original maturities of three months or less; longer term investment securities issued by companies rated “A” or better; securities backed by the full faith and credit of the U.S. government, including U.S. government agency securities; direct obligations of Ginnie Mae; mortgage-backed securities or collateralized mortgage obligations issued by a government-sponsored enterprise such as Fannie Mae, Freddie Mac, or Ginnie Mae and mandatory purchases of equity securities from the Federal Home Loan Bank. Service1st does not plan to purchase collateralized debt obligations, adjustable rate preferred securities, or private label collateralized mortgage obligations.

Service1st’s policies also govern the use of derivatives, and provide that Service1st may prudently use derivatives as a risk management tool to reduce its overall exposure to interest rate risk, and not for speculative purposes.

Service1st’s investment securities are classified as “available-for-sale” or “held-to-maturity”. Available-for-sale securities are reported at fair value in accordance with generally accepted accounting principles, with unrealized gains and losses excluded from earnings and instead reported as a separate component of stockholders’ equity. Held-to-maturity securities are those securities that Service1st has both the intent and the ability to hold to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts.

Competition

The banking and financial services industries in the Nevada market area in which Service1st operates remain highly competitive despite the recent economic downturn. This increasingly competitive environment is primarily a result of changes in regulation that made mergers and geographic expansion easier; changes in technology and product delivery systems, such as ATM networks and web-based tools; the accelerating pace of consolidation among financial services providers; and the flight of deposit customers to perceived increased safety. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with Service1st. Service1st competes for loans, deposits and customers with other commercial banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial services providers. Competition for deposit and loan products remains strong from both banking and non-banking firms, and this competition directly affects the rates of those products and the terms on which they are offered to consumers.

Consumers in Nevada continue to have numerous choices when it comes to serving their financial needs. Since March of 2000, eight new bank charters have been issued for de novo banks in the Las Vegas valley. Listed by name, date of opening, deposit and asset size as of September 30, 2010, they are as follows:

		Total Deposits	Total Assets
		(As of September 30,	(As of September 30,
Name of Bank	Date of Opening	2010)	2010)

Nevada Commerce Bank	March 2000	$155 million	$167 million
Bank of North Las Vegas	August 2005	$82 million	$91 million
1st Commerce Bank	October 2006	$42 million	$44 million
Service1st Bank	January 2007	$172 million	$193 million
First Security Bank	January 2007	$87 million	$105 million
Nevada National Bank	February 2007	$31 million	$38 million
Bank of George	October 2007	$107 million	$118 million
Meadows Bank	March 2008	$156 million	$194 million

Other competitors include regional banks, such Zions’ Nevada State Bank, Western Alliance Bancorporation’s Bank of Nevada and Mutual of Omaha Bank. Finally, several larger nationwide banks also operate in the marketplace, namely US Bank, Wells Fargo, Bank of America, Citibank and Chase. Many of Service1st’s competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than Service1st can offer.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent accountants. We have filed with the SEC our Annual Reports on Form 10-K covering the fiscal years ended December 31, 2009, 2008 and 2007 and our Quarterly Reports on Form 10-Q covering the quarters ended September 30, 2007, March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009, June 30, 2009, September 30, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

Legal Proceedings

There are no legal proceedings pending against us.

THE BUSINESS OF WESTERN LIBERTY BANCORP

Business Overview

WLBC is a “new” Nevada financial institution bank holding company and conducts its operations through its wholly-owned subsidiary, Service1st. Service1st operates as a traditional community bank and provides a full range of banking and related services to locally owned businesses, professional firms, real estate developers and investors, local non-profit organizations, high net worth individuals and other customers from its headquarters and two retail banking locations in the greater Las Vegas area. Services provided include basic commercial and consumer depository services, commercial working capital and equipment loans, commercial real estate (both owner and non-owner occupied) loans, construction loans, and unsecured personal and business loans. Service1st relies primarily on locally generated deposits to provide us with funds for making loans. Substantially all of our business is generated in the Nevada market.

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We engaged in our initial public offering of units, consisting of one share of Common Stock and one Warrant on November 20, 2007 and, in connection therewith, issued 31,948,850 (including the over allotment option) Public Warrants to our public investors. Additionally, we issued 8,500,000 Private Warrants and 8,625,000 Private Shares in private placements concurrent with our initial public offering, of which 637,786 Private Shares were redeemed because the underwriters in the initial public offering did not fully exercise their over-allotment option, resulting in a total of 7,987,214 Private Shares outstanding after redemption. On July 20, 2009, we entered into a Private Shares Restructuring Agreement with our former sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

On October 7, 2009, we held a special meeting where our stockholders approved, among other things, certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies and changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account maintained for the proceeds of our initial public offering. On October 7, 2009, we also liquidated our trust account. As a result, we distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account and the remaining $105,014,080 to us, resulting in 10,959,169 outstanding shares of Common Stock (including 368,306 Private Shares).

In connection with the Acquisition, the former stockholders of Service1st received 2,282,668 shares of Common Stock as Base Acquisition Consideration. In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor (such warrants being the Service1st Warrants) to purchase up to 289,781 shares of Common Stock. In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive Contingent Acquisition Consideration, payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, which occurred on October 28, 2010, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on August 31, 2010. The total number of shares of Common Stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Amended Warrant Agreement, pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Exchange Act during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance.

At the close of business on October 28, 2010, WLBC was a new Nevada financial institution bank holding company by consummating the acquisition of Service1st and conducting operations through Service1st. In conjunction with the transaction, WLBC infused $25 million of capital onto the balance sheet of Service1st.

Recent Economic Developments

The global and U.S. economies, and the economies of the local communities in which we operate, experienced a rapid decline between 2007 and today. The financial markets and the financial services industry in particular suffered unprecedented disruption, causing many major institutions to fail or require government intervention to avoid failure. These conditions were brought about largely by the erosion of U.S. and global credit markets, including a significant and rapid deterioration of the mortgage lending and related real estate markets. We believe that we are well-positioned to exploit the current conditions in the financial markets as a result of, what we expect to be, our well-capitalized balance sheet.

The United States, state and foreign governments have taken or are taking extraordinary actions in an attempt to deal with the worldwide financial crisis and the severe decline in the economy. In the United States, the federal government has adopted the Emergency Economic Stabilization Act of 2008 (enacted on October 3, 2008) and the American Recovery and Reinvestment Act of 2009 (enacted on February 17, 2009). Among other matters, these laws:

•	provide for the government to invest additional capital into banks and otherwise facilitate bank capital formation (commonly referred to as the Troubled Asset Relief Program, or “TARP”);

•	increase the limits on federal deposit insurance; and

•	provide for various forms of economic stimulus, including to assist homeowners in restructuring and lowering mortgage payments on qualifying loans.

Prospective Strategy and Operating Strengths

We expect to implement our business plan from the existing locations based on the following business strategy:

Generate Additional Transactional Deposits to Grow Existing Base of Deposits

With our local management team and Service1st as a platform, we expect to be well-positioned to grow organically our existing base of deposits. The staff of Service1st was able to grow non-interest-bearing demand deposits from $21.6 million at December 31, 2008 to $56.5 million at December 31, 2009. These efforts were the result of an active calling program and depository services geared to the small business customer. As other institutions failed or merged commercial customers continue to seek services from community banks that will meet their needs.

Pursue Conservative Lending Opportunities in Markets Which Are Underserved by Other Lenders

The market in which Service1st operates has been drastically affected by the recent turmoil in the financial industry. We believe that this has created an opportunity for us to pursue business on more attractive terms than lenders have been able to do in the recent past. Certain types of real estate have started to exhibit signs of price stabilization which will provide collateral values consistent with today’s market values. We expect that such conditions will permit us to obtain more conservative advance rates and attractive pricing, while still growing our market share.

Nevada Market

The Nevada market has an overall favorable business climate given its favorable tax environment. Nevada’s proximity to other states with less favorable tax and business environment makes Nevada an attractive destination for businesses looking to relocate. Between 2000 and 2008, Nevada’s population grew by more than 30% to more than 2.6 million people. At the same time, Clark County’s population grew by more than 35% to approximately 1.9 million people. During 2009, the state’s population declined for the first time in nearly four decades. Although no one is expecting dramatic population growth in the near term, the closing and merging of a number of local financial institutions have caused customers to seek other strong community banks. We believe this will be a distinct advantage to Service1st as many of the other local institutions face capital shortages and the threat of failure.

Strong Capital and Liquidity Position

The balance sheet of Service1st is in significantly better shape than many of our competitors. We focus on conservative business and commercial real estate lending, consumer lending and depository products. Through our management oversight, which will be instrumental in overseeing the credit processes of Service1st, we believe we will be ideally positioned to capitalize on recent financial market turmoil, troubled assets and increased regional and commercial banking closures over the past twelve months. The recapitalization plan is anticipated to create what we believe will be a substantially “over-capitalized” financial institution to benefit from illiquid lending markets and harsh economic conditions that threaten the survival of many of the local financial institutions.

Experienced Local Management with Strong Relationships

The individuals selected to serve as management of Service1st have significant experience in growing core deposits and deep relationships in the local community.

We expect to retain and expand our core deposit base through traditional business and private banking and to capitalize on management’s well-established community relationships to source loans while leveraging the credit background of the management team to increase the efficiency and effectiveness of the underwriting process.

Competition

The banking and financial services industries in our market areas remain highly competitive despite the recent economic downturn. Many of our competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than we can offer.

This increasingly competitive environment is primarily a result of changes in regulation that made mergers and geographic expansion easier; changes in technology and product delivery systems, such as ATM networks and web-based tools; the accelerating pace of consolidation among financial services providers; and the flight of deposit customers to perceived increased safety. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with us. We compete for loans, deposits and customers with other commercial banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial services providers.

Competition for deposit and loan products remains strong from both banking and non-banking firms, and this competition directly affects the rates of those products and the terms on which they are offered to consumers. Consumers in our market areas continue to have numerous choices to serve their financial needs. Competition for deposits has increased markedly, with many bank customers turning to deposit accounts at the largest, most-well capitalized financial institutions or the purchase of U.S. treasury securities. These large institutions have greater access to capital markets and offer a broader range of financial services than we will be able to offer.

Technological innovation continues to contribute to greater competition in domestic and international financial services markets. Many customers now expect a choice of several delivery systems and channels, including telephone, mail, home computer and ATMs.

Mergers between financial institutions have placed additional pressure on banks to consolidate their operations, reduce expenses and increase revenues to remain competitive. In addition, competition has intensified due to federal and state interstate banking laws, which permit banking organizations to expand geographically with fewer restrictions than in the past. These laws allow banks to merge with other banks across state lines, thereby enabling banks to establish or expand banking operations in our market. The competitive environment is also significantly impacted by federal and state legislation that makes it easier for non-bank financial institutions to compete with us.

Properties

We currently conduct our operations from three leased locations. We maintain our principal executive offices at our headquarters located at 8363 West Sunset Road, Suite 350, in Las Vegas, Nevada 89113. We also have two branch locations located at 8349 W. Sunset Road Suite B, Las Vegas, Nevada 89113, and 8965 South Eastern Avenue Suite 190, Las Vegas Nevada 89123.

Employees

We have approximately 40 full-time equivalent, non-union employees. We believe our success derives, in part, from our ability to attract and retain experienced relationship bankers that have strong relationships in their communities. These professionals bring with them valuable customer relationships, and have been an integral part of our ability to expand rapidly in our market.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations for the period ended September 30, 2010 and for the year ended December 31, 2009 are based on the historical financial statements of WLBC and Service1st after giving effect to the Acquisition. The Acquisition will be accounted for using the acquisition method of accounting.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2010, and for the year ended December 31, 2009 give effect to the Acquisition as of January 1, 2009. The unaudited pro forma condensed combined balance sheet as of September 30, 2010 assumes that the Acquisition took place on September 30, 2010.

The unaudited pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed as of September 30, 2010. As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of operations.

As required, the unaudited pro forma condensed combined financial statements includes adjustments which give effect to the events that are directly attributable to the Acquisition, expected to have a continuing impact and are factually supportable. Hence any planned adjustments affecting the balance sheet, statement of operations or changes in common stock outstanding, subsequent to the assumed closing date, are not included.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the Acquisition occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period. Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Western Liberty Bancorp”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada” in this prospectus.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2010

	Historical		Combined	Pro Forma		Combined
	WLBC	Service 1st	Historical	Adjustments		Pro Forma
	(In thousands)

ASSETS
Cash and cash equivalents	$84,318	$27,825	$112,143	$(1,000)	H	$108,259
	—	—	—	(2,884)	K
Certificates of deposit	—	32,174	32,174	—		32,174
Investment securities — AFS	—	3,899	3,899	—		3,899
Investment securities — HTM	—	7,584	7,584	276	D	7,860
Loans	—	120,855	120,855	(12,085)	D	108,770
Allowance for loan losses	—	(7,021)	(7,021)	7,021	D	—
Premises and equipment, net	—	1,321	1,321	—		1,321
Other real estate owned	—	3,019	3,019	(300)	E	2,719
Core deposit intangible	—	—	—	4,352	C	4,352
Goodwill	—	—	—	769	A	769
Accrued interest receivable and other assets	551	3,534	4,085	—		4,085

TOTAL ASSETS	$84,869	$193,190	$278,059	$(3,851)		$274,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$—	$75,026	$75,026	—		$75,026
Interest bearing non-time deposits	—	60,076	60,076	—		60,076
Time Deposits	—	36,773	36,773	184	D	36,957

Total deposits	—	171,875	171,875	184		172,059
Accrued interest on deposits and other liabilities	379	1,538	1,917	4,358	J	6,275

Total liabilities	379	173,413	173,792	4,542		178,334
STOCKHOLDERS’ EQUITY:
Common stock	1	1	2	(1)	B	1
Additional paid-in capital	103,143	52,616	155,759	(52,616)	B	117,969
	—	—	—	2,442	G
	—	—	—	19,626	A
	—	—	—	(4,358)	J	—
	—	—	—	(2,884)	K	—
Retained-earnings deficit	(18,654)	(32,065)	(50,719)	32,065	B	(22,096)
	—	—	—	(2,442)	G
	—	—	—	(1,000)	H
Treasury stock	—	(775)	(775)	775	B	—

Total stockholders’ equity	84,490	19,777	104,267	(8,393)		95,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,869	$193,190	$278,059	$(3,851)		$274,208

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2010

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

Interest Income	$5	$6,116	$6,121	$(55)	D	$6,309
				243	D
Interest Expense	—	1,083	1,083	—		1,083

Net interest income	5	5,033	5,038	188		5,226
Provision for loan losses	—	3,938	3,938	—		3,938

Net interest income after provision for loan losses	5	1,095	1,100	188		1,288

Noninterest income	—	466	466	—		466
Noninterest expense	2,819	6,920	9,739	534	C	10,461
				188	G

Loss before federal income tax benefit	(2,814)	(5,359)	(8,173)	(534)		(8,707)
Federal income tax benefit	—	—	—	—	I	—
NET LOSS	$(2,814)	$(5,359)	$(8,173)	$(534)		$(8707)

Pro forma net income (loss) attributable to Common Stock	$(2,814)	$(5,359)	$(8,173)	(534)		$(8,707)
Pro forma net loss per common share — Basic	$(0.26)	$(107.59)				$(0.54)
Pro forma net loss per common share — Diluted(1)	$(0.26)	$(107.59)				$(0.54)
Weighted Average Number of Share Outstanding — Basic(1)	10,959,169	49,811				16,007,936
Weighted Average Number of Share Outstanding — Diluted(1)	10,959,169	49,811				16,007,936

(1)	When an entity has a net loss from continuing operations the inclusion of potential common shares in the computation of diluted per-share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented. This pro forma presentation assumes the transaction occurred on January 1, 2009.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

Interest Income	$139	$9,043	$9,182	$(221)	D	$9,346
				385	D
Interest Expense	—	2,676	2,676	(184)	D	2,492

Net interest income	139	6,367	6,506	348		6,854
Provision for loan losses	—	15,665	15,665	—		15,665

Net interest income (loss) after provision for loan losses	139	(9,298)	(9,159)	348		(8,811)

Noninterest income	—	514	514	—		514
Noninterest expense	15,037	8,593	23,630	791	C	26,925
				2,504	G

Loss before federal income tax benefit	(14,898)	(17,377)	(32,275)	(2,947)		(35,222)
Federal income tax benefit	—	—	—	—	I	—
NET LOSS	$(14,898)	$(17,377)	$(32,275)	$(2,947)		$(35,222)

Less: Income attributable to Common Stock subject to possible conversion	$(96)	—	$(96)	—		$(96)
Pro forma net income (loss) attributable to Common Stock not subject to possible conversion	$(14,994)	$(17,377)	$(32,371)	$(2,947)		$(35,318)
Pro forma net loss per common share — Basic	$(0.45)	$(342.86)				$(0.96)
Pro forma net loss per common share — Diluted(1)	$(0.45)	$(342.86)				$(0.96)
Weighted Average Number of Share Outstanding — Basic(1)	33,169,481	50,683				36,718,940
Weighted Average Number of Share Outstanding — Diluted(1)	33,169,481	50,683				36,718,940

(1)	When an entity has a net loss from continuing operations the inclusion of potential common shares in the computation of diluted per-share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on WLBC and Service1st Bank’s historical financial information. Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.

Acquisition Method

The unaudited pro forma condensed combined financial statements reflect the accounting for the transaction under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price acquired over the estimated fair value of the identifiable net assets recorded as goodwill.

WLBC is in the process of obtaining third party valuation for the assets acquired and liabilities assumed, and will refine fair value estimates when the valuation is completed as of the closing date (October 28, 2010).

WLBC did not recognize a separate valuation allowance as of the acquisition date for the assets acquired. The loans are measured at their estimated acquisition date fair values and the effects of uncertainty about future cash flows are included in the fair value measure.

The purchase price allocation for Service1st Bank is summarized as follows (in thousands):

Fair value of WLBC Common Stock consideration exchanged with Service1st Bank common stock	$15,268
Fair value of WLBC Common Stock contingent consideration exchanged with Service1st Bank common stock	4,358
Allocated to:
Historical book value of Service1st Bank’s assets and liabilities	19,777
To adjust Service1st Bank’s assets and liabilities to fair value:
Securities, held to maturity	276
Loans	(5,064)
Other Real Estate Owned	(300)
Time Deposits	(184)
Core Deposit Intangible	4,352

Total allocation of purchase price	18,857

Excess of purchase price over allocation to identifiable assets and liabilities	$769

Pro Forma Adjustments and Assumptions

A) WLBC issued 2,370,722 shares of common stock (prior to the exercise of any dissenter’s rights) based on a price of $8.00 per share to exchange for all of the shares of Service1st Bank. Under the terms of the Merger Agreement, WLBC stock has a floor of $8.00 and a ceiling of $9.78 for computing the daily volume weighted average price. For purposes of this pro forma presentation, the fair value of merger consideration shares is approximately $15,268,000 or $6.44 per share based on the closing price of WLBC on October 28, 2010. All other share value components will be calculated using the closing price of $6.44 per share. The total amount of Base Acquisition Consideration for calculation of the number of shares to be issued as of

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

September 30, 2010 is $18,967,000. The Base Acquisition Consideration is based upon a formula detailed in the Merger Agreement, section 3.2. In addition, this section describes the computation of Contingent Acquisition Consideration. In general, the Contingent Acquisition Consideration is calculated as 20% of the tangible book value of Service1st as of the Valuation Date (as defined herein). Using the September 30, 2010 tangible book value of Service1st, the Contingent Acquisition Consideration would be approximately $4,358,000. The Contingent Acquisition Consideration is payable if at any time during the first two years after the Effective Time and WLBC’s common stock closes at a price in excess of $12.75 per share for thirty (30) consecutive trading days. For purposes of this disclosure, the Contingent Acquisition Consideration will be calculated at $12.75 per share to assume maximum dilution of the Contingent Acquisition Consideration. The fair value of the Contingent Acquisition Consideration will be recorded as a liability until the trigger event is met and the shares are issued. The Contingent Acquisition Consideration shall be remeasured to fair value at each reporting date until the contingency is resolved with the changes in fair value recognized in earnings.

B) Reflects the elimination of Service1st Bank’s historical net equity of approximately $19.8 million as a result of the Acquisition.

C) Reflects the pro forma impact of the core deposit intangible assets of Service1st Bank. The preliminary fair value adjustment and related amortization is as follows (in thousands):

Core Deposit
Intangible

Fair Value Adjustment	$4,352
Amortization Period	10 yrs
Amortization:
For the nine months ended September 30, 2010	$534
For the year ended December 31, 2009	$791

The core deposit intangible asset will be amortized using the sum-of-the-years digits method.

D) Reflects the pro forma impact of the Purchase Accounting Adjustments (“PAA”) on the assets and liabilities of Service1st Bank.

For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads. An estimated $974,000 fair value adjustment was due to fixed rate loans related to the acquisition. The fair value was based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads for performing loans. This fair value adjustment will be accreted to income over a weighted average life of 3.0 years. The preliminary fair value adjustment and related amortization is as follows:

	Held to
	Maturity		Time
	Investments	Loans	Deposits
	($ in 000’s)

Fair Value Adjustment	$276	$(974)	$184
Amortization Period	1.3 yrs	3.0 yrs	1.0 yr
Amortization (Accretion):
Method (level yield)
For the nine months ended September 30, 2010	$(55)	$243	$—
For the year ended December 31, 2009	$(221)	$325	$(184)

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

In addition to the interest rate differential adjustment on performing credits of $974,000, an additional discount of approximately $11,111,000 is applied to the gross loan balance. This additional discount is related to the removal of the original valuation allowance for loans and approximates the present value of expected cash flows on certain loans which have shown evidence of credit deterioration since origination. Purchased loans are recorded at the allocated fair value, such that there is no carryover of the seller’s allowance for loan losses of approximately $7,021,000. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

E) A fair market adjustment in the amount of $300,000 is recorded to adjust the carrying value of two pieces of other real estate owned for disposition costs, adverse market conditions and expedited disposition.

F) Pro forma earnings per share (EPS), basic and diluted, are based on the following calculations of the number of shares of Common Stock. Loss per share is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding during the period. The effect of the 48 million shares underlying the outstanding warrants have not been considered in diluted loss per share since the effect of the warrants would be anti-dilutive. The Contingent Acquisition Consideration shares will be issued at the 30 day average above $12.75 per share and are reflected as issued and outstanding using a price of $12.75 per share in the below table.

September 30, 2010

Basic and diluted shares:
WLBC shares outstanding	10,959,169
Shares issued to exchange with Service1st stockholders	2,370,722
Shares issued as Contingent Acquisition Consideration to Service1st stockholders	341,804
Restricted stock units granted to directors, officers and consultants	200,000
Restricted shares issued to CFO per employment agreement	38,819
Restricted shares issued to CEO per employment agreement	155,279
Common stock issued to a director and former directors	150,000
Common stock issued in conjunction with the warrant conversion	1,502,088
Common stock options and warrants exchanged with Service1st holders	289,781

16,007,909

G) Reflects the pro forma adjustment to Non-Interest Expense, representing the Employment Contract the Company has entered into with the CFO. As approved at the October 7, 2009 stockholder meeting, the CFO will receive a one-time grant of restricted stock equal to $250,000, divided by the closing price of our common stock on the Effective Date. In addition, the CEO will receive a one-time grant of restricted stock equal to $1,000,000, divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date. The total grant consideration of $1,250,000 for the one-time grants of restricted stock is considered in common stock outstanding based on the stock price of $6.44 resulting in 194,100 shares outstanding disclosed in Note F. As previously discussed in Note 4 to the Condensed Financial Statements (unaudited), the Company awarded 200,000 restricted stock units and 150,000 shares of common stock to certain directors, officers, and consultants in consideration of their substantial service to and in support of WLBC during the period in which WLBC sought regulatory approval to become a bank holding company. As a result of these awards, for past services, the Company recorded stock compensation expense of $2,254,000 as of October 28, 2010 based on the closing stock price. The stock price is based on the October 28, 2010 closing price.

WESTERN LIBERTY BANCORP

Notes to Unaudited Condensed Combined Pro Forma Financial Statements — (Continued)

Our Board has approved the award of up to 1,500,000 shares of Restricted Stock in connection with the Acquisition, which we expect to be awarded to certain members of our management and our consultants, in connection with the Acquisition. As soon as practicable after the closing of the Acquisition, the Compensation Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. As such, the shares have not been included in the pro forma financial statements.

H) Reflects the estimated payment of $1.0 million of fees yet to be incurred prior to the closing of the transaction. The fees are non-recurring items directly attributable to the closing of the transaction and are not expected to have a continuing impact on operations and therefore are not included in the Unaudited Pro Forma Statement of Operations.

I) No tax provision or deferred taxes are reflected in the pro forma acquisition adjustments due to the net operating losses previously incurred by Service1st Bank and the uncertainty of realization of deferred taxes in future periods.

J) Reflects the maximum estimated amount for the contingent consideration. The fair value of the contingent consideration has not been determined as of this filing date.

K) The conversion of the Company’s warrants took place with the transaction closing on October 28, 2010. The Company paid a consent fee of $0.06, and one thirty-second (1/32) of one share of WLBC common stock for each warrant. This resulted in the issuance of 1,502,117 shares of common stock and disbursement of $2,844,065.

Selected Unaudited Pro Forma Combined Financial Information

The following selected unaudited pro forma combined balance sheet data combines the pro forma consolidated balance sheet of WLBC and Service1st Bank after giving effect to the Acquisition, as if the Acquisition had been consummated on September 30, 2010. The selected unaudited pro forma combined statement of operations data for the nine months ended September 30, 2010 give effect to the Acquisition as of January 1, 2009.

The summary unaudited pro forma combined financial data described above should be read in conjunction with the historical financial statements of WLBC and Service1st Bank and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of the combined company.

WESTERN LIBERTY BANCORP
SERVICE1st BANK
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

As of September 30, 2010
Pro Forma Combined
(WLBC & Service1st Bank)
(In thousands, except
share and per share data)

Selected Balance Sheet Data
Assets	$274,208
Cash and cash equivalents	$108,259
Loans	$108,770
Deposits	$172,059
Stockholders’ Equity	$95,874
Shares Outstanding	16,007,936
Selected Statement of Operations Data (For the nine months ended September 30, 2010)
Interest Income	$6,309
Net Interest Income	$5,226
Net Income (loss)	$(8,707)
Per Share Data
Net Income (loss) per common share	$(0.54)
Book value per share	$5.99
Capital Ratios
Total capital to risk weighted assets	65.66%
Tier 1 capital to risk weighted assets	65.66%
Tier 1 capital to assets	33.72%

SELECTED HISTORICAL FINANCIAL INFORMATION — WESTERN LIBERTY BANCORP

Our balance sheet data as of September 30, 2010 and related statements of operations, changes in stockholders’ equity and cash flows for the three and nine months ended September 30, 2010 and 2009 (including related notes and schedules, if any) are derived from our unaudited financial statements.

Our balance sheet data as of December 31, 2009, 2008 and 2007 and related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2009 and the period from June 28, 2007 (inception) to December 31, 2009, 2008 and 2007 (including related notes and schedules, if any) are derived from our audited financial statements.

This information should be read together with WLBC’s financial information and related notes, “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Western Liberty Bancorp” and other financial information included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of WLBC.

WESTERN LIBERTY BANCORP

BALANCE SHEETS

	September 30,	December 31,	December 31,	December 31,
	2010	2009	2008	2007
	(Unaudited)

ASSETS
Cash and cash equivalents	$83,317,971	$87,969,242	$1,445,882	$81,163
Investments held in trust	—	—	316,692,141	315,127,891
Prepaid expenses	551,360	555,198	257,180	257,180

	$84,869,331	$88,520,440	$318,395,203	$315,466,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$379,031	$628,493	$682,057	$825,494
Deferred underwriters’ commission	—	—	9,584,655	9,584,655

	379,031	628,493	10,266,712	10,410,149

Common stock, subject to possible conversion, 9,584,654 shares stated at conversion value	—	—	94,983,921	94,538,357

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 at September 30, 2010 and December 31, 2009 and 39,936,064 at December 31, 2008 and 2007 issued and outstanding, respectively	1,096	1,096	3,036	3,036
Additional paid-in capital	103,142,784	103,730,471	214,082,720	209,903,332
Accumulated deficit	(18,653,580)	(15,839,620)	(941,186)	611,360

	84,490,300	87,891,947	213,144,570	210,517,728

	$84,869,331	$88,520,440	$318,395,203	$315,466,234

The accompanying notes are an integral part of these financial statements

WESTERN LIBERTY BANCORP

STATEMENTS OF OPERATIONS

							Period from
	Three Months	Three Months	Nine Months	Nine Months			June 28, 2007
	Ended	Ended	Ended	Ended	Year Ended	Year Ended	(Inception) to
	September 30,	September 30,	September 30,	September 30,	December 31,	December 31,	December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$—	$—	$—	$—	$—	$—	$—

Operating expenses
General and administrative expenses	1,237,192	4,969,837	3,406,752	8,267,056	14,168,517	2,619,043	73,606
Stock based compensation	(1,850,000)	93,750	(587,687)	281,249	868,938	4,624,952	284,014
Loss from operations	612,808	(5,063,587)	(2,819,065)	(8,548,305)	(15,037,455)	(7,243,995)	(357,620)
Interest income	1,493	5,925	5,105	87,109	139,021	5,691,449	968,980

Net (loss) income	$614,301	$(5,057,662)	$(2,813,960)	$(8,461,196)	$(14,898,434)	$(1,552,546)	$611,360

Earnings per share
Net (loss) income	$614,301	$5,057,662	$(2,813,960)	$(8,461,196)	$(14,898,434)	$(1,552,546)	$611,360
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	(95,847)	—	(95,847)	(95,847)	(445,564)	(321,208)

Net (loss) income attributable to Common Stockholders	$614,301	$(5,153,509)	$(2,813,960)	$(8,557,043)	$(14,994,281)	$(1,998,110)	$290,152

Weighted average number of common shares subject to possible conversion outstanding		9,584,654		9,584,654	—	9,584,654	9,584,654

Earnings per share common shares subject to possible conversion		$0.01		$0.01	$—	$0.05	$0.03

Weighted average number of common shares outstanding — basic	10,959,169	39,936,063	10,959,169	39,936,063	33,169,481	39,936,063	14,451,397

Weighted average number of common shares outstanding — diluted	59,226,927	39,936,063	10,959,169	39,936,063	33,169,481	39,936,064	54,900,247

Basic (loss) earnings per common share	$0.06	$(0.13)	$(0.26)	$(0.21)	$(0.45)	$(0.05)	$0.02

Diluted earnings per common share	$0.01	$(0.13)	$(0.26)	$(0.21)	$(0.45)	(0.05)	$0.01

The accompanying notes are an integral part of these financial statements

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS — WESTERN LIBERTY BANCORP

The following discussion and analysis should be read in conjunction with our financial statements and notes to the financial statements included in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” may cause actual results to differ materially from those projected in the forward-looking statements.

Overview

We are a “new” Nevada bank holding company and conduct our operations through our wholly-owned subsidiary, Service1st.

Service1st provides a full range of traditional community banking services focusing on core commercial business in the form of commercial and commercial real estate lending, small business lending, consumer loans and a broad range of commercial and consumer depository products. We intend to pursue additional acquisitions and to fund the growth of our loan portfolio and deposit base, as and when appropriate, subject to advance regulatory approval.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. See Service1st’s discussion regarding off-balance sheet arrangements existing in the subsidiary bank in the section entitled “Management’s Discussion and Analysis — Service1st Bank of Nevada” below.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations, Commitments and Contingencies

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. We previously paid a monthly fee of $10,000 for office space and general and administrative services payable to Hayground Cove. We began incurring this fee on November 27, 2007, and incurred this fee through August 31, 2009.

Results of Operations

For the Fiscal Years Ended December 31, 2009 and 2008

For the fiscal years ended December 31, 2009 and 2008, we had a net loss of $14,994,281 and $1,998,110 ($14,898,434 and $1,552,546 before the adjustment of $95,847 and $445,564 of net interest attributable to Common Stock subject to redemption), respectively. Since we did not have any revenue, all of our income was derived from interest income, most of which was earned on funds held in our trust account. Our operating expenses for the fiscal years ended December 31, 2009 and 2008 were $15,037,455 and $7,243,995, respectively, and consisted primarily of expenses related to stock based compensation, legal and accounting professional fees, insurance costs, pursuing a business combination and due diligence.

Results of Operations for the Three Months Ended September 30, 2010 and 2009

For the three months ended September 30, 2010, we had net income of $614,301 compared to a net loss of $5,057,662 for the same period in 2009. Our general and administrative expenses for the three months ended September 30, 2010 and 2009 were $1,237,192 and $4,969,837, respectively, and consisted primarily of expenses related to insurance costs, legal and accounting professional fees related to pursuing a business combination and due diligence. In September 2010, we reversed $1,850,000 of stock based compensation expense previously recorded. On completion of the Acquisition, the vesting requirements for such compensation, consisting of restricted stock units, were not satisfied, so that the restricted stock units did not, and now cannot, vest according to their terms. Management made this determination on September 30, 2010 upon receipt of the final approval from the applicable regulatory agencies. As a result of this determination, we reversed the stock compensation expense ($1,850,000) previously recorded for the 200,000 restricted stock units described above.

Results of Operations for the Nine Months Ended September 30, 2010 and 2009

For the nine months ended September 30, 2010, we had a net loss of $2,813,960 compared to a net loss of $8,557,043 for the same period in 2009. Our general and administrative expenses for the nine months ended September 30, 2010 and 2009 were $3,406,752 and $8,267,056, respectively, and consisted primarily of expenses related to insurance costs, legal and accounting professional fees related to pursuing a business combination and due diligence. In September 2010, we reversed $1,850,000 of stock based compensation expense previously recorded. On completion of the Acquisition, the vesting requirements for such compensation, consisting of restricted stock units, were not satisfied, so that the restricted stock units did not, and now cannot, vest according to their terms. Management made this determination on September 30, 2010 upon receipt of the final approval from the applicable regulatory agencies. As a result of this determination, we reversed the stock compensation expense ($1,850,000) previously recorded for the 200,000 restricted stock units described above.

Liquidity and Capital Resources

On November 27, 2007, we consummated our initial public offering of 31,948,850 units and consummated a private placement of 8,500,000 warrants. A total of $314,158,960 of the net proceeds from the transactions, including $9,584,655 of deferred underwriting discount, were deposited into the trust account established for the benefit of our public stockholders.

On October 7, 2009, our stockholders authorized the Continental Stock Transfer & Trust Company, as trustee, (the “Trustee”) to distribute and terminate our trust account immediately following stockholder approval of the Acquisition. As a result, the Trustee distributed $211,764,441 from our trust account to stockholders who elected to convert their shares into a pro rata portion of the trust account. The Trustee distributed the remaining balance to us from the trust account.

As of September 30, 2010, we had total assets of $84,869,331, including unrestricted cash and cash equivalents of $84,317,971, net of all payments made to underwriters, advisors, consultants in connection with our initial public offering and operations thereafter.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements, the disclosure of contingent assets and liabilities in the financial statements and the accompanying notes, and the reported amounts of revenue and expenses during the periods presented. Actual amounts and results could differ from those estimates. If we were to effect a business combination, estimates and assumptions would be based on historical factors, current circumstances and the experience and judgment of our management, and we would evaluate these assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluations. The estimates and assumptions that management believes are the most significant in preparing our financial statements are described below.

Fair value of financial instruments

We do not enter into financial instruments or derivative contracts for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities approximate their fair value due to their short maturities.

Income Taxes

We account for income taxes using the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Until such time as we consummated the Acquisition, we had not been exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market-driven rates or prices. Given our limited risk in our exposure to government securities and money market funds, we did not view the interest rate risk to be significant. On October 28, 2010, we completed the Acquisition. Our management reviewed the interest rate risk identified by Service1st which is deemed to be “low to moderate” on a pre-Acquisition basis. On a post-acquisition basis, the risk was deemed not material given our consolidated capital position.

We have not engaged in any hedging activities since our inception. We do not currently expect to engage in any hedging activities with respect to the market activities to which we are exposed.

SELECTED HISTORICAL FINANCIAL INFORMATION — SERVICE1ST BANK OF NEVADA

Service1st’s balance sheet data as of September 30, 2010 and related statements of operations, changes in shareholders’ equity and comprehensive loss, and cash flows for the three and nine months ended September 30, 2010 and September 30, 2009 are derived from Service1st’s unaudited financial statements, which are included elsewhere in this prospectus. Service1st’s balance sheet data as of December 31, 2009 and December 31, 2008 and related statements of operations, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2009 and December 31, 2008, and the period from January 16, 2007 (inception) to December 31, 2007 are derived from Service1st’s audited financial statements, which are included elsewhere in this prospectus.

This information should be read together with Service1st’s reviewed financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Service1st Bank of Nevada” and other financial information included elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus are not indicative of the future performance of Service1st.

Selected Financial Data of Service1st

Set forth below are selected financial data of Service1st for the three and nine months ended September 30, 2010 and September 30, 2009, the years ended December 31, 2009 and 2008 and the period from January 16, 2007 (inception) to December 31, 2007. You should read this information in conjunction with Service1st’s unaudited financial statements and notes to the financial statements included elsewhere in this prospectus.

	At or For the		At or For the		At or For the
	Three Months Ended		Nine Months Ended		Years Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009	2008	2007(4)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands except per share data)

Selected Results of Operations Data:
Interest income	$1,909	$2,219	$6,116	$6,751	$9,043	$8,497	$6,370
Interest expense	286	752	1,083	2,118	2,676	2,022	1,613

Net interest income	1,623	1,467	5,033	4,633	6,367	6,475	4,757
Provision for loans loss	707	3,429	3,938	4,391	15,665	3,669	938

Net interest income (loss) after provision for loan loss	916	(1,962)	1,095	242	(9,298)	2,806	3,819
Non-interest income	160	145	466	385	514	340	163
Non-interest expense	2,447	1,989	6,921	5,651	8,593	8,263	8,181

Net loss	$(1,371)	$(3,806)	$(5,360)	$(5,024)	$(17,377)	$(5,117)	$(4,198)

Per Share data:
Net loss per common share	$(27.52)	$(75.14)	$(107.60)	$(98.92)	$(342.86)	$(100.70)	$(83.08)
Book value	$397.04	$743.76	$397.04	$741.68	$492.24	832.8	$925.18
Selected Balance Sheet Data:
Total Assets	$193,190	$226,627	$193,190	$226,627	$211,760	$159,494	$130,992
Cash and cash equivalents	27,825	50,350	27,825	50,350	49,633	9,987	32,178
Certificates of deposit(3)	32,174	10,807	32,174	10,807	9,313	0	0
Investments and other securities	11,482	19,408	11,482	19,408	17,635	11,740	7,114
Gross loans, including net deferred loan fees	120,856	148,205	120,856	148,205	136,966	137,216	89,472
Allowance for loan losses	7,021	5,405	7,021	5,405	6,404	2,883	922
Total deposits	171,876	185,888	171,876	185,888	185,320	109,891	81,337
Total stockholders’ equity	19,777	37,671	19,777	37,671	24,519	42,316	47,009

	At or For the		At or For the		At or For the
	Three Months Ended		Nine Months Ended		Years Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009	2008	2007(4)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	($ in thousands except per share data)

Performance Ratios:
Net interest margin(1)	6.59%	5.92%	3.28%	3.24%	3.22%	4.59%	4.79%
Efficiency ratio(2)	125.76%	113.34%	125.86%	112.61%	124.88%	121.24%	166.26%
Return on average assets	(5.90)%	(5.94)%	(3.37)%	(3.38)%	(8.48)%	(3.52)%	(4.07)%
Return on average equity	(61.12)%	(31.95)%	(32.09)%	(16.10)%	(43.24)%	(11.12)%	(8.70)%
Asset Quality:
Nonperforming loans	17,116	18,911	20,135	17,116	$7,799	$3,434	$20
Allowance for loan losses as a percentage of nonperforming loans	41.02%	28.58%	34.87%	41.02%	82.11%	83.95%	4,610.69%
Allowance for loan losses as a percentage of portfolio loans	5.81%	3.65%	5.81%	3.65%	4.68%	2.10%	1.03%
Nonperforming loans as a percentage of total portfolio loans	14.16%	12.76%	14.16%	12.76%	5.69%	2.50%	0.02%
Nonperforming loans as a percentage of total assets	8.86%	8.34%	8.86%	8.34%	3.68%	2.15%	0.02%
Net charge offs to average portfolio loans	1.77%	1.31%	2.53%	1.31%	8.43%	1.44%	0.03%
Capital Ratios:
Average equity to average assets	9.65%	18.59%	10.51%	21.01%	19.60%	31.62%	46.82%
Tier 1 equity to average assets	9.23%	20.65%	9.23%	20.65%	10.95%	25.78%	37.78%
Tier 1 risk-based capital ratio	15.59%	25.73%	15.59%	25.73%	16.28%	28.21%	52.47%
Total risk-based capital ratio	16.90%	27.00%	16.90%	27.00%	17.57%	29.48%	53.70%

(1)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents noninterest expenses as a percentage of the total of net interest income plus noninterest income.

(3)	Certificates of deposit issued by other banks with original maturities greater than three months.

(4)	Service1st commenced operations on January 16, 2007. Thus, the 2007 data represents a partial year; commencing on January 16, 2007 to December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — SERVICE1ST BANK OF NEVADA

The following discussion and analysis should be read in conjunction with Service1st’s financial statements and notes to the financial statements included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. Certain risks, uncertainties and other factors, including but not limited to those set forth under “Cautionary Note Regarding Forward-Looking Statements,” may cause actual results to differ materially from those projected in the forward-looking statements.

Overview

Business of Service1st:  Service1st was formed on November 3, 2006 and commenced operations as a commercial bank on January 16, 2007 under a state charter from the Nevada Financial Institutions Division and with federal deposit insurance from the FDIC. Service1st was initially capitalized with $50 million raised in a private placement. At September 30, 2010, Service1st had total assets of $193.2 million, total gross loans, including net deferred loan fees of $120.9 million and total deposits of $171.9 million. At December 31, 2009, Service1st had total assets of $211.8 million, total gross loans, including net deferred loan fees of $137.0 million and total deposits of $185.3 million.

As a traditional community bank operating from its headquarters and two retail banking locations in the greater Las Vegas area, Service1st provides a variety of loans to its customers, including commercial real estate loans, construction and land development loans, commercial and industrial loans, Small Business Administration (“SBA”) loans, and to a lesser extent consumer loans. As of September 30, 2010 and December 31, 2009, loans secured by real estate constituted 67.6% and 65.8% of Service1st’s loan portfolio, respectively. Service1st relies on locally-generated deposits to provide Service1st with funds for making loans. The majority of its business is generated in the Nevada market.

Service1st generates substantially all of its revenue from interest on loans and investment securities and service fees and other charges on customer accounts. This revenue is offset by interest expense paid on deposits and other borrowings and non-interest expense such as administrative and occupancy expenses. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, minus interest expense on interest-bearing liabilities, such as customer deposits and other borrowings used to fund those assets. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities and the level of nonperforming assets combine to affect net interest income.

Service1st receives fees from its deposit customers in the form of service fees, checking fees and other fees. Other services such as safe deposit and wire transfers provide additional fee income. Service1st may also generate income from time to time from the sale of investment securities. The fees collected by Service1st are found under “Non-interest Income” in the statements of operations contained within Service1st’s financial statements (which are included elsewhere in this prospectus). Offsetting these earnings are operating expenses referred to as “Non-Interest Expense” in the statements of operations. Because banking is a very people intensive industry, the largest operating expense is employee compensation and related expenses.

Local Economic Conditions.  According to the National Bureau of Economic Research, the United States economy entered into the longest and most severe recession in the post-war period beginning in December of 2007. The recession and continued economic downturn have been deeply felt in the greater Las Vegas area. Beginning in 2008 and continuing through the first nine months of 2010, job losses, declining real property values, low consumer and business confidence levels and increasing vacancy and foreclosure rates for commercial and residential property dramatically affected the Las Vegas economy. According to a monthly report produced by The Center for Business & Economic Research at the University of Nevada Las Vegas (the “CBER Report”), the local unemployment rate in Las Vegas rose from 5.6% as of December 31, 2007, to 9.1% as of December 31, 2008, to 13.1% at December 31, 2009 and to 15.0% at September 30, 2010. In addition, new home sales decreased 53.4% from December 2007 to December 2008, falling a further 25.7% from December 2008 to December 2009. During the same period, median new home prices decreased 21.7% from December 2007 to December 2008, and decreased 11.2% from December 2008 to December 2009.

Although new home sales decreased by 7.3% for the quarter ended September 30, 2010 compared to the same period in 2009, median new home prices continued to decrease by 2.9% for the quarter ended September 30, 2010 compared to the same period in 2009. The national recession also adversely affected tourism and Las Vegas’s critical gaming industry. According to the CBER Report, Las Vegas area gaming revenues decreased 18.4% from December 2007 to December 2008, decreased 2.4% from December 2008 to December 2009, but increased 1.5% for the quarter ended September 30, 2010 compared to same period for 2009. Data derived from The Applied Analysis, Las Vegas Market Reports (2nd quarter 2010) shows that Las Vegas vacancy rates for office, industrial and retail space rose from December 31, 2007 to December 31, 2008 to December 31, 2009 to September 30, 2010: office — from 13.6%, to 17.3%, to 23.0%, to 24.0%; industrial — from 6.6%, to 8.9%, to 13.7%, to 16.6%; and retail — from 4.0%, to 7.4%, to 10.0%, to 10.7%.

Summary of Results of Operations and Financial Condition

Since formation at the beginning of 2007, Service1st has not been profitable. To some extent, the lack of profitability is attributable to the start-up nature of its business: time is required to build assets sufficient to generate enough interest income to cover operating expenses. However, in addition to the customary challenges of building profitability for a start-up bank, Service1st has experienced deterioration in the quality of its loan portfolio, largely as a result of the challenging economic conditions in the Las Vegas market.

Three Months Ended September 30, 2010

For the three months ended September 30, 2010, Service1st recorded a net loss of $1.4 million or $27.52 per common share, as compared with a net loss of $3.8 million or $75.14 per common share for the three months ended September 30, 2009. In the third quarter of 2010 the net loss decreased by $2.4 million when compared to the third quarter 2009. Provision for loan loss expense was the major contributor to the decrease in net loss. For the three months ended September 30, 2010, provision for loan loss expense was $707,000 compared with provision for loan loss expense of $3.4 million as of September 30, 2009. Even though provision for loan loss expense decreased quarter over quarter, further deterioration in the loan portfolio can be seen in the progression of the percentage of net charge-offs to average loans outstanding for the three months ended September 30, 2010, which was at 1.77% for the three months ended September 30, 2010, compared with 1.31% for the three months ended September 30, 2009. Net income was positively impacted by an increase in net interest margins from 2.83% for the three months ended September 30, 2009 to 3.20% for the same period in 2010. However, non-interest expense increased $458,000 for the three months ended September 30, 2010 versus September 30, 2009. The increase in non-interest expense is primarily the result of increased expenses associated with the pending acquisition. Non-interest expense was $2.4 million for the three months ended September 30, 2010, compared with non-interest expense of $2.0 million as of September 30, 2009.

Net interest income and interest rate spread were positively affected in the third quarter of 2010 by Service1st’s deposit rate reduction strategy. During the three months ended September 2009 and the three months ended September 2010, Service1st sought to decrease the rates on its deposit base in order to increase its net interest income, interest rate spread and net interest margin. Total average deposits, which includes interest bearing, noninterest bearing deposits and repurchase agreements increased $15.6 million as of September 30, 2010 from $176.7 million as of September 30, 2009 to $192.3 million as of September 30, 2010. Average non-interest bearing deposits increased $18.8 million from $49.4 million as of September 30, 2009 to $68.2 million as of September 30, 2010 while average certificates of deposits decreased $20.5 million from $64.6 million as of September 30, 2009 to $44.1 million as of September 30, 2010 as a result of the deposit rate reduction strategy. In addition, overall rates on deposits decreased 1.45%, from 2.39% as of September 30, 2009 to 0.94% as of September 30, 2010. This resulted in interest expense decreasing $465,000, from $752,000 September 30, 2009 to $286,000 September 30, 2010. Service1st increased average certificates of deposit held at other banks by $25.2 million while the average investment securities portfolio increased by $2.0 million. Average interest bearing deposits and federal funds sold decreased $10.6 million during the third quarter of 2010 and average loan balances decreased $21.3 million.

Net interest income was positively impacted in the third quarter of 2010 by a $465,000 reduction in interest expense. However, interest income was adversely affected in the third quarter of 2010 by $16.8 million in nonaccrual loans which continue to impact the loan portfolio. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity and ceased making payments on their loans, which has required Service1st to place their loans on nonaccrual status. Service1st’s nonaccrual loans increased from 5.69% of total portfolio loans at year end 2009 to 14.16% as of September 30, 2010.

The allowance for loan and lease loss has grown steadily during the bank’s years of operations as a result of the economic environment in the Nevada market and potential problem loans in Service1st’s loan portfolio. The allowance stood at $7.0 million at September 30, 2010, or 5.81% of outstanding loans, and $5.4 million at September 30, 2009 or 3.65% of outstanding loans. The increase in the allowance for the three months ended September 30, 2010 compared to the third quarter of 2009 was primarily attributable to a provision for loan losses of $707,000 and total recoveries of $510,00, offset by loan charge-offs of $2.7 million. The allowance balance in the third quarter of 2009 was primarily attributable to a provision for loan losses of $3.4 million, and $1.9 million in loan charge-offs.

Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, Service1st recorded a net loss of $5.4 million or $107.60 per common share, as compared with a net loss of $5.0 million or $98.92 per common share for the three months ended September 30, 2009. The $400,000 increase in net loss for the nine months ended 2010 was primarily the result of a $1.3 million increase in non-interest expense which was mostly offset by a $1.0 million decrease in interest expense. Non-interest expense increased $1.3 million primarily as the result of increased expenses associated with the pending acquisition. Non-interest expense was $6.9 million as of September 30, 2010, compared with non-interest expense of $5.7 million as of September 30, 2009. Interest expense decreased $1.0 million due to Service1st’s deposit rate reduction strategy. During 2009 and the first nine months of 2010, Service1st sought to decrease the rates on its deposit base in order to increase its net interest income, interest rate spread and net interest margin. Interest expense was $1.1 million as of September 30, 2010, compared with interest expense of $2.1 million for the nine months ended September 30, 2009. Provision expense was $3.9 million as of September 30, 2010, compared with provision expense of $4.4 million as of September 30, 2009. Even though provision expense decreased $453,000, deterioration in the loan portfolio can be seen in the progression of the percentage of net charge-offs to average loans outstanding for the nine months ended September 30, 2010, which was at 2.53%, compared with 1.27% for the nine months ended September 30, 2009. Overall, net income was mildly affected by the increase in net interest margins to 4.97% for the nine months ended September 30, 2010 from 4.91% for the same period in 2009.

Net interest income and interest rate spread were positively affected during the first nine months of 2010 by Service1st’s deposit rate reduction strategy, as further described above. However, interest income was adversely affected during the first nine months of 2010 by nonaccrual loans, which continue to affect the loan portfolio.

As discussed above, the allowance for loan and lease losses has grown steadily during the bank’s years of operations. The increase in the allowance during the first nine months of 2010 compared to the same period in 2009 was primarily attributable to a provision for loan losses of $3.9 million, recoveries of $610,000, offset by loan charge-offs of $3.9 million. The allowance balance in the first nine months of 2009 was primarily attributable to a provision for loan losses of $4.4 million, no recoveries, and loan charge-offs of $1.9 million.

Year Ended December 31, 2009

For the year ended December 31, 2009, Service1st recorded a net loss of $17.4 million, or $342.86 per common share, as compared with a net loss of $5.1 million, or $100.70 per common share, in 2008, and a net loss of $4.2 million, or $83.08 per common share, in 2007. The increase in net loss in 2009 was primarily the result of a $12.0 million increase in the provision for loan losses from 2008 to 2009 to address deterioration in Service1st’s loan portfolio; the provision for loan loss expense was $15.7 million in 2009, compared with provision for loan loss expense of $3.7 million in 2008 and $938,000 in 2007. The deterioration in the loan portfolio can also be seen in the progression of the percentage of net loan charge-offs to average loans outstanding, which was at 8.43% at December 31, 2009, compared with 1.44% at December 31, 2008 and 0.03% at December 31, 2007. Net income was also adversely affected by the decrease in net interest margins to 3.22% in 2009 from 4.59% in 2008 and 4.79% in 2007.

Net interest income and margins were adversely affected in 2009 by Service1st’s deposit and liquidity strategy. During 2009, Service1st sought to expand its core deposit base in order to increase its liquidity in anticipation of loan growth. Total deposits increased in 2009 by $75.4 million, including a $24.3 million increase of time deposits of $100,000 or more. However, the anticipated loan growth did not materialize and modest increases in gross loans were offset by loan charge-offs. Instead, Service1st increased cash and cash equivalents in 2009 by $39.6 million, certificates of deposit held at other banks by $9.3 million and investment securities portfolio by $5.9 million. (Cash and cash equivalents consist of cash and amounts due from banks, federal funds sold and certificates of deposits with original maturities of three months or less). Consequently, cash and cash equivalents, certificates of deposit held at other banks and investment securities totaled $76.6 million, or 36.2% of total assets, at December 31, 2009. This compares with $21.7 million, or 13.6% of total assets for these same asset categories at December 31, 2008.

Net interest income was also adversely impacted in 2009, and to a lesser extent in 2008, by the increase in nonaccrual loans. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity and ceased making payments on their loans, which has required Service1st to place their loans on nonaccrual status. Service1st’s nonaccrual loans increased to 5.69% of total portfolio loans at year end 2009, as compared with 2.50% at year end 2008 and 0.02% at year end 2007.

The allowance for loan losses stood at $6.4 million at year end 2009, or 4.68% of outstanding loans, as compared with $2.9 million at year end 2008, or 2.10% of outstanding loans, and $922,000 at year end 2007, or 1.03% of outstanding loans. The increase in 2009 was primarily attributable to a provision for loan losses of $15.7 million, offset by loan charge-offs of $12.2 million. The increase in 2008 was primarily attributable to a provision for loan losses of $3.7 million, offset partially by $1.7 million in loan charge-offs. The increase in 2007 was primarily attributable to a provision for loan losses of $938,000, slightly offset by $16,000 in charge-offs.

Sufficiency of Capital

As Service1st commenced operations with $50.0 million of capital, it has sufficient capital to absorb the losses it has experienced during its years of operations. With total stockholder’s equity of $19.8 million at September 30, 2010, Service1st had a leverage ratio (the ratio of Tier 1 equity to average assets) of 9.23%, well above the 5.00% regulatory requirements for well-capitalized banks and the 8.00% requirement for Service1st due to its status as a de novo bank. At September 30, 2010, Tier 1 risk-based capital stood at 15.59%, and total risk-based capital at 16.90%, both of which exceed the risk-based capital guidelines for “well capitalized” banks of 6.00% and 10.00%, respectively. In addition, Service1st is also required to maintain a Tier 1 leverage capital ratio of 8.50% and a total risk-based capital ratio of 12.00% per its September 1, 2010 consent order. Notwithstanding that Service1st’s capital ratios make the bank eligible to be considered “well capitalized” on the basis of capital ratios, the FDIC by letter dated July 29, 2010 advised Service1st that imposition of the Consent Order effective September 1, 2010 would result in the institution being considered “adequately capitalized” for prompt corrective action purposes. Finally, WLBC assured the FDIC in the application process that WLBC would maintain the Tier 1 leverage capital ratio of Service 1st at 10.0% or more until October 28, 2013 or, if later, until the September 1, 2010 consent order terminates.

Critical Accounting Policies and Estimates

Service1st’s significant accounting policies are described in Note 1 of its audited financial statements (which are included elsewhere in this prospectus), including information regarding recently issued accounting pronouncements, Service1st’s adoption of such policies and the related impact of their adoption. Certain of these policies, along with various estimates that Service1st is required to make in recording its financial transactions, are important to have a complete understanding of Service1st’s financial position. In addition, these estimates require Service1st to make complex and subjective judgments, many of which include matters with a high degree of uncertainty. The following is a summary of these critical accounting policies and significant estimates.

Allowance for Loan Losses

The allowance for loan losses is an estimate of the credit risk in Service1st’s loan portfolio and appears on the balance sheet as a “contra asset” which reduces gross loans. The allowance is established (or once established, increased) by recording provision expense. Loans charged off on Service1st’s books reduce the allowance. Subsequent recoveries of charged off loans, if any, increase the allowance.

The allowance is an amount that Service1st’s management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and prior credit loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem credits, peer bank information, and current economic conditions that may affect the borrower’s ability to pay. Due to the credit concentration of Service1st’s loan portfolio in real estate secured loans, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the FDIC and state banking regulatory agencies, as an integral part of their examination process, periodically review Service1st’s allowance for loan losses, and may require Service1st to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on statistics on local trends and peer’s historical loss experience adjusted for qualitative and environmental factors.

A loan is impaired when it is probable Service1st will be unable to collect all contractual principal and interest payments due in accordance with the original terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

During the nine months ended September 30, 2010, Service1st foreclosed on two real estate secured loans. The assets foreclosed on are now reported as other real estate owned which consists of property acquired due to foreclosures on real estate secured loans. As of September 30, 2010 total other real estate owned consisted of $2.4 million in commercial real estate and $625,000 in construction, land development, and other land loans. Service1st did not have any other real estate owned as of December 31, 2009, December 31,2008 or December 31, 2007.

Investment Securities Portfolio

Securities classified as available for sale are equity securities and those debt securities Service1st intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of Service1st’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar considerations. Securities available for sale are reported at fair value with unrealized gains or losses reported as other comprehensive income (loss), net of related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Securities classified as held to maturity are those debt securities Service1st has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or general economic conditions. These securities are carried at amortized cost, adjusted for amortization of premium and accretion of discount computed by the interest method over the contractual lives. The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure. Purchase premiums and discounts are generally recognized in interest income using the effective-yield method over the term of the securities.

Service1st’s management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, including an evaluation of credit ratings, (3) the impact of changes in market interest rates, (4) the intent of Service1st to sell a security and (5) whether it is more likely than not Service1st will have to sell the security before recovery of its cost basis.

Stock-Based Compensation

Service1st records the fair value of stock compensation granted to employees and directors as expense over the vesting period. The cost of the award is based on the grant-date fair value. The compensation expenses recognized related to stock options granted under Service1st’s 2007 Stock Option Plan were approximately $607,000 for the nine months ended September 30, 2010, and $379,000 for the nine months ended September 30, 2009. In addition, stock option expense for the entire years of 2009, 2008 and 2007 were $379,000, $423,000 and $439,000, respectively.

Income Taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. As a result Western Liberty Bancorp’s acquisition of Service1st, which was finalized at the close of business on October 28, 2010, Service1st’s net operating loss utilization will be subject to an annual limitation on the net operating loss against future taxable income. Internal revenue code section 382 places a limitation on the amount of taxable income that can be offset by net operating loss carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued revised guidance for accounting for the transfers of financial assets. The guidance removes the concept of a qualifying special-purpose entity (QSPE). This guidance also clarifies the requirements for isolation and limitations on portions of financial assets eligible for sale accounting. This guidance is effective for fiscal years beginning after November 15, 2009. The Bank adopted this guidance on January 1, 2010. The adoption of this guidance did not impact on the Bank’s financial position, results of operations, or cash flows.

In August 2009, the FASB issued guidance clarifying the measurement of liabilities at fair value in the absence of observable market information. This guidance was effective for the Bank beginning January 1, 2010. The adoption of this guidance did not have a material impact the Bank’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued guidance establishing principles and requirements for how an acquirer in a business combination: (a) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008;

therefore this guidance will be applied for the contemplated business combination disclosed in Note 16. The Bank is currently evaluating the provisions of this guidance and the expected impact on its financial position, results of operations, or cash flows.

New authoritative accounting guidance relating to investments in debt and equity securities (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert (a) it does not have the intent to sell the security, and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under this guidance, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Bank adopted this guidance in 2009. The adoption did not have a material impact on the Bank’s financial statements, results of operations, or cash flows.

In January 2010 the FASB issued guidance requiring enhanced fair value disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in level 3 fair value measurements and (4) the transfers between levels 1, 2, and 3. The increased disclosure requirements further set forth in the update that in the reconciliation for fair value measurements using significant unobservable inputs (level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, gross amounts shall be disclosed as opposed to a single net figure). Increased disclosures regarding the level 3 fair value reconciliation are required for fiscal years beginning after December 15, 2010.

Acquisition of Service1st Bank of Nevada

On October 28, 2010, WLBC consummated its acquisition (the “Acquisition”) of Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) pursuant to a Merger Agreement (the “Merger Agreement”), dated as of November 6, 2009, as amended by a First Amendment to the Merger Agreement, dated as of June 21, 2010 (“Amendment No. 1” and, together with the Merger Agreement, the “Amended Merger Agreement”), each among WL-S1 Interim Bank, a Nevada corporation and wholly-owned subsidiary of WLBC (“Acquisition Sub”), Service1st and Curtis W. Anderson, as representative of the former stockholders of Service1st. Pursuant to the Amended Merger Agreement, Acquisition Sub merged with and into Service1st, with Service1st being the surviving entity and becoming WLBC’s wholly-owned subsidiary. WLBC previously received the requisite approvals of certain bank regulatory authorities to complete the Acquisition to become a bank holding company.

The former stockholders of Service1st received 2,282,668 shares of Common Stock in exchange for all of the outstanding shares of capital stock of Service1st (the “Base Acquisition Consideration”). In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor to purchase up to 289,781 shares of Common Stock.

In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive additional consideration (the “Contingent Acquisition Consideration”), payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on the last day of the calendar month immediately before the calendar month in which the final regulatory approval necessary for the completion of the Acquisition was obtained. The total number of shares of our common stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

At the close of business on October 28, 2010, WLBC was a new Nevada financial institution bank holding company by consummating the acquisition of Service1st and conducting operations through Service1st. In conjunction with the transaction, WLBC infused $25 million of capital onto the balance sheet of Service1st.

On October 29, 2010, the common shares of WLBC began trading on the Nasdaq Global Market, under the ticker symbol WLBC.

During the bank regulatory application process for the Acquisition, we made a number of commitments to the FDIC. First, we agreed to maintain the Tier 1 leverage capital ratio of Service1st at 10% or greater until October 28, 2013 or, if later, when the September 1, 2010 Consent Order agreed to by Service1st with the FDIC and the Nevada Financial Institutions Division terminates. We also agreed that for that same time period we will make no change in the directors or executive management of Service1st unless we first receive the FDIC’s non-objection to the proposed change. We assured the FDIC in writing during the application process that we will not seek to expand by acquisition until Service1st is restored to a satisfactory condition, which at a minimum means that the September 1, 2010 Consent Order must first be terminated. Until that occurs, any growth on Service1st’s part must be the result of organic growth in the bank’s existing business. We also agreed to seek advance approval both from the FDIC and the Nevada Financial Institutions Division for any major deviation from the business plan that we submitted during the acquisition application process.

Results of Operations

Service1st’s results of operations depend substantially on its ability to generate net interest income, which is the difference between the interest income on its interest-earning assets (primarily loans and investment securities) minus interest expense on its interest-bearing liabilities (primarily deposits). Revenue is also generated by non-interest income, consisting principally of account and other service fees. These sources of revenue are burdened by two categories of expense: first, the provision for loan losses, which consists of a charge against earnings in an amount that Service1st’s management judges necessary to maintain Service1st’s allowance for loan losses at a level deemed adequate to absorb probable loan losses inherent in the loan portfolio; and second, non-interest expense, which consists primarily of operating expenses, such as compensation to employees.

The management of interest income and interest expense is fundamental to the performance of Service1st. Net interest income and interest expense on interest-bearing liabilities, such as deposits and other borrowings, is the largest component of Service1st’s net revenue. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the rates earned or paid on them. Service1st’s management closely monitors both total net interest income and the net interest margin (net interest income divided by average earning assets).

Net interest income and net interest margin are affected by several factors including (1) the level of, and the relationship between the dollar amount of interest earning assets and interest-bearing liabilities; and (2) the relationship between re-pricing or maturity of Service1st’s variable-rate and fixed-rate loans, securities, deposits and borrowings.

Variable rate loans constitute 59.12% of Service1st’s portfolio at September 30, 2010, and approximately 51.45% of Service1st’s variable rate loans are indexed to the national prime rate. At December 31, 2009, variable rate loans constituted 72.6% of Service1st’s portfolio and approximately 40% of Service1st’s loans were indexed to the national prime rate. However, a majority of these prime-rate based loans are subject to “floors,” ranging from 5.5% to 8.5%. Currently the prime rate is under the applicable floor rate for substantially all of Service1st’s prime-rate based loans.

Movements in the national prime rate that increase the applicable loan rates above applicable floors have a direct impact on Service1st’s loan yield and interest income. The national prime rate remained at 3.25% throughout 2009 and the first nine months of 2010, as the Federal Reserve maintained the targeted federal funds rate steady. Based on economic forecasts generally available to the banking industry, Service1st currently believes it is reasonably possible that the targeted federal funds rate and the national prime rate will remain flat in the foreseeable future and increase in the long term; however, there can be no assurance to that effect or as to the timing or the magnitude of any increase should an increase occur, as changes in market interest rates are dependent upon a variety of factors that are beyond Service1st’s control.

Service1st, through its asset and liability policies and practices, seeks to maximize net interest income without exposing Service1st to an excessive level of interest rate risk. Interest rate risk is managed by monitoring the pricing, maturity and repricing options of all classes of interest-bearing assets and liabilities.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Service1st Bank of Nevada — Quantitative and Qualitative Disclosures About Market Risk” in this section for more information.

The following tables set forth Service1st’s average balance sheet, average yields on earning assets, average rates paid on interest-bearing liabilities, net interest margins and net interest income/spread for the three and nine months ended September 30, 2010 and 2009 and the years and period ended December 31, 2009, 2008 and 2007.

	For the Three Months Ended September 30,
	2010			2009
	(Unaudited)
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
	($ in thousands)

INTEREST EARNING ASSETS:
Certificates of deposit	$38,500	$105	1.11%	$13,267	$41	1.25%
Interest bearing deposits	25,517	16	0.25%	35,847	23	0.26%
Federal funds sold	0	0	0.00%	268	0	0.00%
Securities	15,300	130	3.45%	13,320	147	4.51%
Portfolio loans(1)	126,274	1,658	5.33%	147,597	2,008	5.52%

Total interest-earnings assets/interest income	205,591	1,909	3.77%	210,299	2,219	4.28%
NONINTEREST EARNING ASSETS:
Cash and due from banks	9,859			9,906
Allowance for loan losses	(8,454)			(4,403)
Other assets	7,365			3,308

Total assets	$214,361			$219,110

LIABILITIES AND STOCKHOLDERS’ EQUITY INTEREST-BEARING LIABILITIES:
Interest checking	35,423	77	0.88%	21,215	109	2.08%
Money markets	43,211	67	0.63%	38,878	150	1.56%
Savings	1,362	2	0.60%	859	3	1.42%
Time deposits under $100,000	5,355	14	1.06%	6,279	42	2.71%
Time deposits $100,000 and over	38,699	126	1.32%	58,335	445	3.09%
Repurchase agreements	0	0	0.00%	1,716	3	0.71%
Short-term borrowings	0	0	0.00%	0	0	0.00%

Total interest-bearing liabilities liabilities/interest expense	124,050	286	0.94%	127,282	752	2.39%
Noninterest-bearing demand deposits	68,215			49,422
Accrued interest on deposits and other liabilities	1,414			1,661

Total liabilities	193,679			178,385
Stockholders’ equity	20,682			40,725

Total liabilities and stockholders’ equity	$214,361			$219,110

Net interest income and interest rate spread(2)		$1,623	2.83%		$1,467	1.89%

Net interest margin(3)			3.20%			2.83%
Ratio of average interest-earning assets to interest-bearing liabilities		166%				165%

(1)	Average balance includes nonaccrual loans of approximately $15,256,000 and $19,567,000 for 2010, and 2009, respectively. Net loan fees or (costs) of $(63,000) and $(22,000) are included in the yield computation for 2010 and 2009, respectively.

(2)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Nine Months Ended September 30,
	2010			2009
	(Unaudited)
		Interest			Interest
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
	($ in thousands)

INTEREST EARNING ASSETS:
Certificates of deposit	$28,565	$255	1.21%	$9,129	$82	1.21%
Interest bearing deposits	30,935	58	0.25%	20,814	39	0.25%
Federal funds sold	0	0	0.00%	4,709	8	0.23%
Securities	14,839	432	3.94%	14,185	462	4.40%
Portfolio loans(1)	131,078	5,371	5.54%	142,613	6,160	5.84%

Total interest-earnings assets/interest income	205,417	6,116	4.02%	191,450	6,751	4.77%
NONINTEREST EARNING ASSETS:
Cash and due from banks	9,250			7,281
Allowance for loan losses	(7,688)			(3,621)
Other assets	5,533			3,458

Total assets	$212,512			$198,568

LIABILITIES AND STOCKHOLDERS’ EQUITY INTEREST-BEARING LIABILITIES:
Interest checking	31,982	328	1.39%	18,164	262	1.95%
Money markets	42,589	197	0.63%	40.910	525	1.73%
Savings	1,580	7	0.60%	617	7	1.53%
Time deposits under $100,000	5,880	61	1.40%	5,704	122	2.89%
Time deposits $100,000 and over	44,256	490	1.50%	50,257	1,189	3.20%
Repurchase agreements	0	0	0.00%	2,056	13	0.85%
Short-term borrowings	0	0	0.00%	0	0	0.00%

Total interest-bearing liabilities liabilities/interest expense	126,287	1,083	1.16%	117,708	2,118	2.43%
Noninterest-bearing demand deposits	62,400			37,640
Accrued interest on deposits and other liabilities	1,492			1,496

Total liabilities	190,179			156,844
Stockholders’ equity	22,333			41,724

Total liabilities and stockholders’ equity	$212,512			$198,568

Net interest income and interest rate spread(2)		$5,033	2.87%		$4,633	2.34%

Net interest margin(3)			3.31%			3.27%
Ratio of average interest-earning assets to interest-bearing liabilities	163%			163%

(1)	Average balance includes nonaccrual loans of approximately $12,463,000 and $10,356,000 for 2010, and 2009, respectively.

Net loan fees or (costs) of ($162,000) and ($70,000) are included in the yield computation for 2010 and 2009, respectively.

(2)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	Year Ended December 31,			Year Ended December 31,			Period Ended December 31,
	2009			2008			2007(4)
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield	Balance	Expense	Yield
	($ in thousands)

INTEREST EARNING ASSETS:
Certificates of deposit	$9,562	$125	1.31%	$845	$37	4.38%	$368	$15	4.08%
Interest bearing deposits	24,585	62	0.25%	5,024	115	2.29%	42,632	2,279	5.35%
Federal funds sold	3,522	8	0.23%	7,958	152	1.91%	7,083	345	4.87%
Investment securities	15,856	646	4.07%	8,598	357	4.15%	2,922	151	5.17%
Portfolio loans(1)	143,984	8,202	5.70%	118,536	7,837	6.61%	46,395	3,580	7.72%

Total interest-earnings assets/interest income	197,509	9,043	4.58%	140,961	8,498	6.03%	99,400	6,370	6.41%
NON-INTEREST EARNING ASSETS:
Cash and due from banks	8,329			2,603			1,809
Allowance for loan losses	(4,274)			(1,468)			(443)
Other assets	3,421			3,393			2,292

Total assets	$204,985			$145,489			$103,058

LIABILITIES AND STOCKHOLDERS’ EQUITY INTEREST-BEARING LIABILITIES:
Demand deposits	19,609	388	1.98%	10,246	158	1.54%	5,253	167	3.18%
Money markets	41,271	627	1.52%	52,649	1,344	2.55%	32,321	1,258	3.89%
Savings	850	12	1.41%	336	6	1.79%	18	—	0.00%
Time deposits under $100,000	5,887	156	2.65%	2,088	69	3.30%	388	15	3.87%
Time deposits $100,00 and over	51,175	1,480	2.89%	10,910	386	3.54%	3,138	132	4.21%
Repurchase Agreements	1,538	13	0.85%	3,303	59	1.79%	1,115	40	3.59%
Short-term borrowings	—	—	0.00%	3	—	1.60%	—	—	0.00%

Total interest-bearing liabilities/interest expense	120,330	2,676	2.22%	79,535	2,022	2.54%	42,233	1,612	3.82%
NON-INTEREST BEARING LIABILITIES:
Non-interest-bearing demand deposits	42,916			18,927			11,819
Accrued interest on deposits and other liabilities	1,555			1,022			756

Total liabilities	164,801			99,484			54,808
Stockholders’ equity	40,184			46,005			48,250

Total liabilities and stockholders’ equity	$204,985			$145,489			$103,058

Net interest income and interest rate spread(2)		$6,367	2.36%		$6,476	3.49%		$4,758	2.59%

Net interest margin(3)			3.22%			4.59%			4.79%
Ratio of average interest-earning assets to interest-bearing liabilities	164%			177%			235%

(1)	Average balances include nonaccrual loans of approximately $9,470,000, $1,335,000 and $5,000, for, 2009, 2008 and 2007, respectively. Net loan fees or (costs) of $(122,000), $11,000 and $66,000 are included in the yield computation for 2009, 2008 and 2007, respectively.

(2)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(4)	Service1st commenced operations on January 16, 2007, thus the 2007 data represents a partial year; January 16, 2007 to December 31, 2007.

The volume and rate variances tables below set forth the dollar difference in interest earned and paid for each major category of interest-earning assets and interest-bearing liabilities for the noted periods, and the amount of such change attributable to changes in average balances (volume) or changes in average interest rates. Volume variances are equal to the increase or decrease in the average balance times the prior period rate and rate variances are equal to the increase or decrease in the average rate times the prior period average balance. Variances attributable to both rate and volume changes are equal to the change in rate times the change in average balance and are allocated proportionately to the changes due to volume and changes due to rate.

	Three Months Ended September 30,
	2010 Compared to 2009
	(Unaudited)
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$69	$(5)	$64
Interest bearing balances	(6)	(1)	(7)
Federal funds sold	0	0	0
Investment securities	17	(35)	(18)
Portfolio loans	(280)	(70)	(350)

Total increase (decrease) in interest income	(200)	(111)	(311)

Interest expense:
Interest checking	$31	$(63)	$(32)
Money markets	7	(90)	(83)
Savings	1	(2)	(1)
Time deposits under $100,000	(2)	(26)	(28)
Time deposits $100,000 and over	(64)	(254)	(318)
Repurchase agreements	0	(3)	(3)
Short-term borrowings	0	0	0

Total increase (decrease) in interest expense	(27)	(438)	(465)

Net increase (decrease) in net interest income	$(173)	$327	$154

	Nine Months Ended September 30,
	2010 Compared to 2009
	(Unaudited)
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$174	$(1)	$173
Interest bearing balances	19	0	19
Federal funds sold	0	(8)	(8)
Investment securities	19	(49)	(30)
Portfolio loans	(473)	(316)	(789)

Total increase (decrease) in interest income	(261)	(374)	(635)

Interest expense:
Interest checking	$142	$(76)	$66
Money markets	8	(336)	(328)
Savings	4	(4)	0
Time deposits under $100,000	2	(63)	(61)
Time deposits $100,000 and over	(66)	(632)	(689)
Repurchase agreements	0	(13)	(13)
Short-term borrowings	0	0	0

Total increase (decrease) in interest expense	90	(1,124)	(1,050)

Net increase (decrease) in net interest income	$(351)	$750	$399

	Year Ended December 31,
	2009 Compared to 2008
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$131	$(43)	$88
Interest bearing deposits	123	(176)	(53)
Federal funds sold	(56)	(88)	(144)
Investment securities	296	(7)	289
Portfolio loans	1,541	(1,176)	365

Total increase (decrease) in interest income	2,035	(1,490)	545

Interest expense:
Interest checking	$176	$54	$230
Money markets	(250)	(467)	(717)
Savings	7	(1)	6
Time deposits under $100,000	103	(16)	87
Time deposits $100,000 and over	1,177	(83)	1,094
Repurchase agreements	(23)	(23)	(46)
Short-term borrowings	0	0	0

Total increase (decrease) in interest expense	1,190	(536)	654

Net increase (decrease) in net interest income	$845	$(954)	$(109)

	Year Ended December 31,
	2008 Compared to 2007
			Net
	Average	Average	Increase
	Volume	Rate	(Decrease)
	($ in thousands)

Interest income:
Certificates of deposit	$21	$1	$22
Interest bearing deposits	(1,313)	(851)	(2,164)
Federal funds sold	38	(231)	(193)
Investment securities	241	(35)	206
Portfolio loans	4,837	(580)	4,257

Total increase (decrease) in interest income	3,824	(1,696)	2,128

Interest expense:
Interest checking	$106	$(115)	$(9)
Money markets	615	(529)	86
Savings	0	6	6
Time deposits under $100,000	56	(2)	54
Time deposits $100,000 and over	278	(24)	254
Repurchase agreements	47	(28)	19
Short-term borrowings	0	0	0

Total increase (decrease) in interest expense	1,102	(691)	410

Net increase (decrease) in net interest income	$2,722	$(1,004)	$1,718

Comparison of the Three Months Ended September 30, 2010 with the Three Months Ended September 30, 2009

For the three months ended September 30, 2010, total average interest-earning assets were $205.6 million and total average interest-bearing liabilities were $124.1 million, generating net interest income of $1.6 million. For the three months ended September 30, 2009, total average interest-earning assets were $210.3 million and total average interest-bearing liabilities were $127.3 million, generating net interest income of $1.5 million. Total average balances of interest earning assets decreased by $4.7 million, or 2.24%, while total average balances of interest-bearing liabilities decreased by $3.2 million, or 2.54%.

During the three months ended September 30, 2010, Service1st experienced a $21.3 million balance reduction in its average loan portfolio due to paydowns, payoffs and loan charge offs. Total assets grew primarily through increases of average balances of lower yielding assets. Certificates of deposit in other banks grew $25.2 million, or 190.19% from $13.3 million for the three months ended September 30, 2009 to $38.5 million for the three months ended September 30, 2010. A concerted effort was made by management to invest cash into certificates of deposits held at other banks which yielded north of 1% rather than leaving them in interest bearing deposits that yield approximately 0.25%.

Average balances of interest bearing deposits decreased by $10.3 million, or 28.82%, to $25.5 million as of September 30, 2010 compared to $35.8 million at September 30, 2009. This decrease was due to managements decision to invest these funds into short-term, higher yielding assets (consisting of certificates of deposit in other banks which yielded a return slightly greater than 1%) rather than leave the monies in interest bearing deposits (which yield approximately 0.25%).

Interest income was also adversely impacted by nonaccrual loans, which inhibited the growth of interest earning assets. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity, which has required Service1st to place their loans on nonaccrual status. Non-performing loans were $17.1 million, or 14.16% of total portfolio loans at September 30, 2010 versus

$7.8 million, or 5.69%, of total portfolio loans at December 31, 2009. As further described below, however, during 2009, quarter-end balances of nonperforming loans were significantly higher than this range.

As a result of all of these factors, the average yield on interest earning assets decreased from 4.28% for the three months ended September 30, 2009 to 3.77% for the three months ended September 30, 2010. Total interest income decreased $311,000, from $2.2 million for the three months ended September 30, 2009 to $1.9 million for the three months ended September 30, 2010.

The decrease in interest earning assets was largely attributable to the decrease in average loans of $21.3 million, from $147.6 million at September 30, 2009 to $126.3 million at September 30, 2010 as noted above. Interest income on loans decreased $350,000, from $2.0 million for the three months ended September 30, 2009 to $1.7 million for the three months ended September 30, 2010.

The decrease in interest expense of $465,000 is primarily the result of a deposit rate reduction strategy which is evident by a $20.6 million reduction in total time deposits. Average time deposits totaled $64.6 million for the three months ended September 30, 2009 and decreased to $44.1 million for the three months ended September 30, 2010.

As a result of both modest decreases in interest rates and increases in low-yielding liquid assets, Service1st’s net interest rate spread (yield earned on average interest-earning assets less the average rate paid on interest-bearing liabilities) increased to 2.84% as of September 30, 2010 compared with 1.89% as of September 30, 2009, and its net interest margin increased from 2.83% as of September 30, 2009 to 3.20% as of September 30, 2010.

Comparison of the Nine Months Ended September 30, 2010 with the Nine Months Ended September 30, 2009

For the nine months ended September 30, 2010, total average interest-earning assets were $205.4 million and total average interest-bearing liabilities were $126.3 million, generating net interest income of $5.0 million. For the nine months ended September 30, 2009, total average interest-earning assets were $191.5 million and total average interest-bearing liabilities were $117.7 million, generating net interest income of $4.6 million. Total average balances of interest earning assets increased by $14.0 million, or 7.30%, while total average balances of interest-bearing liabilities increased by $8.6 million, or 7.29%.

During the nine months ended September 30, 2010, Service1st experienced a $11.5 million balance reduction in its average loan portfolio due to paydowns, payoffs and loan charge offs of loans. Total assets grew primarily through increases of average balances of lower yielding assets (consisting of certificates of deposit in other banks and interest-bearing deposits) of $29.6 million, or a growth of 98.71%, from $29.9 million for the nine months ended September 30, 2009 to $59.5 million for the nine months ended September 30, 2010.

Average balances of investment securities increased $654,000, or 4.61%, to $14.8 million as of September 30, 2010 from $14.2 million for the nine months ended September 30, 2009. The modest increase was due to the additions in investment securities to the existing portfolio.

Interest income was also adversely impacted by nonaccrual loans, which inhibited the growth of interest earning assets. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity, which has required Service1st to place their loans on nonaccrual status. Non-performing loans were $17.1 million, or 14.16% of total loans at September 30, 2010 versus $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009.

As a result of all of these factors, the average yield on total interest earning assets decreased from 4.77% for the nine months ended September 30, 2009 to 4.02% for the nine months ended September 30, 2010. Despite the increase in total interest earning assets, total interest income decreased $635,000, from $6.7 million for nine months ended September 30, 2009 to $6.1 million for nine months ended September 30, 2010.

The increase in total interest earning assets was funded largely by an increase of $33.3 million in average balances of deposit liabilities, from $155.3 million for the nine months ended September 30, 2009 to $188.7 million for the nine months ended September 30, 2010. The increase was primarily attributable to increases in average balances of noninterest-bearing deposits of $24.7 million, interest checking of $13.8 million and money markets of $1.7 million.

The decrease in interest expense of $1.0 million or 48.84% is primarily the result of a deposit rate reduction strategy which is reflected in interest rates going from 2.43% as of September 30, 2009 to 1.16% as of September 30, 2010.

As a result of both modest decreases in interest rates and large increases in low-yielding liquid assets, Service1st’s net interest rate spread (yield earned on average interest-earning assets less the average rate paid on interest-bearing liabilities) increased to 2.87% as of September 30, 2010 compared with 2.34% as of September 30, 2009, and its net interest margin increased from 3.27% as of September 30, 2009 to 3.31% as of September 30, 2010.

Comparison of the Year Ended December 31, 2009 with the Year Ended December 31, 2008

For the year ended December 31, 2009, total average interest-earning assets were $197.5 million and total average interest-bearing liabilities were $120.3 million, generating net interest income of $6.4 million. For the year ended December 31, 2008, total average interest-earning assets were $141.0 million and total average interest-bearing liabilities were $79.5 million, generating net interest income of $6.5 million. Total average balances of interest earning assets increased by $56.5 million, or 40.1%, while total average balances of interest-bearing liabilities increased by $40.8 million, or 51.3%.

During 2009, Service1st sought to expand its core deposit base in order to increase its liquidity in anticipation of loan growth. However, while the average balance of its portfolio loans increased by $25.5 million, from $118.5 million for the year ended December 31, 2008 to $144.0 million for the year ended December 31, 2009, anticipated loan growth did not fully materialize, and instead total assets grew primarily through increases of average balances of lower yielding assets (consisting of certificates of deposit in other banks, interest-bearing deposits and federal funds sold) of $23.9 million, or a growth of 173.2%, from $13.8 million as of December 31, 2008 to $37.7 million as of December 31, 2009. This additional liquidity had a negative impact on the average yield on Service1st’s total interest earning assets.

Average balances of investment securities also grew by $7.3 million during the year, or 84.9%, from $8.6 million at December 31, 2008 to $15.9 million at December 31, 2009. As interest rates on the investment portfolio slightly decreased, from 4.15% in 2008 to 4.07% in 2009, the increase in investment securities contributed to interest income.

The modest increase in the average balances of portfolio loans of $25.5 million was partially offset by a decrease in their yield from 6.61% to 5.70%, resulting in a net addition to net interest income of only $365,000. Yields on many of the prime-rate based loans were protected by interest-rate floors. Interest income was also adversely impacted by the increase in nonaccrual loans, which inhibited the growth of interest earning assets. With many real estate projects requiring an extended time to market, some borrowers have exhausted their liquidity, which has required Service1st to place their loans on nonaccrual status. Non-performing loans grew from $3.4 million, or 2.50%, of total loans at December 31, 2008, to $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009. However, during 2009, nonperforming loans grew beyond this range, with $3.4 million at March 31, 2009, $8.7 million at June 30, 2009 and $17.9 million at September 30, 2009. In the fourth quarter of 2009, Service1st charged off $10.3 million in loans, including many nonperforming loans, such that at December 31, 2009, the total of nonperforming loans fell to $7.8 million. The high balances of nonperforming loans during 2009 adversely impacted interest income growth.

As a result of all of these factors, the average yield on total interest earning assets decreased from 6.03% for 2008 to 4.58% for 2009. As a result, despite the increase in total interest earning assets, total interest income increased only modestly, from $8.5 million for 2008 to $9.0 million for 2009.

The increase in total interest earning assets was funded largely by an increase of $66.5 million in average balances of deposit liabilities, from $95.2 million at December 31, 2008 to $161.7 million at December 31,

2009. The increase was primarily attributable to increases in average balances of time deposits over $100,000 of $40.3 million and non-interest bearing demand deposits of $24.0 million.

The increase in interest expense in 2009 of $654,000 is primarily the result of the growth in the volume in interest bearing deposits and, in particular, time deposits over $100,000, which was only partially offset by decreases in rates.

As a result of both modest decreases in interest rates and large increases in low-yielding liquid assets, Service1st’s net interest rate spread (yield earned on average interest-earning assets less the average rate paid on interest-bearing liabilities) decreased to 2.36% in 2009 compared with 3.49% in 2008, and its net interest margin also decreased from 4.59% in 2008 to 3.22% in 2009.

Comparison of the Year Ended December 31, 2008 with the Year Ended December 31, 2007

For the year ended December 31, 2007, total average interest-earning assets were $99.4 million and total average interest-bearing liabilities were $42.2 million, generating net interest income of $4.8 million. Net interest income increased by $1.7 million, or 36.1%, to $6.5 million in 2008, primarily as a result of an increase in interest income derived primarily from an increase in Service1st’s average loan balances from $46.4 million for 2007 to $118.5 million for 2008, offset by an increase in interest expense on total interest-bearing liabilities from $1.6 million in 2007 to $2.0 million in 2008 and a decrease in the yield on total interest-earning assets from 6.41% for 2007 to 6.03% for 2008. The increase in total interest earning assets was funded largely by an increase of $42.2 million in average balances of deposit liabilities. The yield on total interest-bearing liabilities decreased from 3.82% for 2007 to 2.54% for 2008. As a result, Service1st’s net interest rate spread increased from 2.59% for the year ended December 31, 2007 to 3.49% for the year ended December 31, 2008, and its net interest margin decreased slightly from 4.79% for the year ended December 31, 2007 to 4.59% for the year ended December 31, 2008.

Provision for Loan Losses

The provision for loan losses in each period is reflected as a charge against earnings in that period. The provision is equal to the amount required to maintain the allowance for loan losses at a level that, in Service1st’s judgment, is adequate to absorb probable loan losses inherent in the loan portfolio. The amount of the provision for loan losses in any period is affected by reductions to the allowance in the period resulting from loan charge-offs and increases to the allowance in the period as a result of recoveries from loans charged-off. In addition, changes in the size of the loan portfolio and the recognition of changes in current risk factors affect the amount of the provision.

During 2009 and the first nine months of 2010, Service1st has continued to experience significant competitive pressures and challenging economic conditions in the markets in which it operates. The Las Vegas economy, as well as the national economy, has continued to show signs of significant weakness. Weakness in the residential market has expanded into the commercial real estate market, as builders and related industries downsize. These economic trends have adversely affected Service1st’s asset quality and increased loan charge-offs. Service1st has responded by increasing provision expense to replenish and build the allowance for loan losses allocable to adversely affected segments of Service1st’s loan portfolio — in particular, construction and land development loans and commercial and industrial loans. Continuation of these economic and real estate factors is likely to continue to affect Service1st’s asset quality and overall performance during 2010 and 2011.

Comparison of the Three Months Ended September 30, 2010 with the Three Months Ended September 30, 2009

Service1st’s provision for loan loss was $707,000 for the three months ended September 30, 2010, compared with $3.4 million for the same period in 2009. This significant decrease in the provision for loan losses is primarily attributable to; a shrinking loan portfolio, and to $12.2 million in loans being charged off in the fourth quarter of 2009. In addition, there was $2.7 million of loan charge-offs taken during the three months ended September 30, 2010, of which $515,000 was in construction and land development, $654,000 was in the commercial real estate, $1.6 million was in commercial and industrial while none were taken in residential real estate, compared with $1.9 million of loan charge-offs during the three months ended

September 30, 2009. As a result, net loan charge-offs to average loans outstanding increased from 1.31% for the three months ended September 30, 2009 to 1.77% for the three months ended September 30, 2010. The decrease in provision for loan loss and increase in loan charge offs are attributable to the continuing weak economic conditions in the markets served by Service1st. Further information regarding the credit quality of the loan portfolio can be found in under the subsections below entitled “— Financial Condition — Nonperforming Assets,” “— Potential Problem Loans,” and “— Impaired Loans.”

Comparison of the Nine Months Ended September 30, 2010 with the Nine Months Ended September 30, 2009

Service1st’s provision for loan loss was $3.9 million for the nine months ended September 30, 2010, compared with $4.4 million for the same period in 2009. This decrease in the provision for loan losses is primarily attributable to; a shrinking loan portfolio, and to $12.2 million in loans being charged off in the fourth quarter of 2009. There were $3.9 million of loan charge-offs taken during nine months ended September 30, 2010, of which $1.2 million was in construction and land development, $922,000 was in the commercial real estate, $202,000 was in residential real estate and $1.7 million was in commercial and industrial; compared with $1.9 million of loan charge-offs during the nine months ended September 30, 2009. As a result, net charge-offs to average loans outstanding increased from 1.27% for the nine months ended September 30, 2009 to 2.53% for the nine months ended September 30, 2010. The slight decrease in provision for loan loss as well as loan charge offs and the increase in nonperforming loans are attributable to the continuing weak economic conditions in the markets served by Service1st.

Comparison of the Year Ended December 31, 2009 with the Year Ended December 31, 2008

Service1st’s provision for loan losses was $15.7 million for the year ended December 31, 2009, compared with $3.7 million for the year ended December 31, 2008. The significant increase in the provision for loan losses from 2008 to 2009 is primarily attributable to $12.2 million of loan charge-offs taken in 2009, of which $7.7 million was in Service1st’s construction and land development portfolio (compared with $1.7 million in 2008), and of which $4.4 million was in the commercial and industrial loan portfolio (compared with no charge-offs in 2008). As a result, net charge-offs to average loans outstanding increased from 1.44% in 2008 to 8.43% in 2009. The increase is also attributable to the increase in Service1st’s allowance for loan losses, from $2.9 million, or 2.10% of outstanding loans at December 31, 2008, to $6.4 million, or 4.68% of outstanding loans at December 31, 2009. The increase in the allowance for loan losses reflects the continuing weak economic conditions in the markets served by Service1st, which resulted in an overall increase in nonperforming loans from $3.4 million, or 2.50%, of total portfolio loans at December 31, 2008, to $7.8 million, or 5.69%, of total portfolio loans at December 31, 2009. In addition, Service1st’s potential problem loans (loans classified as special mention, substandard, doubtful or loss) totaled approximately $36.2 million at December 31, 2009 compared with $19.5 million at December 31, 2008.

Comparison of the Year Ended December 31, 2008 with the Year Ended December 31, 2007

In 2007, its initial year of operations, Service1st booked $938,000 of provision for loan loss expense to increase the allowance for loan losses commensurate with loan growth. As the loan portfolio continued to grow in 2008 and began to season, nonperforming loans grew and the portfolio began to exhibit weaknesses reflective of the decline in economic conditions. Charge-offs in 2008 were $1.7 million compared with $16,000 in charge-offs for 2007. In response to these conditions, Service1st increased its provision to $3.7 million in 2008.

Non-Interest Income

Non-interest income primarily consists of loan documentation and late fees, service charges on deposits and other fees such as wire and ATM fees.

Comparison of the Three Months Ended September 30, 2010 with the Three Months Ended September 30, 2009

Non-interest income increased from $145,000 for the three months ended September 30, 2009 to $160,000 for the three months ended September 30, 2010. The increase of $15,000 is attributable to a continuing effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees. This effort began in mid-2008 and is anticipated to continue throughout 2010.

Comparison of the Nine Months Ended September 30, 2010 with the Nine Months Ended September 30, 2009

Non-interest income increased from $385,000 for the nine months ended September 30, 2009 to $466,000 for the nine months ended September 30, 2010. The increase of $81,000 is attributable to a continuing effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees. This effort began in mid-2008 and is anticipated to continue throughout 2010.

Comparison of the Year Ended December 31, 2009 with the Year Ended December 31, 2008

Non-interest income increased from $340,000 for 2008 to $514,000 for 2009. The increase of $174,000 is primarily the result of a continuing effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees. This effort began in mid-2008 and carried throughout 2009.

Comparison of the Year Ended December 31, 2008 with the Year Ended December 31, 2007

Non-interest income increased to $340,000 in 2008, up from $163,000 in 2007. The increase in non-interest income of $177,000 was primarily a result of a concerted effort by Service1st’s management to adhere to fee income policies, including limiting waivers of such fees.

Non-Interest Expense

The following table sets for the principal elements of non-interest expenses for the three and nine months ended September 30, 2010 and 2009 and the years and period ending December 31, 2009, 2008 and 2007.

	Three Months
	Ended		Nine Months Ended		Years and Period Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009	2008	2007(1)
	(unaudited)		(unaudited)
	($ in thousands)

Non-interest expenses:
Salaries and employee benefits	$1,150	$1,016	$3,265	$3,118	$3,875	$5,029	$3,632
Occupancy, equipment and depreciation	388	420	1,232	1.236	1,673	1,664	1,120
Computer service charges	73	87	218	244	328	313	170
Professional fees	535	31	1,528	118	1,026	256	323
Advertising and business development	26	44	74	72	88	157	422
Insurance	157	123	448	348	500	145	92
Telephone	28	26	79	72	101	104	76
Stationery and supplies	8	7	22	24	32	45	107
Director fees	6	12	30	32	44	23	147
Organization costs	0	0	0	0	0	0	1,238
Stock warrants	0	0	0	0	0	0	213
Loss on disposition of equipment	0	0	0	0	3	0	0
Provision for unfunded commitments	(87)	117	(442)	90	498	40	181
Other	162	106	466	296	425	487	460

	$2,446	$1,989	$6,920	$5,650	$8,593	$8,263	$8,181

(1)	For the period January 16, 2007, the date Service1st commenced operations, to December 21, 2007

Comparison of the Three Months Ended September 30, 2010 with the Three Months Ended September 30, 2009

Non-interest expense increased $457,000 from $2.0 million for the three months ended September 30, 2009 to $2.4 million for the three months ended September 30, 2010. Provision for unfunded commitments decreased $204,000 due to reductions in balances on unfunded line of credit. The $204,000 reduction in provision for unfunded commitment expense was offset by a $504,000 increase in professional fees which was due to additional legal, audit and consulting fees incurred by Service1st in connection with its pending acquisition by WLBC. In addition, salaries and employee benefits increased $134,000 which is primarily the result of stock options fully vesting upon the retirement of an employee. The employee’s retirement was effective on July 17, 2010.

Comparison of the Nine Months Ended September 30, 2010 with the Nine Months Ended September 30, 2009

Non-interest expense increased $1.3 million from the nine months ended September 30, 2009 to the nine months ended September 30, 2010. Total non-interest expense went from $5.7 million in 2009, to $6.9 million in 2010. Provision for unfunded commitments decreased $532,000 due to reductions in available balances for unfunded lines of credit. The $532,000 reduction in provision for unfunded commitment expense was offset by a $1.4 million increase in professional fees which was due to additional legal, audit and consulting fees incurred by Service1st in connection with its pending acquisition by WLBC. In addition, salaries and employee benefits increased $147,000 which is primarily the result of accelerated stock options fully vesting upon an employee retirement which became effective on July 17, 2010.

Comparison of the Year Ended December 31, 2009 with the Year Ended December 31, 2008

Non-interest expense was primarily flat, year over year: $8.6 million for 2009, compared with $8.3 for 2008. Salaries and employee benefits decreased $1.2 million in 2009 from $5.0 million in 2008 to $3.9 million in 2009. The $1.2 million decrease was due to staff reductions, as well as a reduction in salaries and benefits for the remaining employees. These cost-savings were partially offset by a $770,000 increase in professional fees during the same period, of which $741,000 was due to additional legal, audit and consulting fees incurred by Service1st in connection with its pending acquisition by WLBC. In addition, FDIC insurance premiums increased $346,000, primarily due to growth in deposits of $75.4 million. The increase in the provision for unfunded commitments expense was primarily a result of an additional $498,000 to the reserve amount for unfunded lines of credit. These lines of credit are commitments that Service1st has underwritten for its borrowers, but have yet to be funded by the bank.

Comparison of the Year Ended December 31, 2008 with the Year Ended December 31, 2007

Non-interest expense of $8.3 million in 2008 was $82,000 more than in 2007. The increase was primarily a result of a $1.4 million increase in salaries and benefits, a $544,000 increase in occupancy expense and a $143,000 increase in computer service charges. These items were substantially offset by decreases in year-over-year expenses. In 2007, Service1st incurred high (one-time) expenses associated with the opening of Service1st. Accordingly, 2008 expense levels were lower than in 2007 by the following amounts in the following categories: $1.2 million in organizational costs and $213,000 in stock warrant costs (all of which were expensed in 2007 but not repeated in 2008), $265,000 in advertising and business development, $124,000 in directors’ fees, $67,000 in professional fees, $62,000 in stationery and supplies and $114,000 in non-interest expenses.

Income Taxes

Due to Service1st incurring operating losses from inception, no provision for income taxes has been recorded since the inception of Service1st.

Financial Condition

Assets

Total assets stood at $193.2 million as of September 30, 2010, a decrease of $18.6 million, or 8.78%, from $211.8 million as of December 31, 2009. The decrease was principally attributable to a $21.8 million decrease in cash and cash equivalents (consisting of cash and due from banks, federal funds sold and certificates of deposits with original maturities of three months or less), a $16.1 million decrease in gross loans, and a $6.2 million decrease in investment securities. These three decreases noted above total $44.1 million and were partially offset, by a $22.9 million increase in certificates of deposits held at other banks. Cash and cash equivalents at September 30, 2010 were $27.8 million down from $49.6 million at December 31, 2009 as a result of $13.4 million decrease in deposits, primarily due to rate reduction strategies, coupled with a change of investment strategy (which involved moving dollars out of cash and cash equivalents that earn approximately 0.25% and into certificates of deposits which earn slightly greater than 1.00%). Gross loans at September 30, 2010 were $120.9 million down from $137.0 million at December 31, 2009 as a result of principal paydowns/payoffs exceeding principal advances and new loan growth by $15.2 million, loans reclassified to other real estate owned (OREO) of $3.0 million and charge offs of $3.9 million.

Total assets stood at $211.8 million as of December 31, 2009, an increase of $52.3 million, or 32.8%, from $159.5 million as of December 31, 2008. The increase was principally attributable to an increase of $39.6 million in cash and cash equivalents (consisting of cash and due from banks, federal funds sold and certificates of deposits with original maturities of three months or less), and an increase of $9.3 million in certificate of deposits held at other banks and of $5.9 million in investment securities. Gross loans at December 31, 2009 were $137.0 million, down from $137.2 million at December 31, 2008, as modest loan growth in 2009 was largely offset by $12.2 million in charge-offs.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and due from banks, federal funds sold and certificates of deposits with original maturities of three months or less. Cash and cash equivalents totaled $27.8 million at September 30, 2010 and $49.6 million at December 31, 2009. Cash and cash equivalents are managed based upon liquidity needs. The decrease in cash and cash equivalents reflects Service1st’s efforts to expand its investments in short term certificates of deposits, in anticipation of rising interest rates, until loan volume begins to increase. At that time, monies invested in short term certificates of deposits are anticipated to be reinvested in new loan originations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Service1st Bank of Nevada— Liquidity and Asset/Liability Management” in this section below for more information.

Investment Securities and Certificates of Deposits held at other Banks

Service1st invests in investment grade securities and certificates of deposits at other banks with original maturities exceeding three months for the following reasons: (i) such investments can be readily reduced in size to provide liquidity for loan fundings or deposit withdrawals; (ii) investment securities provide a source of assets to pledge to secure lines of credit (and, potentially, deposits from governmental entities), as may be required by law or by specific agreement with a depositor or lender; (iii) they can be used as an interest rate risk management tool, since they provide a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of Service1st; and (iv) they represent an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans. Further, if and when Service1st becomes profitable, tax free investment securities can be a source of partially tax-exempt income.

Service1st uses two portfolio classifications for its investment securities: “Held to Maturity”, and “Available for Sale”. The Held to Maturity portfolio consists only of securities that Service1st has both the intent and ability to hold until maturity, to be sold only in the event of concerns with an issuer’s credit worthiness, a change in tax law that eliminates their tax exempt status, or other infrequent situations as permitted by U.S. generally accepted accounting principles. Accounting guidance requires Available for Sale securities to be marked to estimated fair value with an offset to accumulated other comprehensive income, a component of stockholders’ equity.

Service1st’s investment portfolio is currently composed primarily of: (i) U.S. Government Agency securities; (ii) investment grade corporate debt securities; and (iii) collateralized mortgage obligations. At September 30, 2010, investment securities and certificates of deposit totaled $43.7 million, an increase of 62.00% or $16.7 million, compared with $26.9 million at December 31, 2009. At December 31, 2009, investment securities and certificates of deposit totaled $26.9 million, an increase of 129.54% or $15.2 million, compared with $11.7 million at December 31, 2008. The significant increase in certificates of deposit is the result of Service1st’s attempt to continue to deploy cash into earning assets as loan demand remains sluggish.

Service1st has not used interest rate swaps or other derivative instruments to hedge fixed rate loans or to otherwise mitigate interest rate risk.

The tables below summarize Service1st’s investment portfolio at September 30, 2010, December 31, 2009 and December 31, 2008. Securities are identified as available-for-sale or held to maturity. Service1st did not have any investments available for sale at December 31, 2008. Unrealized gains or losses on available-for-sale securities are recorded as accumulated other comprehensive income in stockholders’ equity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums or accretion of discounts. Amortization of premiums or accretion of discounts on mortgage-backed securities is periodically adjusted for estimated prepayments. Securities measured at fair value are reported at fair value, with unrealized gains and losses included in stockholder’s equity.

	September 30, 2010
	(Unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments — Available for Sale
U.S. Government Agency Securities	$2,002	$0	$0	$2,002
Collateralized Mortgage Obligations	1,910	1	(14)	1,897

Total	$3,912	$1	$(14)	$3,899

	September 30, 2010
	(Unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments-Held to Maturity
Corporate Debt Securities	$6,919	$274	$0	$7,193
SBA Loan Pools	664	2	0	666

Total	$7,583	$276	$0	$7,859

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments — Available for Sale
U.S. Government Agency Securities	$5,247	$—	$(18)	$5,229
Collateralized Mortgage Obligations	2,209	—	(5)	2,204

Total	$7,456	$—	$(23)	$7,433

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments-Held to Maturity
U.S. Government Agency Securities	$997	$3	$—	$1,000
Corporate Debt Securities	8,390	477	—	8,867
SBA Loan Pools	814	—	(5)	809

Total	$10,201	$480	$(5)	$10,676

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	($ in thousands)

Investments-Held to Maturity
U.S. Government Agency Securities	$6,009	$74	$—	$6,083
Corporate Debt Securities	4,805	139	—	4,944
Collateralized Mortgage Obligations	—	—	—	—
SBA Loan Pools	925	—	(20)	905

Total	$11,739	$213	$(20)	$11,932

The tables below summarize the maturity dates and investment yields on Service1st’s investment portfolio at September 30, 2010 and December 31, 2009 for securities identified as available for sale or held to maturity.

	As of September 30, 2010
	(Unaudited)
	Due Under 1		Due		Due		Due Over
	Year		1-5 Years		5-10 Years		10 Years		Total
	Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield
	($ in thousands)

Available for Sale
U.S. Government Agencies	$0	0.00%	$2,002	0.61%	$0	0.00%	$0	0.00%	$2,002	0.61%
Corporate Debt Securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Collateralized Mortgage Obligations	1,030	2.70%	867	2.67%	0	0.00%	0	0.00%	1,897	2.69%
Small Business Administration Loan Pools	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Total available for sale	$1,030	0.00%	$2,881	1.24%	$0	0.00%	$0	0.00%	$3,899	0.91%

Held to Maturity
U.S. Government Agencies	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%	$0	0.00%
Corporate Debt Securities	3,998	5.30%	2,921	6.98%	0	0.00%	0	0.00%	6,919	6.01%
Collateralized Mortgage Obligations	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Small Business Administration Loan Pools	8	2.96%	16	4.21%	100	2.22%	540	2.70%	664	2.67%

Total held to maturity	$4,006	5.30%	$2,937	6.96%	$100	2.22%	$540	2.70%	$7,583	5.72%

	As of December 31, 2009
	Due Under 1		Due		Due		Due Over
	Year		1-5 Years		5-10 Years		10 Years		Total
	Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield		Amount/Yield
	($ in thousands)

Available for Sale
U.S. Government Agency Securities	$0	0.00%	$5,229	1.48%	$0	0.00%	$0	0.00%	$5,229	1.48%
Corporate Debt Securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Collateralized Mortgage Obligations	0	0.00%	2,204	2.65%	0	0.00%	0	0.00%	2,204	2.65%
Small Business Administration Loan Pools	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Total available for sale	$0	0.00%	$7,433	1.83%	$0	0.00%	$0	0.00%	$7,433	1.83%

Held to Maturity
U.S. Government Agency Securities	$0	0.00%	$997	1.55%	$0	0.00%	$0	0.00%	$997	1.55%
Corporate Debt Securities	4,011	3.74%	4,379	7.11%	0	0.00%	0	0.00%	8,390	5.50%
Collateralized Mortgage Obligations	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Small Business Administration Loan Pools	0	0.00%	38	3.41%	136	2.94%	641	2.72%	814	2.79%

Total held to maturity	$4,011	3.74%	$5,414	6.06%	$136	2.94%	$641	2.72%	$10,201	4.90%

Loans

As of September 30, 2010 and December 31, 2009, 2008, and 2007 substantially all of Service1st’s loan customers were located in Nevada.

The following table summarizes the composition of Service1st’s loan portfolio by type and percentage of the loan portfolio for the dates indicated.

	September 30,		December 31,
	2010		2009		2008		2007
	(unaudited)
	($ in thousands)

Loans secured by real estate:
Construction, land development and other land loans	$8,892	7.36%	$20,279	14.80%	$38,608	28.12%	$18,234	20.37%
Commercial real estate	62,416	51.67%	68,523	50.02%	41,114	29.95%	29,482	32.93%
Residential (1-4 family)	10,307	8.53%	1,367	1.00%	483	0.35%	176	0.20%

Total real estate secured loans	81,615	67.56%	90,169	65.82%	80,205	58.42%	47,892	53.49%
Loans not secured by real estate:
Commercial and industrial	39,052	32.33%	46,470	33.92%	56,556	41.20%	39,872	44.54%

Consumer	131	0.11%	342	0.26%	522	0.38%	1,765	1.97%

Loans, Gross	120,797	100.00%	136,981	100.00%	137,283	100.00%	89,529	100.00%
Net deferred loan fees (costs)	58		(15)		(67)		(57)

Loan, Gross, net of deferred fees	120,856		136,966		137,216		89,472
Less: Allowance for loan losses	(7,021)		(6,404)		(2,883)		(922)

Loans, Net	$113,834		$130,562		$134,333		$88,550

Gross loans, net of deferred fees and the allowance for loan losses, decreased $16.7 million from December 31, 2009 to September 30, 2010, as a result of $3.3 million in new loans and $51.79 million in principal advances being offset by $4.2 million in loan payoffs and $60.0 million in principal reductions, $4.0 million in charged off loans, $3.0 million in loans being reclassified to other real estate owned (OREO), deferred fees of $58,000 and an increase in the allowance for loan losses of $617,000.

Construction, land development and other land loans decreased $11.4 million from 14.80% to 7.36% of the loan portfolio, which reflects $10.2 million in paydowns/payoffs and $1.2 million of loan charge-offs in the first nine months of 2010. Commercial and industrial loans also decreased over the same period, by $7.4 million, from 33.92% to 32.33% of the loan portfolio by reason the depressed business climate, reduced loan demand plus $1.7 million of loan charge-offs and another $625,000 in loan balances being classified to other real estate owned.. Over the same period, residential real estate loans increased by $8.9 million, from 1.00% to 8.53% of the portfolio. During second quarter 2010 Service1st accepted a residential property as collateral on a $3.0 million loan. Since this $3.0 million loan was classified as commercial and industrial during the first quarter 2010 it was reclassified from commercial and industrial to residential real estate in the second quarter 2010, which caused the residential real estate balance to increase. In addition, a term loan with a draw down period was also collateralized by multiple residential real estate properties and as a result, the borrower advanced additional funds of $1.5 million, which resulted in residential real estate increasing an additional $1.5 million. In addition, two loans totaling $4.6 million were reclassified out of the category of construction, land development and other land loans into residential real estate loans during third quarter 2010 as the construction for each residential property was completed.

The tables below reflects the maturity distribution for Service1st’s loans, by category of loans, and the amount of fixed versus variable rate interest loans, as of September 30, 2010 and December 31, 2009.

	September 30, 2010
	(Unaudited)
	Due Within	Due 1-5	Due Over
	One Year	Years	Five Years	Total
	($ in thousands)

Loans secured by real estate:
Construction, land development and other land loans	$6,095	$2,797	$0	$8,892
Commercial real estate	350	35,006	27,060	62,416
Residential real estate (1-4 family)	7,706	2,436	165	10,307

Total real estate secured loans	14,151	40,239	27,225	81,615
Loans not secured by real estate:
Commercial and industrial	20,238	14,362	4,452	39,052
Consumer	73	58	0	131

Loans, Gross	$34,462	$54,659	$31,677	$120,798
Interest rates:
Fixed	8,694	35,215	5,739	49,648
Variable	25,767	19,444	25,938	71,150

Loans, Gross	$34,462	$54,659	$31,677	$120,798

	December 31, 2009
	Due Within	Due 1-5	Due Over
	One Year	Years	Five Years	Total
	($ in thousands)

Loans secured by real estate:
Construction, land development and other land loans	$18,748	$1,532	$—	$20,279
Commercial real estate	13,308	25,685	29,529	68,523
Residential real estate (1-4 family)	18	873	476	1,367

Total real estate secured loans	$32,073	$28,090	$30,005	$90,169
Loans not secured by real estate:
Commercial and industrial	27,737	14,784	3,950	46,470
Consumer	262	79	—	342

Loans, Gross	$60,073	$42,954	$33,955	$136,981

Interest rates:
Fixed	$15,518	$19,923	$2,029	$37,469
Variable	44,555	23,031	31,926	99,512

Loans, Gross	$60,073	$42,954	$33,955	$136,981

Concentrations

Service1st’s loan portfolio has a concentration of loans secured by real estate. As of September 30, 2010 and December 31, 2009, loans secured by real estate comprised 67.56% and 65.82% of total gross loans, respectively. Substantially all of these loans are secured by first liens. Approximately 29.98% and 27.56% of these real estate secured loans are owner occupied as of September 30, 2010 and December 31, 2009, respectively. A loan is considered owner occupied if the borrower occupies at least fifty percent of the collateral securing such loan. Service1st’s policy is to obtain collateral whenever it is available or desirable, depending upon the degree of risk Service1st is willing to accept. Repayment of loans is expected from the borrower’s cash flows or the sale proceeds of the collateral. Deterioration in the performance of the economy and real estate values in Service1st’s primary market areas has had, and is expected to continue to have, an adverse impact on collectability of outstanding loans.

Interest Reserves

Interest reserves are generally established at the time of the loan origination as an expense item in the budget for a construction and land development loan. Service1st’s practice is to monitor the construction, sales and/or leasing progress to determine the feasibility of ongoing construction and development projects. If at any time during the life of the loan the project is determined not to be viable, Service1st generally has the ability to discontinue the use of the interest reserve and take appropriate action to protect its collateral position via negotiation and/or legal action as deemed appropriate. At September 30, 2010, Service1st had no loans with an interest reserves. At December 31, 2009, Service1st had five loans with an outstanding balance of $8.8 million where available interest reserves amount to $532,000. In instances where projects have been determined unviable, the interest reserves have been frozen.

Nonperforming Assets

Nonperforming assets consists of:

(i) nonaccrual loans.  In general, loans are placed on nonaccrual status when Service1st determines timely recognition of interest to be in doubt due to the borrower’s financial condition and collection efforts. Service1st generally discontinues accrual of interest when a loan is 90 days delinquent unless the loan is well secured and in the process of collection;

(ii) loans past due 90 days or more and still accruing interest.  Loans past due 90 days or more and still accruing interest consist primarily of loans 90 days or more past their maturity date but not their interest due date.

(iii) restructured loans.  Restructured loans have modified terms to reduce either principal or interest due to deterioration in the borrower’s financial condition, and

(iv) other real estate owned, or OREO.  If a bank takes title to the borrower’s real property that serves as collateral for a defaulted loan, such property is referred to as other real estate owned (“OREO”). As of September 30, 2010, Service1st had $3.0 million in OREO.

The following table sets forth nonperforming assets at the dates indicated by category of asset.

	September 30,	December 31,
	2010	2009	2008	2007
	(unaudited)
	($ in thousands)

Nonaccrual loans:
Loans Secured by Real Estate
Construction, land development and other land loans	$5,629	$6,524	$3,434	$0
Commercial real estate	8,633	0	0	0
Residential real estate (1-4 family)	0	0	0	0

Total loans secured by real estate	14,262	6,524	3,434	0
Commercial and industrial	2,504	1,275	0	0
Consumer	0	0	0	20

Total nonaccrual loans	16,766	7,799	3,434	20
Past due (>90days) loans and accruing interest:
Loans Secured by Real Estate
Construction, land development and other land loans	$0	$0	$0	$0
Commercial real estate	$350	0	0	0
Residential real estate (1-4 family)	0	0	0	0

Total loans secured by real estate	350	0	0	0
Commercial and industrial	0	0	0	0
Consumer	0	0	0	0

Total past due loans accruing interest	350	0	0	0
Restructured loans (still on accrual)(1)	0	0	0	0
Total nonperforming loans	$17,116	$7,799	$3,434	$20
Other real estate owned (OREO)	$3,019	0	0	0

Total nonperforming assets	$20,135	$7,799	$3,434	$20

Non-Performing Loans as a percentage of total portfolio loans	14.16%	5.69%	2.50%	0.02%
Non-Performing Loans as a percentage of total assets	8.86%	3.68%	2.15%	0.02%
Allowance for loan losses as a percentage of nonperforming loans	41.02%	82.11%	83.95%	4,610.69%

(1)	As of September 30, 2010, December 31, 2009 and December 31, 2008, Service1st had approximately $11.0 million, $526,000 and $3.4 million, respectively, in loans classified as restructured loans. All of such loans were on nonaccrual. Service1st had no loans classified as restructured loans as of December 31, 2007.

As shown in the table above, all of Service1st’s nonperforming assets are as of the dates indicated.

At September 30, 2010, nonperforming loans totaled $17.1 million, or 14.16%, of total portfolio loans, an increase of $9.3 million, or 119.46%, from December 31, 2009. Total nonperforming assets as of September 30, 2010 were $20.1 million compared to $7.8 million as of December 31, 2009, a growth of $12.3 million or 158.17%. Nonperforming loans increased $9.3 million while nonperforming assets increased $12.3 million due to continued adverse economic conditions in the Nevada market. During 2009, nonperforming assets totaled $3.4 million at March 31, 2009, $8.7 million at September 30, 2009 and $17.9 million at September 30, 2009. In the fourth quarter of 2009, Service1st charged off $10.3 million in loans, including many nonperforming loans, such that at December 31, 2009, the total of nonperforming assets fell to $7.8 million.

The largest category of nonperforming assets is commercial real estate loans and represents one of the loan categories in which Service1st has been most severely impacted by adverse economic conditions in Nevada. The other category in which Service1st has been significantly impacted by adverse economic conditions is construction, land development and other land loans. With many real estate projects requiring an extended time to market, many of Service1st’s borrowers have exhausted their liquidity and stopped making payments, thereby requiring Service1st to place the loans on nonaccrual. As a result, Service1st’s portfolio of nonperforming commercial real estate loans, which had a zero balance at December 31, 2009, increased to $9.0 million at September 30, 2010. This $9.0 million balance is derived by adding $8.6 million in commercial real estate nonaccrual loans to commercial real estate loans which are greater than 90 days past due. At September 30, 2010, nonperforming construction, land development and other land loans totaled $5.6 million, a 13.72% reduction from the $6.5 million balance at December 31, 2009, primarily as a result of loan payoffs and paydowns of approximately $1.2 million and loan charge-offs of $530,000 of nonperforming loans during the first nine months of 2010, coupled with additions of $800,000 in nonperforming construction, land development and other land loans which were added during the first nine months of 2010. Given the current economic conditions in Nevada, Service1st has effectively stopped making commercial real estate loans and construction, land development and other land loans (except for contractually required disbursements under existing facilities) unless borrowers can provide strong financial support outside the project under development.

The other loan category with nonperforming assets is commercial and industrial loans which increased $1.2 million from $1.3 million at December 31, 2009 to $2.5 million as of September 30, 2010. Service1st had a net $1.9 million in commercial and industrial loans placed on non-accrual status during the first nine months of 2010 as a result of adverse economic conditions. In addition, charge-offs totaled $388,000 for nonperforming commercial and industrial loans in the first nine months of 2010.

Potential Problem Loans

Service1st classifies its loans consistent with federal banking regulations using a ten category grading system. The following table presents information regarding potential problem loans, which are graded as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” and “Loss” but still performing and not impaired as of the dates indicated. These loan grades are described in further detail in the section entitled “Information Related to Western Liberty Bancorp and Service1stBank of Nevada— Asset Quality.”

	At September 30, 2010
	(unaudited)				At December 31, 2009				At December 31, 2008
	# of	Loan		Percent of	# of	Loan		Percent of	# of	Loan		Percent of
	Loans	Balance	%	Total Loans	Loans	Balance	%	Total Loans	Loans	Balance	%	Total Loans
	($ in thousands)

Construction, land development and other land loans	0	$0	0.00%	0.00%	4	$8,578	24.78%	6.26%	4	$11,927	61.12%	8.69%
Commercial real estate	2	3,610	25.81%	2.99%	5	11,178	32.29%	8.16%	1	350	1.79%	0.26%
Residential real estate (1-4 family)	0	0	0.00%	0.00%	0	0	0.00%	0.00%	0	0	0.00%	0.00%
Commercial and industrial	17	10,378	74.19%	8.59%	22	14,790	42.73%	10.80%	4	7,237	37.09%	5.27%
Consumer	0	0	0.00%	0.00%	2	68	0.20%	0.05%	0	0	0.00%	0.00%

Total Loans	19	$13,988	100.00%	11.58%	33	34,614	100.00%	25.27%	9	$19,514	100%	14.22%

Service1st’s potential problem loans consisted of 19 loans and totaled approximately $14.0 million at September 30, 2010 and consisted of 33 loans which totaled $34.6 million at December 31, 2009. This $20.6 million decrease is due primarily to $11.2 million in loan payoffs and paydowns, $4.7 million being moved to a non-accrual status, $2.5 million moved to OREO, $2.0 million in loans being charged off, $2.9 million being moved to an impaired loan status, $939,000 being removed from the problem loan status due to the loans being upgraded slightly offset by $3.5 million in additional loans being classified as potential problem loan in 2010 and $150,000 of advances on potential problem loans. The problem loans presented above are the result of a difficult economic environment in the markets Service1st operates. Commercial and industrial loans comprise approximately 74.19% of the total aggregate balance of potential problem loans at September 30, 2010 compared to approximately 42.73% at December 31, 2009. Commercial real estate comprises approximately 25.81% of the total aggregate balance of potential problem loans at September 30, 2010 compared to approximately 32.29% at December 31, 2009. Commercial and industrial loans is the only loan category which experienced an increase in problem loan balances since December 31, 2009, all other categories of loans decreased.

Service1st’s potential problem loans consisted of 33 loans and totaled approximately $34.6 million at December 31, 2009 and consisted of 9 loans and totaled $19.5 million at December 31, 2008. This increase is due primarily to an increased deterioration in the commercial real estate and commercial and industrial loan portfolios of $10.8 million and $7.6 million, respectively. These increases in problem loans are the result of a difficult economic environment in the markets Service1st operates. Construction and land loans comprise approximately 24.78% of the total aggregate balance of potential problem loans at December 31, 2009 compared to approximately 61.12% at December 31, 2008. This decrease is the result of $7.8 million of charge-offs taken in 2009 for construction, land development and other land loans. The majority of Service1st’s potential problem loans are secured by real estate.

Impaired Loans

A loan is impaired when it is probable that Service1st will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are either included in the allowance for loan losses or charged off Service1st’s books if deemed necessary.

The categories of nonaccrual loans and impaired loans overlap, although they are not coextensive. Service1st considers all circumstances regarding the loan and borrower on an individual basis when determining whether a loan is impaired such as the collateral value, reasons for the delay, payment record, the amount past due, and number of days past due.

As of September 30, 2010 and December 31, 2009, the aggregate total amount of loans classified as impaired, was $21.2 million and $9.4 million, respectively. The total specific allowance for loan losses related to these loans was $2.4 million at September 30, 2010 and $841,000 at December 31, 2009. The increase in total impaired loans reflects the overall decline in economic conditions in Nevada.

As of September 30, 2010 and December 31, 2009, Service1st had approximately $11.0 million and $526,000, respectively, in loans classified as restructured loans. All such loans were on nonaccrual. The $526,000 restructured loan is present in both September 30, 2010 and December 31, 2009 balances and originally consisted of two construction and land development loans on adjacent properties, which were originated in 2007 to a single borrower. These loans exhibited signs of distress in 2008 and were restructured in 2008, resulting in an outstanding balance of $3.4 million as of December 31, 2008. Updated appraisals were ordered for these two properties in 2009; however, both appraisals reflected continued deterioration in value. As a result, Service1st charged off $2.9 million of the outstanding balance, which resulted in a remaining outstanding balance of $526,000 as of December 31, 2009 and September 30, 2010. This loan is secured by 30 improved lots.

A $550,000 unsecured line of credit to an individual for business investment purposes and classified as a commercial and industrial loan was restructured in May 2010. After reviewing the December 2009 personal and business financial statements it was determined that the borrower was unable to meet the terms of the credit agreement. A restructured loan was approved and put in place which included a reduced monthly payment. The borrower has been cooperative and is making payments as agreed. As of September 30, 2010 the balance on the unsecured line of credit was $479,000.

A $3.3 million construction and land development loan, which was secured by 13.38 acres of vacant land, was restructured in May 2010. The borrower had delayed development of their planned industrial project due to the depressed economic environment. The borrower tried to sell the property without success for the past two years and had been paying monthly interest out of pocket. At the end of 2009 the borrower became delinquent on monthly interest payments and sought relief. Prior to restructuring the loan the bank had already recognized a charge-off of $891,000 once the loan had become impaired. Service1st agreed to a restructured loan provided the borrower brought all past due payments current at time of restructure. As of September 30, 2010 the outstanding balance on this restructured loan was $2.4 million and is past due for the June, 2010’s payment. As a result, notice of default was filed in October 2010.

A $4.0 million land loan which is secured by 12.0 acres of vacant land was restructured in March 2010. The borrower was an investment limited liability company (LLC) supported by a guarantor. The guarantor indicated that the LLC was unable to sell the property or continue to service the debt. This same guarantor was a principal in a related transaction in which the bank collected just over $1.0 million dollars and charged off the remaining $2.0 million. In exchange for partial repayment of the related transaction, the bank agreed to a restructure of this $4.0 million loan, of which $2.0 million was charged off. As of September 30, 2010 the outstanding balance on this restructured loan was $1.9 million and the borrower is paying as agreed.

Four related loans to the same borrower were restructured in June 2010. The loans consist of two commercial and industrial loans totaling $650,000 that were related to the borrower’s medical practice and two real estate-secured loans totaling $5.4 million, consisting of a $3.2 million loan on the property in which the borrower’s medical office is located and a $2.2 million loan for the purchase of a medical office building for lease. The borrower had already defaulted on several single family residential properties, demonstrating to the bank his financial weakness and in ability to service all of his obligations. Given the borrower’s financial deterioration, the bank agreed to a reduction in monthly payments of the combined credits. As of September 30, 2010 the outstanding balance was $5.7 million.

The breakdown of total impaired loans and the related specific reserves at September 30, 2010, December 31, 2009 and December 31, 2008 is as follows:

	At September 30, 2010
	(Unaudited)
	Impaired		Percent of	Reserve		Percent of
	Balance	%	Total Loans	Balance	%	Total Allowance
	($ in thousands)

Construction, land development and other land loans	$6,485	30.52%	5.37%	$89	3.66%	1.27%
Commercial real estate	12,258	57.69%	10.14%	1,540	63.27%	21.93%
Residential real estate (1-4 family)	0	0.00%	0.00%	0	0.00%	0.00%
Commercial and industrial	2,504	11.79%	2.07%	805	33.06%	11.46%
Consumer	0	0.00%	0.00%	0	0.00%	0.00%

Total impaired loans	$21,247	100.00%	17.58%	$2,434	100.00%	34.67%

	At December 31, 2009
	Impaired		Percent of	Reserve		Percent of
	Balance	%	Total Loans	Balance	%	Total Allowance
	($ in thousands)

Construction, land development and other land loans	$8,081	86.37%	5.91%	$453	53.91%	7.63%
Commercial real estate	0	0.00%	0.00%	0	0.00%	0.00%
Residential real estate (1-4 family)	0	0.00%	0.93%	0	0.00%	0.00%
Commercial and industrial	$1,275	13.63%	1.05%	$388	46.09%	6.53%
Consumer	0	0.00%	0.00%	0	0.00%	0.00%

Total impaired loans	$9,356	100.00%	6.84%	$841	100.00%	14.16%

	At December 31, 2008
	Impaired		Percent of	Reserve		Percent of
	Balance	%	Total Loans	Balance	%	Total Allowance
	($ in thousands)

Construction, land development and other land loans	$7,380	100%	5.38%	$0	0.00%	0.00%
Commercial real estate	0	0.00%	0.00%	0	0.00%	0.00%
Residential real estate (1-4 family)	0	0.00%	0.00%	0	0.00%	0.00%
Commercial and industrial	0	0.00%	0.00%	0	0.00%	0.00%
Consumer	0	0.00%	0.00%	0	0.00%	0.00%

Total impaired loans	$7,380	100.00%	5.38%	$0	0.00%	0.00%

The amount of interest income recognized on impaired loans for the nine months ended September 30, 2010 and the year ended December 31, 2009 were approximately $197,000 and $103,000, respectively. A total of $21.2 million was recognized on impaired loans for the nine months ended September 30, 2009, $9.4 million at December 31, 2009, and none for the period ended December 31, 2008.

Allowance for Loan Losses

The following table presents the activity in Service1st’s allowance for loan losses for the periods indicated.

	Three Months		Nine Months
	Ended		Ended		Year Ended
	September 30,		September 30,		December 31,
	2010	2009	2010	2009	2009	2008	2007
	(unaudited)		(unaudited)
	($ in thousands)

Allowance for Loan and Lease Loss:
Balance at the beginning of the period	$8,551	$3,845	$6,404	$2,883	$2,883	$922	$0
Provisions charged to operating expenses	707	3,429	3,938	4,391	15,666	3,669	938
Recoveries of loans previously charged off:
Construction, land development and other	293	0	293	0	0	0	0
Commercial	0	0	0	0	0	0	0
Residential (including multi-family)	1	0	1	0	0	0	0
Commercial and industrial	216	0	316	0	9	0	0
Consumer	0	0	0	0	0	3	0

Total recoveries	510	0	610	0	9	3	0

Loans charged-off:
Construction, land development and other	515	1,600	1,151	1,600	7,745	1,711	0
Commercial	654	0	922	0	0	0	0
Residential (including multi-family)	0	0	202	0	0	0	0
Commercial and industrial	1,579	269	1,655	269	4,409	0	0
Consumer	0	0	0	0	0	0	16

Total charged-off	2,748	1,869	3,931	1,869	12,154	1,711	16

Net charge-offs	2,238	1,869	3,320	1,869	12,145	1,708	16

Balance at end of period	$7,021	$5,405	$7,021	$5,405	6,404	$2,883	$922

Net charge-offs to average loans outstanding	1.77%	1.31%	2.53%	1.27%	8.43%	1.44%	0.03%
Allowance for loan loss to outstanding loans	5.81%	3.65%	5.81%	3.65%	4.68%	2.10%	1.03%

The accounting principles used by Service1st in maintaining the allowance for loan losses are discussed in the section entitled “Critical Accounting Policies and Estimates — Allowance for Loan Losses.” The allowance is maintained at a level management believes to be adequate to absorb estimated future credit losses inherent in Service1st’s loan portfolio, based on evaluation of the collectability of the loans, prior credit loss experience, credit loss experience of other banks and other factors deemed relevant.

The allowance for loan losses is established through a provision for loan losses charged to operations and is increased by the collection of monies on loans previously charged off (recoveries) and reduced by loans that are charged off. Service1st’s board of directors reviews the adequacy of the allowance for loan losses on a monthly basis. As of September 30, 2010, Service1st had established an allowance of $7.0 million, after increasing the allowance by $3.9 million in provisions, $610,000 in recoveries, and decreasing it by charge-offs of $3.9 million. The allowance has increased from 4.68% of outstanding loans at December 31, 2009 to 5.81% at September 30, 2010, reflecting the increase in nonperforming loans and deterioration in economic conditions.

Service1st’s methodology for the allowance for loan losses incorporates several quantitative and qualitative risk factors used to establish the appropriate allowance for loan loss at each reporting date. Quantitative factors include delinquency and charge-off trends, collateral values, the composition, volume and overall quality of the loan portfolio (including outstanding loan commitments), changes in nonperforming loans, concentrations and information about individual loans. Historical loss experience is an important quantitative factor for many banks, but thus far less so for Service1st, because it has been in operation for just over three years. Qualitative factors include the economic condition of Service1st’s operating markets. Specific changes in the risk factors are based on perceived risk of similar groups of loans classified by collateral type and purpose. Statistics on local trends and peers are also incorporated into the allowance. While Service1st management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the FDIC and the Nevada Financial Institutions Division, as an integral part of their examination processes, periodically review Service1st’s allowances for loan losses, and may require additions to Service1st’s allowance based on their judgment about information available to them at the time of their examinations. Service1st periodically reviews the assumptions and formulae used in determining the allowance and makes adjustments if required to reflect the current risk profile of the portfolio.

When Service1st determines that it is unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement, the loan becomes impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses or charged off Service1st’s books if deemed necessary.

Service1st’s loan portfolio has a concentration of loans in commercial real-estate related loans and includes significant credit exposure to the commercial real estate industry. The specific reserves for collateral dependent impaired loans are based on the fair value of the collateral less estimated selling costs (including brokerage fees) and other miscellaneous costs that may be incurred to make the collateral more marketable (such as clean-up costs) and to cure past due amounts (such as delinquent property taxes). The fair value of collateral is determined based on third-party appraisals. See “Information Related to Western Liberty Bancorp and Service1st Bank of Nevada — Allowance for Loan Losses” for more information. In some cases, adjustments are made to the appraised values due to known changes in market conditions or known changes in the collateral.

Service1st’s management believes that the allowance as of September 30, 2010 and the methodology utilized in deriving that level are adequate to absorb known and inherent risks in the loan portfolio. However, credit quality is affected by many factors beyond Service1st’s control, including local and national economies, and facts may exist which are not currently known to Service1st that adversely affect the likelihood of repayment of various loans in the loan portfolio and realization of collateral upon default. Accordingly, no assurance can be given that Service1st will not sustain loan losses materially in excess of the allowance for loan losses. In addition, the FDIC, as a major part of its examination process, periodically reviews the allowance for loan losses and could require additional provisions to be made. The allowance is based on estimates, and actual losses may vary from the estimates. However, as the volume of the loan portfolio grows, additional provisions will be required to maintain the allowance at adequate levels. No assurance can be given that continuing adverse economic conditions or unforeseen events will not lead to increases in delinquent loans, the provision for loan losses and/or charge-offs.

The following table presents the allocation of Service1st’s allowance for loan losses by loan category and percentage of loans in each category to total loans as of the dates indicated.

	September 30,		December 31,
	2010		2009		2008		2007
		% of		% of		% of		% of
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans
	(unaudited)
	($’s in thousands)

Allowance for Loan and Lease Loss:
Loans Secured by Real Estate
Construction, land development and other	$255	7.36%	$1,322	14.80%	$1,083	28.12%	$133	20.37%
Commercial	2.996	51.67%	1,890	50.02%	484	29.95%	234	32.93%
Residential (including multi-family)	318	8.53%	54	1.00%	6	0.35%	1	0.20%

Total loans secured by real estate	3,569	67.56%	3,266	65.82%	1,573	58.42%	368	53.49%
Commercial and industrial	3,447	32.33%	3,135	33.92%	1,177	41.20%	535	44.54%
Consumer	6	0.11%	3	0.26%	133	0.38%	19	1.97%

Total allowance for loan losses	$7,021	100.00%	$6,404	100.00%	$2,883	100%	$922	100%

The loan category with the largest level of historical net loan charge-offs is attributed to Service1st’s commercial and industrial loan category which had net loan charge-offs of $1.7 million as of September 30, 2010 and $4.4 million during 2009. This loan balance totaled $39.1 million as of September 30, 2010 and, as previously discussed, $2.5 million were on nonaccrual as of September 30, 2010. The allocated allowance of $805,000 represented 33.06% of such loans outstanding as of September 30, 2010 and 46.09% of such loans that were on nonaccrual as of December 31, 2009.

Service1st’s construction, land development and other land loans had net charge-offs of $1.2 million as of September 30, 2010, $7.7 million for all of 2009 and $1.7 million in 2008. Service1st’s loan balance in this category as of September 30, 2010 totaled $8.9 million and, as previously discussed, $5.6 million of these loans are on nonaccrual as of September 30, 2010. The allocated allowance of $89,000 represented 3.66% of such loans outstanding as of September 30, 2010 and 53.91% of such loans that were on nonaccrual as of December 31, 2009.

Service1st’s commercial real estate loans had loan net charge-offs of $922,000 as of September 30, 2010, and none for all of 2009. Service1st’s loan balance in this category as of September 30, 2010 totaled $62.4 million and, as previously discussed, $8.6 million of these loans are on nonaccrual as of September 30, 2010. The allocated allowance of $1.5 million represented 63.27% of such loans outstanding as of September 30, 2010 and 0.00% of such loans that were on nonaccrual as of December 31, 2009.

Deferred Tax Asset

As of September 30, 2010 and December 31, 2009, a valuation allowance for the entire net deferred tax asset was considered necessary as Service1st determined it was not more likely than not that the deferred tax asset would be realized. Federal operating loss carryforwards begin to expire in 2027.

Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by net operating loss carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Accordingly, utilization of net operating loss carry forwards may be subject to an annual limitation regarding their utilization against future taxable income upon a change in control.

Deposits

Service1st’s activities are based in Nevada. Service1st’s deposit base is also primarily generated from this area. Deposits have historically been the primary source for funding Service1st’s asset growth.

During 2009 and the first nine months of 2010, Service1st sought to decrease the rates on its deposit base in order to increase its net interest income, interest rate spread and net interest margin. Deposits decreased $13.4 million or 7.25% as of September 30, 2010 from $185.3 million as of December 31, 2009 to $171.9 million as of September 30, 2010. Time deposits decreased $23.8 million or 39.27% from $60.6 million as of December 31, 2009 to $36.8 million as of September 30, 2010 as a result of the deposit rate reduction strategy. In addition, money market accounts decreased $13.3 million or 31.80% from $41.8 million as of December 31, 2009 to $28.5 million as of September 30, 2010. Approximately $10.0 million of the $13.3 million decrease in money market accounts moved out of money market accounts and into noninterest bearing deposits due to the announcement of Service1st’s consent order, the remaining $3.3 million left Service1st altogether. Overall rates on deposits decreased 52.33%, from 3.65% as of September 30, 2009 to 1.74% as of September 30, 2010. This resulted in interest expense decreasing $1.0 million from September 30, 2009 to September 30, 2010. Total deposits decreased 7.25% during the first nine months of 2010 which is reflective of Service1st effectively managing deposit rates down in order to lower their cost of funds.

The following table reflects the summary of deposit categories by dollar and percentage at September 30, 2010, December 31, 2009 and December 31, 2008:

	At September 30, 2010		At December 31, 2009		At December 31, 2008
		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total
	(unaudited)
	($ in thousands)

Non-Interest-bearing deposits	$75,026	43.65%	$56,463	30.47%	$21,578	19.64%
Interest-bearing deposits	30,484	17.74%	25,094	13.54%	8,888	8.09%
Money Markets	28,490	16.58%	41,773	22.54%	44,330	40.34%
Savings	1,102	0.64%	1,436	0.77%	503	0.46%
Time deposits under $100,000	5,015	2.92%	6,238	3.37%	4,586	4.17%
Time deposits $100,00 and over	31,758	18.48%	54,316	29.31%	30,006	27.30%

Total Deposits	$171,875	100.00%	$185,320	100.00%	$109,891	100.00%

Certificates of deposits of $100,000 or more at September 30, 2010 and December 31, 2009 totaled $31.8 million and $54.3 million, respectively. These deposits are generally more rate sensitive than other deposits and are more likely to be withdrawn to obtain higher yields elsewhere if available. Scheduled maturities of certificates of deposits in amounts of $100,000 or more at September 30, 2010 and December 31, 2009 were as follows:

Certificates of Deposit Maturities > $100,000

	As of	As of
	September 30, 2010	December 31, 2009
	(unaudited)
	($’s in thousands)

Three months or less	$16,940	$6,327
Over three months to six months	3,838	8,404
Over six months to twelve months	10,980	39,585
Over 12 months	0	0

Total	$31,758	$54,316

Capital Resources

The current and projected capital position of Service1st and the impact of capital plans on long term strategies are reviewed regularly by management. Service1st’s capital position represents the level of capital available to support continuing operations and expansion.

Service1st is subject to certain regulatory capital requirements mandated by the FDIC and generally applicable to all banks in the United States. For more information, see the section entitled “Supervision and Regulation.” Failure to meet minimum capital requirements can result in restrictions on activities (including restrictions on the rates paid on deposits), and otherwise may cause federal or state bank regulators to initiate enforcement and/or other action against Service1st. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet item as calculated under regulatory accounting practices. Service1st’s capital amounts and classifications are also subject to qualitative judgments by the FDIC about components, risk weightings and other factors. In accordance with Service1st’s consent order dated September 1, 2010, Service1st must maintain its Tier 1 capital in such an amount to ensure that its leverage ratio equals or exceeds 8.50%. In addition, Service1st shall also maintain its total risk-based capital ratio in such an amount as to equal or exceed 12.00%.

Service1st was initially capitalized at formation at the beginning of 2007 with $50 million. Due to operating losses and provisions to the allowance for loan losses during Service1st’s first three years of operations, Service1st’s capital at September 30, 2010 was $19.8 million, which Service1st deems adequate to support continuing operations and growth. As a de novo bank, Service1st is required to maintain a Tier 1 capital leverage ratio of not less than 8.0% during its first seven years of operations. Service1st’s capital ratios at September 30, 2010, relative to the ratios require of “well capitalized” banks under the prompt corrective action regime put in place by federal banking regulations, are as follows:

Capital Ratios:	Service1st	“Well Capitalized”

Tier 1 equity to average assets	9.23%	5.00%
Tier 1 risk-based capital ratio	15.59%	6.00%
Total risk-based capital ratio	16.90%	10.00%

Notwithstanding that Service1st’s capital ratios make the bank eligible to be considered “well capitalized” on the basis of capital ratios, the FDIC by letter dated July 29, 2010 advised Service1st that imposition of the Consent Order effective September 1, 2010 would result in the institution being considered “adequately capitalized” for prompt corrective action purposes. By the terms of the September 1, 2010 Consent Order Service1st is required to maintain a Tier 1 leverage capital ratio of at least 8.50% and a total risk-based capital ratio of 12.00%. In addition, WLBC assured the FDIC in the application process that WLBC would maintain the Tier 1 leverage capital ratio of Service1st at 10.00% or more until October 28, 2013 or, if later, until the September 1, 2013 consent order terminates.

When the Acquisition was consummated on October 28, 2010, under the Merger Agreement, WLBC infused an additional $25 million of capital into Service1st at the closing of the Acquisition.

Liquidity and Asset/Liability Management

Liquidity management refers to Service1st’s ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to Service1st’s liquidity position. Lines of credit with the regional Federal Reserve Bank and Federal Home Loan Bank, as well as short term investments, increases in deposits and loan repayments all contribute to liquidity while loan funding, investing and deposit withdrawals decrease liquidity. Service1st assesses the likelihood of projected funding requirements by reviewing current and forecasted economic conditions and individual client funding needs.

Service1st’s sources of liquidity consists of cash and due from correspondent banks, overnight funds sold to correspondents and the Federal Reserve Bank, certificates of deposits at other financial institution (non-brokered), unpledged security investments and lines of credit with the Federal Reserve Bank of San Francisco and Federal Home Loan Bank of San Francisco. As of September 30, 2010 Service1st had approximately $27.8 million in cash and cash equivalents, approximately $32.2 million in certificates of deposits at other financial institutions, with maturities of one year or less. In addition, Service1st had $4.6 million in unpledged security investments, of which $3.9 million is classified as available for sale, while the remaining $664,000 is classified as held to maturity. Service1st also has a $6.8 million collateralized line of credit with the Federal Reserve Bank of San Francisco and a $18.1 million collateralized line of credit with the Federal Home Loan Bank of San Francisco. Both the $6.8 million line of credit with the Federal Reserve of San Francisco and the $18.1 million line of credit with the Federal Home Loan Bank have a zero balance.

Liquidity is also affected by portfolio maturities and the effect of interest rate fluctuations on the marketability of both assets and liabilities. Service1st can sell any of its unpledged securities held in the available for sale category to meet liquidity needs. These securities are also available to pledge as collateral for borrowings if the need should arise.

Service1st’s management believes the level of liquid assets and available credit facilities are sufficient to meet current and anticipated funding needs during the next twelve months. In addition, Service1st’s Asset/Liability Management Committee oversees Service1st’s liquidity position by reviewing a monthly liquidity report. While management recognizes that Service1st may use some of its existing liquidity to issue loans during the next twelve months, it is not aware of any trends, demands, commitments, events or uncertainties that are reasonably likely to impair Service1st’s liquidity.

Off-Balance Sheet Arrangements

In the normal course of business, Service1st is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and letters of credit. To varying degrees, these instruments involve elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position.

	At September 30,	At December 31,
	2010	2009	2008
	(unaudited)
	($ in thousands)

Commitments to extend credit	$20,044	$25,035	$32,001
Commitments to extend credit to directors and officers (undisbursed amount)	$2,394	$1,392	$441
Standyby/commercial letters of credit	$695	$1,408	$152

Service1st maintains an allowance for unfunded commitments, based on the level and quality of Service1st’s undisbursed loan funds, which comprises the majority of Service1st’s off-balance sheet risk. As of September 30, 2010 and December 31, 2009, the allowance for unfunded commitments was approximately $377,000 and $819,000, respectively.

Management is not aware of any other material off-balance sheet arrangements or commitments outside of the ordinary course of Service1st’s business.

Contractual Obligations

The following table is a summary of Service1st’s contractual obligations as of December 31, 2009, by contractual maturity date for the next five years.

	At December 31, 2009
	Payments due by Period
		Less Than	1-3	3-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years
	($ in thousands)

Long Term Borrowed Funds	$0	$0	$0	$0	$0
Capital Lease Obligations	0	0	0	0	0
Operating Lease Obligations	3,104	889	2,215	0	0
Purchase Obligations	0	0	0	0	0
Other Long Term Liabilities	0	0	0	0	0

	$3,104	$889	$2,215	$0	$0

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. As a financial institution, Service1st’s primary component of market risk is interest rate volatility. Net interest income is the primary component of Service1st’s net income, and fluctuations in interest rates will ultimately affect the level of both income and expense recorded on a large portion of Service1st’s assets and liabilities. In addition to directly impacting net interest income, changes in the level of interest rates can also affect (i) the amount of loans originated and sold by Service1st, (ii) the ability of borrowers to repay adjustable or variable rate loans, (iii) the average maturity of loans, (iv) the rate of amortization of premiums paid on securities, (v) the fair value of Service1st’s saleable assets, (vi) the amount of unrealized gains and losses on securities available for sale, the volume of interest bearing non-maturity deposits and (vii) the early withdrawal likelihood of customer originated certificates of deposit.

Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. In general, the interest that Service1st earns on its assets and pays on its liabilities are established contractually for specified period of time. Market interest rates change over time and if a financial institution cannot quickly adapt to changes in interest rates, it may be exposed to volatility in earnings. For instance, if Service1st were to fund long-term fixed rate assets with short-term variable rate deposits, and interest rates were to rise over the term of the assets, the short-term variable deposits would rise in cost, adversely affecting net interest income. Similar risks exist when rate sensitive assets (for example, prime rate based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

Service1st manages its mix of assets and liabilities with the goals of limiting its exposure to interest rate risk, ensuring adequate liquidity, and coordinating its sources and uses of funds while maintaining an acceptable level of net interest income given the current interest rate environment. Service1st’s primary source of funds has been retail deposits, consisting primarily of interest-bearing checking accounts and time deposits. Service1st’s management believes retail deposits, unlike brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds. Service1st also maintains availability of lines of credit from the FHLB of San Francisco and the Federal Reserve Bank of San Francisco as additional sources of funds, but has not drawn on them. Borrowings under these lines generally have a long-term to maturity than retail deposits.

Service1st also uses interest rate “floors,” ranging from 5.5% to 8.5%, on a majority of its prime-rate based loans to protect against a loss of net interest income that would result from a decline in interest rates. At September 30, 2010 and December 31, 2009, approximately 30.57% and 40% of Service1st’s loans are indexed to the national prime rate, respectively. Currently the prime rate is under the applicable floor rate for substantially all of Service1st’s prime-rate based loans. Service1st’s net interest income may be adversely impacted if the prime rate were to increase but remain below the applicable floor rate since any such increase may result in an increase in Service1st’s interest expenses without an increase in Service1st’s interest income derived from such prime-rate based loans until the prime rate exceeds the applicable floor rate.

Service1st has an interest rate risk management system that captures material sources of interest rate risk and generates reports for senior management and the board of directors. Service1st board establishes interest rate risk management policies that govern the measurement and control of interest rate risk. The asset/liability management committee provides oversight of Service1st’s interest rate risk management. The Chief Financial Officer is responsible for day-to-day management of Service1st’s interest rate sensitivity position and examines the potential impact of differing interest rate scenarios. Key measurements include, but are not limited to, traditional gap ratios, earnings at risk, economic value of equity, net interest margin trends relative to peer banks and performance relative to market interest rate cycles.

Risk tolerance limits are set based on net profit impact of instantaneous and sustained interest rate shocks of 100 basis points, with quarterly measures of shocks up to 300 basis points. The effect of interest rate shocks on Service1st’s economic value of equity will also be considered. Service1st’s interest rate risk model is back-tested to ensure integrity of key assumptions and to compare actual results after significant rate changes to predicted results. Applicable measurements are reviewed for consistency with Service1st’s target aggregates and for indication of actual or potential adverse trends. Interest rate risk management reports are prepared quarterly and back-tested as market conditions warrant.

The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, asset prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions Service1st may undertake in response to changes in interest rates. Actual amounts may differ from the projections set forth below should market conditions vary from underlying assumptions.

December 31, 2009
Sensitivity of Net Interest Income

		Percentage
	Adjusted Net	Change
Interest Rate Scenario	Interest Income	from Base
	($ in thousands)

Up 300 basis points	$7,699	22.13%
Up 200 basis points	7,244	14.91%
Up 100 basis points	6,784	7.61%
BASE	6,304	0.00%
Down 100 basis points	6,371	1.06%
Down 200 basis points	6,551	3.92%
Down 300 basis points	6,577	4.33%

SUPERVISION AND REGULATION

The following summary of Federal and state laws governing the supervision and regulation of bank holding companies and banks is not comprehensive. The summary is qualified in its entirety by reference to applicable statutes and regulations.

Holding companies.  We have sought and received approval of the Federal Reserve to become a bank holding company under the Bank Holding Company Act of 1956. Bank holding companies are subject to extensive regulation, supervision, and examination by the Federal Reserve, acting principally through its local Federal Reserve Bank.

A bank holding company must serve as a source of financial and managerial strength for its subsidiary banks and must not conduct its operations in an unsafe or unsound manner. The Federal Reserve requires bank holding companies to maintain capital at or above certain prescribed levels. It is the Federal Reserve policy that a bank holding company should provide capital to its subsidiary banks during periods of financial stress or adversity and maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting subsidiary banks. Bank holding companies may also be required to give written notice to and receive approval from the Federal Reserve before purchasing or redeeming Common Stock or other equity securities.

Under Bank Holding Company Act section 5(e), the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary if the Federal Reserve determines that the activity or control constitutes a serious risk to the financial safety, soundness, or stability of a subsidiary bank. Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 addition of the prompt corrective action provisions to the Federal Deposit Insurance Act, section 38(f)(2)(I) of the Federal Deposit Insurance Act now provides that a federal bank regulatory authority may require a bank holding company to divest itself of an undercapitalized bank subsidiary if the agency determines that divestiture will improve the bank’s financial condition and prospects.

A bank holding company must obtain Federal Reserve approval to:

•	acquire ownership or control of any voting shares of another bank or bank holding company, if after the acquisition the acquiring company would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of the shares),

•	acquire all or substantially all of the assets of another bank, or

•	merge or consolidate with another bank holding company.

The Federal Reserve will not approve an acquisition, merger, or consolidation that would have a substantially anticompetitive result unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in satisfying the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers, as well as the parties’ performance under the Community Reinvestment Act of 1977.

With certain exceptions, the Bank Holding Company Act prohibits a bank holding company from acquiring or retaining ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company or from engaging in activities other than banking, managing or controlling banks, or providing services for holding company subsidiaries. The principal exceptions to these prohibitions involve non-bank activities identified by statute, by Federal Reserve regulation, or by Federal Reserve order as activities so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto, including securities brokerage services, investment advisory services, fiduciary services, and management advisory and data processing services, among others. A bank holding company that also qualifies as and elects to become a “financial holding company” may engage in a broader range of activities that are financial in nature (and complementary to such activities), specifically non-bank activities identified by the Gramm- Leach-Bliley Act of 1999 or by Federal Reserve and Treasury regulation as financial in nature or incidental to a financial activity. Activities that are defined as financial in nature include securities underwriting, dealing, and market making, sponsoring mutual funds and investment companies, engaging in insurance underwriting and agency activities, and making merchant banking investments in non- financial companies. To become and remain a financial holding company, a bank holding company and its subsidiary banks must be well capitalized, well managed, and, except in limited circumstances, have at least a satisfactory rating under the Community Reinvestment Act. If after becoming a financial holding company and undertaking activities not permissible for a bank holding company the company fails to satisfy the standards for financial holding company status, the company must enter into an agreement with the Federal Reserve to comply with all applicable capital and management requirements. If the company does not return to compliance within 180 days, the Federal Reserve may order the company to divest its subsidiary bank or banks or the company may discontinue the activities that are permissible solely for a financial holding company.

The Bank Holding Company Act, the Change in Bank Control Act of 1978, and the Federal Reserve’s Regulation Y require that advance notice be given to the Federal Reserve or that affirmative approval of the Federal Reserve be obtained to acquire control of a bank or bank holding company, with limited exceptions. The Federal Reserve may act during the advance notice period to prevent the acquisition of control. Subject to guidance issued by the Federal Reserve in September 2008, control is conclusively presumed to exist if a person or entity acquires 25% or more of any class of voting stock of a bank holding company or insured depository institution. Control is rebuttably presumed to exist if a person or entity acquires 10% or more but less than 25% of the voting stock and either the issuer has a class of securities registered under section 12 of the Exchange Act, as we do, or no other person or entity will own, control, or hold the power to vote a greater percentage of voting stock immediately after the transaction. In its September 2008 guidance, the Federal Reserve stated that generally it will be able to conclude that an investor does not have a controlling influence over a bank or bank holding company if the investor does not own more than 15% of the voting power and 33% of the total equity of the bank or bank holding company, including nonvoting equity securities. The investor may, however, be required to make passivity commitments to the Federal Reserve, promising to refrain from taking various actions that might constitute exercise of a controlling influence. Under prior Federal Reserve guidance, a board seat was generally not permitted for an investment of 10% or more of the equity or voting power. But under the September 2008 guidance, the Federal Reserve may permit a non-controlling investor to have a board seat.

We are also subject to examination by and may be required to file reports with the Nevada Financial Institutions Division under sections 666.065 et seq. of the Nevada Revised Statutes. We would have to obtain the approval of the Nevada Commissioner of Financial Institutions to acquire another bank, and any transfer of control of a Nevada bank holding company would have to be approved in advance by the Nevada Commissioner.

Banks.  Service1st is chartered by the State of Nevada and is therefore subject to regulation, supervision, and examination not only by the FDIC but also by the Nevada Financial Institutions Division. Federal and state statutes governing the business of banking and insurance of bank deposits as well as implementing regulations promulgated by the Federal and state banking regulatory agencies cover most aspects of bank operations, including capital requirements, reserve requirements against deposits, reserves for possible loan losses and other contingencies, dividends and other distributions to stockholders, customers’ interests in deposit accounts, payment of interest on certain deposits, permissible activities and investments, securities that a bank may issue and borrowings that a bank may incur, rate of growth, number and location of branch offices, and acquisition and merger activity with other financial institutions. In addition to minimum capital requirements, Federal law imposes other safety and soundness standards having to do with such things as internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, and compensation and benefits.

If as a result of examination the FDIC determines that a bank’s financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank’s operations are unsatisfactory, or that the bank or its management is in violation of any law or regulation, the FDIC may take a number of remedial actions. Federal bank regulatory agencies make regular use of their authority to bring enforcement actions against banks and bank holding companies for unsafe or unsound practices in the conduct of their businesses and for violations of any law, rule or regulation, any condition imposed in writing by the appropriate federal banking regulatory authority or any written agreement with the authority. Possible enforcement actions include appointment of a conservator or receiver, issuance of a cease-and-desist order that could be judicially enforced, termination of a bank’s deposit insurance, imposition of civil money penalties, issuance of directives to increase capital, issuance of formal and informal agreements, including memoranda of understanding, issuance of removal and prohibition orders against institution-affiliated parties, and enforcement of such actions through injunctions or restraining orders. In addition, a bank holding company’s inability to serve as a source of strength for its subsidiary banks could serve as an additional basis for a regulatory action against the bank holding company. Under Nevada Revised Statutes section 661.085, if the stockholders’ equity of a Nevada-chartered bank becomes impaired, the Nevada Commissioner must require the bank to make the impairment good within three months. If the impairment is not made good, the Nevada Commissioner may take possession of the bank and liquidate it.

Capital. Regulatory capital guidelines.  A bank’s capital hedges its risk exposure, absorbing losses that can be predicted as well as losses that cannot be predicted. According to the Federal Financial Institutions Examination Council’s explanation of the capital component of the Uniform Financial Institutions Rating System, commonly known as the “CAMELS” rating system, a rating system employed by the Federal bank regulatory agencies, a financial institution must “maintain capital commensurate with the nature and extent of risks to the institution and the ability of management to identify, measure, monitor, and control these risks. The effect of credit, market, and other risks on the institution’s financial condition should be considered when evaluating the adequacy of capital.” The minimum ratio of total capital to risk-weighted assets is 8.0%, of which at least 4.0% must consist of so-called Tier 1 capital. The minimum Tier 1 leverage ratio — Tier 1 capital to average assets — is 3.0% for the highest rated institutions and at least 4.0% for all others. These ratios are absolute minimums. In practice, banks are expected to operate with more than the absolute minimum capital. As of September 30, 2010 Service1st’s total risk-based capital ratio was 16.9%, its Tier 1 risk-based capital ratio was 15.6%, and its Tier 1 equity to average assets ratio was 9.2%. The FDIC may establish greater minimum capital requirements for specific institutions. A bank that does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels. The Federal Reserve imposes substantially similar capital requirements on bank holding companies as well.

Tier 1 capital consists of common stock, retained earnings, non-cumulative perpetual preferred stock, trust preferred securities up to a certain limit, and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, limited amounts of subordinated debt, other qualifying term debt, a limited amount of the allowance for loan and lease losses, and certain other instruments that have some characteristics of equity. To determine risk-weighted assets, the nominal dollar amounts of assets on the balance sheet and credit-equivalent amounts of off-balance-sheet items are multiplied by one of several risk adjustment percentages ranging from 0.0% for assets considered to have low credit risk, such as cash and certain U.S. government securities, to 100.0% for assets with relatively higher credit risk, such as business loans, and a 200% risk-weight for selected investments that are rated below investment grade or, if not rated, that are equivalent to investments rated below investment grade. A banking organization’s risk-based capital ratios are obtained by dividing its Tier 1 capital and total qualifying capital (Tier 1 capital and a limited amount of Tier 2 capital) by its total risk-adjusted assets.

During the application process for the acquisition of Service1st by WLBC, we made a written commitment to the FDIC that we will maintain the Tier 1 leverage capital ratio of Service1st at 10% or greater. This commitment will expire three years after the October 28, 2010 completion of the acquisition of Service1st or, if later, when the September 1, 2010 Consent Order agreed to by Service1st with the FDIC and the Nevada Financial Institutions Division terminates.

Prompt corrective action.  To resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the late 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as “prompt corrective action.” Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, its Tier 1 risk-based capital ratio, its leverage ratio, and subjective factors. The categories are “well capitalized,” “adequately capitalized,” “undercapitalized,”

“significantly undercapitalized” and “critically undercapitalized.” To be considered well capitalized for purposes of the prompt corrective action rules a bank must maintain total risk-based capital of 10.0% or greater, Tier 1 risk-based capital of 6.0% or greater, and leverage capital of 5.0% or greater. An institution with a capital level that might qualify for well-capitalized or adequately capitalized status may nevertheless be treated as though it were in the next lower capital category if its primary federal banking supervisory authority determines that an unsafe or unsound condition or practice warrants that treatment. Notwithstanding that Service1st’s capital ratios make the bank eligible to be considered “well capitalized” on the basis of capital ratios, the FDIC by letter dated July 29, 2010 advised Service1st that imposition of the Consent Order would result in the institution being considered “adequately capitalized” for prompt corrective action purposes.

A financial institution’s operations can be significantly affected by its capital classification under the prompt corrective action rules. For example, an institution that is not well capitalized generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market without advance regulatory approval, which can have an adverse effect on the bank’s liquidity. At each successively lower capital category, an insured depository institution is subject to additional restrictions. Undercapitalized institutions are required to take specified actions to increase their capital or otherwise decrease the risks to the federal deposit insurance funds. A bank holding company must guarantee that a subsidiary bank that adopts a capital restoration plan will satisfy its plan obligations. Any capital loans made by a bank holding company to a subsidiary bank are subordinated to the claims of depositors in the bank and to certain other indebtedness of the subsidiary bank. If bankruptcy of a bank holding company occurs, any commitment by the bank holding company to a Federal banking regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and would be entitled to priority of payment. Bank regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution becomes critically undercapitalized.

Deposit insurance.  Bank deposits are insured by the FDIC to applicable limits through the Deposit Insurance Fund. Insured banks must pay deposit insurance premiums assessed semiannually and paid quarterly. The insurance premium amount is based upon a risk classification system established by the FDIC. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern. Effective January 1, 2009 the FDIC increased assessment rates uniformly for all risk categories by 7 cents for the first quarter 2009 assessment period. In 2009, the FDIC adopted a rule that imposed a special assessment on banks, which was payable in September 2009, and that allowed the FDIC to impose additional special assessments to replenish the Deposit Insurance Fund, which was badly depleted by bank failures. As an alternative to imposing additional special assessments on insured depository institutions or borrowing from the U.S. Treasury, on November 12, 2009 the FDIC adopted a proposal to increase deposit insurance assessments effective on January 1, 2011 and to require all insured depository institutions to prepay by the end of 2009 their deposit insurance assessments for the fourth quarter of 2009 and for the entirety of 2010 through 2012. Institutions record the prepaid FDIC insurance assessments as an asset as of December 31, 2009, later charging the assessments to expense in the periods to which the assessments apply. We anticipate that assessment rates will continue to increase for the foreseeable future because of the significant cost of bank failures, because of the relatively large number of troubled banks, and because of the requirement of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act that the FDIC increase its insurance fund reserves to $1.35 for each $100 of insured deposits (as of September 30, 2010, the reserve fund was negative-$0.15 for each $100 of insured deposits). On November 9, 2010, the FDIC proposed to change its assessment base from total domestic deposits to average total assets minus average tangible equity, as required in the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new assessment base will apply to the second quarter of 2011. The FDIC intends to raise the same expected revenue under the new base as under the current assessment base.

During a December 14, 2010 board meeting, the FDIC voted on a final rule to set the deposit insurance fund’s designated reserve ratio at 2% of estimated insured deposits effective January 1, 2011. The FDIC said a historical analysis of losses to the insurance fund showed that a long-term, minimum goal of at least 2% is necessary to maintain a positive fund balance and stable assessment rates. The Federal Deposit Insurance Act requires the FDIC board to set the designated reserve ratio annually based on the risk of loss to the insurance fund and the economic conditions affecting the banking industry, and with the aim of preventing sharp swings in assessment rates. The FDIC expects to take action on assessment rates and assessment dividends in the first quarter of 2011.

The $100,000 basic deposit insurance limit in place for many years was increased temporarily to $250,000 by the Emergency Economic Stabilization Act of 2008, which became law on October 3, 2008. On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, section 335, made the $250,000 insurance limit permanent.

Dividends and distributions.  We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for future growth and do not anticipate paying any cash dividends for the foreseeable future. Any determination in the future to pay dividends will be at the discretion of the Board and will depend on our earnings, financial condition, results of operations, business prospects, capital requirements, regulatory restrictions, contractual restrictions and other factors that the Board may deem relevant.

A bank holding company’s ability to pay dividends is subject to Federal Reserve supervisory authority, taking in to account the bank holding company’s capital position, its ability to satisfy its financial obligations as they come due, and its capacity to act as a source of financial strength to its subsidiaries. In addition, Federal Reserve policy discourages the payment of dividends by a bank holding company if the dividends are not supported by current operating earnings. Because we do not have significant assets other than the stock of Service1st, we are dependent on dividends from the bank for revenue and cash flow. Furthermore, Federal Reserve and FDIC policy statements provide that banks should generally pay dividends solely out of current operating earnings. A bank may not pay a dividend if the bank is undercapitalized or if payment would cause the bank to become undercapitalized.

A bank holding company may not purchase or redeem its equity securities without advance written approval of the Federal Reserve under Federal Reserve Rule 225.4(b) if the purchase or redemption combined with all other purchases and redemptions by the bank holding company during the preceding 12 months equals or exceeds 10% of the bank holding company’s consolidated net worth. However, advance approval is not necessary if the bank holding company is well managed, not the subject of any unresolved supervisory issues, and both before and immediately after the purchase or redemption is well capitalized.

Under sections 661.235 and 661.240 of the Nevada Revised Statutes, a Nevada-chartered bank , such as Service1st, whose deposits are insured by the FDIC may not make distributions (including dividends) to or for the benefit of its stockholders if the distributions would reduce the bank’s stockholders’ equity below the bank’s initial stockholders’ equity. Pursuant to Nevada Revised Statutes section 78.288(2), which applies to Nevada corporations generally, including Service1st, a corporation may not make distributions (including dividends) to or for the benefit of its stockholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights (if any) upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution (unless the corporation’s articles of incorporation override this latter limitation, which Service1st’s articles do not). Relying on 12 U.S.C. 1818(b), the FDIC may restrict a bank’s ability to pay a dividend if the FDIC has reasonable cause to believe that the dividend would constitute an unsafe and unsound practice. A bank’s ability to pay dividends may be affected also by the FDIC’s capital maintenance requirements and prompt corrective action rules.

Selected regulations. Transactions with affiliates.  Transactions by a bank with an affiliate, including a holding company, are subject to restrictions imposed by Federal Reserve Act sections 23A and 23B and implementing regulations, which are intended to protect banks from abuse in financial transactions with affiliates, preventing federally insured deposits from being diverted to support the activities of unregulated entities engaged in nonbanking businesses. Affiliate-transaction limits could impair our ability to obtain funds from our bank subsidiary for our cash needs, including funds for payment of dividends, interest, and operational expenses. Affiliate transactions include, but are not limited to, extensions of credit to affiliates, investments in securities issued by affiliates, the use of affiliates’ securities as collateral for loans to any borrower, and purchase of affiliate assets. Generally, section 23A and section 23B of the Federal Reserve Act:

•	limit the extent to which a bank or its subsidiaries may lend to or engage in various other kinds of transactions with any one affiliate to an amount equal to 10% of the institution’s capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus,

•	impose strict collateral requirements on loans or extensions of credit by a bank to an affiliate,

•	impose restrictions on investments by a subsidiary bank in the stock or securities of its holding company,

•	impose restrictions on the use of a holding company’s stock as collateral for loans by the subsidiary bank, and

•	require that affiliate transactions be on terms substantially the same as those provided to a non-affiliate.

Loans to insiders.  Service1st’s authority to extend credit to insiders — meaning executive officers, directors and greater than 10% stockholders — or to entities those persons control, is subject to section 22(g) and section 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to insiders based in part on the bank’s capital position, and require that specified approval procedures be adhered to by the bank. Loans to an individual insider may not exceed the Federal legal limit on loans to any one borrower, which in general terms is 15% of capital but can be higher in some circumstances. The aggregate of all loans to all insiders may not exceed the bank’s unimpaired capital and surplus. Insider loans exceeding the greater of 5% of capital or $25,000 must be approved in advance by a majority of the board, with any interested director not participating in such voting by the board. Executive officers may borrow in unlimited amounts to finance their children’s education or to finance the purchase or improvement of their residence, but they may borrow no more than $100,000 for most other purposes. Loans to executive officers exceeding $100,000 may be allowed if the loan is fully secured by government securities or a segregated deposit account. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions.

Loans to one borrower.  Under section 662.145 of the Nevada Revised Statutes, a Nevada-chartered bank’s outstanding loans to one person generally may not exceed 25% of the bank’s capital. Loans by a bank to parties that have certain relationships with a particular borrower and certain investments by a bank in the securities of a particular borrower may be aggregated with the bank’s loans to that borrower for purposes of applying this 25% limit.

Guidance concerning commercial real estate lending.  In December 2006 the FDIC and other Federal banking agencies issued final guidance on sound risk management practices for concentrations in commercial real estate lending, including acquisition and development lending, construction lending, and other land loans, which recent experience in Nevada and elsewhere has shown can be particularly high-risk lending. According to a 2009 FDIC publication, a majority of the community banks that became problem banks or failed in 2008 had similar risk profiles: the banks often had extremely high concentrations, relative to their capital, in residential acquisition, development, and construction lending, loan underwriting and credit administration functions at these institutions typically were criticized by examiners, and many of the institutions had exhibited rapid asset growth funded with brokered deposits.

The guidance does not establish rigid limits on commercial real estate lending but does create a much sharper supervisory focus on the risk management practices of banks with concentrations in commercial real estate lending. According to the guidance, an institution that has experienced rapid growth in commercial real estate lending, has notable exposure to a specific type of commercial real estate, or is approaching or exceeds the following supervisory criteria may be identified for further supervisory analysis of the level and nature of its commercial real estate concentration risk:

•	total reported loans for construction, land development, and other land represent 100% or more of the institution’s total capital; or

•	total commercial real estate loans represent 300% or more of the institution’s total capital and the outstanding balance of the institution’s commercial real estate loan portfolio has increased by 50% or more during the prior 36 months.

These measures are intended merely to enable the banking agencies to quickly identify institutions that could have an excessive commercial real estate lending concentration, potentially requiring close supervision to ensure that the institutions have sound risk management practices in place. Conversely, these measures do not imply that banks are authorized by the December 2006 guidance to accumulate a commercial real estate lending concentration up to the 100% and 300% thresholds.

Guidance concerning subprime lending.  In 2007 the FDIC and other Federal banking agencies issued final guidance on subprime mortgage lending to address issues relating to certain subprime mortgages, especially adjustable-rate mortgage products that can cause payment shock. The subprime guidance identified prudent safety and soundness and consumer protection standards that the regulators expect banks and financial institutions to follow to ensure borrowers obtain loans they can afford to repay.

Guidance concerning newly organized banks.  The FDIC issued supervisory guidance on August 28, 2009 extending from three years to seven the period in which newly organized institutions are subject to enhanced supervision. The FDIC extended the period of enhanced supervision beyond three years because banks in their first seven years of operation were over-represented among banks that failed in 2008 and 2009. Service1st commenced operations in January 2007. The FDIC will require banks that have not yet been in operation for three years to submit updated financial statements and business plans for years four through seven. The expansion of the supervisory period includes subjecting young banks to higher capital requirements and more frequent examinations over seven years. A bank subject to the expanded supervisory period is not permitted to deviate materially from the bank’s approved business plan without first obtaining the FDIC’s approval. As a condition to obtaining FDIC approval of WLBC’s acquisition of Service1st, we agreed to give the FDIC notice at least 60 days in advance for any major deviation from the business plan that we submitted to the FDIC during the acquisition application process.

Interstate banking and branching.  Section 613 of the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 amends the interstate branching provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. These expanded de novo branching authority amendments will authorize a state or national bank to open a de novo branch in another state if the law of the state where the branch is to be located would permit a state bank chartered by that state to open the branch. Under prior law, an out-of-state bank could open a de novo branch in another state only if the particular state permitted out-of-state banks to establish a de novo branch. In section 607 the Dodd-Frank Act also increases the approval threshold for interstate bank acquisitions, requiring that a bank holding company be well capitalized and well managed as a condition to approval of an interstate bank acquisition, rather than being merely adequately capitalized and adequately managed, and that an acquiring bank be and remain well capitalized and well managed as a condition to approval of an interstate bank merger.

Consumer protection laws and regulations.  Service1st is subject to regular examination by the FDIC to ensure compliance with statutes and regulations applicable to the bank’s business, including consumer protection statutes and implementing regulations, some of which are discussed below. Violations of any of these laws may result in fines, reimbursements, and other related penalties.

Community Reinvestment Act.  The Community Reinvestment Act of 1977 is intended to encourage insured depository institutions to satisfy the credit needs of their communities, within the limits of safe and sound lending. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services it believes are best suited to its particular community. The Act requires that bank regulatory agencies conduct regular Community Reinvestment Act examinations and provide written evaluations of institutions’ Community Reinvestment Act performance. The Act also requires that an institution’s Community Reinvestment Act performance rating be made public. Community Reinvestment Act performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. Community Reinvestment Act performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. Performance evaluations are considered in evaluating applications for such things as mergers, acquisitions, and applications to open branches. According to its CRA Performance Evaluation dated March 18, 2009, Service1st was rated Satisfactory.

Equal Credit Opportunity Act.  The Equal Credit Opportunity Act generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.

Truth in Lending Act.  The Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the Truth in Lending Act, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.

Fair Housing Act.  The Fair Housing Act makes it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status. A number of lending practices have been held by the courts to be illegal under the Fair Housing Act, including some practices that are not specifically mentioned in the Federal Housing Act.

Home Mortgage Disclosure Act.  The Home Mortgage Disclosure Act arose out of public concern over credit shortages in certain urban neighborhoods. The Home Mortgage Disclosure Act requires financial institutions to collect data that enable regulatory agencies to determine whether the financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The Home Mortgage Disclosure Act also requires the collection and disclosure of data about applicant and borrower characteristics as a way to identify possible discriminatory lending patterns. The vast amount of information that financial institutions collect and disclose concerning applicants and borrowers receives attention not only from state and Federal banking supervisory authorities but also from community-oriented organizations and the general public.

Real Estate Settlement Procedures Act.  The Real Estate Settlement Procedures Act requires that lenders provide borrowers with disclosures regarding the nature and cost of real estate settlements. The Real Estate Settlement Procedures Act also prohibits abusive practices that increase borrowers’ costs, such as kickbacks and fee-splitting without providing settlement services.

Privacy.  Under the Gramm-Leach-Bliley Act, all financial institutions are required to establish policies and procedures to restrict the sharing of non-public customer data with non-affiliated parties and to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act of 1971 includes many provisions concerning national credit reporting standards and permits consumers to opt out of information-sharing for marketing purposes among affiliated companies.

Predatory lending.  What is commonly referred to as predatory typically involves one or more of the following elements —

•	making unaffordable loans based on a borrower’s assets rather than the borrower’s ability to repay an obligation,

•	inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced, or loan flipping, and

•	engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

The Home Ownership and Equity Protection Act of 1994 and implementing regulations adopted by the Federal Reserve require specified disclosures and extend additional protection to borrowers in closed-end consumer credit transactions, such as home repairs or renovation, that are secured by a mortgage on the borrower’s primary residence. The disclosures and protections are applicable to “high cost” transactions with any of the following features —

•	interest rates for first lien mortgage loans more than eight percentage points above the yield on U.S. Treasury securities having a comparable maturity,

•	interest rates for subordinate lien mortgage loans more than 10 percentage points above the yield on U.S. Treasury securities having a comparable maturity, or

•	total points and fees paid in the credit transaction exceed the greater of either 8% of the loan amount or a specified dollar amount that is inflation-adjusted each year.

The Home Ownership and Equity Protection Act prohibits or restricts numerous credit practices, including loan flipping by the same lender or loan servicer within a year of the loan being refinanced. Lenders are presumed to have violated the law unless they document that the borrower has the ability to repay. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid. The Home Ownership and Equity Protection Act also governs so-called “reverse mortgages.” In January 2008, the Federal Reserve issued final rules under the Home Ownership and Equity Protection Act to address practices in the subprime mortgage market before the onset of the Great Recession. Since October 1, 2009, the rules require disclosures and additional protections or prohibitions on certain practices connected with “higher-priced mortgages,” which the rules define as closed-end mortgage loans that are secured by a consumer’s principal dwelling and that have an annual percentage rate (“APR”) that exceeds the average prime offer rates for a comparable transaction published by the Federal Reserve Board by at least 1.5 percentage points for first-lien loans, or 3.5 percentage points for subordinate-lien loans. The Federal Reserve derives average prime offer rates from the Freddie Mac Primary Mortgage Market Survey®. For higher-priced mortgage loans, the final rules:

•	Prohibit creditors from extending credit without regard to a consumer’s ability to repay from sources other than the collateral itself;

•	Require creditors to verify income and assets they rely upon to determine repayment ability;

•	Prohibit prepayment penalties except under certain conditions; and

•	Require creditors to establish escrow accounts for taxes and insurance in the case of first-lien higher-priced mortgage loans, but permit creditors to allow borrowers to cancel escrows 12 months after loan consummation.

Corporate governance and accounting legislation.  The Sarbanes-Oxley Act of 2002 was adopted to enhance corporate responsibility, increase penalties for accounting and auditing improprieties at publicly traded companies, and protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. It applies generally to all companies that file or are required to file periodic reports with the SEC under the Exchange Act, including WLBC. Under the Sarbanes-Oxley Act, the SEC and securities exchanges adopted extensive additional disclosure, corporate governance and other related rules. Among its many provisions, the Sarbanes-Oxley Act subjects bonuses issued to top executives to disgorgement if a subsequent restatement of a company’s financial statements was due to corporate misconduct, prohibits an officer or director from misleading or coercing an auditor, prohibits insider trades during pension fund “blackout periods,” imposes new criminal penalties for fraud and other wrongful acts, and extends the period during which securities fraud lawsuits can be brought against a company or its officers.

Anti-money laundering and anti-terrorism legislation.  The Bank Secrecy Act of 1970 requires financial institutions to maintain records and report transactions to prevent the financial institutions from being used to hide money derived from criminal activity and tax evasion. The Bank Secrecy Act establishes (a) record keeping requirements to assist government enforcement agencies with tracing financial transactions and flow of funds, (b) reporting requirements for Suspicious Activity Reports and Currency Transaction Reports to

assist government enforcement agencies with detecting patterns of criminal activity, (c) enforcement provisions authorizing criminal and civil penalties for illegal activities and violations of the Bank Secrecy Act and its implementing regulations, and (d) safe harbor provisions that protect financial institutions from civil liability for their cooperative efforts.

Title III of the USA PATRIOT Act of 2001 added anti-terrorist financing provisions to the requirements of the Bank Secrecy Act and its implementing regulations. Among other things, the USA PATRIOT Act requires all financial institutions, including subsidiary banks and non-banking affiliates, to institute and maintain a risk-based anti-money laundering compliance program that includes a customer identification program, provides for information sharing with law enforcement and between certain financial institutions by means of an exemption from the privacy provisions of the Gramm-Leach-Bliley Act, prohibits U.S. banks and broker-dealers from maintaining accounts with foreign “shell” banks, establishes due diligence and enhanced due diligence requirements for certain foreign correspondent banking and foreign private banking accounts, and imposes additional record keeping requirements for certain correspondent banking arrangements. The USA PATRIOT Act also grants broad authority to the Secretary of the Treasury to take actions to combat money laundering. Federal bank regulators are required to evaluate the effectiveness of a financial institution’s efforts to combat money laundering when evaluating an application submitted by the financial institution.

The Treasury’s Office of Foreign Asset Control administers and enforces economic and trade sanctions against targeted foreign countries, entities, and individuals based on U.S. foreign policy and national security goals. As a result, financial institutions must scrutinize transactions to ensure that they do not represent obligations of or ownership interests in entities owned or controlled by sanctioned targets.

Monetary policy.  The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve. An important function of the Federal Reserve is regulation of aggregate national credit and money supply. The Federal Reserve accomplishes these goals with measures such as open market transactions in securities, establishment of the discount rate on bank borrowings, and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions’ loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance, and fiscal policies of the United States government. Federal Reserve monetary policy has had and will continue to have a significant effect on the operating results of financial institutions.

Developments affecting management and corporate governance.  In June of 2010 the Federal banking agencies jointly published their final Guidance on Sound Incentive Compensation Policies. The goal is to enable financial organizations to manage the safety and soundness risks of incentive compensation arrangements and to assist them with identification of improperly-structured compensation arrangements. To ensure that incentive compensation arrangements do not encourage employees to take excessive risks that undermine safety and soundness, the incentive compensation guidance sets forth these key principles —

•	incentive compensation arrangements should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose the organization to imprudent risk,

•	these arrangements should be compatible with effective controls and risk management, and

•	these arrangements should be supported by strong corporate governance, including active and effective oversight by the board of directors.

To implement the interagency guidance, a financial organization must regularly review incentive compensation arrangements for all executive and non-executive employees who, either individually or as part of a group, have the ability to expose the organization to material amounts of risk, as well as to regularly review the risk-management, control, and corporate governance processes related to these arrangements. The organization must immediately address any identified deficiencies in compensation arrangements or processes that are inconsistent with safety and soundness and must ensure that incentive compensation arrangements are consistent with the principles discussed in the guidance.

In addition to numerous provisions that affect the business of banks and bank holding companies, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act includes in Title IX a number of provisions affecting corporate governance and executive compensation, for example the requirements that stockholders be given the opportunity to consider and vote upon executive compensation disclosed in a company’s annual meeting proxy statement, that a company’s compensation committee be comprised entirely of independent directors and that the committee have stated minimum authorities, that annual meeting proxy statements disclose the ratio of CEO compensation to the median compensation of all other employees, that company policy provide for recovery of excess incentive compensation after an accounting restatement, and that stockholders have the ability to designate director nominees for inclusion in a company’s annual meeting proxy statement. Section 956 also provides for adoption of incentive compensation guidelines jointly by the Federal banking agencies and the SEC, the National Credit Union Administration, and the Federal Housing Finance Agency. Due for adoption by the end of April 2011, the guidelines could be different from the Guidance on Sound Incentive Compensation Policies adopted by the Federal bank regulators in June of 2010. The new guidelines adopted under Dodd-Frank Act section 956 could impose additional compliance burdens beyond those already imposed by the Federal bank regulatory agency guidelines adopted in June of 2010.

Finally, during the application process for the acquisition of Service1st by WLBC, we made a written commitment to the FDIC that we will make no change in the directors or executive management of Service1st unless we first receive the FDIC’s non-objection to the proposed change. This commitment will expire three years after the October 28, 2010 completion of the acquisition of Service1st or, if later, when the September 1, 2010 Consent Order agreed to by Service1st with the FDIC and the Nevada Financial Institutions Division terminates.

Recent initiatives.  The economic upheaval that reached crisis proportions in the third and fourth quarters of 2008 and the resulting adverse impact on the national, regional, and local economies has not ended and might not end for some time. Legislation has been enacted and the Treasury Department, the Federal Reserve, and the FDIC have taken actions in the meantime to stabilize the financial industry, promote recovery, and prevent a recurrence of a similar crisis. The purpose of these legislative and regulatory initiatives is to stabilize U.S. financial markets. The U.S. Congress and Federal bank regulatory agencies could adopt additional regulatory requirements or restrictions in response to the threats to the financial system, which changes could adversely affect our operations. In addition, the legislative and regulatory actions already taken or that could be taken might not have the intended beneficial impact on the financial markets or the banking industry. If the market does not respond favorably to these legislative and regulatory initiatives, WLBC’s prospects and results of operations would be adversely affected. We cannot assure you that these initiatives will improve economic conditions generally or the financial markets or financial services industry in particular. The failure of legislative and regulatory initiatives to stabilize the financial markets could materially adversely affect our ability to access the capital and credit markets, our business, financial condition, results of operations and the market price for our Common Stock.

Enacted on October 3, 2008, the Emergency Economic Stabilization Act of 2008 created the Troubled Asset Relief Program (“TARP”), giving the U.S. Treasury Department authority to purchase and insure certain types of troubled assets. One component of TARP is a generally available capital access program known as the Capital Purchase Program under which a financial institution may issue preferred shares and warrants to purchase shares of its common stock to the Treasury. The goal of the Capital Purchase Program is to help stabilize the financial system as a whole and ensure the availability of credit necessary for the country’s economic recovery. Service1st is not a participant in the Capital Purchase Program. Enacted on February 17, 2009, the American Recovery and Reinvestment Act of 2009 includes numerous economic stimulus provisions and makes more restrictive the executive compensation limits applicable to Capital Purchase Program participants.

On July 21, 2010 the Dodd-Frank Wall Street Reform and Consumer Protection Act became law. The Dodd-Frank Act is a landmark financial reform bill, changing the current bank regulatory structure and affecting the lending, investment, trading, and operating activities of financial institutions and holding companies. Implementation of the Dodd-Frank Act will require new mandatory and discretionary rulemakings by numerous Federal regulatory agencies. More than 2,300 pages long, the Dodd-Frank Act includes the following provisions —

•	section 111 establishes a new Financial Stability Oversight Counsel to monitor systemic financial risks. The Board of Governors of the Federal Reserve is given extensive new authorities to impose strict controls on large bank holding companies with total consolidated assets equal to or in excess of $50 billion and systemically significant non-bank financial companies to limit the risk they might pose for the economy and to other large interconnected companies. The Dodd-Frank Act also grants to the Treasury Department, FDIC and the FRB broad new powers to seize, close and wind-down “too big to fail” financial institutions (including non-bank institutions) in an orderly fashion.

•	Title X establishes a new independent Federal regulatory body within the Federal Reserve System that is dedicated exclusively to consumer protection. Known as the Bureau of Consumer Financial Protection, this new regulatory body will assume responsibility for most consumer protection laws, with rulemaking, supervisory, examination, and enforcement authority. It will also be in charge of setting appropriate consumer banking fees and caps. According to Dodd-Frank Act section 1025, the new regulatory body has examination and enforcement authority over banks with more than $10 billion in assets, but section 1026 makes clear that banks with assets of $10 billion or less will continue to be examined by their bank regulators for consumer law compliance. In addition, the Dodd-Frank Act permits states to adopt consumer protection laws and regulations that are stricter than those regulations promulgated by the Consumer Financial Protection Bureau. Although our bank does not currently offer many of these consumer products or services, compliance with any such new regulations would increase our cost of operations and, as a result, could limit our ability to expand into these products and services.

•	section 171 restricts the amount of trust preferred securities that may be considered Tier 1 capital. For depository institution holding companies with total assets of less than $15 billion, trust preferred securities issued before May 19, 2010 may continue to be included in Tier 1 capital, but future issuances of trust preferred securities will no longer be eligible for treatment as Tier 1 capital.

•	under section 334 the FDIC’s minimum reserve ratio is to be increased from 1.15% to 1.35%, with the goal of attaining that 1.35% level by September 30, 2020; however, financial institutions with assets of less than $10 billion like Service1st are to be exempt from the cost of the increase. FDIC insurance coverage of up to $250,000 for deposit accounts is made permanent by section 335, section 343 extends until January 1, 2013 unlimited FDIC insurance for non-interest-bearing demand deposit accounts, more commonly known as checking accounts, and section 627 repeals the longstanding prohibition against financial institutions paying interest on checking accounts.

Section 331 changes the way deposit insurance premiums are calculated by the FDIC as well. That is, deposit insurance premiums are calculated based upon an institution’s so-called assessment base. Until the Dodd-Frank Act became law the assessment base consisted of an institution’s deposit liabilities. Section 331, however, makes clear that the assessment base shall now be the difference between total assets and tangible equity, so in other words the assessment base will take account of all liabilities, not merely deposit liabilities. This change is likely to have a greater impact on large banks, which tend to rely on a variety of funding sources, than on smaller community banks, which tend to rely primarily on deposit funding.

•	the Office of the Comptroller of the Currency’s ability to preempt state consumer protection laws is constrained by section 1044, and because of section 1042 state attorneys general have greater authority to enforce state consumer protection laws against national banks and their operating subsidiaries.

•	section 619 embodies the so-called “Volcker rule,” prohibiting a banking entity from engaging in proprietary trading or from sponsoring or investing in a hedge fund or private equity fund.

•	imposing a 5% risk retention requirement on securitizers of asset-backed securities, section 941 could have an impact on financial institutions that originate mortgages for sale into the secondary market.

Like other provisions of the Dodd-Frank Act, the scope and impact of section 941 will be determined by future rulemaking.

We are evaluating the potential impact of the Dodd-Frank Act on our business, financial condition, results of operations, and prospects. The Dodd-Frank Act could affect the profitability of community banking, require changes in the business practices of community banking organizations, lead to more stringent capital and liquidity requirements, and otherwise adversely affect the community banking business. However, because much of the Dodd-Frank Act will be phased in over time and will not become effective until Federal agency rulemaking initiatives are completed, we cannot predict with confidence precisely how the Dodd-Frank Act will affect community banking organizations. We are confident, however, that short- and long-term compliance costs for all financial organizations, both large and small, will be greater because of the Dodd-Frank Act.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock as of March 30, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of the shares of Common Stock;

•	each of our current executive officers and directors;

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of Common Stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

	Amount and
	Nature of
	Beneficial	Percent of
Name of Beneficial Owner of Common Stock	Ownership(1)	Class(2)

Trafelet Capital Management, L.P.(2)	906,545	6.01%
Weiss Multi-Strategy Advisers LLC(3)	1,222,278	8.10%
Fidelity Management and Research Company(4)	3,750,000	24.85%
Wells Fargo, et al.(5)	1,213,928	8.05%
Mendon Capital Advisors Corp.(6)	1,881,854	12.47%
KBW Asset Management, Inc.(7)	761,866	5.05%
Jason N. Ader(8)	400,372	2.87%
Richard A.C. Coles(9)	50,195	*
Michael B. Frankel(10)	50,000	*
George A. Rosenbaum, Jr.(11)	38,819	*
Terrence L. Wright(12)	69,163	*
Curtis W. Anderson(13)	36,790	*
Robert G. Goldstein	—	—
Steven D. Hill(14)	41,742	*
William E. Martin(15)	174,365	1.16%
Patricia A. Ochal(16)	31,555	*
Richard Deglman(17)	14,281	*
Daniel B. Silvers(18)	—	—
Andrew P. Nelson(19)	25,165	*
Blake L. Sartini(20)	233,274	1.55%
Mark Schulhof(21)	50,000	*
All current and former directors and officers as a group (15 individuals)	1,215,721	8.03%
All current directors and officers as a group (11 individuals)	907,282	5.99%

*	Less than 1%.

(1)	The percentage ownership of each individual is based on the assumption that there are 15,088,023 shares of Common Stock, including shares of Restricted Stock, issued and outstanding.

(2)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Trafelet Capital Management, L.P., Trafelet & Company, LLC, and Remy Trafelet with the SEC on February 14, 2011. The business address of Trafelet Capital Management, L.P. is 590 Madison Avenue 37th Floor New York, New York 10022.

(3)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Weiss Multi-Strategy Advisers LLC, George A Weiss and Frederick E. Doucette with the SEC on February 11, 2011. The business address of Weiss Multi-Strategy Advisers LLC is One State Street, 20th Floor, Hartford, Connecticut 06109.

(4)	Beneficial ownership is based on information contained in a Form 13G/A filed by FMR LLC and dated as of January 10, 2011. FMR LLC acts as investment advisor to affiliated investment funds and has voting or investment power over the WLBC shares held by the funds. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Wells Fargo and Company, Wells Capital Management Inc., and Wells Fargo Funds Management, LLC with the SEC on January 20, 2011. The business address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, California 94104. The business address of Wells Capital Management Inc. and Wells Fargo Fund Management, LLC is 525 Market Street, 10th Floor, San Francisco, California 94105.

(6)	Beneficial ownership is based on information contained in a Schedule 13G/A filed by Mendon Capital Advisors Corp. Burnham Financial Industries Fund, Burnham Asset Management Corp. and Anton V. Schutz with the SEC on February 14, 2011. Mendham Capital Advisors Corp. acts as investment advisor to Burnham Financial Industries Fund, which is a registered investment company. Anton V. Schutz is the sole shareholder and President of Mendon Capital Advisors Corp. Burnham Asset Management Corp., in its capacity as an investment adviser, has authority to vote and dispose of certain shares of the Issuer’s common stock and has delegated such authority to Mendon Capital Advisors Corp. The business address of Mendon Capital Advisors Corp. and Anton V. Schutz is 150 Allens Creek Road, Rochester, New York 14618. The business address of Burnham Financial Industries Fund is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.

(7)	Beneficial ownership is based on information contained in a Schedule 13G filed by KBW Asset Management, Inc. with the SEC on February 11, 2001. The business address of KBW Asset Management is 787 Seventh Ave., 6th Floor, New York, NY 10019.

(8)	The securities attributable to Jason N. Ader include 69,764 shares held in his individual capacity, 330,428 shares of Common Stock held by Hayground Cove, of which Mr. Ader is the sole member, through Doha Partners I, LP, HC Institutional Partners LP, HC Overseas Partners Ltd. and HC Turbo Fund Ltd. and 180 shares held for the account of his immediate family. Hayground Cove is controlled by Jason N. Ader and he and his father are investors in Hayground Cove. Beneficial ownership does not include 50,000 Restricted Stock Units that shall be settled for one share of Common Stock per Restricted Stock Unit on the earlier to occur of (i) a change of control of WLBC and (ii) the Settlement Date.

(9)	Richard A.C. Coles’ beneficial ownership consists of 50,195 shares of Common Stock.

(10)	Michael B. Frankel’s beneficial ownership consists of 50,000 shares of Common Stock.

(11)	George A. Rosenbaum, Jr.’s beneficial ownership includes 38,819 shares of Restricted Stock which will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, which occurred on October 28, 2010, subject to Mr. Rosenbaum’s continuous employment through each vesting date.

(12)	Terrence L. Wright’s beneficial ownership consists of 67,117 shares of Common Stock, Service1st Warrants exercisable into 3,046 shares of Common Stock, vested options immediately exercisable into 2,948 shares of Common Stock and options exercisable into 810 shares of Common Stock that will vest on April 17, 2011. Mr. Wright’s beneficial ownership does not include options exercisable into 572 shares of Common Stock that will vest on August 11, 2011.

(13)	Curtis W. Anderson’s beneficial ownership consists of 29,986 shares of Common Stock, Service1st Warrants exercisable into 3,046 shares of Common Stock, vested options immediately exercisable into 2,948 shares of Common Stock and options exercisable into 810 shares of Common Stock that will vest on April 17, 2011. Mr. Anderson’s beneficial ownership does not include options exercisable into 572 shares of Common Stock that will vest on August 11, 2011.

(14)	Steven D. Hill’s beneficial ownership consists of 35,698 shares of Common Stock, Service1st Warrants exercisable into 3,046 shares of Common Stock, vested options immediately exercisable into 2,316 shares of Common Stock and options exercisable into 682 shares of Common Stock that will vest on April 17, 2011. Mr. Hill’s beneficial ownership does not include options exercisable into 475 shares of Common Stock that will vest on August 11, 2011.

(15)	William E. Martin’s beneficial ownership includes 19,086 shares of Common Stock and 155,279 shares of Restricted Stock which will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the closing date of the Acquisition, which occurred on October 28, 2010, subject to Mr. Martin’s continuous employment through each vesting date. Mr. Martin’s beneficial ownership does not include options exercisable into 23,798 shares of Common Stock that will vest on December 31, 2012 if Service1st’s total deposits are equal to or greater than $750 million as of that date.

(16)	Patricia A. Ochal’s beneficial ownership consists of 10,661 shares of Common Stock, Service1st Warrants exercisable into 3,141 shares of Common Stock and vested options immediately exercisable into 17,753 shares of Common Stock. Ms. Ochal’s beneficial ownership does not include options exercisable into 7,235 shares of Common Stock that will vest in two installments on June 12, 2011 and 2012 and options exercisable into 10,709 shares of Common Stock that will vest in three installments on August 11, 2011, 2012 and 2013.

(17)	Richard Deglman’s beneficial ownership consists of vested options immediately exercisable into 14,281 shares of Common Stock. Mr. Deglman’s beneficial ownership does not include options exercisable into 21,417 shares of Common Stock that will vest in three installments on August 11, 2011, 2012 and 2013.

(18)	Daniel B. Silvers is our former President. Mr. Silvers’ beneficial ownership does not include 100,000 Restricted Stock Units that shall be settled for one share of Common Stock per Restricted Stock Unit on the earlier to occur of (i) a change of control of WLBC and (ii) the Settlement Date.

(19)	Andrew P. Nelson is our former Chief Financial Officer and Assistant Secretary, and a former member of the Board. Mr. Nelson’s beneficial ownership includes 25,165 shares of Common Stock. Mr. Nelson’s beneficial ownership does not include 100,000 Restricted Stock Units that shall be settled for one share of Common Stock per Restricted Stock Unit on the earlier to occur of (i) a change of control of WLBC and (ii) the Settlement Date.

(20)	Blake L. Sartini is a former member of the Board. Mr. Sartini’s beneficial ownership consists of 227,230 shares of Common Stock, Service1st Warrants exercisable into 3,046 shares of Common Stock, vested options immediately exercisable into 2,316 shares of Common Stock and options exercisable into 682 shares of Common Stock that will vest on April 17, 2011. Mr. Sartini’s beneficial ownership does not include options exercisable into 475 shares of Common Stock that will vest on August 11, 2011.

(21)	Mark Schulhof is a former member of the Board. Mr. Schulhof’s beneficial ownership consists of 50,000 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq.

In order to prepare our prospectus each member of the Board and the board of directors of Service1st and each executive officer was required to complete an extensive questionnaire. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. This process is to facilitate disclosure of any related party transactions entered into between themselves (or family members or entities in which they hold an interest) and WLBC that in the aggregate exceeds $120,000, that is currently proposed or that occurred during the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

Purchases of Private Shares by Hayground Cove, Our Executive Officers and Directors

On July 16, 2007, we issued 8,625,000 Private Shares (of which 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after redemption), to certain of our affiliates for an aggregate amount of $8,625 in cash, at a purchase price of $0.001 per share.

In connection with our formation, Hayground Cove, and the funds and accounts it manages, purchased 8,348,500 Private Shares. Andrew Nelson, our former Chief Financial Officer, and our current Assistant Secretary and director purchased 25,000 Private Shares, Scott LaPorta, our former Chief Executive Officer, as well as our former directors Robert Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly, each purchased 25,000 Private Shares, and our former director Marc Soloway purchased 50,000 Private Shares. Jason Ader, a current member of the Board and our former Chairman and Chief Executive Officer, did not directly purchase any Private Shares; however, he is the sole member of Hayground Cove.

All of the Private Shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. The Private Shares were sold for an aggregate offering price of $8,625 at a purchase price of $0.001 per share. No underwriting commissions were paid, nor was there any general solicitation, with respect to such sales.

On July 20, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

Private Warrants

On November 27, 2007, Hayground Cove and our former Chief Executive Officer, Scott LaPorta, purchased in a private placement transaction pursuant to Section 4(2) under the Securities Act a total of 8,500,000 Private Warrants (7,500,000 by Hayground Cove and 1,000,000 by our former Chief Executive Officer) from us at a price of $1.00 per warrant. The $8,500,000 purchase price of the Private Warrants was added to the proceeds of our initial public offering to be held in our trust account pending our completion of one or more business combinations.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Amended Warrant Agreement, pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Exchange Act during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance.

Settlement Agreement

Our former Chief Executive Officer, Scott LaPorta, had an option to purchase 495,000 shares of our Common Stock at an exercise price of $0.001 per share. On December 23, 2008, we entered into a settlement agreement with Mr. LaPorta in connection with his termination as our Chief Executive Officer and his resignation from the Board. The settlement agreement provided that his employment terminated without cause effective as of December 23, 2008. He received a severance payment from us in the sum of $247,917, less applicable withholding taxes. The settlement agreement also provided that: (i) he retained his option to purchase 495,000 shares of our Common Stock from Hayground Cove at an exercise price of $0.001 per share under the terms of his employment agreement and his termination under the terms of the settlement agreement did not forfeit his option; (ii) he was fully vested in the option, but was not entitled to exercise all or any portion of the option until on or after the date that is six months after the closing date of a Business Combination; (iii) he retained the 25,000 Private Shares he received in connection with his service on the Board under his employment agreement and we relinquished any and all rights to redeem or repurchase those shares; (iv) he retained the 1,000,000 Private Warrants he purchased and we relinquished any and all rights to redeem or repurchase those warrants; (v) we maintain directors and officers’ liability insurance that names him as an insured for a period of six years following the effective date of the settlement agreement at a level commensurate with that which is then applicable to our most senior executives and directors; (vi) he acknowledged that his non-solicitation obligations under his employment agreement survive the termination thereof, and he therefore may not, until December 24, 2010, solicit our employees, personnel, consultants, advisers or contractors or encourage in any manner our customers or clients to reduce their relationship with us; and (vii) he acknowledged that his option, the shares of our stock he may acquire upon exercise of his option, the shares he received as a member of the Board and his warrants are all subject to the terms of a lock-up agreement, dated October 3, 2007, between Hayground Cove and us. The settlement agreement also provides for a mutual general release of claims he has or may have against us or our officers, directors and affiliates or we have or may have against him. The consummation of the Acquisition did not constitute a “Business Combination” as defined in the Settlement Agreement, and we believe that consummation of a Business Combination under such definition is unlikely to occur in the future.

Lending Relationship with Prior Director

When Service1st commenced business on January 16, 2007, the bank sought ways to deploy in the form of loans and investments the significant amount of capital that was raised in the establishment of the bank. In the first quarter of 2007, Service1st purchased a $5 million portion of an existing term loan to Golden Gaming, Inc., of which Blake L. Sartini, a former member of the Board and a former member of the Board of Directors of Service1st, is now and was then Chairman, Chief Executive Officer, and principal stockholder. Mr. Sartini resigned as a director of Service1st on or about December 1, 2010. Mr. Sartini resigned as a director of Western Liberty Bancorp effective February 14, 2011. Service1st’s $5 million loan interest constituted less than 5% of the entire loan amount. Service1st sold its interest in the Golden Gaming loan on or about February 24, 2011 to a private investment fund for approximately $3.0 million. At the time of sale, the principal balance of the Service1st’s loan interest was approximately $3.8 million. Secured by a First Deed of Trust on a casino facility and maturing in November of 2011, the loan began to experience weakness in 2009 in tandem with increasing distress in the Clark County economy. The loan became nonperforming in 2010. At the time of sale the loan was on nonaccrual status, with a majority of the loan classified as substandard and the remainder doubtful.

Payment for Due Diligence Services

In October 2009, WLBC made a one-time payment of $2,600,000 to Hayground Cove Asset Management LLC for due diligence and other services related to various acquisition opportunities and other activities since WLBC’s inception. Proceeds from the payment were disbursed by Hayground Cove Asset Management LLC to certain of its employees, affiliates and consultants (some of whom also served at the time as WLBC’s officers and/or directors) that provided support to WLBC in connection with its efforts in finding and pursuing potential transactions.

Sponsor Support Agreement

Pursuant to a Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, between us and Hayground Cove (the “Sponsor Support Agreement”), we have agreed that neither we nor Hayground Cove (or any affiliates of Hayground Cove) will enter into any private negotiations to purchase any of our securities, or solicit tenders of any of our securities. We have agreed to indemnify Hayground and its affiliates for any liabilities arising from the Sponsor Support Agreement or otherwise.

Employment Agreement with George A. Rosenbaum Jr.

On December 18, 2009, we entered into a second amended and restated employment agreement with George A. Rosenbaum Jr. Mr. Rosenbaum’s currently serves as our Chief Financial Officer and as Executive Vice President of Service1st.

Pursuant to the terms of his employment agreement, Mr. Rosenbaum’s employment commenced as of January 1, 2010 and will continue for an initial term of three years with one or more additional automatic one-year renewal periods unless either party elects not to renew the term. Mr. Rosenbaum is entitled to a base salary of $200,000. In addition, Mr. Rosenbaum received 38,819 shares of Restricted Stock on the closing date of the Acquisition, which occurred on October 28, 2010 as described below under the Section entitled “Restricted Stock Grants and Restricted Stock Unit Grants.” Mr. Rosenbaum was also entitled to a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. Mr. Rosenbaum received $85,484, which represents payment in full of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the Compensation Committee. Mr. Rosenbaum is entitled to employee benefits in accordance with any employee benefits programs and policies adopted by us. In addition, the employment agreement contains customary representations, covenants and termination provisions.

Employment Agreement with William E. Martin

On February 8, 2010, in connection with the Acquisition, we entered into an amended and restated employment agreement with William E. Martin. Mr. Martin currently serves as our Chief Executive Officer and as a member of the Board, and as Chief Executive Officer and a member of the board of directors of Service1st.

Pursuant to the terms of his employment agreement, Mr. Martin’s employment commenced as of October 28, 2010, the closing date of the Acquisition, and shall continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter unless either party elects not to renew the term. Mr. Martin is entitled to a base salary of $325,000. In addition Mr. Martin received 155,279 shares of Restricted Stock as described below under the Section entitled “Restricted Stock Grants and Restricted Stock Unit Grants” in consideration for his future services in accordance with the terms of his employment agreement. Mr. Martin is also eligible to receive additional equity and long-term incentive awards under any equity-based incentive compensation plans adopted by us for which our senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of the Board. Mr. Martin is entitled to employee benefits in accordance with our employee benefits programs. In addition, Mr. Martin is entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at

Service1st and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. Mr. Martin’s employment agreement contains customary representations, covenants and termination provisions.

Restricted Stock Grants and Restricted Stock Unit Grants

On October 28, 2010, in connection with the consummation of the Acquisition, we issued Restricted Stock to William E. Martin, who became a member of the Board and serves as our Chief Executive Officer and as Chief Executive Officer of Service1st, and George A. Rosenbaum, Jr., our current Chief Financial Officer and the Executive Vice President of Service1st. Mr. Martin received 155,279 shares of Restricted Stock, which was equal to $1.0 million divided by the $6.44 closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. Mr. Rosenbaum received 38,819 shares of Restricted Stock, which was equal to $250,000 divided by the closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. The shares of Restricted Stock granted to each of Messrs. Martin and Rosenbaum will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Messrs. Martin’s and Rosenbaum’s respective and continuous employment through each vesting date. Fifty percent of the shares of Restricted Stock that vest in accordance with the prior sentence will remain Restricted Stock that will vest upon a termination of the holder’s employment for any other reason than (i) by WLBC for cause, or (ii) by the holder without good reason prior to October 28, 2015. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date. See the sections entitled “Employment Agreement with George A. Rosenbaum, Jr.” and “Employment Agreement with William E. Martin” below, and the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC and each of Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the Board, Daniel B. Silvers, our former President, Andrew P. Nelson, our former Chief Financial Officer and a former member of the Board, Michael Tew, an outside consultant, and Laura Conover-Ferchak, an outside consultant, entered into the Letter Agreements, pursuant to which each of the foregoing individuals received a grant of Restricted Stock Units. Mr. Ader, a current director and the former Chairman and Chief Executive Officer of WLBC, received 50,000 Restricted Stock Units; Mr. Silvers, WLBC’s former President, received 100,000 Restricted Stock Units; Mr. Nelson, a former director of WLBC, received 25,000 Restricted Stock Units; Mr. Tew, an outside consultant to WLBC, received 20,000 Restricted Stock Units; and Mrs. Conover-Ferchak, an outside consultant to WLBC, received 5,000 Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock, of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date.

Furthermore, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Michael Frankel, the current Chairman of the Board, Richard A.C. Coles, a current member of the Board and Mark Schulhof, a former member of the Board.

In addition, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which WLBC sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time payment of $200,000, $450,000, $50,000 and $50,000 to each of Jason N. Ader, Daniel B. Silvers, Michael B. Frankel and Andrew Nelson, respectively.

PRICE RANGE OF WESTERN LIBERTY BANCORP SECURITIES AND DIVIDENDS

Our equity securities trade on the Nasdaq under the symbol WLBC.

The following table sets forth, for the fourth quarter of the year ended December 31, 2007 and each quarter in the years ended December 31, 2010, 2009 and 2008, the high and low sales price of our units, Common Stock and Warrants as reported on the Nasdaq, the New York Stock Exchange Amex (the “NYSE Amex”) or the Over-the-Counter (OTC) Bulletin Board®, an electronic stock listing service provided by the Nasdaq Stock Market, Inc. (the “OTCBB”), as the case may be. Prior to listing on Nasdaq, our securities were listed on each of the NYSE Amex and the OTCBB. Prior to November 27, 2007, there was no established public trading market for our securities.

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low

2007
Fourth Quarter (from November 27, 2007)	$10.10	$9.75	$9.05	$9.05	$0.90	$0.90
2008
First Quarter	10.00	9.66	9.20	9.00	0.92	0.71
Second Quarter	10.53	9.67	9.30	9.03	1.04	0.57
Third Quarter	10.00	9.30	9.49	9.22	0.90	0.25
Fourth Quarter	9.24	8.49	9.18	8.40	0.30	0.05
2009
First Quarter	9.55	9.15	9.48	9.14	0.17	0.08
Second Quarter	9.76	9.48	9.69	9.44	0.23	0.09
Third Quarter	10.70	9.90	9.89	9.65	1.25	0.20
Fourth Quarter	10.30	7.75	9.83	6.42	1.20	0.55
2010
First Quarter	8.60	7.95	8.04	6.18	0.80	0.35
Second Quarter	7.50	7.00	9.00	5.75	0.45	0.22
Third Quarter	7.50	7.50	7.80	4.80	0.30	0.18
Fourth Quarter	7.50	7.50	7.80	4.80	0.30	0.18

Performance Graph

The graph below is a comparison of the cumulative total return of our Common Stock from December 28, 2007, the date that our Common Stock first became separately tradable, through September 30, 2010 with the comparable cumulative return for two indices, the S&P 500 Index and the Dow Jones Industrial Average Index. The graph plots the growth in value of an initial investment of $100 in each of our Common Stock, the S&P 500 Index and the Dow Jones Industrial Average Index over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on the securities. We have not paid cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

Holders of Common Equity

On March 30, 2011, there were approximately 197 holders of record of our public Common Stock. Such numbers do not include beneficial owners holding shares, or holders of our Private Shares. On March 30, 2011, there were approximately 71 holders of record of our Private Shares.

Dividends

We have not paid any dividends on our Common Stock to date and we do not intend to pay cash dividends at this time. The payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends will be within the discretion of our then-Board. Our Board currently intends to retain any earnings for use in our business operations and, accordingly, we do not anticipate the board declaring any dividends prior to a business combination. In addition, by the terms of the September 1, 2010 Consent Order, Service1st cannot pay cash dividends unless it first obtains the written consent of the FDIC and the Commissioner of the Nevada FID.

Recent Sales of Unregistered Securities

On July 16, 2007, we issued an aggregate amount of 8,575,000 Private Shares, at a purchase price of $0.001 per share, in private placement transactions. On August 1, 2007, we issued 25,000 Private Shares, at a purchase price of $0.001 per share, in a private placement. On September 28, 2007, we issued 25,000 Private Shares, at a purchase price of $0.001 per share, in a private placement. In total, prior to our initial public offering we issued 8,625 Private Shares for an aggregate amount of $8,625 in cash. Of those shares, 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after the redemption.

On August 1, 2007, our former Chief Executive Officer agreed to purchase 1,000,000 Private Warrants. Our former Chief Executive Officer purchased such Private Warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

On October 19, 2007, Hayground Cove agreed to purchase 7,500,000 of our Private Warrants. Hayground Cove purchased such Private Warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

On July 20, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Amended Warrant Agreement, pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Exchange Act during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance

On October 28, 2010, in connection with the consummation of the Acquisition, we issued Restricted Stock to William E. Martin, who became a member of the Board and serves as our Chief Executive Officer and as Chief Executive Officer of Service1st, and George A. Rosenbaum, Jr., our current Chief Financial Officer and the Executive Vice President of Service1st. Mr. Martin received 155,279 shares of Restricted Stock, which was equal to $1.0 million divided by the $6.44 closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. Mr. Rosenbaum received 38,819 shares of Restricted Stock, which was equal to $250,000 divided by the closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. The shares of Restricted Stock granted to each of Messrs. Martin and Rosenbaum will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Messrs. Martin’s and Rosenbaum’s respective and continuous employment through each vesting date. Fifty percent of the shares of Restricted Stock that vest in accordance with the prior sentence will remain Restricted Stock that will vest upon a termination of the holder’s employment for any other reason than (i) by WLBC for cause, or (ii) by the holder without good reason prior to October 28, 2015. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date. See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC and each of Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the Board, Daniel B. Silvers, our former President, Andrew P. Nelson, our former Chief Financial Officer and a former member of the Board, Michael Tew, an outside consultant, and Laura Conover-Ferchak, an outside consultant, entered into the Letter Agreements, pursuant to which each of the foregoing individuals received a grant of Restricted Stock Units. Mr. Ader, a current director and the former Chairman and Chief Executive Officer of WLBC, received 50,000 Restricted Stock Units; Mr. Silvers, WLBC’s former President, received 100,000 Restricted Stock Units; Mr. Nelson, a former director of WLBC, received 25,000 Restricted Stock Units; Mr. Tew, an outside consultant to WLBC, received 20,000 Restricted

Stock Units; and Mrs. Conover-Ferchak, an outside consultant to WLBC, received 5,000 Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock, of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date.

Furthermore, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Michael Frankel, the current Chairman of the Board, Richard A.C. Coles, a current member of the Board and Mark Schulhof, a former member of the Board.

The sales of the above securities were deemed to be exempt from the registration under the Securities Act of 1933 in reliance on Section 3(a)(9) or Section 4(2) of the Securities Act, as applicable. In addition, the future issuance of Common Stock underlying the Restricted Stock Units and the Service1st Warrants will be similarly exempt. In any such transaction pursuant to Section 4(2) of the Securities Act, such entity represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

LEGAL MATTERS

Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, has acted as counsel for WLBC. Grady & Associates, 20950 Center Ridge Road, Suite 100, Rocky River, Ohio, 44116, has acted as special regulatory counsel for WLBC.

EXPERTS

The financial statements of WLBC as of December 31, 2009 and for the year then ended included in this prospectus have been so included in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of WLBC as of December 31, 2008 and for the year then ended and for the period from June 28, 2007 (inception) to December 31, 2007 included in this prospectus have been so included in reliance on the report of Hays & Company LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Service1st as of December 31, 2009 and 2008 and for the years ended December 31, 2009, and 2008, and the period from January 16, 2007 (inception) to December 31, 2007, included in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, as set forth in their report appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on us at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this prospectus.

If you would like additional copies of this prospectus or any of our reports and proxy statements filed with the SEC as required under the Exchange Act free of charge, you should contact our Assistant Secretary via telephone or in writing:

George A. Rosenbaum, Jr.
Chief Financial Officer
Western Liberty Bancorp
8363 W. Sunset Road, Suite 350
Las Vegas, Nevada 89113
(702) 966-7400

INDEX TO FINANCIAL STATEMENTS

SERVICE1ST BANK OF NEVADA

Financial Statements
Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	F-2
Statements of Operations for the three and nine months ended September 30, 2010 and 2009 (unaudited)	F-3
Statements of Comprehensive Loss for the three and nine months ended September 30, 2010 and 2009 (unaudited)	F-4
Statement of Stockholders’ Equity for the nine months ended September 30, 2010 (unaudited)	F-5
Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited)	F-6
Notes to Financial Statements (unaudited)	F-7
Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets as of December 31, 2009 and 2008	F-21
Statements of Operations for the Years Ended December 31, 2009 and 2008 and the period from January 16, 2007 (date of inception) to December 31, 2007	F-22
Statements of Changes in Stockholders’ Equity and Comprehensive Loss for the Years Ended December 31, 2009 and 2008 and the period from January 16, 2007 (date of inception) to December 31, 2007	F-23
Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and the period from January 16, 2007 (date of inception) to December 31, 2007	F-24
Notes to Financial Statements	F-25

WESTERN LIBERTY BANCORP

Financial Statements
Condensed Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	F-48
Condensed Statements of Operations for the three and nine months ended September 30, 2010 and 2009 (unaudited)	F-49
Condensed Statement of Changes in Stockholders’ Equity for the six months ended September 30, 2010 (unaudited)	F-50
Condensed Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited)	F-51
Notes to Condensed Financial Statements (unaudited)	F-52
Report of Independent Registered Public Accounting Firm	F-66
Balance Sheets as of December 31, 2009 and 2008	F-68
Statements of Operations for the Years ended December 31, 2009 and 2008 and for the Period from June 28, 2007 (date of inception) to December 31, 2007	F-69
Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2009 and 2008 and for the Period ended June 28, 2007 (inception) to December 31, 2007	F-70
Statements of Cash Flows for the Years ended December 31, 2009 and 2008 and for the Period from June 28, 2007 (date of inception) to December 31, 2007	F-71
Notes to Financial Statements	F-72

SERVICE1ST BANK OF NEVADA

BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Cash and due from banks	$12,585,357	$13,686,456
Interest-bearing deposits in banks	15,239,755	35,946,806

Cash and cash equivalents	27,825,112	49,633,262
Certificates of deposit	32,173,600	9,313,000
Securities, available for sale	3,899,100	7,433,591
Securities, held to maturity (estimated fair value $7,859,338 and $10,676,582, respectively)	7,583,373	10,201,396
Loans, net of allowance for loan losses of $7,021,398 and $6,403,794, respectively	113,834,162	130,562,660
Premises and equipment, net	1,320,989	1,633,724
Accrued interest receivable	530,717	528,608
Other real estate owned	3,019,000	—
Other assets	3,003,607	2,453,770

Total assets	$193,189,660	$211,760,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$75,026,426	$56,463,145
Interest bearing:
Demand	30,483,962	25,094,322
Savings and money market	29,592,187	43,208,602
Time, $100,000 or more	31,757,899	54,316,415
Other time	5,014,692	6,237,624

Total deposits	171,875,166	185,320,108
Accrued interest payable and other liabilities	1,537,855	1,921,129

Total liabilities	173,413,021	187,241,237

Commitments and contingencies (Note 6)

Stockholders’ Equity:
Common stock, par value: $.01; shares authorized: 25,000,000; shares issued: 50,811; shares outstanding September 30, 2010 and December 31, 2009: 50,811 less 1,000 shares held in treasury	508	508
Additional paid-in capital	52,616,299	52,008,958
Accumulated deficit	(32,052,403)	(26,692,642)
Accumulated other comprehensive loss, net	(12,765)	(23,050)
Less cost of treasury stock, 1,000 shares	(775,000)	(775,000)

Total stockholders’ equity	19,776,639	24,518,774

Total liabilities and stockholders’ equity	$193,189,660	$211,760,011

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Unaudited)

Interest and dividend income:
Loans, including fees	$1,658,058	$2,007,808	$5,371,264	$6,160,643
Securities, taxable	129,396	147,574	431,822	461,802
Federal funds sold and other	121,407	63,737	312,940	128,662

Total interest and dividend income	1,908,861	2,219,119	6,116,026	6,751,107

Interest expense:
Deposits	286,493	748,462	1,083,286	2,104,826
Repurchase sweep agreements	—	3,244	—	12,870

Total interest expense	286,493	751,706	1,083,286	2,117,696

Net interest income	1,622,368	1,467,413	5,032,740	4,633,411
Provision for loan losses	707,439	3,428,763	3,938,087	4,391,277

Net interest income (loss) after
provision for loan losses	914,929	(1,961,350)	1,094,653	242,134

Non-interest income:
Service charges	110,163	105,509	351,194	226,640
Loan and late fees	1,721	17,946	14,885	91,960
Other	48,243	21,230	99,985	65,952

	160,127	144,685	466,064	384,552

Non-interest expense:
Salaries and employee benefits	1,150,561	1,016,292	3,265,309	3,117,878
Occupancy, equipment and depreciation	388,061	420,440	1,232,139	1,235,522
Computer service charges	73,097	87,683	218,457	244,358
Professional fees	534,688	31,113	1,527,507	117,514
Advertising and business development	26,049	44,461	73,603	72,134
Insurance	156,953	123,018	447,555	348,007
Telephone	28,074	25,579	78,587	72,271
Stationery and supplies	7,804	7,317	22,414	23,708
Director fees	6,496	11,991	30,085	32,461
Provision for unfunded commitments	(86,720)	117,206	(441,500)	89,729
Licensing fees	18,179	10,478	56,499	27,744
Correspondent bank fees/charges	41,492	36,840	117,392	70,041
Other real estate owned expenses	14,304	—	36,501	—
Other	86,859	56,734	255,930	199,598

	2,445,897	1,989,152	6,920,478	5,650,965

Net loss	$(1,370,841)	$(3,805,817)	$(5,359,761)	$(5,024,279)

Loss per share:
Basic and diluted	$(27.52)	$(75.14)	$(107.60)	$(98.92)

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF COMPREHENSIVE LOSS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(Unaudited)

Net loss	$(1,370,841)	$(3,805,817)	$(5,359,761)	$(5,024,279)
Other comprehensive income:
Unrealized (loss)/gain on securities available-for-sale, net of taxes	(19,593)	—	10,285	—

Comprehensive loss	$(1,390,434)	$(3,805,817)	$(5,349,476)	$(5,024,279)

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF STOCKHOLDERS’ EQUITY

	For the Nine Months Ended September 30, 2010
	Common Stock				Accumulated Other
	(Issued)		Additional	Accumulated	Comprehensive	Treasury Stock
	Shares	Amount	Paid-In Capital	Deficit	Income (loss)	Shares	Amount	Total
	(Unaudited)

Balance, December 31, 2009	50,811	$508	$52,008,958	$(26,692,642)	$(23,050)	1,000	$(775,000)	$24,518,774
Stock option expense	—	—	607,341	—	—	—	—	607,341
Net loss	—	—	—	(5,359,761)	—	—	—	(5,359,761)
Unrealized gain on securities available for sale, net of taxes	—	—	—	—	10,285	—	—	10,285

Balance, September 30, 2010	50,811	$508	$52,616,299	$(32,052,403)	$(12,765)	1,000	$(775,000)	$19,776,639

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(5,359,761)	$(5,024,279)
Adjustments to reconcile net loss to net cash (used in)/provided by operating activities:
Depreciation of premises and equipment	384,770	475,512
Amortization of securities premiums/discounts, net	45,525	(6,491)
Gain on sale of security	(13,430)	(14,394)
Provision for loan losses	3,938,087	4,391,277
Stock warrants and stock option expense	607,341	379,353
Decrease (increase) in accrued interest receivable	(2,109)	(184,076)
Decrease (increase) in other assets	(467,882)	(115,188)
(Decrease) increase in accrued interest payable and other liabilities	(383,274)	197,972

Net cash (used in) provided by operating activities	(1,250,733)	99,686

Cash Flows from Investing Activities:
Purchases of certificates of deposit	(39,921,100)	(35,345,900)
Proceeds from certificates of deposit	17,060,500	24,538,900
Purchases of securities available for sale	(6,000,000)	(6,165,260)
Proceeds from sale of securities available for sale	4,000,000	—
Proceeds from call/maturity of securities available for sale	5,488,537	—
Purchase of securities held to maturity	—	(6,035,441)
Proceeds from maturities of securities held to maturity	2,560,212	4,054,849
Proceeds from sale of securities held to maturity	—	493,125
Purchase of premises and equipment	(72,035)	(3,715)
Proceeds from disposition of premises and equipment	—	4,213
Net decrease (increase) in loans	9,771,411	(12,856,759)

Net cash used in investing activities	(7,112,475)	(31,315,988)

Cash Flows from Financing Activities:
Net (decrease) increase in deposits	(13,444,942)	75,995,734
Net repayments from repurchase sweep agreements	—	(4,416,556)

Net cash (used in) provided by financing activities	(13,444,942)	71,579,178

(Decrease) Increase in cash and cash equivalents	(21,808,150)	40,362,876
Cash and cash equivalents, beginning	49,633,262	9,986,696

Cash and cash equivalents, ending	$27,825,112	$50,349,572

Supplementary cash flow information:
Interest paid on deposits and repurchase sweep agreements	$1,172,256	$1,939,311

Supplemental disclosure of noncash investing and financing activities:
Transfers of loans to other real estate owned	$3,019,000	$—

Principal paydowns on SBA loan pool securities reclassified to other assets	$81,955	$5,784

Treasury stock received in settlement of an impaired loan	$—	$775,000

The accompanying notes are an integral part of these unaudited financial statements.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies

Nature of business

Service1st Bank of Nevada (the Bank) was formed on November 3, 2006 and commenced operations as a financial institution on January 16, 2007 when a state charter was received from the Nevada Financial Institutions Division (NFID) and federal deposit insurance was granted by the Federal Deposit Insurance Corporation (FDIC). The Bank is under the supervision of and subject to regulation and examination by the NFID and the FDIC.

The Bank has two branches located in Las Vegas, Nevada, which accept deposits and grant loans to customers. The Bank’s loan portfolio contains primarily commercial and real estate loans concentrated in Nevada. Segment information is not presented since all of the Bank’s results are attributed to Service1st Bank of Nevada.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practice in the banking industry. A summary of the significant accounting policies used by the Bank is as follows:

Management has evaluated all significant events and transactions that occurred subsequent to September 30, 2010, for potential recognition or disclosure in these financial statements. See note 9.

Use of estimates in the preparation of financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Interim financial information

The accompanying unaudited financial statements as of and for the three months ended and nine months ended September 30, 2010 and 2009 have been prepared in condensed format, and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These statements have been prepared on a basis that is substantially consistent with the accounting principles applied to the Bank’s financial statements for the year ended December 31, 2009. The information furnished in these interim statements reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for each respective period presented. Such adjustments are of a normal recurring nature. The results of operations in the interim statements are not necessarily indicative of the results that may be expected for any other quarter or for the full year. The interim financial information should be read in conjunction with the Bank’s audited financial statements.

Other assets acquired through foreclosure

Other assets acquired through foreclosure consist primarily of properties acquired as a result of, or in-lieu-of, foreclosure. Properties or other assets are classified as other real estate owned and other repossessed property and are initially reported at fair value of the asset less estimated selling costs. Subsequent write downs are based on the lower of carrying value or fair value, less estimated costs to sell the property. Costs related to the development or improvement of the assets are capitalized and costs relating to holding the assets are charged to non-interest expense. Property is evaluated regularly to ensure the recorded amount is supported by its current fair value and valuation allowances.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair values of financial instruments

The Bank discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction as of September 30, 2010 and December 31, 2009. The estimated fair value amounts as of September 30, 2010 and December 31, 2009 have been measured as of that date and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial statements subsequent to the reporting date may be different than the amounts reported as of September 30, 2010 and December 31, 2009.

The information in Note 8 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank’s disclosures and those of other companies or banks may not be meaningful.

Cash and cash equivalents including interest bearing deposits in banks

The carrying amounts reported in the balance sheet for cash and cash equivalents including interest bearing deposits in banks approximate their fair value.

Certificates of deposit

The carrying amounts reported in the balance sheet for certificates of deposit approximate their fair value as the terms on the certificates of deposits do not exceed one year.

Securities

Fair values for securities are based on quoted market prices where available or on quoted market prices for similar securities in the absence of quoted prices on the specific security.

Loans

For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Variable rate loans comprise approximately 59% and 73% of the loan portfolio as of September 30, 2010 and December 31, 2009, respectively. Fair value for all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

Impaired loans

The fair value of an impaired loan is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance for probable losses represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investment in such loans.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accrued interest receivable and payable

The carrying amounts reported in the balance sheet for accrued interest receivable and payable approximate their fair value.

Restricted stock

The Bank is a member of the FHLB system and maintains an investment in capital stock of the FHLB of an amount pursuant to the agreement with the FHLB. This investment is carried at cost since no ready market exists, and there is no quoted market value.

Deposit liabilities

The fair value disclosed for demand and savings deposits is by definition equal to the amount payable on demand at their reporting date (carrying amount). The carrying amount for variable-rate deposit accounts approximates their fair value. Due to the short-term maturities of fixed-rate certificates of deposit, their carrying amount approximates their fair value. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

Off-balance sheet instruments

Fair values for the Bank’s off-balance sheet instruments, lending commitments and standby letters of credit, are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Loss per share

Diluted earnings per share are based on the weighted average outstanding common shares (excluding treasury shares, if any) during each period, including common stock equivalents. Basic earnings per share are based on the weighted average outstanding common shares during the year.

Basic and diluted losses per share, based on the weighted average outstanding shares, are summarized as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Basic and diluted:
Net loss applicable to common stock	$(1,370,841)	$(3,805,817)	$(5,359,761)	$(5,024,279)
Weighted average common shares outstanding	49,811	50,647	49,811	50,789

Loss per share	$(27.52)	$(75.14)	$(107.60)	$(98.92)

Due to the Bank’s historical net losses, all of the Bank’s stock based awards are considered anti-dilutive, and accordingly, basic and diluted loss per share is the same.

Recent accounting pronouncements

New authoritative accounting guidance concerning fair value measurements and disclosures, amends prior accounting guidance to amend and expand disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

recurring and nonrecurring Level 2 and 3 fair value measurements. The new authoritative accounting guidance became effective for the Bank on January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The new required disclosures are included in Note 2 — Fair Value Accounting.

New authoritative accounting guidance concerning transfers and servicing, amends prior accounting guidance to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. The new authoritative accounting guidance eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The new authoritative accounting guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The new authoritative accounting guidance became effective January 1, 2010, and did not have a significant impact on the Bank’s financial statements.

New authoritative accounting guidance concerning receivables, amended prior guidance to provide a greater level of disaggregated information about the credit quality of loans and leases and the Allowance for Loan and Lease Losses (Allowance). The new authoritative guidance also requires additional disclosures related to credit quality indicators, past due information, and information related to loans modified in troubled debt restructuring. The provisions of the new authoritative guidance will be effective in the reporting period ending December 31, 2010. The new authoritative guidance amends only the disclosure requirements for loans and leases and the Allowance; the adoption will have no impact on the Bank’s statements of income and condition.

Note 2.	Fair Value Accounting

The Bank uses a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques where all significant assumptions are observable, either directly or indirectly, in the market;

Level 3 — Valuation is generated from model-based techniques where all significant assumptions are not observable, either directly or indirectly, in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include use of matrix pricing, discounted cash flow models and similar techniques.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair value on a recurring basis

Financial assets measured at fair value on a recurring basis include the following:

Securities available for sale.  Securities reported as available for sale are reported at fair value utilizing Level 2 inputs. For these securities the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

	Fair Value Measurements as of September 30, 2010
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Securities available for sale
U.S. Agency Securities	$2,002,190	$—	$2,002,190	$—
Collateralized Mortgage Obligation Securities	1,896,910	—	1,896,910	—

	$3,899,100	$—	$3,899,100	$—

	Fair Value Measurements as of December 31, 2009
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Securities available for sale
U.S. Agency Securities	$5,228,926	$—	$5,228,926	$—
Collateralized Mortgage Obligation Securities	2,204,665	—	2,204,665	—

	$7,433,591	$—	$7,433,591	$—

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair value on a nonrecurring basis

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents such assets carried on the balance sheet by caption and by level within the fair value hierarchy.

	Fair Value Measurements
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)

Other assets acquired through foreclosure, September 30, 2010	$3,019,000	$—	$—	$3,019,000
Impaired loans, September 30, 2010	18,813,164	—	—	18,813,164

	$21,832,164	$—	$—	$21,832,164

Impaired loans, December 31, 2009	$6,958,595	$—	$—	$6,958,595

Impaired loans.  The specific reserves for collateral dependent impaired loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement. When the loans are determined not to be collateral dependent the Bank uses the discounted cash flow method in estimating the impairment of the loan. The majority of the Banks impaired loans are secured by real estate.

Other assets acquired through foreclosure.  Other assets acquired through foreclosure consist of properties acquired as a result of, or in-lieu-of, foreclosure. Properties are classified as other real estate owned and are initially reported at the fair value using appraised value, less estimated costs to sell. Such properties are periodically re-appraised. There is risk for subsequent volatility. When significant adjustments were based on unobservable inputs, such as when management determines the fair value of the collateral is further impaired below appraised value and there is no observable market price, the resulting fair value measurement has been categorized as a level 3 measurement.

Note 3.	Securities

Carrying amounts and fair values of investment securities as of September 30, 2010 are summarized as follows:

		Gross	Gross
		Unrealized	Unrealized
Securities Available for Sale	Amortized Cost	Gains	Losses	Fair Value

U.S. Agencies	$2,002,378	$—	$(188)	$2,002,190
Collateralized Mortgage Obligation Securities	1,909,487	1,061	(13,638)	1,896,910

	$3,911,865	$1,061	$(13,826)	$3,899,100

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

		Gross	Gross
		Unrealized	Unrealized
Securities Held to Maturity	Amortized Cost	Gains	Losses	Fair Value

Corporate Debt Securities	$6,919,444	$273,876	$—	$7,193,320
Small Business Administration Loan Pools	663,929	2,427	(337)	666,019

	$7,583,373	$276,303	$(337)	$7,859,339

Carrying amounts and fair values of investment securities as of December 31, 2009 are summarized as follows:

		Gross	Gross
		Unrealized	Unrealized
Securities Available for Sale	Amortized Cost	Gains	Losses	Fair Value

U.S. Agencies	$5,247,459	$—	$(18,533)	$5,228,926
Collateralized Mortgage Obligation Securities	2,209,182	—	(4,517)	2,204,665

	$7,456,641	$—	$(23,050)	$7,433,591

		Gross	Gross
		Unrealized	Unrealized
Securities Held to Maturity	Amortized Cost	Gains	Losses	Fair Value

U.S. Agencies	$996,876	$3,434	$—	$1,000,310
Corporate Debt Securities	8,390,055	476,570	—	8,866,625
Small Business Administration Loan Pools	814,465	74	(4,892)	809,647

	$10,201,396	$480,078	$(4,892)	$10,676,582

The Bank had realized gains on sale of securities of approximately $13,000 and $17,000 as of September 30, 2010 and December 31, 2009. There were no realized losses as of September 30, 2010, or December 31, 2009 and 2008.

Information pertaining to securities with gross losses at September 30, 2010, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	September 30, 2010
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Available for Sale
U.S. Agencies	$(188)	$1,002,190	$—	$—
Collateralized Mortgage Obligations Securities	(13,638)	1,426,247	—	—

	$(13,826)	$2,428,437	$—	$—

Securities Held to Maturity
U.S. Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	—	—	(337)	134,286

	$—	$—	$(337)	$134,286

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Information pertaining to securities with gross losses at December 31, 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	December 31, 2009
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Available for Sale
U.S. Agencies	$(18,533)	$5,228,926	$—	$—
Collateralized Mortgage Obligations Securities	(4,517)	2,204,665	—	—

	$(23,050)	$7,433,591	$—	$—

Securities Held to Maturity
U.S. Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	—	—	(4,892)	764,792

	$—	$—	$(4,892)	$764,792

As of September 30, 2010 and December 31, 2009, 7 and 22 debt securities have unrealized losses with aggregate degradation of approximately 0.5% and 0.4% as of September 30, 2010 and December 31, 2009 from the Bank’s amortized costs basis. These unrealized losses totaling approximately $14,000 and $28,000 at September 30, 2010 and December 31, 2009, respectively, related primarily to fluctuations in the current interest rate environment and other factors, but do not presently represent realized losses. As of September 30, 2010 and December 31, 2009, there are no securities that have been determined to be other than temporarily impaired.

The amortized cost and fair value of securities as of September 30, 2010 by contractual maturities are shown below. The maturities of small business administration loan pools may differ from their contractual maturities because the loans underlying the securities may be repaid without any penalties; therefore, these securities are listed separately in the maturity summary.

	September 30, 2010
	Amortized	Fair
	Cost	Value

Securities available for sale
Due in one year or less	$1,029,596	$1,017,860
Due after one year through five years	2,882,269	2,881,240

	$3,911,865	$3,899,100

	Amortized	Fair
	Cost	Value

Securities held to maturity
Due in one year or less	$3,998,409	$4,042,285
Due after one year through five years	2,921,035	3,151,035
Small Business Administration Loan Pools	663,929	666,019

	$7,583,373	$7,859,339

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 4.	Loans

The components of the Bank’s loan portfolio as of September 30, 2010 and December 31, 2009 are as follows:

	September 30,	December 31,
	2010	2009

Construction, land development, and other land loans	$8,891,879	$20,279,335
Commercial real estate	62,416,006	68,522,872
Residential real estate	10,306,877	1,366,804
Commercial and industrial	39,051,572	46,470,075
Consumer	131,107	341,969
Less: net deferred loan costs (fees)	58,119	(14,601)

	120,855,560	136,966,454
Less: allowance for loan losses	(7,021,398)	(6,403,794)

	$113,834,162	$130,562,660

Information about impaired and non-accrual loans as of and for the periods ended is as follows:

	September 30,	December 31,
	2010	2009

Impaired loans without a valuation allowance	$9,292,040	$6,528,035
Impaired loans with a valuation allowance	11,955,152	2,828,160

Total impaired loans	$21,247,192	$9,356,195

Related allowance for loan losses on impaired loans	$2,434,028	$840,660

Total non-accrual loans	$16,766,428	$7,799,255

Loans past due 90 days or more and still accruing	$—	$—

Average balance during the period on impaired loans	$23,252,402	$14,938,982

As of September 30, 2010, approximately $9,292,000 of the Bank’s impaired loans do not have any specific valuation allowance. Substantially all of these loans are real estate secured and partial charge-offs were recognized on a significant portion of these loans during the fourth quarter of 2009 due to declines in appraised values. The Bank typically updates appraisals every six months on impaired credits. If real estate values continue to decline and as updated appraisals are received, the Bank may have to increase its allowance for loan losses appropriately.

During the nine months ended September 30, 2010 the Bank foreclosed on two real estate secured loans. The foreclosed on assets are now reported as other real estate owned which consists of property acquired due to foreclosure on real estate secured loans. As of September 30, 2010 total other real estate owned consisted of $2,394,000 in commercial real estate and $625,000 in construction, land development, and other land loans. The Bank did not have any other real estate owned as of December 31, 2009.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Changes in the allowance for loan losses for the three months ended and nine months ended September 30, 2010 and 2009 are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Balance, beginning	$8,551,408	$3,845,516	$6,403,794	$2,882,882
Provisions charged to operating expense	707,439	3,428,763	3,938,087	4,391,277
Recoveries of amounts charged off	510,100	—	610,100	120
Less amounts charged off	(2,747,549)	(1,868,833)	(3,930,583)	(1,868,833)

Balance, ending	$7,021,398	$5,405,446	$7,021,398	$5,405,446

Note 5.	Income Tax Matters

As of September 30, 2010 and December 31, 2009, a valuation allowance for the entire deferred tax asset is considered necessary as the Bank has determined that it is not more likely than not that the deferred tax assets will be realized.

Note 6.	Commitments and Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk

A summary of the contract amount of the Bank’s exposure to off-balance sheet risk is as follows:

	September 30,	December 31,
	2010	2009

Commitments to extend credit	$19,348,693	$25,035,246
Standby letters of credit	695,175	1,408,150

	$20,043,868	$26,443,396

Note 7.	Regulatory Capital

On September 1, 2010, Service1st entered into a Consent Order (as more fully discussed in footnote 9). The Consent Order placed several limitations on the bank. The bank was designated as “Adequately Capitalized” for Prompt Corrective Action purposes. The Tier 1 capital ratio was set to a minimum of 8.5% and the Total Risk Based minimum capital ratio was established at 12.0%.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Therefore, the Bank is required to maintain a Tier 1 Capital ratio of not less than 8.5% and a Total Risk-Based Capital ratio of not less than 12.0%. The actual capital amounts and ratios for the Bank as of September 30, 2010 and December 31, 2009 are presented in the following tables:

	December 31, 2010
			Regulatory Guidance		Regulatory Guidance
	Actual		for “Adequately — Capitalized”		for “Well-Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$21,440,000	16.9%	$10,150,000	8.0%	$12,688,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	19,782,000	15.6%	5,075,000	4.0%	7,613,000	6.0%
Tier 1 Capital (to Average Assets)	19,782,000	9.2%	8,574,000	4.0%	10,718,000	5.0%

	December 31, 2010
			Regulatory Guidance		Regulatory Guidance
	Actual		for “Adequately — Capitalized”		for “Well-Capitalized”
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$26,493,000	17.6%	$12,061,000	8.0%	$15,077,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	24,542,000	16.3%	6,031,000	4.0%	9,046,000	6.0%
Tier 1 Capital (to Average Assets)	24,542,000	11.0%	8,961,000	4.0%	11,202,000	5.0%

Note 8.	Fair Value of Financial Instruments

The estimated fair value of the Bank’s financial instruments are as follows:

	September 30, 2010		December 31, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$12,585,357	$12,585,000	$13,686,456	$13,686,000
Interest bearing deposits in banks	15,239,755	15,240,000	35,946,806	35,947,000
Certificates of deposit	32,173,600	32,174,000	9,313,000	9,313,000
Restricted Stock	658,400	658,000	486,700	487,000
Securities available for sale	3,899,100	3,899,000	7,433,591	7,434,000
Securities held to maturity	7,583,373	7,859,000	10,201,396	10,677,000
Loans, net	113,834,161	111,625,000	130,562,660	127,148,000
Accrued interest receivable	530,717	531,000	528,608	529,000
Financial liabilities:
Deposits	171,875,166	171,875,000	185,320,108	185,320,000
Accrued interest payable	49,314	49,000	138,554	139,000

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair Value of Commitments

The estimated fair value of the standby letters of credit at September 30, 2010 and December 31, 2009 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at September 30, 2010 and December 31, 2009.

Interest Rate Risk

The Bank assumes interest rate risk (the risk to the Bank’s earnings and capital from changes in interest rate levels) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments as well as its future net interest income will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank.

Note 9.	Regulatory Matters

On September 1, 2010, Service1st, without admitting or denying any possible charges relating to the conduct of its banking operations, agreed with the FDIC and the Nevada Financial Institutions Division to the issuance of a Consent Order. The Consent Order supersedes the previous MOU. Under the Consent Order, Service1st has agreed, among other things, to (i) assess the qualification of, and have retained qualified, senior management commensurate with the size and risk profile of Servicest, (ii) maintain a Tier I leverage ratio at or above 8.5% (as of September 30, 2010, Service1st’s Tier I leverage ratio as at 9.23%) and a total risk-based capital ratio at or above 12% (as of September 30, 2010, Service1st’s total risk-based capital ratio was at 16.90%); (iii) continue to maintain an adequate allowance for loan and lease losses; (iv) not pay any dividends without prior bank regulatory approval; (v) formulate and implement a plan to reduce Service1st’s risk exposure to adversely classified assets; (vi) not extend any additional credit to any borrower whose loan has been classified as “substandard” or “doubtful” without prior approval from Service1st’s board of directors or loan committee; (vii) formulate and implement a plan to reduce risk exposure to its concentration in commercial real estate loans in conformance with Appendix A of Part 365 of the FDIC’s Rules and Regulations; (ix) formulate and implement a plan to address profitability; and (x) not accept brokered deposits (which includes deposits paying interest rates significantly higher than prevailing rates in Service1st’s market area) and reduce its reliance on existing brokered deposits, if any.

When the September 1, 2010 Consent Order was entered into, the FDIC and the Nevada Financial Institutions Division had not yet completed their analysis of whether an approximately $20 million deposit of a non-depository Nevada trust company should be considered a brokered deposit. When the FDIC and the Nevada FID later determined that this deposit, a NOW account held at the bank by a non-depository Nevada trust company as custodian of its customers’ self-directed IRA accounts, is a brokered deposit, the FDIC and the Nevada FID gave the bank until December 31, 2010 to terminate the deposit relationship. Because the bank had sufficient liquidity when the deposit relationship was terminated in December, termination of the deposit relationship did not have a material adverse effect on the bank.

Note 10.	Subsequent Events

Service1st Acquisition

On October 28, 2010, Western Liberty Bancorp (WLBC) consummated its acquisition (the “Acquisition”) of Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) pursuant to a Merger Agreement (the “Merger Agreement”), dated as of November 6, 2009, as amended by a First Amendment to the Merger Agreement, dated as of June 21, 2010 (“Amendment No. 1” and, together with the Merger Agreement, the “Amended Merger Agreement”), each among WL-S1 Interim Bank, a Nevada corporation and wholly-owned subsidiary of WLBC (“Acquisition Sub”), Service1st and Curtis W. Anderson, as representative of the former stockholders of Service1st. Pursuant to the Amended Merger Agreement, Acquisition Sub

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

merged with and into Service1st, with Service1st being the surviving entity and becoming WLBC’s wholly-owned subsidiary. WLBC previously received the requisite approvals of certain bank regulatory authorities to complete the Acquisition to become a bank holding company.

The former stockholders of Service1st received approximately 2,370,878 shares of Common Stock in exchange for all of the outstanding shares of capital stock of Service1st (the “Base Acquisition Consideration”). In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor to purchase up to 289,808 shares of Common Stock.

In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive additional consideration (the “Contingent Acquisition Consideration”), payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on the last day of the calendar month immediately before the calendar month in which the final regulatory approval necessary for the completion of the Acquisition was obtained. The total number of shares of our common stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

At the close of business on October 28, 2010, WLBC was a new Nevada bank holding company by consummating the acquisition of Service1st and conducting operations through Service1st. In conjunction with the transaction, WLBC infused $25 million of capital onto the balance sheet of Service1st. On October 29, 2010, the common shares of WLBC began trading on the Nasdaq Global Market, under the ticker symbol WLBC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Service1st Bank of Nevada

We have audited the accompanying balance sheets of Service1st Bank of Nevada (a Nevada corporation) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the period ended December 31, 2009, December 31, 2008 and January 16, 2007, date of inception, to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Service1st Bank of Nevada as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the period ended December 31, 2009, December 31, 2008 and January 16, 2007, date of inception, to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Grant Thornton LLP

Albuquerque, New Mexico
February 8, 2010

SERVICE1ST BANK OF NEVADA

BALANCE SHEETS

	December 31,
	2009	2008

ASSETS
Cash and due from banks	$13,686,456	$2,996,696
Federal funds sold	—	6,990,000
Interest-bearing deposits in banks	35,946,806	—

Cash and cash equivalents	49,633,262	9,986,696
Certificates of deposits	9,313,000	—
Securities, available for sale	7,433,591	—
Securities, held to maturity (estimated fair value 2009: $10,676,582 and 2008: $11,932,025)	10,201,396	11,739,995
Loans, net of allowance for loan losses 2009: $6,403,794 and 2008: $2,882,882	130,562,660	134,333,491
Premises and equipment, net	1,633,724	2,262,491
Accrued interest receivable	528,608	430,471
Other assets	2,453,770	740,442

Total assets	$211,760,011	$159,493,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$56,463,145	$21,578,356
Interest bearing:
Demand	25,094,322	8,888,458
Savings and money market	43,208,602	44,832,598
Time, $100,000 or more	54,316,415	30,005,697
Other time	6,237,624	4,585,906

Total deposits	185,320,108	109,891,015
Accrued interest payable and other liabilities	1,921,129	1,354,363
Repurchase sweep agreements	—	5,932,554

Total liabilities	187,241,237	117,177,932

Commitments and contingencies (Note 8)
Stockholders’ Equity:
Common stock, par value: $.01; shares authorized: 25,000,000; shares issued: 50,811; and shares outstanding 2009: 50,811 less 1,000 shares held in treasury and 2008: 50,811	508	508
Additional paid-in capital	52,008,958	51,630,250
Accumulated deficit	(26,692,642)	(9,315,104)
Accumulated other comprehensive loss, net	(23,050)	—
Less cost of treasury stock, 1,000 shares	(775,000)	—

Total stockholders’ equity	24,518,774	42,315,654

Total liabilities and stockholders’ equity	$211,760,011	$159,493,586

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2009, 2008 AND PERIOD JANUARY 16, 2007,
DATE OF INCEPTION, TO DECEMBER 31, 2007

	2009	2008	2007

Interest and dividend income:
Loans, including fees	$8,201,681	$7,836,763	$3,579,630
Securities, taxable	646,000	355,218	150,574
Federal funds sold and other	195,547	305,462	2,640,166

Total interest and dividend income	9,043,228	8,497,443	6,370,370

Interest expense:
Deposits	2,663,069	1,962,594	1,572,865
Repurchase sweep agreements	12,870	59,507	40,083

Total interest expense	2,675,939	2,022,101	1,612,948

Net interest income	6,367,289	6,475,342	4,757,422
Provision for loan losses	15,665,626	3,669,569	938,126

Net interest (loss) income after provision for loan losses	(9,298,337)	2,805,773	3,819,296

Non-interest income:
Service charges	327,659	196,072	13,250
Loan and late fees	97,911	98,513	106,295
Gain on sale of securities	17,285	—	—
Other	71,213	45,553	43,617

	514,068	340,138	163,162

Non-interest expense:
Salaries and employee benefits	3,875,100	5,029,448	3,632,284
Occupancy, equipment and depreciation	1,673,428	1,663,812	1,119,451
Computer service charges	327,813	312,612	170,431
Professional fees	1,026,342	255,680	322,718
Advertising and business development	87,521	156,636	421,819
Insurance	499,609	145,375	91,622
Telephone	100,599	104,435	76,307
Stationery and supplies	32,116	44,828	106,791
Director fees	44,451	22,943	147,000
Organization costs	—	—	1,238,298
Stock warrants	—	—	213,228
Loss on disposition of equipment	3,220	—	—
Other	923,070	526,869	640,886

	8,593,269	8,262,638	8,180,835

Net loss	$(17,377,538)	$(5,116,727)	$(4,198,377)

Loss per share:
Basic and diluted	$(342.86)	$(100.70)	$(83.08)

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2009, 2008 AND PERIOD JANUARY 16, 2007,
DATE OF INCEPTION, TO DECEMBER 31, 2007

	Comprehensive	Common Stock (Issued)		Additional	Accumulated	Accumulated Other	Treasury Stock
	Loss	Shares	Amount	Paid-In Capital	Deficit	Comprehensive Loss	Shares	Amount	Total

Balance, January 16, 2007, date of inception		—	$—	$—	$—	$—	—	$—	$—
Sale of common stock, net of stock issuance costs of $42,646		50,811	508	50,767,846	—	—	—	—	50,768,354
Stock warrants and stock option expense		—	—	439,227	—	—	—	—	439,227
Net loss	$(4,198,377)	—	—	—	(4,198,377)	—	—	—	(4,198,377)

Balance, December 31, 2007		50,811	508	51,207,073	(4,198,377)	—	—	—	47,009,204
Stock option expense		—	—	423,177	—	—	—	—	423,177
Net loss	$(5,116,727)	—	—	—	(5,116,727)	—	—	—	(5,116,727)

Balance, December 31, 2008		50,811	508	51,630,250	(9,315,104)	—	—	—	42,315,654
Stock option expense		—	—	378,708	—	—	—	—	378,708
Treasury stock transaction		—	—	—	—	—	1,000	(775,000)	(775,000)
Net loss	$(17,377,538)	—	—	—	(17,377,538)	—	—	—	(17,377,538)
Unrealized loss on securities available for sale, net of taxes	(23,050)	—	—	—	—	(23,050)	—	—	(23,050)

Balance, December 31, 2009	$(17,400,588)	50,811	$508	$52,008,958	$(26,692,642)	$(23,050)	1,000	$(775,000)	$24,518,774

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2009, 2008 AND PERIOD JANUARY 16, 2007,
DATE OF INCEPTION, TO DECEMBER 31, 2007

	2009	2008	2007

Cash Flows from Operating Activities:
Net loss	$(17,377,538)	$(5,116,727)	$(4,198,377)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of premises and equipment	633,168	597,571	361,599
Amortization of securities premiums/discounts, net	27,245	7,441	14,523
Provision for loan losses	15,665,626	3,669,569	938,126
Stock warrants and stock option expense	378,708	423,177	439,227
Loss on disposition of equipment	3,220	—	—
Gain on sale securities	(17,285)	—	—
Increase in accrued interest receivable	(98,137)	(48,431)	(382,040)
Increase in other assets	(1,707,602)	(392,428)	(338,303)
Increase (decrease) in accrued interest payable and other liabilities	566,766	(13,716)	734,365

Net cash used in operating activities	(1,925,829)	(873,544)	(2,430,880)

Cash Flows from Investing Activities:
Purchases of certificates of deposit	(31,105,500)	—	—
Proceeds from certificates of deposit	21,792,500	—	—
Purchases of securities available for sale	(14,693,067)	—	—
Proceeds from sales of securities available for sale	6,994,119	—	—
Proceeds from principal paydowns of securities available for sale	203,922	—	—
Purchase of securities held to maturity	(6,035,441)	(10,810,275)	(7,350,909)
Proceeds from maturities of securities held to maturity	7,097,851	6,171,299	218,215
Proceeds from sales of securities held to maturity	498,888	—	—
Purchase of premises and equipment	(7,621)	(141,338)	(2,446,609)
Net increase in loans	(12,669,795)	(49,453,091)	(89,488,095)

Net cash used in investing activities	(27,924,144)	(54,233,405)	(99,067,398)

Cash Flows from Financing Activities:
Net increase in deposits	75,429,093	28,554,139	81,336,876
Net (repayments) proceeds from repurchase sweep agreements	(5,932,554)	4,361,999	1,570,555
Proceeds from sale of common stock, net	—	—	50,768,354

Net cash provided by financing activities	69,496,539	32,916,138	133,675,785

Increase (decrease) in cash and cash equivalents	39,646,566	(22,190,811)	32,177,507
Cash and cash equivalents, beginning	9,986,696	32,177,507	—

Cash and cash equivalents, ending	$49,633,262	$9,986,696	$32,177,507

Supplementary cash flow information:
Interest paid on deposits and repurchase sweep agreements	$2,662,313	$1,958,906	$1,551,215

Supplemental disclosure of noncash operating and investing activities:
Principal paydowns on SBA loan pool securities reclassified to other assets	$5,726	$5,209	$4,502

Increases to premises and equipment funded by tenant allowances	$—	$292,632	$341,082

Treasury stock received in settlement of an impaired loan	$775,000	$—	$—

The accompanying notes are an integral part of these financial statements.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS
December 31, 2009

Note 1.	Nature of Business and Summary of Significant Accounting Policies

Nature of business

Service1st Bank of Nevada (the “Bank”) was formed on November 3, 2006 and commenced operations as a financial institution on January 16, 2007 when a state charter was received from the Nevada Financial Institutions Division (NFID) and federal deposit insurance was granted by the Federal Deposit Insurance Corporation (FDIC). The Bank is under the supervision of and subject to regulation and examination by the NFID and the FDIC.

The Bank has two branches located in Las Vegas, Nevada, which accept deposits and grant loans to customers. The Bank’s loan portfolio contains primarily commercial and real estate loans concentrated in Nevada. Segment information is not presented since all of the Bank’s results are attributed to Service1st Bank of Nevada.

Subsequent events have been evaluated for potential recognition and disclosure through February 8, 2010, the date the financial statements were issued.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practice in the banking industry. A summary of the significant accounting policies used by the Bank is as follows:

Use of estimates in the preparation of financial statements

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold, and interest bearing deposits in banks with original maturities of 90 days or less. Cash flows from loans originated by the Bank and deposits are reported net.

The Bank is required to maintain balances in cash or on deposit with the Federal Reserve Bank. The total of those reserve balances was approximately $3,018,000 and $250,000 as of December 31, 2009 and 2008, respectively.

Certificates of deposit

The Bank invests in institutional certificates of deposits in addition to selling overnight federal funds. The Bank’s certificates of deposit do not exceed the FDIC insured limit at any one institution. The terms of the Bank’s certificates of deposit do not exceed one year.

Securities

Securities classified as available for sale are debt securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

factors. Securities available for sale are reported at fair value with unrealized gains or losses reported as other comprehensive income (loss). Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or general economic conditions. These securities are carried at amortized cost, adjusted for amortization of premium and accretion of discount computed by the interest method over the contractual lives. The sale of a security within three months of its maturity date or after at least 85% of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure. Purchase premiums and discounts are generally recognized in interest income using the effective yield method over the term of the securities.

Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer including an evaluation of credit ratings, (3) the impact of changes in market interest rates, 4) the intent of the Bank to sell a security, and 5) whether it is more likely than not the Bank will have to sell the security before recovery of its cost basis.

If the Bank intends to sell an impaired security, the Bank records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. If a security is determined to be other-than-temporarily impaired, but the Bank does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

Loans

Loans are stated at the amount of unpaid principal, reduced by unearned net loan fees and allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and prior credit loss experience of the Bank and peer bank historical loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem credits, peer bank information, and current economic conditions that may affect the borrower’s ability to pay. Due to the credit concentration of the Bank’s loan portfolio in real estate secured loans, the value of collateral is heavily dependent on real estate values in Southern Nevada. This evaluation is inherently subjective and future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the FDIC and state banking regulatory agencies, as an integral part of their examination processes, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience of the Bank and peer bank historical loss experience, adjusted for qualitative and environmental factors.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the original terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

Interest and fees on loans

Interest on loans is recognized over the terms of the loans and is calculated using the effective interest method. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to make payments as they become due.

The Bank determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment to the related loan’s yield. The Bank is generally amortizing these amounts over the contractual life of the loan. Commitment fees, based upon a percentage of a customer’s unused line of credit, and fees related to standby letters of credit are recognized over the commitment period.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. The Banks transfers of financial assets consist solely of loan participations.

Advertising costs

Advertising costs are expensed as incurred.

Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. Improvements to leased property are amortized over the lesser of the term of the lease or life of the improvements. Depreciation and amortization is computed using the following estimated lives:

Years

Furniture and fixtures	7 - 10
Equipment and vehicles	3 - 5
Leasehold improvements	5 - 10

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Organization and start-up costs

Organization and start-up costs are charged to expense as they are incurred. Organization and start-up costs charged to expense during the period ended December 31, 2007 were approximately $1,238,000.

Other Assets

Other assets are comprised primarily of Federal Home Loan Bank (FHLB) stock and prepaid expenses.

Prepaid assets are amortized over the terms of the agreements. As of December 31, 2009 the Bank prepaid approximately $1.4 million, or approximately 3 years, of its FDIC insurance premiums which will be amortized through 2012.

The Bank, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB of an amount pursuant to the agreement with the FHLB. These investments are recorded at cost since no ready market exists for them, and they have no quoted market value. As of December 31, 2009 and 2008, the Bank’s investment in the FHLB was $487,000 and $411,000, respectively, and is included in other assets.

The Bank views its investment in the FHLB stock as a long-term investment. Accordingly, when evaluating FHLB stock for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in values. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: (1) the significance of the decline in net assets of the FHLBs as compared to the capital stock amount and length of time a decline has persisted; (2) impact of legislative and regulatory changes on the FHLB; and (3) the liquidity position of the FHLB. The FHLB of San Francisco’s capital ratios exceeded the required ratios as of September 30, 2009 and the Bank does not believe that its investment in the FHLB is impaired as of this date. However, this estimate could change in the near term as a result of any of the following events: (1) significant OTTI losses are incurred on their mortgage-backed securities (MBS) causing a significant decline in their regulatory capital status; (2) the economic losses resulting from credit deterioration on the MBS increases significantly; and (3) capital preservation strategies being utilized by the FHLB become ineffective.

Income taxes

Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Stock compensation plans

The Bank has the 2007 Stock Option Plan, which is described more fully in Note 9. The Bank records the fair value of stock compensation granted to employees and directors as expense over the vesting period. The cost of the award is based on the grant-date fair value.

Off-balance sheet instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financing instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Comprehensive loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net loss, are components of comprehensive loss. Gains and losses on available for sale securities are reclassified to net loss as the gains or losses are realized upon sale of the securities. OTTI impairment charges are reclassified to net income at the time of the charge.

Fair value measurement

For assets and liabilities recorded at fair value, it is the Bank’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. Fair value measurements for assets and liabilities, where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. The Bank utilizes fair value measurements to determine fair value disclosures and certain assets recorded at fair value on a recurring and nonrecurring basis. See Notes 2 and 14.

Fair values of financial instruments

The Bank discloses fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments. However, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction as of December 31, 2009 and 2008. The estimated fair value amounts as of December 31, 2009 and 2008 have been measured as of that date and have not been reevaluated or updated for purposes of these financial statements subsequent to that date. As such, the estimated fair values of these financial statements subsequent to the reporting date may be different than the amounts reported as of December 31, 2009 and 2008.

The information in Note 14 should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only required for a limited portion of the Bank’s assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimate, comparisons between the Bank’s disclosures and those of other companies or banks may not be meaningful.

Certificates of deposit

The carrying amounts reported in the balance sheet for certificates of deposit approximate their fair value as the terms on the certificates of deposits do not exceed one year.

Securities

Fair values for securities are based on quoted market prices where available or on quoted market prices for similar securities in the absence of quoted prices on the specific security.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Loans

For variable rate loans that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Variable rate loans comprise approximately 73% and 69% of the loan portfolio as of December 31, 2009 and 2008, respectively. Fair value for all other loans is estimated based on discounted cash flows using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Prepayments prior to the repricing date are not expected to be significant. Loans are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

Impaired loans

The fair value of an impaired loan is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance for probable losses represent loans for which the fair value of the expected repayments or collateral exceeds the recorded investment in such loans.

Accrued interest receivable and payable

The carrying amounts reported in the balance sheet for accrued interest receivable and payable approximate their fair value.

Restricted stock

The Bank is a member of the FHLB system and maintains an investment in capital stock of the FHLB of an amount pursuant to the agreement with the FHLB. This investment is carried at cost since no ready market exists, and there is no quoted market value.

Deposit liabilities

The fair value disclosed for demand and savings deposits is by definition equal to the amount payable on demand at their reporting date (carrying amount). The carrying amount for variable-rate deposit accounts approximates their fair value. Due to the short-term maturities of fixed-rate certificates of deposit, their carrying amount approximates their fair value. Early withdrawals of fixed-rate certificates of deposit are not expected to be significant.

Repurchase sweep agreements

The recorded value of repurchase agreements approximates fair value due to the short-term nature of the borrowings.

Off-balance sheet instruments

Fair values for the Bank’s off-balance sheet instruments, lending commitments and standby letters of credit, are based on quoted fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Loss per share

Diluted earnings per share is based on the weighted average outstanding common shares (excluding treasury shares, if any) during each year, including common stock equivalents. Basic earnings per share is based on the weighted average outstanding common shares during the year.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Basic and diluted loss per share, based on the weighted average outstanding shares, are summarized as follows:

			Inception to
	Year Ended December 31,		December 31,
	2009	2008	2007

Basic and diluted:
Net loss applicable to common stock	$(17,377,538)	$(5,116,727)	$(4,198,377)
Weighted average common shares outstanding	50,683	50,811	50,532

Loss per share	$(342.86)	$(100.70)	$(83.08)

Due to the Bank’s historical net losses, all of the Bank’s stock based awards are considered anti-dilutive, and accordingly, basic and diluted loss per share is the same.

Reclassifications

Certain amounts in the financial statements and related disclosures as of December 31, 2008 and 2007 and for the year ended December 31, 2008 and inception (January 16, 2007) through December 31, 2007 have been reclassified to conform to the current presentation. Certain gross loan amounts have been reclassified in Note 4 to meet the banking regulatory classification guidance. In addition, certain gross deferred tax items in Note 6 as of December 31, 2008 have been reclassified. These reclassification adjustments have no effect on net loss or stockholders’ equity as previously reported.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued revised guidance for accounting for the transfers of financial assets. The guidance removes the concept of a qualifying special-purpose entity (QSPE). This guidance also clarifies the requirements for isolation and limitations on portions of financial assets eligible for sale accounting. This guidance is effective for fiscal years beginning after November 15, 2009. The Bank will adopt this guidance on January 1, 2010. The adoption of this guidance is not expected to have a material impact on the Bank’s financial position, results of operations, or cash flows.

In August 2009, the FASB issued guidance clarifying the measurement of liabilities at fair value in the absence of observable market information. This guidance is effective for the Bank beginning January 1, 2010. The guidance is not expected to have a material impact on the Bank’s financial position, results of operations, or cash flows.

In December 2007, the FASB issued guidance establishing principles and requirements for how an acquirer in a business combination: (a) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. This guidance is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008; therefore this guidance will be applied for the contemplated business combination disclosed in Note 16. The Bank is currently evaluating the provisions of this guidance and the expected impact on its financial position, results of operations, or cash flows.

New authoritative accounting guidance relating to investments in debt and equity securities (i) changes existing guidance for determining whether an impairment is other than temporary to debt securities and (ii) replaces the existing requirement that an entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert (a) it does not have the

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

intent to sell the security, and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. Under this guidance, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income. The Bank adopted this guidance in 2009. The adoption did not have an impact on the Bank’s financial statements, results of operations, or cash flows.

Note 2.	Fair Value Accounting

The Bank uses a fair value hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 — Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-based valuation techniques where all significant assumptions are observable, either directly or indirectly, in the market;

Level 3 — Valuation is generated from model-based techniques where all significant assumptions are not observable, either directly or indirectly, in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques may include use of matrix pricing, discounted cash flow models and similar techniques.

Fair value on a recurring basis

Financial assets measured at fair value on a recurring basis include the following:

Securities available for sale.  Securities reported as available for sale are reported at fair value utilizing Level 2 inputs. For these securities the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasure yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

Fair Value Measurements at December 31, 2009:
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
Securities available for sale	$7,433,591	—	$7,433,591	—

Fair value on a nonrecurring basis

Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

example, when there is evidence of impairment). The following table presents such assets carried on the balance sheet by caption and by level within the fair value hierarchy.

Fair Value Measurements at December 31,
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Description	Total	(Level 1)	(Level 2)	(Level 3)

Impaired loans 2009	$6,958,595	—	—	$6,958,595

Impaired loans 2008	$3,434,182	—	—	$3,434,182

Impaired loans.  The specific reserves for collateral dependent impaired loans are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the collateral. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement.

Note 3.	Securities

Carrying amounts and fair values of investment securities as of December 31, 2009 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
Securities Available for Sale	Cost	Gains	Losses	Fair Value

U.S. Agencies	$5,247,459	$—	$(18,533)	$5,228,926
Collateralized Mortgage Obligation Securities	2,209,182	—	(4,517)	2,204,665

	$7,456,641	$—	$(23,050)	$7,433,591

		Gross	Gross
	Amortized	Unrealized	Unrealized
Securities Held to Maturity	Cost	Gains	Losses	Fair Value

U.S. Agencies	$996,876	$3,434	$—	$1,000,310
Corporate Debt Securities	8,390,055	476,570	—	8,866,625
Small Business Administration Loan Pools	814,465	74	(4,892)	809,647

	$10,201,396	$480,078	$(4,892)	$10,676,582

Carrying amounts and fair values of investment securities as of December 31, 2008 are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
Securities Held to Maturity	Cost	Gains	Losses	Fair Value

U.S. Agencies	$6,009,413	$73,727	$—	$6,083,140
Corporate Debt Securities	4,805,202	138,907	—	4,944,109
Small Business Administration Loan Pools	925,380	—	(20,604)	904,776

	$11,739,995	$212,634	$(20,604)	$11,932,025

During the year ended December 31, 2009, the Bank had net realized gains on the sale of securities of approximately $17,000. Of this gain, $14,000 related to a sale of a security with a carrying value of

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

approximately $479,000 that was classified as held-to-maturity (HTM). Management sold this HTM security as a result of a decline in the issuer’s creditworthiness. Specifically, their credit rating declined to below investment grade. There were no realized losses in 2009, 2008, and 2007.

Securities with carrying amounts of approximately $9,387,000 and $6,009,000 as of December 31, 2009 and 2008, respectively, were pledged for various purposes as required or permitted by law.

Information pertaining to securities with gross losses at December 31, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	2009
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Available for Sale
U.S. Agencies	$(18,533)	$5,228,926	$—	$—
Collateralized Mortgage Obligations Securities	(4,517)	2,204,665	—	—

	$(23,050)	$7,433,591	$—	$—

Securities Held to Maturity
U.S. Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	—	—	(4,892)	764,792

	$—	$—	$(4,892)	$764,792

2008
	Less than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized		Unrealized
	(Losses)	Fair Value	(Losses)	Fair Value

Securities Held to Maturity
U.S. Agencies	$—	$—	$—	$—
Corporate Debt Securities	—	—	—	—
Small Business Administration Loan Pools	(7,716)	456,963	(12,888)	447,813

	$(7,716)	$456,963	$(12,888)	$447,813

As of December 31, 2009, 22 debt securities have unrealized losses with aggregate degradation of less than 0.4% from the Bank’s amortized costs basis. These unrealized losses totaling approximately $28,000 related primarily to fluctuations in the current interest rate environment and other factors, but do not presently represent realized losses. As of December 31, 2009, there are no securities that have been determined to be OTTI.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of securities as of December 31, 2009 by contractual maturities are shown below. The maturities of small business administration loan pools may differ from their contractual maturities because the loans underlying the securities may be repaid without any penalties; therefore, these securities are listed separately in the maturity summary.

	Amortized	Fair
	Cost	Value

Securities available for sale
Due in one year or less	$—	$—
Due after one year through five years	7,456,641	7,433,591

	$7,456,641	$7,433,591

	Amortized	Fair
	Cost	Value

Securities held to maturity
Due in one year or less	$4,010,865	$4,098,125
Due after one year through five years	5,376,066	5,768,810
Small Business Administration Loan Pools	814,465	809,647

	$10,201,396	$10,676,582

Note 4.	Loans

The components of the Bank’s loan portfolio as of December 31 are as follows:

	2009	2008

Construction, land development, and other land loans	$20,279,335	$38,608,136
Commercial real estate	68,522,872	41,113,533
Residential real estate	1,366,804	483,398
Commercial and industrial	46,470,075	56,555,874
Consumer	341,969	522,283
Less: net deferred loan fees	(14,601)	(66,851)

	136,966,454	137,216,373
Less: allowance for loan losses	(6,403,794)	(2,882,882)

	$130,562,660	$134,333,491

Information about impaired and non-accrual loans as of and for the periods ended December 31 is as follows:

	2009	2008

Impaired loans without a valuation allowance	$6,528,035	$7,379,510
Impaired loans with a valuation allowance	$2,828,160	$—

Total impaired loans	$9,356,195	$7,379,510

Related allowance for loan losses on impaired loans	$840,660	$—

Total non-accrual loans	$7,799,255	$3,434,182

Loans past due 90 days or more and still accruing	$—	$—

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

	2009	2008	2007

Average balance during the year on impaired loans	$14,938,982	$2,001,398	$32,821

Interest income recognized on impaired loans	$103,197	$—	$1,149

Interest income recognized on cash basis	$—	$—	$1,149

As of December 31, 2009, primarily all of the Bank’s impaired loans are real estate secured loans. As of December 31, 2009, approximately $6.5 million of the Bank’s impaired loans do not have any specific valuation allowance. However, impaired loans as of December 31, 2009 are net of partial charge-offs of approximately $7.2 million recorded during the year ended December 31, 2009. The Bank experienced significant declines in current valuations for real estate supporting its loan collateral in 2009. If real estate values continue to decline and as updated appraisals are received, the Bank may have to increase its allowance for loan losses appropriately.

At December 31, 2009 and 2008, the Bank was not committed to lend additional funds on these impaired loans.

Changes in the allowance for loan losses for the periods ended December 31 are as follows:

	2009	2008	2007

Balance, beginning	$2,882,882	$922,138	$—
Provisions charged to operating expense	15,665,626	3,669,569	938,126
Recoveries of amounts charged off	9,099	2,641	—
Less amounts charged off	(12,153,813)	(1,711,466)	(15,988)

Balance, ending	$6,403,794	$2,882,882	$922,138

Note 5.	Premises and Equipment

The major classes of premises and equipment and the total accumulated depreciation and amortization as of December 31 are as follows:

	2009	2008

Leasehold improvements	$1,732,905	$1,732,905
Equipment	812,957	819,209
Furniture and fixtures	612,306	610,025
Vehicles	55,900	55,900

	3,214,068	3,218,039
Less: accumulated depreciation and amortization	(1,580,344)	(955,548)

	$1,633,724	$2,262,491

Depreciation expense for the periods ended December 31, 2009, 2008, and 2007 was approximately $633,000, $598,000, and $362,000, respectively.

Note 6.	Income Tax Matters

The Bank files income tax returns in the U.S. federal jurisdiction. ASC 740, Income taxes, was amended to clarify the accounting and disclosure for uncertain tax positions as defined. The Bank is subject to the provisions of this updated guidance effective as of January 1, 2009, and has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Bank identified its federal tax return as “major” tax jurisdictions, as defined. The periods subject to examination for the Bank’s federal tax return are 2007 and 2008. The Bank believes that its

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to applicable guidance. In addition, the Bank did not record a cumulative effect adjustment related to the adoption of this amended guidance.

The Bank may from time to time be assessed interest or penalties by tax jurisdictions, although the Bank has had no such assessments historically. The Bank’s policy is to include interest and penalties related to income taxes as a component of income tax expense.

The cumulative tax effects of the primary temporary differences as of December 31 are as follows:

	2009	2008

Deferred tax assets:
Net operating loss carryforward	$7,453,000	$1,500,000
Organization costs	337,000	365,000
Allowance for loan losses and unfunded commitments	675,000	945,000
Stock warrants and stock options	242,000	199,000
Accrued expenses	303,000	250,000
Other	89,000	4,000

	9,099,000	3,263,000
Deferred tax liabilities:
Prepaid loan fees	(109,000)	(86,000)
Premises and equipment	—	(7,000)
Deferred loan costs	(114,000)	(115,000)

Net deferred tax asset	8,876,000	3,055,000
Valuation allowance	(8,876,000)	(3,055,000)

	$—	$—

As of December 31, 2009 and 2008, a valuation allowance for the entire net deferred tax asset is considered necessary as the Bank has determined that it is not more likely than not that the deferred tax assets will be realized. Due to the Bank incurring operating losses, no provision for income taxes has been recorded for the periods ended December 31, 2009, 2008, and 2007. Federal operating loss carryforwards totals approximately $21,900,000 and begin to expire in 2027.

For the years ended December 31, 2009, 2008, and 2007 the components of income tax benefit consist of the following:

	2009	2008	2007

Current:
Federal	$—	$—	$—
State	—	—	—
	—	—	—
Deferred:
Federal	5,821,000	1,656,000	1,399,000
State	—	—	—

	5,821,000	1,656,000	1,399,000
Less valuation allowance	(5,821,000)	(1,656,000)	(1,399,000)

Income tax benefit	$—	$—	$—

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

The reasons for the differences between the statutory federal income tax rate of 35% and the effective tax rates are summarized as follows:

	2009	2008	2007

Computed expected tax (benefit)	$(6,082,000)	$(1,790,000)	$(1,469,000)
Nondeductible expenses	100,000	111,000	26,000
Other	161,000	23,000	44,000
Deferred tax asset valuation allowance	5,821,000	1,656,000	1,399,000

	$—	$—	$—

Internal Revenue Code section 382 places a limitation on the amount of taxable income that can be offset by net operating loss carry forwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. Accordingly, utilization of net operating loss carry forwards may be subject to an annual limitation regarding their utilization against future taxable income upon change in control.

Note 7.	Deposits and Repurchase Sweep Agreements

As of December 31, 2009 and 2008, all time deposits are scheduled to mature within one year.

The Bank maintained demand deposit accounts for a related party title company with total balances of approximately $51,000 and $5,497,000 or 0.03% and 5% of the Bank’s total deposit balance as of December 31, 2009 and 2008, respectively. The Bank had two depositors with combined deposit balances totaling approximately $31,404,000 or 17% of the Bank’s total deposit balances as of December 31, 2009.

Overnight repurchase agreements with customers at December 31, 2009 and 2008 was approximately $0 and $5,933,000, respectively. This product was discontinued in the 4th quarter of 2009.

Note 8.	Commitments and Contingencies

Contingencies

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

Financial instruments with off-balance sheet risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized in the balance sheet.

The Bank’s exposure to credit loss in the event of nonperformance by the other parties to the financial instrument for these commitments is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

A summary of the contract amount of the Bank’s exposure to off-balance sheet risk as of December 31 is as follows:

	2009	2008

Commitments to extend credit	$25,035,246	$32,001,173
Standby letters of credit	1,408,150	151,971

	$26,443,396	$32,153,144

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, undeveloped and developed land, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required as the Bank deems necessary. Essentially all letters of credit issued have expiration dates within one year.

The total liability for financial instruments with off-balance sheet risk as of December 31, 2009 and 2008 is approximately $819,000 and $321,000, respectively.

Lease commitments

The Bank leases premises and equipment under noncancelable operating leases expiring through 2013. Generally, these leases contain 5-year renewal options. The following is a schedule of future minimum rental payments under these leases as of December 31, 2009:

2010	$889,123
2011	910,433
2012	741,742
2013	562,903

$3,104,201

Rent expense of approximately $740,000, $720,000, and $560,000 is included in occupancy expense for the periods ended December 31, 2009, 2008, and 2007, respectively.

Concentrations

The Bank grants commercial, construction, real estate, and consumer loans to customers. The Bank’s business is concentrated in Nevada, and the loan portfolio includes significant credit exposure to the commercial real estate industry of this area. As of December 31, 2009, commercial real estate loans represent 55% of total loans. Owner occupied commercial real estate loans represent 41% of commercial real estate loans. As of December 31, 2009 and 2008, real estate related loans accounted for approximately 66% and 58%, respectively, of total loans.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

The Bank’s policy for requiring collateral is to obtain collateral whenever it is available or desirable, depending upon the degree of risk the Bank is willing to take.

Lines of credit

The Bank has lines of credit available from the FHLB and the FRB. Borrowing capacity is determined based on collateral pledged, generally consisting of securities and loans, at the time of the borrowing. As of December 31, 2009, the Bank had available credit with the FHLB and FRB of approximately $15,784,000 and $7,471,000, respectively. As of December 31, 2009 and 2008, the Bank has no outstanding borrowings under these agreements.

Note 9.	Stock Awards

During April 2007, the stockholders of the Bank approved the 2007 Stock Option Plan (the Plan). The Plan gives the Board of Directors the authority to grant up to 10,000 stock options. Stock awards available to grant as of December 31, 2009 are 3,966. The maximum contractual term for options granted under the Plan is 10 years. Generally, stock options granted have vesting period of 3 to 5 years. The fair value of shares at the date of grant is determined by the Board of Directors. The fair value of each stock award is estimated on the date of grant using the Black-Scholes Option Valuation Model that uses the assumptions noted in the following table. The expected volatility is based on the historical volatility of the stock of a similar bank that has traded at least as long as the expected life of the Bank’s stock-based awards. The Bank estimates the life of the awards by calculating the average of the vesting period and the contractual life. The risk-free rate for periods within the contractual life of the awards is based on the U.S. Treasury yield for debt instruments with maturities similar to the expected life of the awards. The dividends rate assumption of zero is based on management’s intention not to pay dividends for the foreseeable future.

A summary of the assumptions used in calculating the fair value of awards during the year ended December 31, 2009 are as follows:

January 14 Stock
Option Grants

Expected life in years	7.5
Risk-free interest rate	1.72%
Dividends rate	0.00%
Volatility	80.20%
Fair value per award	$745.03

A summary of the assumptions used in calculating the fair value of awards during the year ended December 31, 2008 are as follows:

	April 17 Stock	August 11 Stock
	Option Grants	Option Grants

Expected life in years	7.5	7.5
Risk-free interest rate	3.27%	3.57%
Dividends rate	0.00%	0.00%
Volatility	35.54%	44.21%
Fair value per award	$450.61	$527.04

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

A summary of the assumptions used in calculating the fair value of awards during the period ended December 31, 2007 are as follows:

			December 20
		June 12 Stock	Stock Option
	Stock Warrants	Option Grants	Grants

Expected life in years	3.0	8.0	6.0
Risk-free interest rate	4.85%	5.21%	3.57%
Dividends rate	0.00%	0.00%	0.00%
Volatility	30.00%	30.00%	32.00%
Fair value per award	$236.92	$465.38	$351.58

During the period ended December 31, 2007, 900 stock warrants were granted with an exercise price of $1,000 per share and were vested immediately. During the period ended December 31, 2007, 4,683 stock options were granted with an exercise price of $1,000 per share and 973 of these options were forfeited during the same period.

A summary of stock award activity as of December 31, 2009 and changes during the year then ended is presented below:

	Stock Warrants		Stock Options
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, January 1, 2009	900	$1,000	6,381	$1,000
Granted	—	—	76	1,000
Exercised	—	—	—	—
Forfeited or expired	(64)	1,000	(423)	1,000

Outstanding, December 31, 2009	836	$1,000	6,034	$1,000

Exercisable, end of period	836	$1,000	1,634	$1,000

A summary of stock award activity as of December 31, 2008 and changes during the year then ended is presented below:

	Stock Warrants		Stock Options
		Weighted		Weighted
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price

Outstanding, January 1, 2008	900	$1,000	3,710	$1,000
Granted	—	—	3,842	1,000
Exercised	—	—	—	—
Forfeited or expired	—	—	(1,171)	1,000

Outstanding, December 31, 2008	900	$1,000	6,381	$1,000

Exercisable, end of period	900	$1,000	576	$1,000

As of December 31, 2009 and 2008, the weighted average remaining contractual terms of outstanding stock warrants are approximately 2.0 and 3.0 years, respectively. The weighted average contractual terms of vested stock warrants are 2.0 and 3.0, respectively. As of December 31, 2009 and 2008, the aggregate intrinsic value of outstanding and vested stock warrants is $0 and $0, respectively.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009 and 2008, the weighted average remaining contractual terms of outstanding stock options are 7.5 and 8.5 years, respectively. The weighted average contractual terms of vested stock options are 7.2 and 8.7, respectively. As of December 31, 2009 and 2008, the aggregate intrinsic value of outstanding and vested stock options is $0 and $0, respectively.

For stock options granted under the Plan as of December 31, 2009 and 2008, there is approximately $1,674,000 and $2,250,000, respectively, of total unrecognized compensation cost related to non-vested stock award compensation. That cost is expected to be recognized over a weighted average period of 2.8 and 3.7 years, respectively.

Stock based compensation expense is based on awards that are ultimately expected to vest and therefore has been reduced for estimated forfeitures. The Bank estimates forfeitures using historical data based upon the groups identified by management. Stock- based compensation expense was approximately $379,000, $423,000, and $439,000 for the periods ended December 31, 2009, 2008, and 2007, respectively.

Note 10.	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2009 and 2008, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2009, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank’s category. The actual capital amounts and ratios for the Bank as of December 31, 2009 and 2008 are presented in the following tables:

	2009
			For Capital		To be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$26,493,000	17.6%	$12,061,440	8.0%	$15,076,800	10.0%
Tier 1 Capital (to Risk Weighted Assets)	24,542,000	16.3%	6,030,720	4.0%	9,046,080	6.0%
Tier 1 Capital (to Average Assets)	24,542,000	11.0%	8,961,320	4.0%	11,201,650	5.0%

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

As a de novo, the Bank is required to maintain a Tier 1 capital leverage ratio of not less than 8.00% during its first seven years of operations. The Bank’s capital ratios at December 31, 2009 and 2008, relative to the ratios required of “well capitalized” banks under the prompt corrective action regime put in place by federal banking regulators are presented above (for 2009) and below (for 2008).

	2008
			For Capital		To Be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total Capital (to Risk Weighted Assets)	$44,207,000	29.5%	$12,020,800	8.0%	$15,026,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	42,316,000	28.2%	6,010,400	4.0%	9,015,600	6.0%
Tier 1 Capital (to Average Assets)	42,316,000	25.8%	6,564,640	4.0%	8,205,800	5.0%

Additionally, State of Nevada banking regulations restrict distribution of the net assets of the Bank because such regulations require the sum of the Bank’s stockholders’ equity and reserve for loan losses to be at least 6% of the average total daily deposit liabilities for the preceding 60 days. As a result of these regulations, approximately $11,208,000 and $6,765,000 of the Bank’s stockholders’ equity is restricted as of December 31, 2009 and 2008, respectively.

In May of 2009, the Bank entered into a Memorandum of Understanding (MOU), with the FDIC and the Nevada Financial Institutions Division. Pursuant to the MOU, the Bank agreed, among other initiatives, to develop and submit a comprehensive strategic plan covering at least a three-year operating period; to reduce the level of adversely classified assets and review loan grading criteria and procedures to ensure accurate risk ratings; to develop a plan to strengthen credit administration of construction and land loans (including the reduction of concentration limits in land, construction and development loans and the improvement of stress-testing of commercial real estate loan concentrations); to review its methodology for determining the adequacy of the allowance for loan and lease losses; and to correct apparent violations listed in its most recent report of examination. Management has fully complied with the terms of the MOU. Since mid-2009, the Bank had been required (1) to provide the FDIC with at least 30 days’ prior notice before appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer; and (2) to obtain FDIC approval before making (or agreeing to make) any severance payments (except pursuant to a qualified pension or retirement plan and certain other employee benefit plans).

Note 11.	Employee Benefit Plan

The Bank has a qualified 401(k) employee benefit plan for all eligible employees. Participants under 50 years of age are able to defer up to $16,500 of their annual compensation, while participants 50 years of age and over are able to defer up to $22,000 of their annual compensation. Under the terms of the plan, the Bank may not make matching contributions.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 12.	Transactions with Related Parties

Principal stockholders of the Bank and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Bank in the ordinary course of business. In management’s opinion, these loans and transactions are on the same terms as those for comparable loans and transactions with unrelated parties. The aggregate activity in such loans for the years ended December 31 is as follows:

	2009	2008

Balance, beginning	$14,788,046	$11,180,000
New loans	770,189	4,691,257
Repayments	(2,468,485)	(1,083,211)
Other Changes	(6,463,600)	—

Balance, ending	$6,626,150	$14,788,046

The Bank had approximately $6,464,000 in outstanding balances with a related party as of December 31, 2008. The related party resigned his position with the Bank during 2009. As a result, this credit has been removed from the outstanding balance and is reflected in “Other Changes” in the above related party table.

None of these loans were past due, on nonaccrual, or restructured at December 31, 2009, to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower.

Total loan commitments outstanding with related parties total approximately $1,392,000 and $441,000 as of December 31, 2009 and 2008, respectively.

Note 13.	Stockholders’ Equity

The Bank is authorized to issue only one class of stock, which is designated as Common Stock. The total number of shares the Bank is authorized to issue is 25,000,000, and the par value of each share is one penny ($0.01).

Initial offering

In January 2007, the Bank completed a private placement offering of Common Stock (the Initial Private Placement Offering). Proceeds from the offering, net of stock issuance costs of approximately $43,000, were approximately $50,768,000, which were used to pay organization, pre-opening, and other expenses related to the filing of regulatory applications, leasing of office space, the retention of key officers, and preparing to commence business as a financial institution.

Treasury Stock

In September 2009, the Bank received 1,000 shares of the Bank’s own stock in settlement of an impaired loan. The outstanding loan balance at the time of receipt of the stock was approximately $988,000 of which approximately $213,000 was charged to the allowance for loan and lease loss and the balance was satisfied with receipt of the stock. The stock was recorded at $775,000 based on the Bank’s estimated fair value of the Bank’s common stock at that time.

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 14.	Fair Value of Financial Instruments

The estimated fair value of the Bank’s financial statements as of December 31 is as follows:

	2009		2008
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$13,686,456	$13,686,000	$2,996,696	$2,997,000
Federal funds sold and other	—	—	6,990,000	6,990,000
Interest bearing deposits in banks	35,946,806	35,947,000	—	—
Certificates of deposits	9,313,000	9,313,000	—	—
Restricted Stock	486,700	487,000	410,700	411,000
Securities available for sale	7,433,591	7,434,000	—	—
Securities held to maturity	10,201,396	10,677,000	11,739,995	11,932,000
Loans, net	130,562,660	127,148,000	134,333,491	133,209,000
Accrued interest receivable	528,608	529,000	430,471	430,000
Financial liabilities:
Deposits	185,320,108	185,320,000	109,891,015	109,891,000
Accrued interest payable	138,554	139,000	124,928	125,000
Repurchase sweep agreements	—	—	5,932,554	5,933,000

Fair Value of Commitments

The estimated fair value of the standby letters of credit at December 31, 2009 and 2008 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2009 and 2008.

Interest Rate Risk

The Bank assumes interest rate risk (the risk to the Bank’s earnings and capital from changes in interest rate levels) as a result of its normal operations. As a result, the fair values of the Bank’s financial instruments as well as its future net interest income will change when interest rate levels change and that change may be either favorable or unfavorable to the Bank.

Note 15.	Quarterly Data (Unaudited)

	Year Ended December 31,
	2009				2008
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands)

Interest and dividend income	$2,200	$2,237	$2,296	$2,310	$2,120	$2,305	$2,080	$1,992
Interest expense	558	752	738	628	589	511	469	453

Net interest income	1,642	1,485	1,558	1,682	1,531	1,794	1,611	1,539
Provision for loan loss	11,274	3,428	365	598	3,029	(105)	167	578

Net interest income (loss) after provisions for loan losses	(9,632)	(1,943)	1,193	1,084	(1,498)	1,899	1,444	961
Noninterest income	222	127	86	79	171	71	60	38
Noninterest expenses	2,943	1,990	1,826	1,834	1,931	2,246	1,910	2,176

Net Loss	$(12,353)	$(3,806)	$(547)	$(671)	$(3,258)	$(276)	$(406)	$(1,177)

Earnings (loss) per share:
Basic and Diluted	$(243.74)	$(75.09)	$(10.79)	$(13.24)	$(64.12)	$(5.43)	$(7.99)	$(23.16)

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 16.	Merger

On November 6, 2009, Western Liberty Bancorp, a Delaware corporation (“WLBC”), entered into a Merger Agreement (the “Merger Agreement”) with WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”), Service1st Bank of Nevada, (“Service1st”) and Curtis W. Anderson, as representative of the stockholders of Service1st, which provides for the merger (the “Merger”) of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming WLBC’s wholly-owned subsidiary.

As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of WLBC common stock. The base merger consideration shall be the greater of (a) $35 million and (b) the agreed upon tangible book value of Service1st on the last day of the calendar month immediately preceding the month in which all the regulatory approvals for the consummation of the Merger have been received (the “Valuation Date”), less the sum of (x) a portion of Service1st’s transaction expenses (y) $1 million and (z) the amount, if any, by which $29,166,667 exceeds the agreed upon tangible book value of Service1st as of the Valuation Date (the “Base Merger Consideration”). Furthermore, on or prior to the second anniversary of the consummation of the Merger (the “Closing Date”), if the closing price of the common stock of WLBC exceeds $12.75 per share for 30 consecutive trading days, then an additional “earn out” provision of 20.0% of the agreed upon tangible book value of Service1st at the close of business on the Valuation Date would be added to the purchase price; provided, however, that if the agreed upon tangible book value of Service1st as of the Valuation Date is less than $35 million, then the “earn out” provision shall be equal to 120% of the agreed upon tangible book value of the Bank as of the Valuation Date minus $35 million (if the result is positive) (the “Contingent Merger Consideration”). The number of shares to be issued to the stockholders of Service1st as of the Closing Date will be determined by dividing (a) the Base Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average closing price of WLBC’s common stock for the five trading days immediately prior to and after the date on which all regulatory approvals for the Merger have been received (subject to certain adjustments as set forth in the Merger Agreement) (the “Exchange Ratio”). The number of additional shares to be issued to the former stockholders of Service1st as of the date any earn out consideration is due will be determined by dividing (a) the Contingent Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average of the closing price of WLBC’s common stock for the first 30 consecutive trading days on which the closing price of WLBC’s common stock shall have been more than $12.75.

Additionally, all outstanding Service1st options and warrants shall be cancelled and substituted with options and warrants of similar tenor to purchase additional shares of WLBC common stock in amounts equal to the product of (a) the number of shares of Service1st common stock that would be issuable upon exercise of such option or warrant immediately prior to the Closing Date and (b) the Exchange Ratio. The per share exercise price for the warrants and options will be equal to the quotient determined by dividing (x) the per share exercise price for such option or warrant immediately prior to the Closing Date by (y) the Exchange Ratio. The shares of those Service1st stockholders who do not exercise their dissenter’s rights under Nevada law will be cancelled and extinguished and exchanged for each stockholder’s pro rata portion of the overall merger consideration.

The Merger is subject to approvals from the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Nevada Division of Financial Institutions. As a corporation not currently subject to bank supervisory regulation, WLBC’s applications to become a bank holding company for a Nevada-based community bank is subject to statutory approval processes maintained by several federal and state bank regulatory agencies.

The Merger Agreement may be terminated at any time, but not later than the Closing Date, by either WLBC or Service1st if the Closing Date shall not have occurred on or before September 30, 2010 for any

SERVICE1ST BANK OF NEVADA

NOTES TO FINANCIAL STATEMENTS — (Continued)

reason, provided that the failure to consummate the Merger by such date was not due to such party’s breach of any of its representations, warranties, covenants or other agreements under the Merger Agreement.

WLBC has agreed, subject to the approval of its stockholders, to cause the size of its board of directors to be increased to eight directors, and to cause the appointment of three individuals designated by Service1st to serve as directors as of the Closing Date. In addition, WLBC has agreed to make a capital contribution of $15 million to Service1st on the Closing Date. The Merger Agreement also contains customary representations, warranties and covenants made by the respective parties thereto.

As an inducement to WLBC and as a condition to WLBC’s entering into the Merger Agreement, certain stockholders of Service1st (the “Stockholders”) entered into an Amended and Restated Voting Agreement with WLBC, dated January 28, 2010 (the “Voting Agreement”), whereby the Stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of approval of the Merger. The Voting Agreement contains restrictions limiting the ability of the Stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. As of January 28, 2010, the Stockholders owned an aggregate of approximately 12,364 shares of Service1st common stock. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Merger and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

The Merger is expected to be consummated upon the fulfillment of certain conditions, including (a) obtaining all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement, (b) the preparation and filing by WLBC and Service1st of a registration statement (which shall contain a prospectus) to register, under the Securities Act of 1933, as amended, the common shares of WLBC that will constitute the consideration for the Merger, (c) the receipt of the affirmative vote of Service1st’s stockholders and WLBC’s stockholders to adopt the Merger Agreement and (d) other customary closing conditions. There is no guarantee if and when all of the conditions precedent to the consummation of the Merger will be satisfied.

WESTERN LIBERTY BANCORP

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS
Cash and cash equivalents	$84,317,971	$87,969,242
Prepaid expenses	551,360	551,198

	$84,869,331	$88,520,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$379,031	$628,493

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 issued and outstanding	1,096	1,096
Additional paid-in capital	103,142,784	103,730,471
Accumulated deficit	(18,653,580)	(15,839,620)

	84,490,300	87,891,947

	$84,869,331	$88,520,440

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP

CONDENSED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
	(Unaudited)

Revenue	$—	$—	$—	$—

Operating expenses
General and administrative expenses	1,237,192	4,969,837	3,406,752	8,267,056
Stock based compensation	(1,850,000)	93,750	(587,687)	281,249

Income/(loss) from operations	612,808	(5,063,587)	(2,819,065)	(8,548,305)
Interest income	1,493	5,925	5,105	87,109

Net income (loss)	$614,301	$(5,057,662)	$(2,813,960)	$(8,461,196)

Earnings per share
Net income (loss)	$614,301	$(5,057,662)	$(2,813,960)	$(8,461,196)
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	(95,847)	—	(95,847)

Net income (loss) attributable to common stockholders	$614,301	$(5,153,509)	$(2,813,960)	$(8,557,043)

Weighted average number of common shares subject to possible conversion outstanding		9,584,654		9,584,654

Earnings per share common shares subject to possible conversion		$0.01		$0.01

Weighted average number of common shares outstanding — basic	10,959,169	39,936,064	10,959,169	39,936,064

Weighted average number of common shares outstanding — diluted	59,226,927	39,936,064	10,959,169	39,936,064

Basic income (loss) per common share	$0.06	$(0.13)	$(0.26)	$(0.21)

Diluted income (loss) per common share	$0.01	$(0.13)	$(0.26)	$(0.21)

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

					Total
	Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Paid-In Capital	Deficit	Equity
	(Unaudited)

Balance at December 31, 2009	10,959,169	$1,096	$103,730,471	$(15,839,620)	$87,891,947
Stock based compensation	—	—	(587,687)	—	(587,687)
Net loss	—	—	—	(2,813,960)	(2,813,960)

Balance at September 30, 2010	10,959,169	$1,096	$103,142,784	$(18,653,580)	$84,490,300

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2010	2009
	(Unaudited)

Cash flow from operating activities
Net loss	$(2,813,960)	$(8,461,196)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities
Stock based compensation	(587,687)	281,249
Interest earned on cash held in trust	—	(84,589)
Changes in operating assets and liabilities
Prepaid expenses	(162)	225,450
Accrued expenses	(249,462)	6,638,996

Net cash used in operating activities	(3,651,271)	(1,400,090)

Net decrease in cash and equivalents	(3,651,271)	(1,400,090)
Cash and cash equivalents, beginning of period	87,969,242	1,445,882

Cash and cash equivalents, end of period	$84,317,971	$45,792

The accompanying notes are an integral part of these condensed financial statements.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1  Interim Financial Information

These unaudited condensed financial statements as of September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim period presented are not necessarily indicative of the results to be expected for any other interim period or for the full year. These interim unaudited financial statements should be read in conjunction with the financial statements for the year ended December 31, 2009, which are included in Western Liberty Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

Note 2  Organization and Business Operations

General

Western Liberty Bancorp (“WLBC,” the “Company,” “us” or “we”) was formerly known as “Global Consumer Acquisition Corp.” and was a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders, at a special meeting of the stockholders (the “Special Meeting”), approved our initial acquisition of 1st Commerce Bank, a Nevada-chartered non-member bank (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. Effective October 7, 2009, the Company began its business operations and exited its development stage.

Stockholder Approval to Become Western Liberty Bancorp

On October 7, 2009, WLBC’s stockholders approved certain proposals to amend its Amended and Restated Certificate of Incorporation (the “COI Amendments”) and its existing Investment Management Trust Agreement and the acquisition of 1st Commerce Bank at the Special Meeting.

Amendment to Trust Agreement

At the Special Meeting, WLBC’s stockholders authorized WLBC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) to distribute and terminate WLBC’s trust account pursuant to an Amendment No. 1 to the Investment Management Trust Agreement, dated October 7, 2009 (the “Trust Agreement Amendment”). The Trust Agreement Amendment amends the Trust Agreement, which provided that the Trustee could only liquidate the trust account upon the consummation of WLBC’s initial business combination or on November 27, 2009.

COI Amendments

The COI Amendments were also approved at the Special Meeting. The COI Amendments amended WLBC’s Amended and Restated Certificate of Incorporation as follows:

•	amended the definition of “Business Combination” to remove the requirement that WLBC’s initial acquisition of one or more assets or operating businesses needed to have a fair market value of at least

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

80% of WLBC’s net assets held in trust (net of taxes and amounts disbursed for working capital purposes and excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of acquisition;

•	removed the prohibition on the consummation of a business combination if holders of an aggregate of 30% or more in interest of the shares of WLBC’s common stock issued in its initial public offering (“Public Shares”) exercised their conversion rights;

•	removed the requirement that only holders of Public Shares who voted against WLBC’s initial business combination could covert their Public Shares into cash;

•	changed WLBC’s name from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”;

•	changed WLBC’s corporate existence to perpetual, so WLBC would not be required to liquidate on November 27, 2009;

•	deleted the provision in the Certificate of Incorporation that provided that in the event a business combination was not consummated prior to November 27, 2009, WLBC’s corporate purpose would automatically have been limited to effecting and implementing WLBC’s dissolution and liquidation and that WLBC’s powers would be limited to those set forth in Section 278 of the Delaware General Corporation Law and as otherwise may be necessary to implement the limited purpose; and

•	deleted the following restrictions only applicable to special purpose acquisition companies:

•	the requirement that a business combination be submitted to WLBC’s stockholders for approval and authorized by the vote of a majority of the Public Shares cast at a meeting of stockholders to approve such business combination;

•	the procedures for exercising conversion rights;

•	the provision for when funds may be disbursed from WLBC’s trust account established in connection with its initial public offering;

•	the provision that no other business combination could be consummated until WLBC initial business combination is consummated; and

•	the provision that holders of Public Shares would be entitled to receive distributions from WLBC’s trust account only in the event of WLBC’s liquidation or by demanding conversion.

Service1st Acquisition

On October 28, 2010, WLBC consummated its acquisition (the “Acquisition”) of Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) pursuant to a Merger Agreement (the “Merger Agreement”), dated as of November 6, 2009, as amended by a First Amendment to the Merger Agreement, dated as of June 21, 2010 (“Amendment No. 1” and, together with the Merger Agreement, the “Amended Merger Agreement”), each among WL-S1 Interim Bank, a Nevada corporation and wholly-owned subsidiary of WLBC (“Acquisition Sub”), Service1st and Curtis W. Anderson, as representative of the former stockholders of Service1st. Pursuant to the Amended Merger Agreement, Acquisition Sub merged with and into Service1st, with Service1st being the surviving entity and becoming WLBC’s wholly-owned subsidiary. WLBC previously received the requisite approvals of certain bank regulatory authorities to complete the Acquisition to become a bank holding company.

The former stockholders of Service1st received approximately 2,370,878 shares of Common Stock in exchange for all of the outstanding shares of capital stock of Service1st (the “Base Acquisition Consideration”). In addition, the holders of Service1st’s outstanding options and warrants now hold options and warrants of similar tenor to purchase up to 289,808 shares of Common Stock.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

In addition to the Base Acquisition Consideration, each of the former stockholders of Service1st may be entitled to receive additional consideration (the “Contingent Acquisition Consideration”), payable in Common Stock, if at any time within the first two years after the consummation of the Acquisition, the closing price per share of the Common Stock exceeds $12.75 for 30 consecutive days. The Contingent Acquisition Consideration would be equal to 20% of the tangible book value of Service1st at the close of business on the last day of the calendar month immediately before the calendar month in which the final regulatory approval necessary for the completion of the Acquisition was obtained. The total number of shares of our common stock issuable to the former Service1st stockholders would be determined by dividing the Contingent Acquisition Consideration by the average of the daily closing price of the Common Stock on the first 30 trading days on which the closing price of the Common Stock exceeded $12.75.

At the close of business on October 28, 2010, WLBC was a new Nevada financial institution bank holding company by consummating the acquisition of Service1st and conducting operations through Service1st. In conjunction with the transaction, WLBC infused $25 million of capital onto the balance sheet of Service1st. On October 29, 2010, the common shares of WLBC began trading on the Nasdaq Global Market, under the ticker symbol WLBC.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 20, 2009, WLBC received notice from the staff of the NYSE Amex (the “Exchange”) indicating that the Exchange believes that WLBC no longer complied with the Exchange’s continued listing standards due to the amendments to the Certificate of Incorporation approved at WLBC’s stockholder meeting on October 7, 2009 and an insufficient number of public shareholders of WLBC’s common stock, as set forth in Section 1003(c) of the Exchange’s Company Guide, and that its securities were, therefore, subject to being delisted from the Exchange. The Company appealed this determination and was granted the right to a hearing before a committee of the NYSE Amex on February 11, 2010. On February 17, 2010, the Listed Qualification Panel of the NYSE Amex’s Committee on Securities (the “Panel”) affirmed the determination by the staff (the “Staff”) of the Exchange to delist the securities of WLBC from the Exchange. In the Panel’s notice to WLBC, it advised WLBC that the Exchange expected to suspend trading in WLBC’s securities as soon as practicable. On February 22, 2010, the Staff advised WLBC that the Exchange would be suspending WLBC’s securities from trading, effective at the open of business on Thursday, February 25, 2010. In the interim, WLBC filed an application with the Financial Industry Regulation Authority (“FINRA”) to allow its securities to quote on the Over the Counter Bulletin Board (the “OTCBB”). Trading in WLBC’s securities was suspended at the open of business on Thursday, February 25, 2010. Concurrently, however, WLBC’s securities were cleared for quotation on the OTCBB, effective at the open of business on Thursday, February 25, 2010. WLBC expects to be listed on a national exchange upon closing of the previously announced Service1st Bank of Nevada acquisition. As previously noted, WLBC common stock began trading on the Nasdaq Global Market, under the ticker symbol WLBC, on October 29, 2010.

Warrant Restructuring

In order to assist WLBC in gaining the requisite approval of certain bank regulatory authorities in connection with the Acquisition, on September 23, 2010, WLBC entered into a Letter Agreement (the “Warrant Restructuring Letter Agreement”) with certain warrant holders who represented to WLBC that they collectively hold at least a majority of its outstanding warrants (the “Consenting Warrant Holders”) confirming the basis and terms upon which the parties have agreed to amend the Amended and restated Warrant Agreement, dated as of July 20, 2009, as amended by the Amendment No. 1, dated as of October 9, 2009, each between WLBC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”) (as amended, the “Warrant Agreement”), previously filed with the Securities and Exchange Commission (the “SEC”). The Warrant Restructuring Letter Agreement serves as the consent and approval of each of the Consenting Warrant Holders to amend and restate the Warrant Agreement.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Pursuant to the Warrant Restructuring Letter Agreement, the Warrant Agreement shall be amended where applicable to provide for the automatic exercise of all of the outstanding warrants of WLBC (the “Warrants”) into one thirty-second (1/32) of one share of WLBC’s common stock, par value $0.0001 (“Common Stock”), which shall occur concurrently with the consummation of the Acquisition (the “Automatic Exercise Date,” or October 28, 2010). Any Warrants that would entitle a holder of such Warrants to a fractional share of Common Stock after taking into account the automatic exercise of the remainder of such holder’s Warrants into full shares of Common Stock shall be cancelled on the Automatic Exercise Date. As of October 27, 2010, there were 48,067,758 Warrants outstanding, each exercisable for one share of Common Stock, which were automatically converted into 1,502,117 shares of Common Stock on October 28, 2010. As a result of the foregoing, there are no Warrants outstanding after October 28, 2010. WLBC also paid a consent fee to the holders of Warrants in an amount equal to $0.06 per Warrant on the Automatic Exercise Date, regardless of whether such holders were party to the Warrant Restructuring Letter Agreement, for a total of $2,844,065.

WLBC has agreed to file a registration statement with the SEC for the registration under the Securities Exchange Act of 1933, as amended, of the shares of Common Stock issuable upon exercise of the Warrants. If such registration statement is not filed within 30 days of the Automatic Exercise Date, WLBC shall make a payment to each holder of Common Stock issued upon exercise of the Warrants in an amount equal to $0.12 per share of Common Stock issuable upon exercise of the Warrants held by such holder. WLBC further agreed to make an additional payment in an amount equal to $0.18 per share of Common Stock issuable upon exercise of the Warrants held by such holder if the registration statement has not been declared effective by the SEC within 180 days of the Automatic Exercise Date.

WLBC filed a Schedule 14C Information Statement on October 7, 2010, in connection with the warrant restructuring. The activities necessary to complete the Warrant Restructuring were commenced by WLBC in conjunction with the closing of the Acquisition on October 28, 2010.

Note 3  Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

WLBC considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

At September 30, 2010, financial instruments that potentially expose WLBC to credit risk consisted of cash and cash equivalents. WLBC maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances in bank accounts up to $250,000 and the Securities Investor Protection Corporation insures balances up to $500,000 in brokerage accounts. WLBC has not experienced losses on these accounts and management believes WLBC is not exposed to significant risks on such accounts.

As of September 30, 2010, approximately $84,004,833 of the Company’s cash and cash equivalents were invested in the Federated U.S. Treasury Cash Reserve Fund (UTIXX) and the Goldman Sachs Financial Square Funds — Treasury Instruments Fund (FTIXX). Both funds, under normal circumstances, invests their assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Income (loss) Per Common Share

Basic income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares for the period. Diluted income (loss) per share reflects the potential dilution that could occur if derivative securities were to be exercised or converted and would otherwise result in the issuance of common stock.

For the nine months ended September 30, 2010 and the three and nine months ended September 30, 2009, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive. The following table depicts the detailed computation of basic and diluted earnings per share for the respective periods.

	Three Month Ended
	September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss) available to common stockholders	$614,301	$(5,153,509)	$(2,813,960)	$(8,557,043)
Denominator:
Weighted-average common shares outstanding	10,959,169	39,936,064	10,959,169	39,936,064
Dilutive effects of warrants and Restricted Stock Units	48,267,758	—	—	—

Weighted-average common shares outstanding, assuming dilution	59,226,927	39,936,064	10,959,169	39,936,064

Net income (loss) per share
Basic	$0.06	$(0.13)	$(0.26)	$(0.21)

Diluted	$0.01

For the three and nine months ended September 30, 2010 and 2009, the Company had potentially dilutive securities in the form of 48,067,758 warrants, including 8,500,000 sponsors’ warrants issued in a private placement, 7,618,908 warrants from shares restructured into warrants and 31,948,850 warrants issued as part of the units in our initial public offering. In addition, for the three and nine months ended September 30, 2010, the Company also had potentially dilutive securities in the form of 200,000 restricted stock units granted to certain members of our board of directors and our president, as discussed further below under “Restricted Stock”. The Company uses the “treasury stock method” to calculate potential dilutive shares, as if they were redeemed for common stock at the beginning of the period.

The statements of operations for the three and nine months ended September 30, 2009 includes a presentation of income (loss) per common share subject to possible redemption in a manner similar to the two class method of income (loss) per common share. Basic and diluted income per common share amount for the maximum number of common shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of common shares subject to possible redemption. Basic and diluted income per share amount for the common shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to common shares subject to redemption by the weighted average number of common shares not subject to possible redemption.

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Note 4  Stockholders Equity

Preferred Stock

WLBC is authorized to issue 1,000,000 shares of blank check preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors of WLBC (the “Board of Directors”).

Common Stock

On October 7, 2009, 21,357,987 shares of common stock were redeemed and 7,618,908 shares of common stock were restructured into warrants as a result of the shareholder meeting (See Note 1).

At September 30, 2010 and December 31, 2009, there were 48,267,758 shares of common stock reserved for issuance upon exercise of WLBC’s outstanding options and warrants.

Restricted Stock

Pursuant to letter agreements dated December 23, 2008 between WLBC and each of its independent directors, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, and a letter agreement dated as of April 28, 2009 between WLBC and Daniel B. Silvers, WLBC’s President, WLBC granted each independent director and Mr. Silvers 50,000 restricted stock units with respect to shares of WLBC’s common stock, subject to certain terms and conditions. WLBC incurred compensation expense equal to the grant date fair value of the restricted stock units. Based upon the market price of WLBC common shares at grant date, WLBC determined that the grant date fair value of the restricted stock units was $9.25 per unit, $1,850,000 in the aggregate. WLBC recorded compensation expense of $1,850,000 over the estimated vesting period of 266 days. WLBC estimated the vesting period as the number of days from the grant date to the estimated closing date of the business combination. On completion of the acquisition of Service1st, the requirements of the aforementioned letter agreements were not satisfied, so that the restricted stock units did not, and now cannot, vest according to their terms. Management made this determination on September 30, 2010 upon receipt of the final approval from the applicable regulatory agencies. As a result of this determination, WLBC reversed the stock compensation expense ($1,850,000) previously recorded for the 200,000 restricted stock units described above.

WLBC also provided a one-time grant of restricted stock equal to $250,000 divided by the closing price of WLBC’s common stock on the closing date of the Acquisition to George A. Rosenbaum Jr., WLBC’s Chief Financial Officer, for his future services. In addition, WLBC also issued restricted stock with respect to shares of our common stock to William E. Martin, who became a member of our board of directors and serves as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin was issued restricted shares of WLBC common stock equal to $1.0 million divided by the closing price of our common stock on the closing date of the Acquisition in consideration for his future services. Mr. Rosenbaum and Mr. Martin were granted 38,820 and 155,280 shares of restricted stock, respectively, on October 28, 2010, vesting over a five year term. Annual expense associated with these grants is estimated to be approximately $250,000 per year, for the five year term.

On October 28, 2010, WLBC and each of Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson, Michael Tew and Laura Conover-Ferchak entered into Letter Agreements (the “Letter Agreements”), pursuant to which each of the foregoing individuals received a grant of restricted stock units of WLBC (the “Restricted Stock Units”). Mr. Ader, a current director and the former Chairman and Chief Executive Officer of WLBC, received 50,000 Restricted Stock Units; Mr. Silvers, WLBC’s former President, received 100,000 Restricted Stock Units; Mr. Nelson, a former director of WLBC, received 25,000 Restricted Stock Units; Mr. Tew, an outside consultant to WLBC, received 20,000 Restricted Stock Units; and Mrs. Conover-Ferchak, an outside consultant to WLBC, received 5,000 Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

and shall be settled for one share of common stock, par value $0.0001, of WLBC on the earlier to occur of (i) a Change of Control Event (as such term is defined in the Letter Agreements) and (ii) October 28, 2013 (the “Settlement Date”). Any cash dividends paid with respect to the shares of Common Stock covered by the Restricted Stock Units prior to the Settlement Date shall be credited to a dividend book entry account as if the shares of Common Stock had been issued, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest and shall be paid in cash on the Settlement Date. Any stock dividends paid with respect to the shares of Common Stock covered by the Restricted Stock Units prior to the Settlement Date shall be credited to a dividend book entry account as if shares of Common Stock had been issued, provided that such dividends shall be paid on the Settlement Date. These grants were recorded as of October 28, 2010 and resulted in recording expenses of approximately $1,288,000.

Furthermore, in consideration of their substantial service to and support of WLBC during the period in which WLBC sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Michael Frankel, the current Chairman of the Board of Directors of WLBC, Richard A.C. Coles, a current member of the Board of Directors and Mark Schulhof, a former member of the Board of Directors. The issuances of Restricted Stock Units and Common Stock were made in reliance upon an available exemption from registration under the Securities Act. These grants were recorded as of October 28, 2010 and resulted in recording expenses of approximately $966,000.

Note 5  Transaction Costs

For the three and nine months ended September 30, 2010, WLBC incurred transaction costs relating to the proposed business combination with Service1st in the amount of $944,482 and $2,524,974. Such transaction costs were expensed as professional fees.

In addition, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which WLBC sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time payment of $200,000, $450,000, $50,000 and $50,000 to each of Jason N. Ader, Daniel B. Silvers, Michael B. Frankel and Andrew Nelson, respectively.

Note 6  Commitments and Contingencies

There is no material litigation currently pending against WLBC or any members of its management team in their capacity as such.

Note 7  Indemnifications

WLBC has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided in its amended and restated certificate of incorporation. WLBC believes that these provisions and agreements are necessary to attract qualified officers and directors. WLBC’s bylaws also will permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. WLBC has purchased a policy of directors’ and officers’ liability insurance that insures WLBC’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures WLBC against its obligations to indemnify the directors and officers.

Note 8  Unaudited Pro Forma Condensed Combined Financial Data

As previously discussed on October 28, 2010, WLBC consummated its transaction with Service1st. The pro forma condensed combined financial statements reflect the accounting for the transaction under the

WESTERN LIBERTY BANCORP

NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

acquisition method, as such the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price acquired over the estimated fair value of the identifiable net assets recorded as goodwill. WLBC is in the process of obtaining third party valuation for the assets acquired and liabilities assumed, and will refine fair value estimates when the valuation is completed using the balances as of the closing date, October 28, 2010

The following is an estimate of the purchase price allocation for Service1st, using September 30, 2010 and prior estimates of fair value as (in thousands):

Fair value of WLBC common stock consideration exchanged with Service1st Bank common stock	$15,268
Fair value of WLBC common stock contingent consideration exchanged with Service1st Bank common stock	4,358
Allocated to:
Historical book value of Service1st Bank’s assets and liabilities	19,777
To adjust Service1st Bank’s assets and liabilities to fair value:
Securities, held to maturity	276
Loans	(5,064)
Other Real Estate Owned	(300)
Time Deposits	(184)
Core Deposit Intangible	4,352

Total allocation of purchase price	18,857

Excess of purchase price over allocation to identifiable assets and liabilities	$769

The following pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2010

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
			(In thousands)

ASSETS
Cash and cash equivalents	$84,318	$27,825	$112,143	$(1,000	)H	$108,259
	—	—	—	(2,884	)K
Certificates of deposit	—	32,174	32,174	—		32,174
Investment securities — AFS	—	3,899	3,899	—		3,899
Investment securities — HTM	—	7,584	7,584	276	D	7,860
Loans	—	120,855	120,855	(12,085	)D	108,770
Allowance for loan losses	—	(7,021)	(7,021)	7,021	D	—
Premises and equipment, net	—	1,321	1,321	—		1,321
Other real estate owned	—	3,019	3,019	(300	)E	2,719
Core deposit intangible	—	—	—	4,352	C	4,352
Goodwill	—	—	—	769	A	769
Accrued interest receivable and other assets	551	3,534	4,085	—		4,085

TOTAL ASSETS	$84,869	$193,190	$278,059	$(3,851)		$274,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$—	$75,026	$75,026	$—		$75,026
Interest bearing non-time deposits	—	60,076	60,076	—		60,076
Time Deposits	—	36,773	36,773	184	D	36,957

Total deposits	—	171,875	171,875	184		172,059
Accrued interest on deposits and other liabilities	379	1,538	1,917	4,358	J	6,275

Total liabilities	379	173,413	173,792	4,542		178,334
STOCKHOLDERS’ EQUITY:
Common stock	1	1	2	(1	)B	1
Additional paid-in capital	103,143	52,616	155,759	(52,616	)B	117,969
	—	—	—	2,442	G
	—	—	—	19,626	A
	—	—	—	(4,358	)J
	—	—	—	(2,884	)K	—
Retained-earnings deficit	(18,654)	(32,065)	(50,719)	32,065	B	(22,096)
	—	—	—	(2,442	)G
	—	—	—	(1,000	)H
Treasury stock	—	(775)	(775)	775	B	—

Total stockholders’ equity	84,490	19,777	104,267	(8,393)		95,874

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,869	$193,190	$278,059	$(3,851)		$274,208

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2010

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

Interest Income	$5	$6,116	$6,121	$(55	)D	$6,309
				243	D
Interest Expense	—	1,083	1,083	—		1,083

Net interest income	5	5,033	5,038	188		5,226
Provision for loan losses	—	3,938	3,938	—		3,938

Net interest income after provision for loan losses	5	1,095	1,100	188		1,288

Noninterest income	—	466	466	—		466
Noninterest expense	2,819	6,920	9,739	534	C	10,461

				188	G

Loss before federal income tax benefit	(2,814)	(5,359)	(8,173)	(534)		(8,707)
Federal income tax benefit	—	—	—	—	I	—
NET LOSS	$(2,814)	$(5,359)	$(8,173)	$(534)		$(8,707)

Pro forma net income (loss) attributable to common stock	$(2,814)	$(5,359)	$(8,173)	$(534)		$(8,707)
Pro forma net loss per common share — Basic	$(0.26)	$(107.59)				$(0.54)
Pro forma net loss per common share — Diluted(1)	$(0.26)	$(107.59)				$(0.54)
Weighted Average Number of Share Outstanding — Basic(1)	10,959,169	49,811				16,007,936
Weighted Average Number of Share Outstanding — Diluted(1)	10,959,169	49,811				16,007,936

(1)	When an entity has a net loss from continuing operations the inclusion of potential common shares in the computation of diluted per-share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented. This pro forma presentation assumes the transaction occurred on January 1, 2009.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

WESTERN LIBERTY BANCORP

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2009

	Historical		Combined	Pro Forma		Combined
	WLBC	Service1st	Historical	Adjustments		Pro Forma
	(In thousands, except per share data)

Interest Income	$87	$6,751	$6,838	$(166	)D	$6,915
				243	D
Interest Expense	—	2,118	2,118	(138	)D	1,980

Net interest income	87	4,633	4,720	215		4,935
Provision for loan losses	—	4,391	4,391	—		4,391

Net interest income after provision for loan losses	87	242	329	215		544

Noninterest income	—	385	385	—		385
Noninterest expense	8,548	5,651	14,199	593	C	17,234

				2,442	G

Loss before federal income tax benefit	(8,461)	(5,024)	(13,485)	(2,820)		(16,305)
Federal income tax benefit	—	—	—	—	I	—
NET LOSS	$(8,461)	$(5,024)	$(13,485)	$(2,820)		$(16,305)

Pro forma net income (loss) attributable to common stock	$(8,461)	$(5,024)	$(13,485)	$(2,820)		$(16,305)
Pro forma net loss per common share — Basic	$(0.21)	$(98.92)				$(0.36)
Pro forma net loss per common share — Diluted(1)	$(0.21)	$(98.92)				$(0.36)
Weighted Average Number of Share Outstanding — Basic(1)	39,936,064	50,789				45,031,509
Weighted Average Number of Share Outstanding — Diluted(1)	39,936,064	50,789				45,031,509
DS

(1)	When an entity has a net loss from continuing operations the inclusion of potential common shares in the computation of diluted per-share amounts is prohibited. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for all periods presented. This pro forma presentation assumes the transaction occurred on January 1, 2009.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

A)	WLBC issued 2,370,878 shares of common stock based on a price of $8.00 per share to exchange for all of the shares of Service1st Bank. Under the terms of the Merger Agreement, WLBC stock has a floor of $8.00 and a ceiling of $9.78 for computing the daily volume weighted average price. For purposes of this pro forma presentation, the fair value of merger consideration shares is approximately $15,268,000 or $6.44 per share based on the closing price of WLBC on October 28, 2010. All other share value components will be calculated using the closing price of $6.44 per share. The total amount of Base Acquisition Consideration for calculation of the number of shares to be issued as of September 30, 2010 is $18,967,000. The Base Acquisition Consideration is based upon a formula detailed in the Merger Agreement, section 3.2. In addition, this section describes the computation of Contingent Acquisition Consideration. In general, the Contingent Acquisition Consideration is calculated as 20% of the tangible book value of Service1st as of the Valuation Date (as defined herein). Using the September 30, 2010 tangible book value of Service1st, the Contingent Acquisition Consideration would be approximately $4,358,000. The Contingent Acquisition Consideration is payable if at any time during the first two years after the Effective Time and WLBC’s common stock closes at a price in excess of $12.75 per share for thirty (30) consecutive trading days. For purposes of this disclosure, the Contingent Acquisition Consideration will be calculated at $12.75 per share to assume maximum dilution of the Contingent Acquisition Consideration. The fair value of the Contingent Acquisition Consideration will be recorded as a liability until the trigger event is met and the shares are issued. The Contingent Acquisition Consideration shall be remeasured to fair value at each reporting date until the contingency is resolved with the changes in fair value recognized in earnings.

B)	Reflects the elimination of Service1st Bank’s historical net equity of approximately $19.8 million as a result of the acquisition.

C)	Reflects the pro forma impact of the core deposit intangible assets of Service1st Bank. The preliminary fair value adjustment and related amortization is as follows (in thousands):

Core Deposit
Intangible

Fair Value Adjustment	$4,352
Amortization Period	10 yrs
Amortization:
For the nine months ended September 30, 2010	$534
For the nine months ended September 30, 2009	$593

The core deposit intangible asset will be amortized using the sum-of-the-years digits method.

D)	Reflects the pro forma impact of the Purchase Accounting Adjustments (“PAA”) on the assets and liabilities of Service1st Bank.

For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads. A $974,000 fair value adjustment was due to fixed rate loans related to the acquisition. The fair value was based on discounted cash flows using current market rates applied to the estimated life and credit risk including consideration of widening credit spreads for performing loans. This fair value adjustment will be accreted to income over a weighted average life of 3.0 years. The preliminary fair value adjustment and related amortization is as follows:

	Held to
	Maturity		Time
	Investments	Loans	Deposits
		($ in 000’s)

Fair Value Adjustment	$276	$(974)	$184
Amortization Period	1.3 yrs	3.0 yrs	1.0 yr
Amortization (Accretion):
Method (level yield)
For the nine months ended September 30, 2010	$(55)	$243	$—
For the nine months ended September 30, 2009	(166)	$243	$(138)

In addition to the interest rate differential adjustment on performing credits of $974,000, an additional discount of approximately $11,111,000 is applied to the gross loan balance. This additional discount is related to the removal of the original valuation allowance for loans and approximates the present value of expected cash flows on certain loans which have shown evidence of credit deterioration since origination. Purchased loans are recorded at the allocated fair value, such that there is no carryover of the seller’s allowance for loan losses of approximately $7,021,000. If the present value of expected cash flows is less than the carrying amount, a loss is recorded. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

E)	A fair market adjustment in the amount of $300,000 is recorded to adjust the carrying value of two pieces of other real estate owned for disposition costs, adverse market conditions and expedited disposition.

F)	Pro forma earnings per share (EPS), basic and diluted, are based on the following calculations of the number of shares of common stock. Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The Contingent Acquisition Consideration shares will be issued at the 30 day average above $12.75 per share and are reflected as issued and outstanding using a price of $12.75 per share in the below table.

September 30, 2010

Basic and diluted shares:
WLBC shares outstanding	10,959,169
Shares issued to exchange with Service1ststockholders	2,370,878
Shares issued as Contingent Acquisition Consideration to Service1ststockholders	341,804
Restricted stock units granted to directors, officers and consultants	200,000
Restricted shares issued to CFO per employment agreement	38,820
Restricted shares issued to CEO per employment agreement	155,280
Common stock issued to a director and former directors	150,000
Common stock issued in conjunction with the warrant conversion	1,502,177
Common stock options and warrants exchanged with Service1st holders	289,808

16,007,936

G)	Reflects the pro forma adjustment to Non-Interest Expense, representing the Employment Contract the Company has entered into with the CFO. As approved at the October 7, 2009 stockholder meeting, the CFO will receive a one-time grant of restricted stock equal to $250,000, divided by the closing price of our common stock on the Effective Date. In addition, the CEO will receive a one-time grant of restricted stock equal to $1,000,000, divided by the closing price of our common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date. The total grant consideration of $1,250,000 for the one-time grants of restricted stock is considered in common stock outstanding based on the stock price of $6.44 resulting in 194,100 shares outstanding disclosed in Note F. As previously discussed in Note 4 to the Condensed Financial Statements (unaudited), the Company awarded 200,000 restricted stock units and 150,000 shares of common stock to certain directors, officers, and consultants in consideration of their substantial service to and in support of WLBC during the period in which WLBC sought regulatory approval to become a bank holding company. As a result of these awards, for past services, the Company recorded stock compensation expense of $2,254,000 as of October 28, 2010 based on the closing stock price. The stock price is based on the October 28, 2010 closing price.

Our Board of Directors has approved the award of up to 1,500,000 shares of restricted stock in connection with the Acquisition, which we expect to be awarded to certain members of our management and our consultants, in connection with the Acquisition. As soon as practicable after the closing of the Acquisition, the Compensation Committee will meet to determine which members of our management and our consultants will receive equity grants and the allocation of such grants. As such, the shares have not been included in the pro forma financial statements.

H)	Reflects the estimated payment of $1.0 million of fees yet to be incurred prior to the closing of the transaction. The fees are non-recurring items directly attributable to the closing of the transaction and are not expected to have a continuing impact on operations and therefore are not included in the Unaudited Pro Forma Statement of Operations.

I)	No tax provision or deferred taxes are reflected in the pro forma acquisition adjustments due to the net operating losses previously incurred by Service1st Bank and the uncertainty of realization of deferred taxes in future periods.

J)	Reflects the maximum estimated amount for the contingent consideration. The fair value of the contingent consideration has not been determined as of this filing date.

K)	The conversion of the Company’s warrants took place with the transaction closing on October 28, 2010. The Company paid a consent fee of $0.06, and one thirty-second (1/32) of one share of WLBC common stock for each warrant. This resulted in the issuance of 1,502,117 shares of common stock and disbursement of $2,844,065.

To the Board of Directors and Shareholders
Western Liberty Bancorp
New York, New York

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Western Liberty Bancorp (formally known as Global Consumer Acquisition Corp.) as of December 31, 2009, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Liberty Bancorp as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

New York, New York
February 8, 2010

To the Board of Directors and Stockholders of
Western Liberty Bancorp

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Western Liberty Bancorp (formerly known as Global Consumer Acquisition Corp.) as of December 31, 2008 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2008 and the period from June 28, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Liberty Bancorp as of December 31, 2008 and the results of its operations and its cash flows for year ended December 31, 2008 and the period from June 28, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Hays & Company LLP

New York, New York
March 16, 2009

WESTERN LIBERTY BANCORP

BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS
Cash and cash equivalents	$87,969,242	$1,445,882
Investments held in trust	—	316,692,141
Prepaid expenses	551,198	257,180

	$88,520,440	$318,395,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued expenses	$628,493	$682,057
Deferred underwriters’ commission	—	9,584,655

	628,493	10,266,712

Common stock, subject to possible conversion, 0 and 9,584,654 shares stated at conversion value, respectively	—	94,983,921

Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; None issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 10,959,169 and 39,936,064 issued and outstanding, respectively	1,096	3,036
Additional paid-in capital	103,730,471	214,082,720
Accumulated deficit	(15,839,620)	(941,186)

	87,891,947	213,144,570

	$88,520,440	$318,395,203

WESTERN LIBERTY BANCORP

STATEMENTS OF OPERATIONS

			Period from
			June 28, 2007
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007

Revenue	$—	$—	$—

Operating expenses
General and administrative expenses	14,168,517	2,619,043	73,606
Stock based compensation	868,938	4,624,952	284,014

Loss from operations	(15,037,455)	(7,243,995)	(357,620)
Interest income	139,021	5,691,449	968,980

Net (loss) income	$(14,898,434)	$(1,552,546)	$611,360

Earnings per share
Net (loss) income	$(14,898,434)	$(1,552,546)	$611,360
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$(95,847)	$(445,564)	$(321,208)

Net (loss) income attributable to common stockholders	$(14,994,281)	$(1,998,110)	$290,152

Weighted average number of common shares subject to possible conversion outstanding		9,584,654	9,584,654

Earnings per share common shares subject to possible conversion		$0.05	$0.03

Weighted average number of common shares outstanding — basic	33,169,481	39,936,064	14,451,397

Weighted average number of common shares outstanding — diluted	33,169,481	39,936,064	54,900,247

Basic (loss) earnings per common share	$(0.45)	$(0.05)	$0.02

Diluted (loss) earnings per common share	$(0.45)	$(0.05)	$0.01

WESTERN LIBERTY BANCORP

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
PERIOD FROM JUNE 28, 2007 (INCEPTION)
TO DECEMBER 31, 2009

	Common Stock		Additional	Earnings
	Shares	Amount	Paid-in Capital	(Deficit)	Total

Common shares issued at $0.001 per share	8,625,000	$863	$7,762	$—	$8,625
Sale of 31,948,850 units, net of underwriter’s commissions and offering expenses (includes 9,584,654 shares subject to possible conversion)	31,948,850	3,195	295,649,528	—	295,652,723
Proceeds subject to possible conversion of 9,584,654 shares	—	(958)	(94,216,190)	—	(94,217,148)
Proceeds from issuance of private placement warrants	—	—	8,500,000	—	8,500,000
Redemption of common shares at $0.001 per share	(637,786)	(64)	(574)	—	(638)
Stock based compensation	—	—	284,014	—	284,014
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(321,208)	—	(321,208)
Net income	—	—	—	611,360	611,360

Balance at December 31, 2007	39,936,064	3,036	209,903,332	611,360	210,517,728
Stock based compensation	—	—	4,624,952	—	4,624,952
Deferred interest on investments held in trust relating to common shares subject to possible conversion	—	—	(445,564)	—	(445,564)
Net loss	—	—	—	(1,552,546)	(1,552,546)

Balance at December 31, 2008	39,936,064	3,036	214,082,720	(941,186)	213,144,570
Exchange of common shares at $0.0001 per share	(7,618,908)	(762)	(6,095)	—	(6,857)
Redemption of common shares at $9.915 per share, net of $94,983,921 previously reserved for	(21,357,987)	(1,178)	(116,779,342)	—	(116,780,520)
Settlement of deferred underwriters commission in connection with the offering	—	—	5,564,250	—	5,564,250
Stock based compensation	—	—	868,938	—	868,938
Net loss	—	—	—	(14,898,434)	(14,898,434)

Balance at December 31, 2009	10,959,169	$1,096	$103,730,471	$(15,839,620)	$87,891,947

WESTERN LIBERTY BANCORP

STATEMENTS OF CASH FLOWS

			Period from
			June 28, 2007
	Year Ended	Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007

Cash flow from operating activities
Net (loss) income	$(14,898,434)	$(1,552,546)	$611,360
Adjustments to reconcile net (loss) income to net cash used in operating activities
Stock based compensation	868,938	4,624,952	284,014
Interest earned on cash held in trust	(86,382)	(5,664,250)	(968,931)
Changes in operating assets and liabilities
Prepaid expenses	(294,018)	—	(257,180)
Accrued expenses	(53,564)	355,338	326,719
Accrued offering costs	—	(498,775)	498,775

Net cash (used in) provided by operating activities	(14,463,460)	(2,735,281)	494,757

Cash flow from investing activities
Cash withdrawn from trust account for working capital	316,778,521	4,100,000	—
Cash placed in trust account	—	—	(314,158,960)

Net cash provided by (used in) investing activities	316,778,521	4,100,000	(314,158,960)

Cash flow from financing activities
Proceeds from sales of shares of common stock to initial stockholders, net	—	—	7,987
Proceeds from sale of warrants in private placement	—	—	8,500,000
Proceeds from initial public offering	—	—	319,488,500
Payment of redemption of common shares	(211,764,441)	—	—
Payment of underwriter’s discount and offering costs	(4,027,260)	—	(14,251,121)

Net cash (used in) provided by financing activities	(215,791,701)	—	313,745,366

Net increase in cash and equivalents	86,523,360	1,364,719	81,163
Cash and cash equivalents, beginning of period	1,445,882	81,163	—

Cash and cash equivalents, end of period	$87,969,242	$1,445,882	$81,163

Supplemental disclosure of non-cash financing activities
Deferred interest on investments held in trust relating to common shares subject to possible conversion	$95,847	$445,564	$321,208

Deferred underwriter commissions included in proceeds from initial public offering	$—	$—	$9,584,655

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS
PERIOD FROM JUNE 28, 2007 (INCEPTION)
TO DECEMBER 31, 2009

1.	ORGANIZATION AND BUSINESS OPERATIONS

On October 7, 2009, Global Consumer Acquisition Corp.’s stockholders approved the proposal to change its name to Western Liberty Bancorp (“WLBC”, us or we). All references to Global Consumer Acquisition Corp. have been changed to Western Liberty Bancorp.

General

We were formerly known as “Global Consumer Acquisition Corp.” and were a special purpose acquisition company, formed under the laws of Delaware on June 28, 2007, to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 7, 2009, our stockholders approved our initial acquisition of 1st Commerce Bank, a Nevada-chartered non-member bank (“1st Commerce Bank”) (such acquisition was subsequently terminated by mutual agreement of the parties), along with certain amendments to our Amended and Restated Certificate of Incorporation removing certain provisions specific to special purpose acquisition companies, changing our name to “Western Liberty Bancorp” and authorizing the distribution and termination of our trust account. Effective October 7, 2009, the Company began its business operations and exited its development stage.

The registration statement for WLBC’s initial public offering (the “Offering”) was declared effective on November 20, 2007. WLBC consummated the Offering on November 21, 2007 and received net proceeds of $305,658,960 therefrom and $8,500,000 from the private placement sale of Founders Warrants (Note 3). Substantially all of the net proceeds of the Offering were intended to be generally applied toward consummating a business combination. WLBC’s management had complete discretion in identifying and selecting the target business. There was no assurance that WLBC would be able to successfully effect a business combination. Management agreed that 98.3% or $314,158,960 ($316,776,730 at September 30, 2009 including accrued interest) of the gross proceeds from the Offering would be held in a trust account (“Trust Account”) until the earlier of (i) the completion of a business combination and (ii) liquidation of WLBC. The placing of funds in the Trust Account did not necessarily protect those funds from third party claims against WLBC. Although WLBC sought to have all vendors, prospective target businesses or other entities it engages execute agreements with WLBC waiving any right in or to any monies held in the Trust Account, there was no guarantee that they would execute such agreements. The remaining unrestricted interest earned of $45,792 not held in the Trust Account was used to pay for business, legal and accounting due diligence on prospective acquisitions, and initial and continuing general and administrative expenses. WLBC, after signing a definitive agreement for the acquisition of a target business, was required to submit such transaction for stockholder approval, and could proceed with the initial business combination only if a majority of the shares of common stock voted by the public stockholders (the “Public Stockholders”) voted in favor of the business combination.

All of WLBC’s founding stockholders agreed to vote all their shares of common stock owned by them prior to the Offering in accordance with the majority of shares of common stock held by public stockholders who voted at a meeting with respect to a business combination and any shares of common stock acquired by them in or after the Offering in favor of a business combination. After consummation of a business combination, these voting safeguards would no longer be applicable.

With respect to a business combination that is approved and consummated, WLBC would redeem the common stock of its Public Stockholders who elected to have their shares of common stock converted into cash. The per share conversion price equaled the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed business combination, less any remaining tax liabilities relating to interest income, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Public Stockholders who would have converted their stock into their share of the Trust Account would have retained their warrants.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

1st Commerce Merger Agreement

On July 13, 2009, WLBC entered into a Merger Agreement (the “1st Commerce Merger Agreement”) with WL Interim Bank, a Nevada corporation (“1st Commerce Merger Sub”), 1st Commerce Bank, Capitol Development Bancorp Limited V, a Michigan corporation, and Capitol Bancorp Limited, a Michigan corporation, which provided for the merger of 1st Commerce Merger Sub with and into 1st Commerce Bank, with 1st Commerce Bank being the surviving entity and becoming our wholly-owned subsidiary. However, on November 12, 2009, the parties to the 1st Commerce Merger Agreement entered into a letter agreement (the “Letter Agreement”) confirming the mutual termination of the 1st Commerce Merger Agreement in accordance with the terms specified therein. Pursuant to the Letter Agreement, the parties agreed to make certain reimbursements which amounted to $25,000 for transaction-related expenses. No party shall have any further obligation or liability of any nature whatsoever under the 1st Commerce Merger Agreement, other than with respect to the confidentiality and public announcement provisions therein.

Warrant and Private Shares Restructuring

On July 20, 2009, WLBC entered into a Letter Agreement (the “Warrant Restructuring Letter Agreement”) with warrantholders who have represented to WLBC that they collectively hold at least a majority of its outstanding warrants (the “Consenting Warrantholders”) confirming the basis and terms upon which the parties agreed to amend the Warrant Agreement, dated as of November 27, 2007 (the “Original Warrant Agreement”), between WLBC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), previously filed with the SEC on November 13, 2007. The terms of the Amended and Restated Warrant Agreement include (i) a new strike price of $12.50 per share of our common stock, par value $0.0001, (ii) an expiration occurring on the earlier of (x) seven years from the consummation of the Acquisition or another business combination or (y) the date fixed for redemption of the warrants set forth in the original warrant agreement, (iii) a redemption price of $0.01 per warrant, provided that (x) all of the warrants are redeemed, (y) the last sales price of the common stock has been equal to or greater than $21.00 per share on each of 20 trading days within any 30-day trading period ending on the third business day prior to the date on which notice of redemption is given and (z) there is an effective registration statement in place with respect to the common stock underlying the warrants, (iv) mandatory downward adjustment of the strike price for each warrant to reflect any cash dividends paid with respect to the outstanding common stock, until such date as our publicly traded common stock trades at $18.00 or more per share on each of 20 trading days within any 30-trading-day period; and (v) in the event an effective registration statement is not in place on the date the warrants are set to expire, the warrants will remain outstanding until 90 days after an effective registration statement is filed. If we have not filed an effective registration statement within 90 days after the expiration date, the warrants shall become exercisable for cash consideration.

On July 20, 2009, WLBC also entered into a Private Shares Restructuring Agreement with its former sponsor, Hayground Cove Asset Management LLC (“Hayground Cove”), pursuant to which Hayground Cove, on behalf of itself and the funds and accounts it manages and Private Shares that Hayground Cove or its affiliates control, agreed to cancel at least 90.0% of the outstanding Private Shares in exchange for one warrant per Private Share cancelled, each warrant identical in terms and conditions to WLBC’s restructured outstanding warrants (except as set forth in the Amended and Restated Warrant Agreement defined below). The cancelled Private Shares include all such Private Shares currently held by Hayground Cove and its affiliates.

In connection with the foregoing, on July 20, 2009, WLBC and the Warrant Agent entered into an Amended and Restated Warrant Agreement (the “Amended and Restated Warrant Agreement”) to effect the amendments to the Original Warrant Agreement as agreed between WLBC and the Consenting Warrantholders pursuant to the Warrant Restructuring Letter Agreement. In addition, WLBC has received approval for listing of the amended warrants by the New York Stock Exchange and certifications from the applicable registered holders of such warrants certifying the number of warrants held by the consenting warrantholders. WLBC also

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

filed and distributed a Schedule 14C Information Statement in connection with the warrant restructuring on September 17, 2009. The warrant restructuring and Private Shares restructuring became effective on October 7, 2009 after the receipt of stockholder approval of the acquisition of 1st Commerce Bank and the COI Amendments.

Warrant Letter Agreement with Sponsor

On August 13, 2009, WLBC entered into a Letter Agreement with Hayground Cove, whereby Hayground Cove agreed that it and its affiliates may only transfer any WLBC warrants they hold to an unaffiliated third party transferee if: (i) the transfer is part of a widespread public distribution of such warrants; (ii) the transferee controls more than 50.0% of WLBC’s voting securities without any transfer from Hayground Cove or any of its affiliates or (iii) the warrants transferred to a transferee (or group of associated transferees) would not constitute more than 2.0% of any class of WLBC’s voting securities.

Stockholder Approval to Become Western Liberty Bancorp

On October 7, 2009, WLBC’s stockholders approved certain proposals to amend its Amended and Restated Certificate of Incorporation (the “COI Amendments”) and its existing Investment Management Trust Agreement and the acquisition of 1st Commerce Bank at a special meeting of its stockholders held on October 7, 2009 (the “Special Meeting”).

Amendment to Trust Agreement

At the Special Meeting, WLBC’s stockholders authorized WLBC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) to distribute and terminate WLBC’s trust account pursuant to an Amendment No. 1 to the Investment Management Trust Agreement, dated October 7, 2009 (the “Trust Agreement Amendment”). The Trust Agreement Amendment amends the Trust Agreement, which provided that the Trustee could only liquidate the trust account upon the consummation of WLBC’s initial business combination or on November 27, 2009.

COI Amendments

The COI Amendments were also approved at the Special Meeting. The COI Amendments amended WLBC’s Amended and Restated Certificate of Incorporation as follows:

•	amended the definition of “Business Combination” to remove the requirement that WLBC’s initial acquisition of one or more assets or operating businesses needed to have a fair market value of at least 80.0% of WLBC’s net assets held in trust (net of taxes and amounts disbursed for working capital purposes and excluding the amount held in the trust account representing a portion of the underwriters’ discount) at the time of acquisition;

•	removed the prohibition on the consummation of a business combination if holders of an aggregate of 30.0% or more in interest of the shares of WLBC’s common stock issued in its initial public offering (“Public Shares”) exercised their conversion rights; and

•	removed the requirement that only holders of Public Shares who voted against WLBC’s initial business combination could covert their Public Shares into cash.

•	changed WLBC’s name from “Global Consumer Acquisition Corp.” to “Western Liberty Bancorp”;

•	changed WLBC’s corporate existence to perpetual, so WLBC will not be required to liquidate on November 27, 2009;

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

•	deleted the provision in the Certificate of Incorporation that provided that in the event a business combination was not consummated prior to November 27, 2009, WLBC’s corporate purpose would automatically have been limited to effecting and implementing WLBC’s dissolution and liquidation and that WLBC’s powers would be limited to those set forth in Section 278 of the Delaware General Corporation Law and as otherwise may be necessary to implement the limited purpose; and

•	deleted the following restrictions only applicable to special purpose acquisition companies:

•	the requirement that a business combination be submitted to WLBC’s stockholders for approval and authorized by the vote of a majority of the Public Shares cast at a meeting of stockholders to approve such business combination;

•	the procedures for exercising conversion rights;

•	the provision for when funds may be disbursed from WLBC’s trust account established in connection with its initial public offering;

•	the provision that no other business combination could be consummated until WLBC initial business combination is consummated; and

•	the provision that holders of Public Shares would be entitled to receive distributions from WLBC’s trust account only in the event of WLBC’s liquidation or by demanding conversion.

Amendment to Amended and Restated Warrant Agreement

On October 7, 2009, WLBC and the Warrant Agent entered into an Amendment No. 1 (the “Warrant Agreement Amendment”) to the Amended and Restated Warrant Agreement. The Warrant Agreement Amendment (i) amends the definition of “Business Combination” as set forth in the Warrant Agreement to allow for the exercise of WLBC’s warrants immediately upon consummation of an initial business combination, subject to certain requirements as set forth in the Amended and Restated Warrant Agreement, and (ii) makes certain technical amendments to the Insider Letters in conformance with the COI Amendments and the Trust Agreement Amendment.

Service1st Merger Agreement

On November 6, 2009, WLBC, entered into a Merger Agreement (the “Merger Agreement”) with WL-S1 Interim Bank, a Nevada corporation (“Merger Sub”), Service1st Bank of Nevada, a Nevada-chartered non-member bank (“Service1st”) and Curtis W. Anderson, as representative of the former stockholders of Service1st, which provides for the merger (the “Merger”) of Merger Sub with and into Service1st, with Service1st being the surviving entity and becoming our wholly-owned subsidiary.

In connection with the Merger, WLBC intends to continue the process to become a bank holding company, which will enable us to participate in financial lines of business. WLBC banking operations will be conducted through Service1st, which will be the surviving entity pursuant to the Merger Agreement and will retain the Service1st name. Founded in 2007, Service1st holds a Nevada bank charter and will continue to operate following the consummation of the Merger. As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of our common stock.

The Merger is expected to be consummated upon the fulfilment of certain conditions, including (a) obtaining all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement, (b) the preparation and filing of a registration statement (which shall contain a proxy statement/prospectus) to register, under the Securities Act of 1933, as amended, the common shares of WLBC that will constitute the Merger consideration, (c) the

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

receipt of the affirmative vote of Service1st’s stockholders the receipt of the affirmative vote of WLBC’s stockholders to adopt the Merger Agreement and (d) other customary closing conditions. There is no guarantee when all of the conditions precedent to the consummation of the Merger will be satisfied.

As a result of the Merger, all of the outstanding shares of Service1st common stock will be cancelled and automatically converted into the right of the holders of Service1st common stock to receive shares of WLBC common stock. The base merger consideration shall be the greater of (a) $35 million and (b) the agreed upon tangible book value of Service1st on the last day of the calendar month immediately preceding the month in which the all regulatory approvals for the consummation of the Merger have been received (the “Valuation Date”), less the sum of (x) a portion of Service1st’s transaction expenses (y) $1 million and (z) the amount, if any, by which $29,166,667 exceeds the agreed upon tangible book value of Service1st as of the Valuation Date (the “Base Merger Consideration”). Furthermore, on or prior to the second anniversary of the consummation of the Merger (the “Closing Date”), if the closing price of the common stock of WLBC exceeds $12.75 per share for 30 consecutive trading days, then an additional “earn out” provision of 20.0% of the agreed upon tangible book value of Service1st at the close of business on the Valuation Date would be added to the purchase price; provided, however, that if the agreed upon tangible book value of Service1st as of the Valuation Date is less than $35 million, then the “earn out” provision shall be equal to 120% of the agreed upon tangible book value of WLBC as of the Valuation Date minus $35 million (if the result is positive) (the “Contingent Merger Consideration”). The number of shares to be issued to the stockholders of Service1st as of the Closing Date will be determined by dividing (a) the Base Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average closing price of WLBC’s common stock for the five trading days immediately prior to and after the date on which all regulatory approvals for the Merger have been received (subject to certain adjustments as set forth in the Merger Agreement) (the “Exchange Ratio”). The number of additional shares to be issued to the former stockholders of Service1st as of the date any earn out consideration is due will be determined by dividing (a) the Contingent Merger Consideration by (b) the product of (x) the number of outstanding shares of Service1st common stock as of the Closing Date and (y) the average of the closing price of WLBC’s common stock for the first 30 consecutive trading days on which the closing price of WLBC’s common stock shall have been more than $12.75.

Additionally, all outstanding Service1st options and warrants shall be converted into options and warrants of similar tenor to purchase additional shares of WLBC common stock in amounts equal to the product of (a) the number of shares of Service1st common stock that would be issuable upon exercise of such option or warrant immediately prior to the Closing Date and (b) the Exchange Ratio. The per share exercise price for the warrants and options will be equal to the quotient determined by dividing (x) the per share exercise price for such option or warrant immediately prior to the Closing Date by (y) the Exchange Ratio. The shares of those Service1st stockholders who do not exercise their dissenter’s rights under Nevada law will be cancelled and extinguished and exchanged for each stockholder’s pro rata portion of the overall merger consideration. In addition, WLBC has agreed to make a capital contribution of $15 million to Service1st on the Closing Date.

Employment Agreement with William E. Martin

On February 8, 2010, WLBC entered into an amended and restated employment agreement with William E. Martin (the “Martin Employment Agreement”), who will become the Chief Executive Officer of WLBC and WLBC’s Nevada banking operations. In addition, WLBC and its board of directors shall take such action as is necessary to appoint or elect Mr. Martin to WLBC’s board of directors upon the consummation of the Merger. Mr. Martin is currently the Vice Chairman and Chief Executive Officer of Service1st.

Pursuant to the terms of the Martin Employment Agreement, Mr. Martin’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Martin will be entitled to a base salary of not less than $325,000. In

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

addition, Mr. Martin will receive a one-time grant of restricted stock equal to $1 million divided by the closing price of WLBC’s common stock on the Closing Date. All restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, subject to Mr. Martin’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Mr. Martin is also eligible to receive additional equity and other long-term incentive awards under any equity-based incentive compensation plans adopted by WLBC for which WLBC’s senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of WLBC’s board of directors. Mr. Martin shall be entitled to employee benefits in accordance with WLBC’s employee benefits programs. In addition, Mr. Martin shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at WLBC’s Nevada banking operations and Mr. Martin remains the Chief Executive Officer of such through the closing of the change in control. The Martin Employment Agreement contains customary representations, covenants and termination provisions.

Employment Agreement with Richard Deglman

In connection with the Merger, on November 6, 2009, WLBC entered into an employment agreement with Richard Deglman (the “Deglman Employment Agreement” and, together with the Martin Employment Agreement and the Gaynor Employment Agreement (the “Employment Agreements”), who will become the Chief Credit Officer of WLBC’s Nevada banking operations upon consummation of the Merger. Mr. Deglman is currently the Chief Credit Officer of Service1st.

Pursuant to the terms of the Deglman Employment Agreement, Mr. Deglman’s employment shall commence as of the Closing Date, and continue for an initial term of three years with one or more additional automatic one year renewal periods thereafter. Mr. Deglman will be entitled to a base salary of not less than $250,000. Mr. Deglman is eligible to receive additional equity and other long-term incentive awards under any equity-based incentive compensation plans adopted by WLBC for which WLBC’s senior executives are generally eligible, and an annual discretionary incentive payment upon the attainment of one or more pre-established performance goals established by the Compensation Committee of WLBC’s board of directors. Mr. Deglman shall be entitled to employee benefits in accordance with WLBC’s employee benefits programs. In addition, Mr. Deglman shall be entitled to receive a one-time payment equal to his prior year’s salary in the event there is a change in control at WLBC’s Nevada banking operations and Mr. Deglman remains the Chief Credit Officer of such through the closing of the change in control. The Deglman Employment Agreement contains customary representations, covenants and termination provisions.

Employment Agreement with George Rosenbaum

On December 18, 2009, Western Liberty Bancorp (“WLB”) entered into a second amended and restated employment agreement with George A. Rosenbaum, Jr. (the “Second A&R Employment Agreement”), pursuant to which Mr. Rosenbaum became WLBC’s Chief Financial Officer. The Second A&R Employment Agreement also provides that Mr. Rosenbaum will become the Executive Vice President and Chief Financial Officer of WLBC’s Nevada commercial banking operations upon the consummation of the Merger.

Pursuant to the terms of the Second A&R Employment Agreement, Mr. Rosenbaum’s employment shall commence as of January 1, 2010 (the “Effective Date”) and continue for an initial term of three years with one or more additional automatic one year renewal periods. Mr. Rosenbaum will be entitled to a base salary of not less than $200,000. In addition, Mr. Rosenbaum will receive a one time grant of restricted stock equal to $250,000 divided by the closing price of WLB’s common stock on the Effective Date. The restricted stock will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the Effective Date, subject to Mr. Rosenbaum’s continuous employment through each vesting date. Such restricted stock shall be subject to restrictions on transfer for a period of one year following each vesting date. Within 10 days following the Effective Date, Mr. Rosenbaum

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

was entitled to receive a transaction bonus equal to a pro rata amount of his base salary for the period from the signing of his original employment agreement on July 28, 2009. As of January 1, 2010, Mr. Rosenbaum has received $67,000 as a portion of his transaction bonus. Mr. Rosenbaum is also eligible to receive an annual discretionary incentive payment, upon the attainment of one or more pre-established performance goals established by the board of directors of WLBC or its Compensation Committee. Mr. Rosenbaum shall be entitled to employee benefits in accordance with any employee benefits programs and policies adopted by WLBC. In addition, the Second A&R Employment Agreement contains customary representations, covenants and termination provisions.

Voting Agreement

On January 28 2010, certain stockholders of Service1st (the “Stockholders”) entered into an Amended and Restated Voting Agreement with WLBC (the “Voting Agreement”), whereby the Stockholders agreed to vote all of the shares of Service1st common stock currently beneficially owned by them or acquired by them after such date in favor of approval of the approval of the Merger. The Voting Agreement contains restrictions limiting the ability of the Stockholders to sell or otherwise transfer the shares of Service1st beneficially owned by them. The Voting Agreement terminates upon the earliest to occur of (i) the date of the effectiveness of the Merger and (ii) the date of the termination of the Merger Agreement in accordance with its terms.

2.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

WLBC considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

At December 31, 2009, financial instruments that potentially expose WLBC to credit risk consist of cash and cash equivalents. WLBC maintains its cash balances in various financial institutions. The Federal Deposit Insurance Corporation insures balances in bank accounts up to $250,000 and the Securities Investor Protection Corporation insures balances up to $500,000 in brokerage accounts. WLBC has not experienced losses on these accounts and management believes WLBC is not exposed to significant risks on such accounts.

Stock based compensation

WLBC records compensation expense associated with stock based compensation measured at the grant date based on the fair value of the award and is recognized as expense over the service period. The terms and vesting schedules for stock-based awards vary by type of grant. Generally, the awards vest based on time-based or performance-based conditions.

Income Taxes

We comply with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely thank not” test, no tax benefit is recorded.

Earnings per Share

Basic earnings per common share (“Basic EPS”) is computed by dividing the net income available to common stockholders by the weighted-average number of shares outstanding. Diluted earnings per common share (“Diluted EPS”) are computed by dividing the net income available to common stockholders by the weighted average number of common shares and dilutive common share equivalents then outstanding.

The 7,987,214 shares of common stock issued to WLBC’s initial stockholders were issued for $0.001 per share, which is considerably less than the Offering per share price. Such shares have been assumed to be retroactively outstanding since July 27, 2007, inception. As of July 20, 2009, 7,618,908 of those shares were restructured into warrants and 368,305 of those shares remain outstanding.

For the years ended December 31, 2009 and 2008, potentially dilutive securities are excluded from the computation of fully diluted earnings per share as their effects are anti-dilutive.

The following table sets forth the computation of basic and diluted per share information:

			Period from
			June 28, 2007
	Year Ended	Year Ended	(Inception) to
	December 31, 2009	December 31, 2008	December 31, 2007

Numerator:
Net (loss) income available to common stockholders	$(14,994,281)	$(1,998,110)	$290,152

Denominator:
Weighted-average common shares outstanding	33,169,481	39,936,064	14,451,397
Dilutive effect of warrants and Restricted Stock Units	33,169,481	39,936,064	40,448,850

Weighted-average common shares outstanding, assuming dilution	33,169,481	39,936,064	54,900,247

Net (loss) income per share
Basic	$(0.45)	$(0.05)	$0.02

Diluted			$0.01

For the years ending December 31, 2009 and 2008, 48,067,758 and 31,948,850 warrants have been excluded from the computation of dilutive earnings per share as their exercise prices were greater than the average market price per common share and their effect is antidilutive.

Fair Value of Financial Instruments

The Company measures fair value in accordance with generally accepted accounting principles. Fair value measurements are applied under other accounting pronouncements that require or permit fair value measurements. The provisions are to be applied prospectively as of the beginning of the fiscal year in which it is initially adopted, with any transition adjustment recognized as a cumulative-effect adjustment to the opening

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

balance of retained earnings. The adoption of this standard had no significant impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC as of June 30, 2009.

Effective June 30, 2009, the Company adopted a new accounting standard issued by the FASB related to the disclosure requirements of the fair value of financial instruments. This standard expands the disclosure requirements of fair value (including the methods and significant assumptions used to estimate fair value) of certain financial instruments to interim period financial statements that were previously only required to be disclosed in financial statements for annual periods. In accordance with this standard, the disclosure requirements have been applied on a prospective basis and did not have a material impact on the Company’s financial statements.

Effective June 30, 2009, the Company adopted a newly issued accounting standard related to accounting for and disclosure of subsequent events in its financial statements. This standard provides the authoritative guidance for subsequent events that was previously addressed only in United States auditing standards. This standard establishes general accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued and requires the Company to disclose the date through which it has evaluated subsequent events and whether that was the date the financial statements were issued or available to be issued. This standard does not apply to subsequent events or transactions that are within the scope of other applicable GAAP that provide different guidance on the accounting treatment for subsequent events or transactions. The adoption of this standard did not have a material impact on the Company’s financial statements.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. This standard is effective for the Company on October 1, 2009. The Company does not expect the impact of its adoption to be material to its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on WLBC’s financial statements.

3.	INITIAL PUBLIC OFFERING

On November 27, 2007, WLBC sold 31,948,850 Units, including 1,948,850 Units from the partial exercise of the underwriters’ over-allotment option, at an Offering price of $10.00 per Unit. Each Unit consists of one share of WLBC’s common stock, $.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”). Each Warrant entitles the holder to purchase from WLBC one share of common stock at an exercise price of $7.50 per share commencing the later of the completion of a Business Combination or November 27, 2009 and expiring November 27, 2012. WLBC may redeem the Warrants at a price of $0.01 per Warrant upon 30 days notice after the Warrants become exercisable, but only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

ending three business days prior to the date on which the notice of redemption is given. The terms of the warrants were amended on July 20, 2009, as described in Note 1.

WLBC agreed to pay the underwriters in the Offering an underwriting commission of 7% of the gross proceeds of the Offering. However, the underwriters agreed that approximately 3% of the underwriting discount will not be payable unless and until WLBC completes a Business Combination and have waived their right to receive such payments upon WLBC’s liquidation if it is unable to complete a Business Combination. As of December 31, 2009 WLBC paid $4,027,260 of the deferred underwriters discount and has entered into mutual releases with all of the underwriters. Pursuant to the agreements, all obligations of WLBC to pay any fees and/or expenses to the underwriters were deemed fully satisfied.

On November 27, 2007, certain of the initial stockholders purchased an aggregate of 8,500,000 warrants (the “Private Warrants”) from WLBC in a private placement pursuant to the exemption from registration contained in Section 4(2) of the Securities of Act of 1933, as amended. The warrants were sold for a total purchase price of $8,500,000, or $1.00 per warrant. The private placement took place simultaneously with the consummation of the Offering. Each warrant is exercisable to one share of common stock. The exercise price on the warrants is $7.50. The Private Warrants are also subject to a lock-up agreement with WLBC’s underwriters and will not be transferable before the consummation of a Business Combination. The holders of the Private Warrants are also entitled, at any time and from time to time, to exercise the Private Warrants on a cashless basis at the discretion of the holder. The proceeds from the sale of the Private Warrants have been deposited into the trust account, subject to a trust agreement. The terms of the warrants were amended on July 20, 2009, as described in Note 1.

Based upon observable market prices, WLBC determined that the grant date fair value of the Private Warrants was $1.10 per warrant, $9,350,000 in the aggregate. The valuation was based on all comparable initial public offerings by blank check companies in 2007. WLBC recorded compensation expense of $850,000 over a 24 month service period in connection with the Private Warrants, which is the amount equal to the grant date fair value of the warrants minus the purchase price. WLBC estimated the service period as the estimated time to complete a Business Combination.

The holders of a majority of all of the Private Shares (Note 6) and shares of common stock issuable upon exercise of the Private Warrants will be entitled to make up to two demands that WLBC register these securities pursuant to an agreement signed in connection with the insider private placement. Such holders may elect to exercise these registration rights at any time after the date of the Offering. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements WLBC might file subsequent to the date of the Offering. WLBC will bear the expenses incurred in connection with the filing of any such registration statements.

4.	RELATED PARTY TRANSACTIONS

Certain of WLBC’s officers, directors and its Initial Stockholders are also officers, directors, employees and affiliated entities of Hayground Cove Asset Management LLC, WLBC’s sponsor.

Services Agreement

WLBC agreed to pay Hayground Cove Asset Management LLC, $10,000 per month, plus out-of-pocket expenses not to exceed $10,000 per month, for office space and services related to the administration of WLBC’s day-to-day activities. This agreement was effective upon the consummation of the Offering and terminated on August 31, 2009. WLBC incurred $13,000 in connection with this agreement for the period from June 28, 2007 (inception) to December 31, 2007, $120,000 for the year ended December 31, 2008 and $80,000 for the year ended December 31, 2009.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

Payment for Due Diligence Services

In October 2009, WLBC made a one-time payment of $2,600,000 to Hayground Cove Asset Management LLC for due diligence and other services related to various acquisition opportunities and other activities since WLBC’s inception. Proceeds from the payment were disbursed by Hayground Cove Asset Management LLC to certain of its employees, affiliates and consultants (some of whom also serve as WLBC’s officers and/or directors) that provided support to WLBC in connection with its efforts in finding and pursuing potential transactions.

5.	INCOME TAXES

At December 31, 2009, WLBC had no federal income tax expense or benefit but did have a federal tax net operating loss carry-forward of approximately $13,335,848. The federal net operating loss carry-forwards will begin to expire in 2027, unless previously utilized. Pursuant to Internal Revenue Code Sections 382 and 383, use of WLBC’s net operating loss carry-forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three-year period. No assessment has been made as to whether such a change in ownership has occurred.

Significant components of WLBC’s net deferred tax assets at December 31, 2009, 2008 and 2007 are shown below. A valuation allowance of $5,215,000, $2,530,300 and $216,300 has been established to offset the net deferred tax assets at December 31, 2009, 2008 and 2007, respectively, as realization of such assets is uncertain.

	2009	2008	2007

Noncurrent net operating loss carryforwards	$4,550,000	$98,100	$14,700
Start-up costs	175,000	770,200	105,000
Other noncurrent	490,000	1,662,000	96,600

Total deferred tax assets	5,215,000	2,530,300	216,300
Deferred tax asset valuation allowance	(5,215,000)	(2,530,300)	(216,300)

Net deferred taxes	$—	$—	$—

As of December 31, 2009, 2008 and 2007 no provision for state and local income has been made since WLBC was formed as a vehicle to effect a Business Combination and as a result does not conduct operations and is not engaged in a trade or business in any state.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for (benefit from) income taxes. The Company recognized no amounts for interest and penalties related to unrecognized tax benefits in 2009 and 2008 and as of December 31, 2009 and 2008, had no amounts accrued for interest and penalties.

The Company is subject to U.S. federal income tax and tax years since June 27, 2007 (inception) remain open and subject to examination by the appropriate governmental agencies in the U.S.

6.	STOCKHOLDERS’ EQUITY

Preferred Stock

WLBC is authorized to issue 1,000,000 shares of blank check preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

Common Stock

WLBC issued 8,625,000 shares of common stock to the Initial Stockholders for cash proceeds of $8,625 (the “Private Shares”). In the event the 4,500,000 over-allotment Units (Note 2) were not issued, the Initial Stockholders would be required to redeem the Private Shares in an amount sufficient to cause the amount of issued and outstanding Private Shares to equal 20% of WLBC’s aggregate amount of issued and outstanding coming stock after giving effect to the issuance of common stock in connection with the Offering. The underwriters exercised 1,948,850 Units of the 4,500,000 over-allotment Units. The underwriters had 30 days from November 27, 2007 to exercise their over-allotment option. Therefore, as of December 27, 2007, 637,787 shares of the Initial Stockholders’ Founder shares were redeemed.

On October 7, 2009, 21,357,987 shares of common stock were redeemed and 7,618,908 shares of common stock were restructured into warrants as a result of the shareholder meeting (Note 1).

At December 31, 2008 and 2007, there were 40,448,339 shares of common stock reserved for issuance upon exercise of WLBC’s outstanding options and warrants. At December 31, 2009, there were 48,267,758 shares of common stock reserved for issuance upon exercise of WLBC’s outstanding options and warrants.

Restricted Stock

Pursuant to Letter Agreements dated December 23, 2008 between WLBC and each of its independent directors, Richard A.C. Coles, Michael B. Frankel and Mark Schulhof, and a letter agreement dated as of April 28, 2009 between WLBC and Daniel B. Silvers, WLBC’s President, WLBC granted each independent director and Mr. Silvers 50,000 restricted stock units with respect to shares of WLBC’s common stock, subject to certain terms and conditions. The restricted stock units shall fully vest on the closing date of a business combination. Settlement of vested restricted stock units will occur on the date that is 180 calendar days after the vesting date. Restricted stock units will be settled by delivery of one share of WLBC’s common stock for each restricted stock unit settled. WLBC will incur compensation expense equal to the grant date fair value of the restricted stock units. Based upon the market price of WLBC common shares at grant date, WLBC determined that the grant date fair value of the restricted stock units was $9.25 per unit, $1,850,000 in the aggregate. WLBC will record compensation expense of $1,850,000 over an estimated vesting period of 266 days. WLBC estimated the vesting period as the estimated number of days from the grant date to the estimated closing date of the business combination. WLBC recorded $587,688 in compensation expense due to the restricted stock units for the year ended December 31, 2009. $1,262,312 remains unamortized.

WLBC will also provide a one-time grant of restricted stock equal to $250,000 divided by the closing price of WLBC’s common stock on the closing date of the Merger to George A. Rosenbaum Jr., WLBC’s Chief Financial Officer. In addition, WLBC shall also issue restricted stock with respect to shares of our common stock to William E. Martin, who will become a member of our board of directors and serve as our Chief Executive Officer and as Chief Executive Officer of Service1st. Mr. Martin will be issued restricted shares of WLBC common stock in an amount equal to $1.0 million divided by the closing price of our common stock on the closing date of the Merger in consideration for their future services, subject to the closing of the Acquisition and the approval of the restricted stock proposal by our stockholders.

7.	FAIR VALUE MEASUREMENTS

The Company defines fair value as the amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties that is, other than a forced or liquidation sale. The fair value estimates presented in the table below are based on information available to the Company as of December 31, 2009 and 2008.

The accounting standard regarding fair value measurements discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

The carrying value and fair value of the Company’s significant financial assets and liabilities and the necessary disclosures for the periods are presented as follows:

	Financial Assets at Fair Value as of December 31, 2009
				Significant
	Fair Value	Quoted Prices in	Significant Other	Unobservable
	December 31,	Active Markets	Observable Inputs	Inputs
Description	2009	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in trust	$—	$—	$—	$—
Cash and cash equivalents	87,969,242	87,969,242	—	—

Total	$87,969,242	$87,969,242	$—	$—

	Financial Assets at Fair Value as of December 31, 2008
				Significant
	Fair Value	Quoted Prices in	Significant Other	Unobservable
	December 31,	Active Markets	Observable Inputs	Inputs
Description	2008	(Level 1)	(Level 2)	(Level 3)

Assets:
Investments held in trust	$316,692,141	$—	$316,692,141	$—

Total	$316,692,141	$—	$316,692,141	$—

Investments in Registered Money Market Funds

As of December 31, 2009, approximately $87,000,064 of the Company’s cash and cash equivalents were invested in the Federated U.S. Treasury Cash Reserve Fund (UTIXX) and the Goldman Sachs Financial Square Funds — Treasury Instruments Fund (FTIXX). Both funds, under normal circumstances, invests their assets exclusively in obligations of the U.S. Treasury, including Treasury bills, bonds and notes and other obligations issued or guaranteed by the U.S. Treasury.

The fair values of the Company’s investments money market funds are determined through market, observable and corroborated sources.

The carrying amounts reflected in the balance sheets for other current assets and accrued expenses approximate fair value due to their short-term maturities.

Investments Previously Held in Trust

Prior to the liquidation of the Trust Account on October 7, 2009, the Company’s investments held in trust were invested in the Federated U.S. Treasury Cash Reserve Fund. For the period January 1, 2009 to January 15, 2009, the Company’s investments held in trust were invested in the JP Morgan U.S. Treasury Plus Money

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

Market Fund. The Company recognized interest income of $86,382 on these investments for the period from January 1, 2009 to October 7, 2009.

8.	COMMITMENTS AND CONTINGENCIES

There is no material litigation currently pending against WLBC or any members of its management team in their capacity as such.

The Initial Stockholders have waived their right to receive distributions with respect to their Private Shares upon WLBC’s liquidation.

Pursuant to an employment agreement effective August 1, 2007 between WLBC and its former CEO, WLBC’s former CEO obtained an option to purchase 475,000 shares of Private Shares at a purchase price of $0.001 per share from WLBC’s sponsor and its affiliates, which option will vest on the date (the “Trigger Date”) that is one year after the closing of a qualifying Business Combination, but the vesting will occur only if the appreciation of the per share price of WLBC’s common stock is either (i) greater than 1x the Russell 2000 hurdle rate on the Trigger Date or (ii) exceeds the Russell 2000 hurdle rate for 20 consecutive trading days after the Trigger Date. The Russell hurdle rate means the Russell 2000 Index performance over the period between the completion of the Offering and the Trigger Date. The amount of the option was increased by the amount of shares equal to 10,000 shares for each $10,000,000 of gross proceeds from the exercise of the underwriters over-allotment option. As a result the option was increased to 495,000 shares due to the exercise of 1,948,850 Units of the underwriters over-allotment option.

WLBC determined that the fair value of the options on the date of grant, November 27, 2007 was $4,573,597. The fair value of the option is based on a Black-Scholes model using an expected life of three years, stock price of $9.25 per share, volatility of 33.7% and a risk-free interest rate of 4.98%. However, because shares of WLBC’s common stock did not have a trading history, the volatility assumption is based on information that was available to WLBC. WLBC believes that the volatility estimate is a reasonable benchmark to use in estimating the expected volatility of shares of WLBC’s common stock. In addition, WLBC believes a stock price of $9.25 per share is a fair assumption based on WLBC’s observation of market prices for comparable shares of common stock. This assumption is based on all comparable initial public offerings by blank check companies in 2007. The stock based compensation expense will be recognized over the service period of 24 months. WLBC estimated the service period as the estimated time to complete a business combination. However, pursuant to a Settlement Agreement dated December 23, 2008, the options were deemed to be fully vested as of the effective date of the Settlement Agreement. As a result, the entire remaining compensation expense was recognized by WLBC on December 23, 2008. WLBC recognized $237,973 in stock based compensation expense related to the options for the period from June 28, 2007 (inception) to December 31, 2007, $4,155,368 for the year ended December 31, 2008 and $0 for the year ended December 31, 2009. The Company also, as required under the terms of the Settlement Agreement, paid $247,917 in compensation expenses related to a severance payment to the former CEO during January 2009.

Indemnifications

WLBC has entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided in its amended and restated certificate of incorporation. WLBC believes that these provisions and agreements are necessary to attract qualified directors. WLBC’s bylaws also will permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. WLBC has purchased a policy of directors’ and officers’ liability insurance that insures WLBC’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

WESTERN LIBERTY BANCORP

NOTES TO FINANCIAL STATEMENTS — (Continued)

9.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 8, 2010, the date on which the financial statements were issued.

10.	SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

WLBC’s unaudited condensed quarterly financial information is as follows for the year ended December 31, 2009 and 2008:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009

Year Ended December 31, 2009
Operating Expenses	$(6,489,150)	$(5,063,587)	$(2,562,515)	$(922,203)
Interest income	51,912	5,925	10,562	70,622

Net (loss) income for the period	$(6,437,238)	$(5,057,662)	$(2,551,953)	$(851,581)
Weighted average number of common shares outstanding not subject to possible redemption, basic	33,169,481	39,936,064	39,936,064	39,936,064
Weighted average number of common shares outstanding not subject to possible redemption, diluted	75,444,175	39,936,064	39,936,064	80,384,913
Net (loss) income per common share not subject to possible redemption, basic	$(0.19)	$(0.13)	$(0.06)	$(0.02)
Net (loss) income per common share not subject to possible redemption, diluted		$(0.13)	$(0.06)	$(0.02)

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Year Ended December 31, 2008
Operating Expenses	$(3,998,364)	$(1,176,160)	$(1,150,529)	$(918,942)
Interest income	431,067	1,750,226	1,481,237	2,028,919

Net (loss) income for the period	$(3,567,297)	$574,066	$330,708	$1,109,977
Weighted average number of common shares outstanding not subject to possible redemption, basic	39,936,063	39,936,063	39,936,063	39,936,063
Weighted average number of common shares outstanding not subject to possible redemption, diluted	80,384,913	80,384,913	80,384,913	80,384,913
Net (loss) income per common share not subject to possible redemption, basic	$(0.09)	$0.01	$0.01	$0.03
Net (loss) income per common share not subject to possible redemption, diluted	$(0.09)	$0.01	$0.00	$0.01

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be borne by WLBC in connection with the offerings described in this Registration Statement. None of these expenses shall be borne by any of the selling security holders.

Registration fee		$663.57
Transfer agent and trustee fees and expenses		[*	]
Printing		[*	]
Accounting fees and expenses		[*	]
Legal fees and expenses		[*	]
Miscellaneous		[*	]
Total	$	[*	]

*	Not presently known

Item 14.	Indemnification of Directors and Officers.

The Second Amended and Restated Certificate of Incorporation of WLBC provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by WLBC to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Second Amended and Restated Certificate of Incorporation also provides that expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or directly may be entitled to indemnification shall be paid by the registrant in advance of the final disposition of such action, suit or proceeding upon receipt by the registrant of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant under the Second Amended and Restated Certificate of Incorporation.

Section 145 of the Delaware General Corporation Law concerning indemnification of and advancement of expenses to officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Our bylaws also generally provide that we will indemnify our current and former directors and officers and persons who, while serving as a director or officer of WLBC, act or acted at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employment benefit plan or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred, to the fullest extent permitted by the Delaware General Corporation Law. Likewise, our bylaws provide that we will pay the expenses (including attorneys’ fees) incurred by any such person in defending any proceeding in advance of its final disposition, provided that such payment will be made only upon the receipt of an undertaking by such person to repay all amounts if it is ultimately determined that such person is not entitled to indemnification. Our bylaws further permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

We are also party to agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided in WLBC’s Second Amended and Restated Certificate of Incorporation. We believe that these provisions and agreements were necessary to attract qualified directors and officers.

In addition, WLBC is a corporation organized under the laws of the State of Delaware, and Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Our Second Amended and Restated Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to WLBC’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, WLBC has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, WLBC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by WLBC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of WLBC’s Second Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

WLBC’s bylaws further provide that any indemnification shall be made by WLBC to the fullest extent permitted by law only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Item 15.	Recent Sales of Unregistered Securities

On July 16, 2007, we issued an aggregate amount of 8,575,000 Private Shares, at a purchase price of $0.001 per share, in private placement transactions. On August 1, 2007, we issued 25,000 Private Shares, at a purchase price of $0.001 per share, in a private placement. On September 28, 2007, we issued 25,000 Private Shares, at a purchase price of $0.001 per share, in a private placement. In total, prior to our initial public offering we issued 8,625 Private Shares for an aggregate amount of $8,625 in cash. Of those shares, 637,786 were redeemed because the underwriters did not fully exercise their over-allotment option, resulting in a total of 7,987,214 shares outstanding after the redemption.

On August 1, 2007, our former Chief Executive Officer Scott LaPorta, agreed to purchase 1,000,000 Private Warrants. Mr. LaPorta purchased such Private Warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

On October 19, 2007, Hayground Cove agreed to purchase 7,500,000 of our Private Warrants. Hayground Cove purchased such Private Warrants from us immediately prior to the consummation of our initial public offering on November 27, 2007.

On July 20, 2009, we entered into a Private Shares Restructuring Agreement with Hayground Cove, pursuant to which 7,618,908, or over 95%, of the Private Shares, were cancelled and exchanged for Private Warrants, resulting in 368,306 Private Shares and 16,118,908 Private Warrants.

In connection with the Acquisition, on September 27, 2010, WLBC and Continental Stock Transfer & Trust Company, as warrant agent, entered into the Amended Warrant Agreement, pursuant to which all of our outstanding Warrants, including the Private Warrants, were exercised into one thirty-second (1/32) of one share of Common Stock concurrently with the consummation of the Acquisition. Any Warrants that would have entitled a holder of such Warrants to a fractional share of Common Stock after taking into account the exercise of the remainder of such holder’s Warrants into full shares of Common Stock were cancelled. As a result of the foregoing, WLBC issued 1,502,088 shares of Common Stock and paid each Warrant holder $0.06 per Warrant exercised. The Common Stock issuable upon exercise of the Public Warrants was previously registered under the Exchange Act during WLBC’s initial public offering, and such shares were freely tradable immediately upon issuance

On October 28, 2010, in connection with the consummation of the Acquisition, we issued Restricted Stock to William E. Martin, who became a member of the Board and serves as our Chief Executive Officer and as Chief Executive Officer of Service1st, and George A. Rosenbaum, Jr., our current Chief Financial Officer and the Executive Vice President of Service1 st. Mr. Martin received 155,279 shares of Restricted Stock, which was equal to $1.0 million divided by the $6.44 closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. Mr. Rosenbaum received 38,819 shares of Restricted Stock, which was equal to $250,000 divided by the closing price of the Common Stock on the closing date of the Acquisition, in consideration for his future services in accordance with the terms of his employment agreement with WLBC. The shares of Restricted Stock granted to each of Messrs. Martin and Rosenbaum will vest 20% on each of the first, second, third, fourth and fifth anniversaries of the consummation of the Acquisition, which occurred on October 28, 2010, subject to Messrs. Martin’s and Rosenbaum’s respective and continuous employment through each vesting date. Such Restricted Stock shall be subject to restrictions on transfer for a period of one year following each vesting date. See the section entitled See the section entitled “Executive Officer and Director Compensation — Employment Agreements.”

On October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC and each of Jason N. Ader, our former Chairman and Chief Executive Officer and a current member of the Board, Daniel B. Silvers, our former President, Andrew P. Nelson, our former Chief Financial Officer and a former member of the Board, Michael Tew, an outside consultant, and Laura Conover-Ferchak, an outside consultant, entered into the Letter Agreements, pursuant to which each of the foregoing individuals received a grant of Restricted Stock Units. Mr. Ader, a current director and the former Chairman and Chief Executive Officer of WLBC, received 50,000 Restricted Stock Units; Mr. Silvers, WLBC’s former President, received 100,000 Restricted Stock Units; Mr. Nelson, a former director of WLBC, received 25,000 Restricted Stock Units; Mr. Tew, an outside consultant to WLBC, received 20,000 Restricted Stock Units; and Mrs. Conover-Ferchak, an outside consultant to WLBC, received 5,000 Restricted Stock Units. Each Restricted Stock Unit is immediately and fully vested and shall be settled for one share of Common Stock, of WLBC on the earlier to occur of (i) a change of control and (ii) the Settlement Date. Any cash dividends paid with respect to the shares of Common Stock covered by the Restricted Stock Units prior to the Settlement Date shall be credited to a dividend book entry account as if the shares of Common Stock had been issued, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest and shall be paid in cash on the Settlement Date. Any stock dividends paid with respect to the shares of Common Stock covered by the Restricted Stock Units prior to the Settlement Date shall be credited to a dividend book entry account as if shares of Common Stock had been issued, provided that such dividends shall be paid on the Settlement Date.

Furthermore, on October 28, 2010, in consideration of their substantial service to and support of WLBC during the period in which we sought the requisite regulatory approval to become a bank holding company in connection with the Acquisition, WLBC made a one-time grant of 50,000 shares of Common Stock to each of Michael Frankel, the current Chairman of the Board, Richard A.C. Coles, a current member of the Board and Mark Schulhof, a former member of the Board.

The sales of the above securities were deemed to be exempt from the registration under the Securities Act of 1933 in reliance on Section 3(a)(9) or Section 4(2) of the Securities Act, as applicable. In addition, the future issuance of Common Stock underlying the Restricted Stock Units and the Service1st Warrants will be similarly exempt. In any such transaction pursuant to Section 4(2) of the Securities Act, such entity represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules

Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2009, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 9, 2009)
2.2	First Amendment to the Agreement and Plan of Merger, dated as of June 21, 2010, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on June 24, 2010)
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on October 9, 2009)
3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to the Form S-3, filed by WLBC with the Securities and Exchange Commission on November 16, 2009)
4.2	Founders Shares Restructuring Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 4.2 the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on July 22, 2009)
4.4	Letter Agreement, dated as of September 23, 2010, between Western Liberty Bancorp and the signatories thereto (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on September 23, 2010)
4.5	Second Amended and Restated Warrant Agreement, dated as of September 27, 2010, between Western Liberty Bancorp and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on September 28, 2010)
5.1	Opinion of Proskauer Rose LLP as to the validity of the shares being registered*
10.1	Form of Indemnification Agreement between WLBC and each of the directors and officers of WLBC (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by WLBC with the Securities and Exchange Commission on September 6, 2007)
10.2	Settlement Agreement and General Release, dated December 23, 2008, between WLBC and Scott LaPorta (incorporated by reference to Exhibit 10.13 to Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on December 29, 2008)
10.3	Director Resignation Agreement, dated December 23, 2008, between WLBC, Robert M. Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly (incorporated by reference to Exhibit 10.14 to Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on December 29, 2008)
10.4	Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, by and between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on August 14, 2009)
10.5	Employment Agreement, dated as of November 6, 2009, by and between Western Liberty Bancorp and Richard Deglman (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 9, 2009)

Description

10.6	Second Amended and Restated Employment Agreement, dated as of December 18, 2009, by and between Western Liberty Bancorp and George A. Rosenbaum, Jr. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on December 24, 2009)
10.7	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Jason N. Ader (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.8	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Daniel B. Silvers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.9	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Andrew P. Nelson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.10	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Michael Tew (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.11	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Laura Conover-Ferchak (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.12	Expense Sharing Agreement, dated as of October 29, 2010, between Western Liberty Bancorp and Service1st Bank of Nevada (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.13	Tax Allocation Agreement, dated as of October 29, 2010, between Western Liberty Bancorp and Service1st Bank of Nevada (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.14	Amended and Restated Voting Agreement, dated as of January 28, 2010, by and among Western Liberty Bancorp and the Stockholders Party Thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on January 29, 2010)
10.15	Amended and Restated Employment Agreement, dated as of February 8, 2010, by and between Western Liberty Bancorp and William E. Martin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on February 8, 2010)
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Hays & Company LLP*
23.3	Consent of Grant Thornton LLP*
23.4	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
99.1	Consent Order of Federal Deposit Insurance Corporation and the Nevada Financial Institutions Division, dated as of September 1, 2010, In the Matter of Service1st Bank of Nevada, FDIC-10-512b*

*	Filed herewith

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(î), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

WESTERN LIBERTY BANCORP

By:	/s/ William E. Martin
Name:     William E. Martin

Title:	Chief Executive Officer and Director
(Principal Executive Officer)

Signature	Title	Date

/s/ Michael B. Frankel Michael B. Frankel	Chairman	March 30, 2011

/s/ Terrence L. Wright Terrence L. Wright	Vice Chairman	March 30, 2011

/s/ Jason N. Ader Jason N. Ader	Director	March 30, 2011

/s/ Richard A.C. Coles Richard A.C. Coles	Director	March 30, 2011

/s/ Robert G. Goldstein Robert G. Goldstein	Director	March 30, 2011

/s/ Curtis W. Anderson, CPA Curtis W. Anderson, CPA	Director	March 30, 2011

/s/ William E. Martin William E. Martin	Director and Chief Executive Officer (Principal Executive Officer)	March 30, 2011

/s/ George A. Rosenbaum, Jr. George A. Rosenbaum, Jr.	Chief Financial Officer (Principal Accounting and Financial Officer)	March 30, 2011

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 6, 2009, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 9, 2009)
2.2	First Amendment to the Agreement and Plan of Merger, dated as of June 21, 2010, by and among Western Liberty Bancorp., WL-S1 Interim Bank, Service1st Bank of Nevada and Curtis W. Anderson, as Former Stockholders’ Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on June 24, 2010)
3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on October 9, 2009)
3.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.7 to the Form S-3, filed by WLBC with the Securities and Exchange Commission on November 16, 2009)
4.2	Founders Shares Restructuring Agreement, dated as of July 20, 2009, between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 4.2 the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on July 22, 2009)
4.4	Letter Agreement, dated as of September 23, 2010, between Western Liberty Bancorp and the signatories thereto (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on September 23, 2010)
4.5	Second Amended and Restated Warrant Agreement, dated as of September 27, 2010, between Western Liberty Bancorp and Continental Stock Transfer &Trust Company (incorporated by reference to Exhibit 4.1 the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on September 28, 2010)
5.1	Opinion of Proskauer Rose LLP as to the validity of the shares being registered*
10.1	Form of Indemnification Agreement between WLBC and each of the directors and officers of WLBC (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Form S-1, File No. 333-144799, filed by WLBC with the Securities and Exchange Commission on September 6, 2007)
10.2	Settlement Agreement and General Release, dated December 23, 2008, between WLBC and Scott LaPorta (incorporated by reference to Exhibit 10.13 to Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on December 29, 2008)
10.3	Director Resignation Agreement, dated December 23, 2008, between WLBC, Robert M. Foresman, Carl H. Hahn, Philip A. Marineau and Steven Westly (incorporated by reference to Exhibit 10.14 to Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on December 29, 2008)
10.4	Second Amended and Restated Sponsor Support Agreement, dated as of August 13, 2009, by and between Global Consumer Acquisition Corp. and Hayground Cove Asset Management LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on August 14, 2009)
10.5	Employment Agreement, dated as of November 6, 2009, by and between Western Liberty Bancorp and Richard Deglman (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 9, 2009)

Exhibit No.	Description

10.6	Second Amended and Restated Employment Agreement, dated as of December 18, 2009, by and between Western Liberty Bancorp and George A. Rosenbaum, Jr. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on December 24, 2009)
10.7	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Jason N. Ader (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.8	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Daniel B. Silvers (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.9	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Andrew P. Nelson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.10	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Michael Tew (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.11	Letter Agreement, dated as of October 28, 2010, between Western Liberty Bancorp and Laura Conover-Ferchak (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.12	Expense Sharing Agreement, dated as of October 29, 2010, between Western Liberty Bancorp and Service1st Bank of Nevada (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.13	Tax Allocation Agreement, dated as of October 29, 2010, between Western Liberty Bancorp and Service1st Bank of Nevada (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on November 3, 2010)
10.14	Amended and Restated Voting Agreement, dated as of January 28, 2010, by and among Western Liberty Bancorp and the Stockholders Party Thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on January 29, 2010)
10.15	Amended and Restated Employment Agreement, dated as of February 8, 2010, by and between Western Liberty Bancorp and William E. Martin (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 001-33803, filed by WLBC with the Securities and Exchange Commission on February 8, 2010)
23.1	Consent of Crowe Horwath LLP*
23.2	Consent of Hays & Company LLP*
23.3	Consent of Grant Thornton LLP*
23.4	Consent of Proskauer Rose LLP (included in Exhibit 5.1)
99.1	Consent Order of Federal Deposit Insurance Corporation and the Nevada Financial Institutions Division, dated as of September 1, 2010, In the Matter of Service1st Bank of Nevada, FDIC-10-512b*

*	Filed herewith